Filed Pursuant to Rule 424(b)(3)
File No. 333-155368
Select Retirement
INDIVIDUAL SUPPLEMENTAL IMMEDIATE FIXED INCOME
ANNUITY CONTRACT
Issued by
NATIONWIDE LIFE INSURANCE COMPANY
The date of this prospectus is May 1, 2014.

This prospectus describes Select Retirement, individual supplemental immediate fixed income annuity contracts (referred to as "Contracts") issued by Nationwide Life Insurance Company ("Nationwide"), which are offered to investors with Morgan Stanley Smith Barney LLC, its affiliates, or any successors (collectively, "MSSB"). The Contract provides for guaranteed income for the life of a designated person based on the Contract Owner's account at MSSB, provided all conditions specified in this prospectus are met, regardless of the actual performance or value of the investments in Your Account.
The Contract has no cash surrender value and does not provide a death benefit.
Prospective purchasers may apply to purchase a Contract through MSSB broker dealers who have entered into a selling agreement with Nationwide Investment Services Corporation ("NISC"), a subsidiary of Nationwide that acts as the general distributor of the Contracts sold through this prospectus.
This prospectus provides important information that a prospective purchaser of a Contract should know before investing. Please read this prospectus carefully and keep it for future reference.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The Contracts described in this prospectus may not be available in all state jurisdictions and, accordingly, representations made in this prospectus do not constitute an offering in such jurisdictions.
The Contract:
•	Is not a bank deposit
•	Is not FDIC insured
•	Is not insured or endorsed by a bank or any government agency
•	Is not available in every state
A purchase of this Contract is subject to certain risks (see Risk Factors). The Contract is novel and innovative. To date, the tax consequences of the Contract have not been addressed in binding published legal authorities; however, we understand that the Internal Revenue Service ("IRS") may be considering tax issues associated with products similar to the Contracts, and there is no certainty as to what the IRS will conclude is the proper tax treatment for the Contracts. Consequently, you should consult a tax advisor before purchasing a Contract.
For information on how to contact Nationwide, see Contacting the Service Center.
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Page
Summary of the Contracts	1
Preliminary note regarding terms used in this prospectus:	1
What is the Contract?	1
How does the Contract generally work?	2
How much will the Contract cost?	3
What are the requirements to purchase the Contract?	4
Is this Contract right for you?	4
Who is Morgan Stanley Smith Barney LLC?	5
What are the Eligible Portfolios and how are they managed?	5
Can a Contract be purchased by an Individual Retirement Account?	14
Can the Contract Owner cancel the Contract?	15
Does the Contract contain any type of spousal benefit?	15
Does the Contract contain any kind of Guaranteed Lifetime Withdrawal Base increases?	15
Risk Factors	15
Your Account may perform well enough that you may not receive any Guaranteed Lifetime Income Payments from Nationwide under the Contract.	15
Your investment choices are limited by the Contract.	15
You must remain invested in Your Account at MSSB to maintain your Contract.	16
You may die before receiving payments from us.	16
Early Withdrawals or Excess Withdrawals will reduce or eliminate the Guarantee provided by your Contract.	16
The Contract Fee will reduce the growth of Your Account.	16
Actions of your creditors may reduce or eliminate the Guarantee provided by your Contract.	16
Your Guarantee may terminate if MSSB no longer manages the Eligible Portfolios.	16
Nationwide determines that an Eligible Portfolio is no longer eligible as an investment option under the Contract.	16
Additional deposits that exceed $2,000,000 in Total Gross Deposits could suspend or terminate your Contract.	17
Nationwide's claims paying ability.	17
Tax Consequences.	17
Your Relationship with MSSB and Nationwide	17
The Contract.	17
Management of Your Account.	18
The Accumulation Phase	18
What is the Guaranteed Lifetime Withdrawal Base and how is it calculated?	18
Can the Guaranteed Lifetime Withdrawal Base change during the Accumulation Phase?	18
What if the Account Value falls to the Minimum Account Value before the Withdrawal Start Date but your Guaranteed Lifetime Withdrawal Base is above zero?	20
The Withdrawal Phase	20
What events trigger the Withdrawal Phase?	20
What is the Withdrawal Start Date and what does it mean?	20
What is the Guaranteed Lifetime Withdrawal Amount and how is it calculated?	21
Can the Guaranteed Lifetime Withdrawal Base change during the Withdrawal Phase?	21
Do Early Withdrawals and Excess Withdrawals affect the Guaranteed Lifetime Withdrawal Amount and the Guaranteed Lifetime Withdrawal Base differently?	23
What if the Account Value and the Guaranteed Lifetime Withdrawal Base decline to zero due to Excess Withdrawals during the Withdrawal Phase?	23
Triggering the Income Phase	23
What events will trigger the Income Phase?	23
How is the Contract transitioned into the Income Phase?	24
The Income Phase	24
How much will each Guaranteed Lifetime Income Payment be?	24
Will the Guaranteed Lifetime Income Payment ever increase or decrease?	24
How often are the Guaranteed Lifetime Income Payments paid?	24
How long will the Guaranteed Lifetime Income Payments be paid?	24
Terms and Conditions of the Contract	24
What does it mean to have a change in "terms and conditions" of the Contract?	24
How will a change to the terms and conditions of the Contract affect an existing Contract?	25
Spousal Continuation Option	25
What is the Spousal Continuation Option?	25

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Available Information
Information about Nationwide and the product may also be reviewed and copied at the SEC's Public Reference Room in Washington, D.C., or may be obtained, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC at 100 F Street NE, Washington, D.C. 20549. Additional information on the operation of the Public Reference Room may be obtained by calling the SEC at (202) 551-8090. The SEC also maintains a website (www.sec.gov) that contains the prospectus and other information.
iii

Summary of the Contracts
Preliminary note regarding terms used in this prospectus:
Certain terms used in this prospectus have specific and important meanings. Some are explained below. Others are explained as they appear in the prospectus. Additionally, in the back of this prospectus, there is a Definitions provision containing definitions of all of the terms used in the prospectus.
•	"We," "us," "our," "Nationwide" or the "Company" means Nationwide Life Insurance Company.
•	"You" or "yours," "Owner" or "Contract Owner" means the owner of the Contract. If more than one Owner is named, each Owner may also be referred to as a "joint owner." Joint owners are permitted only when they are spouses as recognized by applicable Federal law.
•	"Your Account" means the unified managed account you own. As described further below, "Select UMA" is a unified managed account investment advisory program offered by MSSB. MSSB offers Your Account through registered representatives and investment advisor representatives ("Financial Advisors") of MSSB. You must purchase a Contract with the assistance of these Financial Advisors. Financial Advisors assist clients in analyzing whether the investment options are appropriate for the client. If your Financial Advisor recommends a MSSB account to you, upon your request, MSSB will open Your Account. MSSB acts as introducing broker to Citigroup Global Markets Inc. ("CGMI"), which acts as clearing broker for Your Account. The assets in Your Account are custodied at CGMI.
The following is a summary of the Contract. Unless otherwise noted, this prospectus assumes that you are the sole Contract Owner. You should read the entire prospectus in addition to this summary.
What is the Contract?
The Contract is an Individual Supplemental Immediate Fixed Income Annuity Contract that is available for you to purchase if you open and own Your Account. If you own Your Account, then you and your Financial Advisor have determined that one or more MSSB investment options available in the Select UMA investment advisory program is appropriate for you. The Contract is an optional feature available on Your Account for those investors who intend to use the assets in their account to provide income payments for retirement or other long-term purposes.
Specifically, the Contract provides for annuity payments ("Guaranteed Lifetime Income Payments") to be paid to you under circumstances outlined below as long as you meet the conditions of the Contract as described in this prospectus. If, or when, you are eligible and elect to take withdrawals ("Guaranteed Lifetime Withdrawals") from Your Account, and if, or when, the value of the assets in Your Account ("Your Account Value") falls below a certain amount or you live to a certain age, you will receive Guaranteed Lifetime Income Payments from us for the rest of your life (the "Guarantee"). The amount of your Guaranteed Lifetime Withdrawals will be based on a percentage of the value of Your Account when you first purchase the Contract (with adjustments for additions and withdrawals, the "Guaranteed Lifetime Withdrawal Base") and will vary based on Your Account Value and other actions you take with regard to Your Account, as described in this prospectus.
The Contract also offers a Spousal Continuation Option available at the time of application and a potential 5% increase (the 5% roll-up) in the Guaranteed Lifetime Withdrawal Base during the Accumulation Phase:
•	The Spousal Continuation Option allows, upon your death, your surviving spouse to continue the Contract and receive all the rights and benefits associated with the Contract (see Spousal Continuation Option).
•	The Contract's potential 5% roll-up is calculated based on your original Guaranteed Lifetime Withdrawal Base and may increase the Guaranteed Lifetime Withdrawal Base. This feature is only available during the Accumulation Phase (see Can the Guaranteed Lifetime Withdrawal Base change during the Accumulation Phase?).
Guaranteed Lifetime Income Payments under your Contract are triggered if the withdrawals (within the permitted limits of the Contract) and/or poor market performance reduce Your Account Value to $10,000 or less. Note: If a triggering event does not occur, you will not receive any payments under this Contract and your Guarantee will have no value.
The Contract Guarantee is based on the age and life of the Annuitant. For Non-Qualified Contracts, the Annuitant is you, the Contract Owner and the Owner of Your Account. If this Contract is issued to a trustee of a trust or a custodian of an Individual Retirement Account ("IRA"), you must be the Annuitant, and if you elect the Spousal Continuation Option (discussed later in this prospectus), you and your spouse must be Co-Annuitants and your spouse must be listed as the beneficiary of Your Account.

It is important to note that the Contract itself has no cash surrender value because there are no assets attributable directly to it. All obligations under the Contract to make Guaranteed Lifetime Income Payments to you are tied to Your Account. If you surrender your interest in or otherwise terminate Your Account, this Contract also terminates and you will not receive any Guaranteed Lifetime Income Payments under this Contract.
The Contract may terminate and you may not receive any Guaranteed Lifetime Income Payments under this Contract if you terminate your Select UMA Account or if for any reason MSSB no longer manages any Eligible Portfolios or Former Eligible Portfolios (as defined below) in the Select UMA program.
Payments under the Contract are backed only by the claims paying ability of Nationwide and are not guaranteed by MSSB or any of its affiliates.
How does the Contract generally work?
The life of the Contract can generally be described as having three phases: an "Accumulation Phase," a "Withdrawal Phase," and an "Income Phase." Your Contract will begin in the Accumulation Phase, and you must affirmatively elect to enter the Withdrawal Phase. After a triggering event (described below) occurs, you can elect to enter the Income Phase.
Accumulation Phase
During the Accumulation Phase, Your Account is just like any other advisory account at MSSB, except that Your Account must be 100% invested in an "Eligible Portfolio" or "Former Eligible Portfolio." Eligible Portfolios are those Select UMA program investment models that contain certain permissible investments under the Contract. A Former Eligible Portfolio is a previously permissible investment model that is no longer available to new Contract Owners. Please see "What are the Eligible Portfolios and how are they managed?," later in this prospectus for more information on the Select UMA program and the Eligible Portfolios currently available for the Guarantee.
The Contract provides an increase in your Guaranteed Lifetime Withdrawal Base each Contract Anniversary (the anniversary of the date we issue your Contract) equal to the greatest of:
(a)	The current Guaranteed Lifetime Withdrawal Base, adjusted for transactions in the previous Contract Year that affected the Guaranteed Lifetime Withdrawal Base;
(b)	Your Account Value as of that Contract Anniversary; or
(c)	The original Guaranteed Lifetime Withdrawal Base with a 5% roll-up. This is equal to the original Guaranteed Lifetime Withdrawal Base plus 5% of the original Guaranteed Lifetime Withdrawal Base for each Contract Anniversary that has been reached. An adjustment will be made to the calculations for transactions that increase or decrease the Guaranteed Lifetime Withdrawal Base.
The greatest of these three amounts will become your new Guaranteed Lifetime Withdrawal Base at your next Contract Anniversary. The review of these three amounts is referred to as the "Annual Benefit Base Review" (see Can the Guaranteed Lifetime Withdrawal Base change during the Accumulation Phase?).
You may make Additional Deposits (payments applied to Your Account after the Contract is issued), which will increase your Guaranteed Lifetime Withdrawal Base. Any withdrawals taken during the Accumulation Phase will reduce your Guaranteed Lifetime Withdrawal Base.
Withdrawal Phase
Anytime after you (and your spouse, if you elected the Spousal Continuation Option), reach the age of 55, you may elect to begin the Withdrawal Phase. You must submit a Withdrawal Phase election form to us to enter the Withdrawal Phase. The day Nationwide receives your Withdrawal Phase election form indicating that you are eligible and affirmatively elect to begin taking annual withdrawals of the Guaranteed Lifetime Withdrawal Amount is considered the "Withdrawal Start Date." Once the Contract is in the Withdrawal Phase, you can take annual withdrawals up to a certain amount, the "Guaranteed Lifetime Withdrawal Amount," from Your Account without reducing your Guaranteed Lifetime Withdrawal Base and any potential Guaranteed Lifetime Income Payments.
Once you elect to begin taking Guaranteed Lifetime Withdrawals, you may withdraw up to 4%, the "Guaranteed Lifetime Withdrawal Percentage," of your Guaranteed Lifetime Withdrawal Base from Your Account without reducing your Guaranteed Lifetime Withdrawal Base and any potential Guaranteed Lifetime Income Payments. When you (and your spouse, if you elected the Spousal Continuation Option) reach age 65, your Guaranteed Lifetime Withdrawal Percentage increases to 5%. At that time, you may withdraw up to 5% of your Guaranteed Lifetime Withdrawal Base from Your Account without reducing your Guaranteed Lifetime Withdrawal Base and any potential Guaranteed Lifetime Income Payments.
Income Phase
If and when any of the following triggering events occur, the Contract will be eligible to begin the Income Phase:
•	Your Account Value, after the Withdrawal Start Date, falls below the greater of $10,000 or the Guaranteed Lifetime Withdrawal Amount (the "Minimum Account Value"); or
•	Your Account Value is invested in the Minimum Account Value Eligible Portfolio, as discussed in the "Suspension and Termination Provisions" section later in this prospectus, and you reach the age of 55; or
•	You, after the Withdrawal Start Date, affirmatively elect to begin the Income Phase by submitting the appropriate administrative forms.
At that time, you will instruct MSSB to transfer the remaining value in Your Account to us, and we will begin making annual guaranteed fixed annuity payments to you for as long as you (or your spouse, if the Spousal Continuation Option, described herein, is elected) live. After this transition into the Income Phase, Your Account is closed and you no longer own interests in the Eligible Portfolio or Former Eligible Portfolio. Rather, your ownership interest lies in the guaranteed stream of annuity payments - the Guaranteed Lifetime Income Payments - which Nationwide is obligated to provide. Note: It is possible that you may never receive Guaranteed Lifetime Income Payments if none of the triggering events occur. If you (and your spouse, if the Spousal Continuation Option is elected) die before any of the triggering events occur, no benefit is payable under this Contract.
How much will the Contract cost?
Accumulation Phase and Withdrawal Phase
During both the Accumulation Phase and Withdrawal Phase, you will pay a fee for the Contract (the "Contract Fee" or "Fee"), which will be deducted from Your Account Value on a quarterly basis. The Fee is calculated as a percentage (the "Contract Fee Percentage") of your Guaranteed Lifetime Withdrawal Base (not Your Account Value) as of the end of the calendar quarter (see The Contract Fee).
The Fee compensates us for the risk we assume in providing you Guaranteed Lifetime Income Payments. We intend to invest the fees as we invest our General Account assets. We take into account the amount of Guaranteed Lifetime Income Payments and anticipated cash-flow requirements when making investments. Nationwide is not obligated to invest in accordance with any particular investment objective, but will generally adhere to our overall investing philosophy.
The Fee is calculated as follows:
Contract Fee Percentage x (# of days in the quarter/365) x Guaranteed Lifetime Withdrawal Base as of quarter end
We reserve the right to increase the Contract Fee Percentage (up to a maximum of 1.45% of your Guaranteed Lifetime Withdrawal Base or 1.75% of your Guaranteed Lifetime Withdrawal Base with the Spousal Continuation Option elected) and will provide written notice to you. We provide a two-year Contract Fee Percentage guarantee, during which time we will not increase the Contract Fee Percentage (if at all) before your second Contract Anniversary (see Terms and Conditions of the Contract).
Note: The Contract Fee is in addition to any charges that are imposed in connection with Your Account including advisory and other charges imposed by your Financial Advisor, MSSB, or any of the investments that comprise Your Account. Any fees you pay that are deducted from Your Account Value, including the Contract Fee, will negatively affect the growth of Your Account Value.
Maximum Recurring Contract Fees
(assessed on the first day of each calendar quarter against the Guaranteed Lifetime Withdrawal Base as of the last day of the previous calendar quarter)
Contract Fee	1.45% [1]
Spousal Continuation Option Fee	0.30% [2]
Total Contract Fee (including the Spousal Continuation Option)	1.75% [3]
[1]	The current Contract Fee is 1.00%.

[2]	The current Spousal Continuation Option Fee is 0.20%.
[3]	The current Total Contract Fee is 1.20%.
Income Phase
During the Income Phase, no Contract Fee is assessed.
Neither MSSB nor your Financial Advisor receives any compensation from Nationwide directly associated with the sale of the Contracts or for administrative services associated with the Contract. In order to maintain your Contract, you must keep Your Account invested in an Eligible Portfolio or Former Eligible Portfolio. MSSB and their Financial Advisors will receive annual advisory fees and other compensation relevant to services provided in connection with the Select UMA program as outlined in your client agreement (the "Client Agreement") and as disclosed in the MSSB ADV (as defined below) during the Accumulation and Withdrawal Phases of the Contract.
What are the requirements to purchase the Contract?
The Contract is only available for purchase by investors who elect and continue to invest, with the help of their Financial Advisor, in the Eligible Portfolios approved by Nationwide and offered by MSSB in the Select UMA program. Upon such election, MSSB will open Your Account.
You, as the Owner of Your Account at MSSB, may purchase a Contract from MSSB, which is also a broker-dealer, when you open Your Account. To purchase the Contract without the Spousal Continuation Option, the Annuitant must be between 45 and 75 at the time of application. To purchase the Contract with the Spousal Continuation Option, the younger Annuitant must be between 45 and 80 and the older Annuitant must be 84 or younger at the time of application.
To purchase a Contract, the value of Your Account on the date of application must equal $50,000 or more. We reserve the right to refuse to accept Additional Deposits made into Your Account for your Guaranteed Lifetime Withdrawal Base, including your initial deposit ("Total Gross Deposits") that exceed $2,000,000. Withdrawals do not impact the limit of $2,000,000 in Total Gross Deposits.
See Risk Factors and Suspension and Termination Provisions later in this prospectus.
Additionally, on the date of application (and continuously thereafter), Your Account must be allocated to one of the Eligible Portfolios as discussed herein. Once you select an Eligible Portfolio, you may switch to another Eligible Portfolio, but Your Account Value must always remain invested in an Eligible Portfolio in order to maintain the benefits and the Guarantee associated with the Contract. If Nationwide determines that an Eligible Portfolio is no longer eligible as an investment option, you may remain in the Former Eligible Portfolio as indicated in the Terms and Conditions of the Contract section.
Note: IF AT ANY TIME 100% OF YOUR ACCOUNT IS NOT INVESTED IN AN ELIGIBLE PORTFOLIO OR FORMER ELIGIBLE PORTFOLIO, YOUR CONTRACT WILL BE SUSPENDED AND MAY TERMINATE (see Suspension and Termination Provisions). Ensuring that you continue to maintain Your Account and that it remains invested according to the terms of the Contract is your responsibility.
Is this Contract right for you?
This Contract is meant to protect your assets in the event market fluctuations bring Your Account Value below the Minimum Account Value or in the event you outlive your assets. This Contract does not protect the actual investments in Your Account. For example, if you initially invest $600,000 in Your Account and the value of Your Account within that year falls to $400,000, we are not required to add $200,000 to Your Account. Instead, we guarantee that you will be able to withdraw, after reaching the age of 55, Guaranteed Lifetime Withdrawal Amounts equal to 4% of $600,000 (instead of 4% of $400,000). We guarantee this even if such withdrawals bring Your Account Value to $0.
It is also important to understand, that even after you have reached age 55 and start taking Guaranteed Lifetime Withdrawals from Your Account, those withdrawals are made from Your Account. We are required to start using our own money to make Guaranteed Lifetime Income Payments only when, and if, Your Account Value reaches the Minimum Account Value because of withdrawals within the limits of this Contract and/or poor investment performance. We limit our risk of having to make Guaranteed Lifetime Income Payments by limiting the amount you may withdraw each year from Your Account without reducing your Guaranteed Lifetime Withdrawal Base. If the investment return on Your Account over time is sufficient to generate gains that can sustain systematic or periodic withdrawals equal to the Guaranteed Lifetime Withdrawal Amount, then Your Account Value will never be reduced to the Minimum Account Value and we will never have to make Guaranteed Lifetime Income Payments to you.

There are many variables, however, other than average annual return on Your Account, that will determine whether the investments in Your Account, without the Contract, would have generated enough gain over time to sustain systematic or periodic withdrawals equal to the Guaranteed Lifetime Withdrawals you would have received if you had purchased the Contract. Your Account Value may have declined over time before beginning the Income Phase, which means that your investments would have to produce an even greater return after the Income Phase to make up for the investment losses before that date. Moreover, studies have shown that individual years of negative annual average investment returns can have a disproportionate impact on the ability of your retirement investments to sustain systematic withdrawals over an extended period, depending on the timing of the poor investment returns.
Who is Morgan Stanley Smith Barney LLC?
Morgan Stanley Smith Barney LLC ("MSSB LLC") is a financial services firm. MSSB LLC's principal activities include retail and institutional private client services, including but not limited to providing advice with respect to financial markets, securities and commodities, and executing securities and commodities transactions as broker or dealer; securities underwriting and investment banking; investment management (including fiduciary and administrative services); and trading and holding securities and commodities for its own account.
MSSB LLC is registered as a securities broker-dealer, investment advisor, and futures commission merchant. Affiliates of MSSB LLC are registered as commodity pool operators and/or commodity trading advisors.
On January 13, 2009, Morgan Stanley and Citigroup Inc. agreed to a transaction (the "Transaction") combining the Global Wealth Management Group of Morgan Stanley & Co. Incorporated and the Smith Barney division of CGMI into a new joint venture. The Transaction closed on May 31, 2009. The joint venture now owns MSSB LLC, a recently formed investment advisor and broker-dealer that is registered with the Securities and Exchange Commission. CGMI (the clearing broker for Your Account) is an indirect wholly-owned subsidiary of Citigroup Inc. For purposes of this prospectus, "MSSB" refers to MSSB LLC and its affiliates, or any successors. Nationwide is not affiliated with MSSB and does not manage Your Account.
What are the Eligible Portfolios and how are they managed?
Eligible Portfolios are those Select UMA asset allocation investment models ("Models") established by MSSB and approved by Nationwide, which contain certain permissible investments under the Contract. Each of the Models available as an Eligible Portfolio corresponds to a specific investment risk profile. The Models are comprised of asset classes and asset class percentages established by MSSB. You and your Financial Advisor select the actual investments within each asset class from a list of investment products ("Investment Products") created by MSSB and approved by Nationwide. These Investment Products can take the form of Mutual Funds, Exchange Traded Funds and/or Separately Managed Accounts. You and your Financial Advisor may elect any combination of the permitted Investment Products to fulfill each asset class percentage:
Mutual Funds - A mutual fund is a professionally managed type of collective investment that pools money from many investors and invests it in stocks, bonds, short-term money market instruments, and/or other securities. The mutual fund will have a fund manager that trades the pooled money on a regular basis, and is an open end investment company registered under the Investment Company Act of 1940.
Exchange Traded Funds or ETFs - An ETF is an investment vehicle traded on stock exchanges, much like stocks. An ETF holds assets such as stocks or bonds and trades at approximately the same price as the net asset value of its underlying assets over the course of the trading day. Many ETFs track an index, such as the Dow Jones Industrial Average or the S&P 500.
Separately Managed Accounts or SMAs - A SMA is comprised of individual securities which an Overlay Manager will invest in for the client, based on an investment model provided by one or more separately registered investment managers ("sub-managers"), which invests for the client based on their own investment decision. This differs from a mutual fund because the investor directly owns the securities instead of owning a share in a pool of securities. Please see Your Relationship with MSSB and Nationwide, for more information about the Overlay Manager.
MSSB selects the list of Investment Products available to you and your Financial Advisor from among those that MSSB can recommend based on MSSB's due diligence research. MSSB bases its research on factors such as consistency with investment strategy and historical performance. The list of Investment Products that MSSB recommends will change when

MSSB identifies additional Investment Products that satisfy MSSB's research, or when MSSB determines that existing Investment Products no longer satisfy MSSB's research. Nationwide also reviews the list of available Investment Products to ensure that it is comfortable with the risk that each Investment Product could generate. MSSB provides the list of available Investment Products to your Financial Advisor.
As the provider of the Guarantee under the Contracts, we maintain sole discretion as to which investment options will be permitted under the Contracts as Eligible Portfolios. We only make available those Eligible Portfolios that we determine carry an acceptable amount of risk for Nationwide to manage the Guarantee. We monitor the risk that investments in Your Account will not generate sufficient income for you to sustain your Guaranteed Lifetime Withdrawals during your lifetime. If, after making an Eligible Portfolio available, we subsequently determine that such Eligible Portfolio carries too much risk (the risk that we will have to make Guaranteed Lifetime Income Payments), we will adjust the list of Eligible Portfolios, re-characterizing those portfolios that we determine to be too risky to continue offering as "Former Eligible Portfolios." We will notify Contract Owners that originally selected a now Former Eligible Portfolio of their contractual options, which are described in the Terms and Conditions of the Contract section later in this prospectus.
Four Step Investment Process
At or before the time of this Contract application, you and your Financial Advisor will follow the process below to select your Eligible Portfolio:
Step 1: Set Investment Objectives
Your Financial Advisor helps you establish your investment objectives for Your Account.
Step 2: Select Investment Model/Eligible Portfolio
Based on your investment objectives, your Financial Advisor recommends one Model for Your Account from the Models permitted as Eligible Portfolios. The Select UMA program offers Models that are Eligible Portfolios and those that are not Eligible Portfolios. If you wish to receive the benefit of this Contract, you must select an Eligible Portfolio.
Step 3: Select Investment Products
Your Financial Advisor then works with you to select the specific Investment Products that will meet the requirement for each asset class and asset class percentage within the Eligible Portfolio you selected.
Once you have (with the assistance of your Financial Advisor) selected the Investment Products for each asset class in the Model you have chosen, the Overlay Manager will purchase the investments in a manner consistent with the Model and the Investment Products selected.
Step 4: Ongoing Review Process
Your Financial Advisor will contact you to determine whether short-term or long-term changes are needed in the Eligible Portfolio you selected. You may change to a different Model from among the Models permitted as Eligible Portfolios, and you and your Financial Advisor may also change to other Investment Products from the Investment Products that are permitted for Eligible Portfolios.
Additionally, you may remain in a Former Eligible Portfolio as indicated in the Terms and Conditions of the Contract section. If you move Your Account assets to a non-Eligible Portfolio (any Select UMA Model that is not an Eligible Portfolio) at any time, your Contract will be suspended (see Suspension and Termination Provisions). Note: Reallocating Your Account out of the Eligible Portfolio elected at the time of application may have negative tax consequences. Please consult a qualified tax advisor for more information.
Eligible Portfolios Summary
The following tables reflect a summary of each Eligible Portfolio that is currently available for election under the Contract. The Eligible Portfolios are listed from most conservative to least conservative. The target allocations may be changed by MSSB from time to time as provided in the Client Agreement and the MSSB ADV. MSSB monitors each Eligible Portfolio's holdings and will periodically rebalance Your Account as provided in the Client Agreement to realign it with the current asset allocations for your Eligible Portfolio.
The value of your Eligible Portfolio will fluctuate over time. This means it will rise and fall in response to market events. Although past performance is not a guarantee of future results, historically, investments that have had higher fluctuations have provided higher long term returns, along with higher risks of loss. The Return chart below shows that as you move up the risk ladder from conservative investments to aggressive investments, you have the potential to receive higher long term returns but may also experience higher fluctuations in value.
Capital Preservation oriented. Total return oriented, but may have higher current income. Suitable for short time horizon (3 to 5 years).	Capital appreciation oriented. Minimal income needs. Increasing equity exposure. Longer time horizon – at least a market cycle (5 years or more).	Aggressive growth oriented. No current income consideration. Greater volatility than broad stock market. Longest time horizon (10+ years).
The target allocation categories listed below reflect investment asset categories only, and not specific Investment Products. You and your Financial Advisor select the Investment Products to satisfy each Target Allocation. More explanation of each category follows the tables. The percentage ranges shown are target ranges only, and may change if deemed appropriate by MSSB. Additionally, the index percentages used to establish the benchmark as determined by MSSB are provided for each Eligible Portfolio. The indices and percentages provided by MSSB are established by MSSB based on the asset allocation of the selected Model. MSSB has determined that the benchmarks are appropriate for use as a gauge of performance of the associated Eligible Portfolios. The indices work together to provide a blended performance percentage of how your Eligible Portfolio should perform. Your Financial Advisor will discuss how your Eligible Portfolio performed as compared to the benchmark. Not every asset class is represented by a corresponding index. A summary of the referenced asset classes and indices follows the Eligible Portfolio tables.
Eligible Portfolio	Target Allocations
	U.S. Equity
Select UMA Model 1 w/o Municipal Bonds	U.S. Large Cap Value Equity	U.S. Large Cap Growth Equity	U.S. Mid Cap Value Equity	U.S. Mid Cap Growth Equity	U.S. Small Cap Value Equity		U.S. Small Cap Growth Equity
	0%	0%	0%	0%	0%	0%
Composition	International Equity		U.S. Fixed Income		International Fixed Income		Cash
	Developed International Equity	Emerging Markets Equity	U.S. Core Fixed Income	U.S. High Yield Fixed Income	International Fixed Income	Cash/U.S. Short Duration Bond
100% Fixed	0%	0%	40 - 60%	0 - 20%	5 - 25%		20 - 40%
Investment Strategy: Fixed Income- An all fixed income model for a most conservative investor that seeks conservative risk investments with minimal market volatility. This investment strategy is most appropriate for investors with an investment time horizon of 1 to 3 years.
Investment Objective: The investment objective for this Model has a primary emphasis on capital preservation. This Model is classified to have low volatility. It is most suitable for an investor that is comfortable with minimal fluctuations in their portfolio, and the possibility of larger declines in value, in order to grow their portfolio over time.
Investment Risk: Fixed income is historically considered less risky than equities. Model 1 has 100% of the assets in fixed income or cash. Therefore, of all of the Eligible Portfolios, this portfolio provides the most conservative investment risk.
Benchmark: 70% BC Aggregate Bond (Fixed Income)/30% 90-Day T-Bills (Cash)

Eligible Portfolio	Target Allocations
U.S. Equity
Select UMA Model 2 w/o Municipal Bonds	U.S. Large Cap Value Equity	U.S. Large Cap Growth Equity	U.S. Mid Cap Value Equity	U.S. Mid Cap Growth Equity	U.S. Small Cap Value Equity		U.S. Small Cap Growth Equity
	0 - 20%	0 - 20%	0 - 10%	0 - 10%	0 - 10%	0 - 10%
Composition	International Equity		U.S. Fixed Income		International Fixed Income		Cash
	Developed International Equity	Emerging Markets Equity	U.S. Core Fixed Income	U.S. High Yield Fixed Income	International Fixed Income	Cash/U.S. Short Duration Bond
25% Equity 75% Fixed	0 - 20%	0 - 10%	30 - 50%	0 - 20%	0 - 20%		5 - 25%
Investment Strategy: Global Balanced- A global balanced model with a higher emphasis on income for a conservative investor that seeks long term growth through achieving a balance between income and capital growth globally. This investment strategy is most appropriate for investors with an investment time horizon of 3 to 5 years.
Investment Objective: The investment objective for this Model has a primary emphasis on income with some capital growth. This Model is classified to have low volatility. It is most suitable for an investor that is comfortable with minimal fluctuations in their portfolio, and the possibility of larger declines in value, in order to grow their portfolio over time.
Investment Risk: Fixed income is historically considered less risky than equities. Model 2 has 75% of the assets in fixed income or cash and 25% in equities. Therefore, of all of the Eligible Portfolios, this portfolio provides a more aggressive investment risk than Model 1 and less aggressive than Models 3 and 4.
Benchmark: 18% Russell 1000 (U.S Equity)/7% MSCI EAFE (International Equity)/60% BC Aggregate Bond (U.S. Fixed Income)/15% 90-Day T-Bills (Cash)

Eligible Portfolio	Target Allocations
U.S. Equity
Select UMA Model 3 w/o Municipal Bonds	U.S. Large Cap Value Equity	U.S. Large Cap Growth Equity	U.S. Mid Cap Value Equity	U.S. Mid Cap Growth Equity	U.S. Small Cap Value Equity		U.S. Small Cap Growth Equity
	0 - 20%	0 - 20%	0 - 15%	0 - 15%	0 - 10%	0 - 10%
Composition	International Equity		U.S. Fixed Income		International Fixed Income		Cash
	Developed International Equity	Emerging Markets Equity	U.S. Core Fixed Income	U.S. High Yield Fixed Income	International Fixed Income	Cash/U.S. Short Duration Bond
40% Equity 60% Fixed	0 - 20%	0 - 10%	25 - 45%	0 - 15%	0 - 20%		0 - 20%
Investment Strategy: Global Balanced- A global balanced model utilizing equities, fixed income, and cash seeking some growth and moderate level of income for a moderate investor that seeks long term growth through achieving a balance between income and capital growth globally. This investment strategy is most appropriate for investors with an investment time horizon of 3 to 5 years.
Investment Objective: The investment objective for this Model has a primary emphasis on capital growth and income. This Model is classified to have medium volatility. It is most suitable for an investor that is comfortable with fluctuations in their portfolio, and the possibility of larger declines in value, in order to grow their portfolio over time.
Investment Risk: Fixed income is historically considered less risky than equities. Model 3 has 60% of the assets in fixed income or cash and 40% in equities. Therefore, of all of the Eligible Portfolios, this portfolio provides a more aggressive investment risk than Models 1 and 2 and less aggressive than Model 4.
Benchmark: 28% Russell 3000 (U.S Equity)/12% MSCI EAFE (International Equity)/50% BC Aggregate Bond (Fixed Income)/10% 90-Day T-Bills (Cash)

Eligible Portfolio	Target Allocations
U.S. Equity
Select UMA Model 4 w/o Municipal Bonds	U.S. Large Cap Value Equity	U.S. Large Cap Growth Equity	U.S. Mid Cap Value Equity	U.S. Mid Cap Growth Equity	U.S. Small Cap Value Equity		U.S. Small Cap Growth Equity
	0 - 20%	0 - 20%	0 - 15%	0 - 15%	0 - 15%	0 - 15%
Composition	International Equity		U.S. Fixed Income		International Fixed Income		Cash
	Developed International Equity	Emerging Markets Equity	U.S. Core Fixed Income	U.S. High Yield Fixed Income	International Fixed Income	Cash/U.S. Short Duration Bond
50% Equity 50% Fixed	0 - 20%	0 - 15%	25 - 45%	0 - 15%	0 - 20%		0 - 15%
Investment Strategy: Global Balanced- A global balanced model utilizing equities, fixed income, and cash seeking a moderate level of growth and income for a moderate investor that seeks long term growth through achieving a balance between income and capital growth globally. This investment strategy is most appropriate for investors with an investment time horizon of 5 to 7 years.
Investment Objective: The investment objective for this Model has a primary emphasis on capital growth with some focus on income. This Model is classified to have medium volatility. It is most suitable for an investor that is comfortable with fluctuations in their portfolio, and the possibility of larger declines in value, in order to grow their portfolio over time.
Investment Risk: Fixed income is historically considered less risky than equities. Model 4 has 50% of the assets in fixed income or cash and 50% in equities. Therefore, of all of the Eligible Portfolios, this portfolio provides the most aggressive investment risk.
Benchmark: 35% Russell 3000 (U.S. Equity)/15% MSCI AC World x U.S. (International Equity)/50% BC Aggregate Bond (U.S. Fixed Income)

Eligible Portfolio	Target Allocations
	U.S. Equity
Select UMA Model 1 w/ Municipal Bonds	U.S. Large Cap Value Equity	U.S. Large Cap Growth Equity	U.S. Mid Cap Value Equity	U.S. Mid Cap Growth Equity	U.S. Small Cap Value Equity		U.S. Small Cap Growth Equity
	0%	0%	0%	0%	0%	0%
Composition	International Equity		U.S. Fixed Income		International Fixed Income		Cash
	Developed International Equity	Emerging Markets Equity	U.S. Municipal Bond Fixed Income	U.S. High Yield Fixed Income	International Fixed Income	Cash/U.S. Short Duration Bond
100% Fixed	0%	0%	40 - 60%	0 - 20%	5 - 25%		20 - 40%
Investment Strategy: Fixed Income- An all fixed income model for a most conservative investor that seeks conservative risk investments, with minimal market volatility. This investment strategy is most appropriate for investors with an investment time horizon of 1 to 3 years.
Investment Objective: The investment objective for this Model has a primary emphasis on capital preservation. This Model is classified to have low volatility. It is most suitable for an investor that is comfortable with minimal fluctuations in their portfolio, and the possibility of larger declines in value, in order to grow their portfolio over time. One of the primary reasons municipal bonds are considered separately from other types of bonds is their special ability to provide tax-exempt income. Interest paid by the issuer (i.e., the municipality, state or local government) to bond holders is often exempt from all federal taxes, as well as state or local taxes depending on the state in which the issuer is located, subject to certain restrictions. Therefore, for taxable accounts, it can be a tax advantage to invest in municipal bonds in lieu of core fixed income investments.
Investment Risk: Fixed income is historically considered less risky than equities. Model 1 has 100% of the assets in fixed income or cash. Therefore, of all of the Eligible Portfolios, this portfolio provides the most conservative investment risk.
Benchmark: 70% BC Municipal Bond (U.S. Fixed Income)/30% 90-Day T-Bills (Cash)

Eligible Portfolio	Target Allocations
U.S. Equity
Select UMA Model 2 w/ MunicipalBonds	U.S. Large Cap Value Equity	U.S. Large Cap Growth Equity	U.S. Mid Cap Value Equity	U.S. Mid Cap Growth Equity	U.S. Small Cap Value Equity		U.S. Small Cap Growth Equity
	0 - 20%	0 - 20%	0 - 10%	0 - 10%	0 - 10%	0 - 10%
Composition	International Equity		U.S. Fixed Income		International Fixed Income		Cash
	Developed International Equity	Emerging Markets Equity	U.S. Municipal Bond Fixed Income	U.S. High Yield Fixed Income	International Fixed Income	Cash/U.S. Short Duration Bond
25% Equity 75% Fixed	0 - 20%	0 - 10%	30 - 50%	0 - 20%	0 - 20%		5 - 25%
Investment Strategy: Global Balanced- A global balanced model with a higher emphasis on income for a conservative investor that seeks long term growth through achieving a balance between income and capital growth globally. This investment strategy is most appropriate for investors with an investment time horizon of 3 to 5 years.
Investment Objective: The investment objective for this Model has a primary emphasis on income with some capital growth. This Model is classified to have low volatility. It is most suitable for an investor that is comfortable with minimal fluctuations in their portfolio, and the possibility of larger declines in value, in order to grow their portfolio over time. One of the primary reasons municipal bonds are considered separately from other types of bonds is their special ability to provide tax-exempt income. Interest paid by the issuer (i.e., the municipality, state or local government) to bond holders is often exempt from all federal taxes, as well as state or local taxes depending on the state in which the issuer is located, subject to certain restrictions. Therefore, for taxable accounts, it can be a tax advantage to invest in municipal bonds in lieu of core fixed income investments.
Investment Risk: Fixed income is historically considered less risky than equities. Model 2 has 75% of the assets in fixed income or cash and 25% in equities. Therefore, of all of the Eligible Portfolios, this portfolio provides a slightly more aggressive investment risk than Model 1.
Benchmark: 18% Russell 1000 (U.S. Equity)/7% MSCI EAFE (International Equity)/ 60% BC Municipal Bond (U.S. Fixed Income)/15% 90-Day T-Bills (Cash)

Eligible Portfolio	Target Allocations
U.S. Equity
Select UMA Model 3 w/ Municipal Bonds	U.S. Large Cap Value Equity	U.S. Large Cap Growth Equity	U.S. Mid Cap Value Equity	U.S. Mid Cap Growth Equity	U.S. Small Cap Value Equity		U.S. Small Cap Growth Equity
	0 - 20%	0 - 20%	0 - 15%	0 - 15%	0 - 10%	0 - 10%
Composition	International Equity		U.S. Fixed Income		International Fixed Income		Cash
	Developed International Equity	Emerging Markets Equity	U.S. Municipal Bond Fixed Income	U.S. High Yield Fixed Income	International Fixed Income	Cash/U.S. Short Term Bond
40% Equity 60% Fixed	0 - 20%	0 - 10%	25 - 45%	0 - 15%	0 - 20%		0 - 20%
Investment Strategy: Global Balanced- A global balanced model utilizing equities, fixed income, and cash seeking some growth and moderate level of income for a moderate investor that seeks long term growth through achieving a balance between income and capital growth globally. This investment strategy is most appropriate for investors with an investment time horizon of 3 to 5 years.
Investment Objective: The investment objective for this Model has a primary emphasis on capital growth and income. This Model is classified to have medium volatility. It is most suitable for an investor that is comfortable with fluctuations in their portfolio, and the possibility of larger declines in value, in order to grow their portfolio over time. One of the primary reasons municipal bonds are considered separately from other types of bonds is their special ability to provide tax-exempt income. Interest paid by the issuer (i.e., the municipality, state or local government) to bond holders is often exempt from all federal taxes, as well as state or local taxes depending on the state in which the issuer is located, subject to certain restrictions. Therefore, for taxable accounts, it can be a tax advantage to invest in municipal bonds in lieu of core fixed income investments.
Investment Risk: Fixed income is historically considered less risky than equities. Model 3 has 60% of the assets in fixed income or cash and 40% in equities. Therefore, of all of the Eligible Portfolios, this portfolio provides a more aggressive investment risk than Models 1 and 2 and less aggressive than Model 4.
Benchmark: 28% Russell 3000 (U.S. Equity)/12% MSCI EAFE (International Equity)/50% BC Municipal Bond (U.S. Fixed Income)/10% 90-Day T-Bills (Cash)

Eligible Portfolio	Target Allocations
U.S. Equity
Select UMA Model 4 w/ Municipal Bonds	U.S. Large Cap Value Equity	U.S. Large Cap Growth Equity	U.S. Mid Cap Value Equity	U.S. Mid Cap Growth Equity	U.S. Small Cap Value Equity		U.S. Small Cap Growth Equity
	0 - 20%	0 - 20%	0 - 15%	0 - 15%	0 - 15%	0 - 15%
Composition	International Equity		U.S. Fixed Income		International Fixed Income		Cash
	Developed International Equity	Emerging Markets Equity	U.S. Municipal Bond Fixed Income	U.S. High Yield Fixed Income	International Fixed Income	Cash/U.S. Short Term Bond
50% Equity 50% Fixed	0 - 20%	0 - 15%	25 - 45%	0 - 15%	0 - 20%		0 - 15%
Investment Strategy: Global Balanced- A global balanced model utilizing equities, fixed income, and cash seeking a moderate level of growth and income for a moderate investor that seeks long term growth through achieving a balance between income and capital growth globally. This investment strategy is most appropriate for investors with an investment time horizon of 5 to 7 years.
Investment Objective: The investment objective for this Model has a primary emphasis on capital growth with some focus on income. This Model is classified to have medium volatility. It is most suitable for an investor that is comfortable with fluctuations in their portfolio, and the possibility of larger declines in value, in order to grow their portfolio over time. One of the primary reasons municipal bonds are considered separately from other types of bonds is their special ability to provide tax-exempt income. Interest paid by the issuer (i.e., the municipality, state or local government) to bond holders is often exempt from all federal taxes, as well as state or local taxes depending on the state in which the issuer is located, subject to certain restrictions. Therefore, for taxable accounts, it can be a tax advantage to invest in municipal bonds in lieu of core fixed income investments.
Investment Risk: Fixed income is historically considered less risky than equities. Model 4 has 50% of the assets in fixed income or cash and 50% in equities. Therefore, of all of the Eligible Portfolios, this portfolio provides the most aggressive investment risk.
Benchmark: 35% Russell 3000 (U.S. Equity)/15% MSCI AC World x U.S. (International Equity)/ 50% BC Municipal Bond (U.S. Fixed Income).

The Eligible Portfolios are made up of the following asset classes. Investment Products are then chosen to represent the appropriate asset classes within each Eligible Portfolio. The available Investment Products are mutual funds, exchange traded funds and separately managed accounts.
Asset Classes (listed in order of lowest historical risk to highest historical risk):
U.S. Short Duration Bond – This asset class is generally comprised of securities made up of United States dollar-denominated Treasuries, government-related securities, and investment grade United States corporate securities. The duration of these bonds is typically between less than one year and five years.
U.S. Municipal Bond Fixed Income – This asset class is generally comprised of investment grade municipal bonds.
U.S. Core Fixed Income – An asset class that is generally comprised of securities made up of United States dollar-denominated Treasuries, government-related securities, and investment grade United States corporate securities.
U.S. High Yield Fixed Income – An asset class that is generally comprised of fixed income securities that have below investment grade credit ratings and carry higher risks (e.g., "junk bonds"), but generally offer higher yields than investment-grade bonds.
International Fixed Income – An asset class that is generally comprised of securities made up of non-U.S. dollar denominated Treasuries, international government-related securities, and investment grade international corporate securities.
U.S. Large Cap Value Equity – An asset class that is generally comprised of securities issued by U.S. companies with large market capitalizations (typically $10 billion or more). These securities have the potential for long-term capital appreciation and are generally considered to be undervalued relative to a major unmanaged stock index based on price-to-current earnings, book value, asset value, or other factors. In aggregate, the securities within this asset class will generally have below-average price-to-earnings ratios, price-to-book ratios, and three-year earnings growth figures compared to the average of the U.S. diversified large-cap asset class.
U.S. Large Cap Growth Equity – An asset class that is generally comprised of securities issued by U.S. companies with large market capitalizations (typically $10 billion or more). These securities have the potential for long-term capital appreciation and are generally defined as companies with expected long-term earnings growth rates significantly higher than the earnings growth rates of the stocks represented in a major unmanaged stock index. In aggregate, the securities within this asset class will generally have above-average price-to-earnings ratios, price-to-book ratios, and three-year earnings growth figures compared to the average of the U.S. diversified large-cap asset class.
U.S. Mid Cap Value Equity – An asset class that is generally comprised of securities issued by U.S. companies with market capitalizations typically in the $2 - $10 billion range. These securities have the potential for long-term capital appreciation and are generally considered to be undervalued relative to a major unmanaged stock index based on price-to-current earnings, book value, asset value, or other factors. In aggregate, the securities within this asset class will generally have below-average price-to-earnings ratios, price-to-book ratios, and three-year earnings growth figures compared to the average of the U.S. diversified mid-cap asset class.
U.S. Mid Cap Growth Equity – An asset class that is generally comprised of securities issued by U.S. companies with market capitalizations typically in the $2 - $10 billion range. These securities have the potential for long-term capital appreciation and are generally defined as companies with expected long-term earnings growth rates significantly higher than the earnings growth rates of the stocks represented in a major unmanaged stock index. In aggregate, the securities within this asset class will generally have above-average price-to-earnings ratios, price-to-book ratios, and three-year earnings growth figures compared to the average of the U.S. diversified mid-cap asset class.
U.S. Small Cap Value Equity – An asset class that is generally comprised of securities issued by U.S. companies with market capitalizations typically below $2 - $3 billion. These securities have the potential for long-term capital appreciation and are generally considered to be undervalued relative to a major unmanaged stock index based on price-to-current earnings, book value, asset value, or other factors. In aggregate, the securities within this asset class will generally have below-average price-to-earnings ratios, price-to-book ratios, and three-year earnings growth figures compared to the average of the U.S. diversified small-cap asset class.
U.S. Small Cap Growth Equity – An asset class that is generally comprised of securities issued by U.S. companies with market capitalizations typically below $2 - $3 billion. These securities have the potential for long-term capital appreciation and are generally defined as companies with expected long-term earnings growth rates significantly higher than the earnings growth rates of the stocks represented in a major unmanaged stock index. In aggregate, the securities within this asset class will generally have above-average price-to-earnings ratios, price-to-book ratios, and three-year earnings growth figures compared to the average of the U.S. diversified small-cap asset class.
Developed International Equity – An asset class that is generally comprised of securities with primary trading markets outside of the United States in developed international markets.
Emerging Markets Equity – An asset class that is generally comprised of securities with primary trading markets in developing countries outside of the U. S. that have low standards of democratic governments, free market economies, industrialization, social programs, and human rights guarantees for its citizens.
The following indices are listed from the lowest historical risk to the highest historical risk. Risk is defined as the long term historical standard deviation of each asset class, which measures the degree of volatility.
Benchmark Indices (listed in order of lowest risk to highest risk), which represent various asset classes:
90-Day T- Bills – Index that measures returns of three-month Treasury Bills. (Applicable to: Cash)
BC Municipal Bond – This index is representative of the tax-exempt bond market and is made up of investment grade municipal bonds issued after December 31, 1990, having a remaining maturity of at least one year. (Applicable to: U.S. Fixed Income)
BC Aggregate Bond – This market value-weighted index measures fixed-rate, publicly placed, dollar-denominated, and non-convertible investment grade debt issues. (Applicable to: U.S. Fixed Income)
Russell 1000 – Index that measures the performance of the large-cap segment of the U.S. equity universe. It is a subset of the Russell 3000® Index and includes approximately 1000 of the largest securities based on a combination of their market cap and current index membership. The Russell 1000 represents approximately 92% of the U.S. market. The Russell 1000 Index is constructed to provide a comprehensive and unbiased barometer for the large-cap segment and is completely reconstituted annually to ensure new and growing equities are reflected. (Applicable to: U.S. Equity)
Russell 3000 – This index measures the performance of the largest 3000 U.S. companies representing 98% of the investable U.S. equity market. (Applicable to: U.S. Equity)
MSCI All Country World – A free float-adjusted market capitalization weighted index that is designed to measure the equity market performance of developed markets. As of June 2007 it consisted of the following 23 developed market country indices: Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, the United Kingdom, and the United States. (Applicable to: International Equity)
MSCI EAFE – The Morgan Stanley Capital International Europe, Australasia and Far East Index is a market-weighted index composed of companies representative of the market structure of 20 developed market countries in Europe, Australasia and the Far East. (Applicable to: International Equity)
The Eligible Portfolios offered by MSSB are subject to the same risks faced by similar investment options available in the market, including, without limitation, market risk (the risk of an overall down market), interest rate risk (the risk that rising or declining interest rates will hurt your investment returns), idiosyncratic risk (the risk that an individual asset will hurt your returns), and concentration risk (the risk that due to concentrations in a certain segment of the market which performs poorly, your returns are lower than the overall market). The Eligible Portfolios may not achieve their respective investment objectives regardless of whether or not you purchase the Contract.
Can a Contract be purchased by an Individual Retirement Account?
You may purchase a Contract for your IRA, Roth IRA, SEP IRA or Simple IRA (collectively, an "IRA"). You must designate yourself as the Annuitant of the IRA if your custodian will be listed as the owner. The Contract is held within the IRA for your benefit. If you elect the Spousal Continuation Option (discussed herein), you and your spouse must be Co-Annuitants, and your spouse must be listed as the sole beneficiary of Your Account.
For Contracts within an IRA, Nationwide makes Guaranteed Lifetime Income Payments to the IRA unless otherwise directed by the trustee. Any IRA payments made to you are considered an IRA distribution and will be taxed as such. Distributions that you receive from your IRA with respect to the Contract will generally be treated as ordinary taxable income. You should refer to your IRA disclosure documents and/or Internal Revenue Service Publication 590 for the rules applicable to IRAs and their distributions.

Can the Contract Owner cancel the Contract?
After you purchase and receive the Contract, you have up to 30 days to cancel your Contract. We call this the "Examination Period." In order to cancel your Contract, you must provide us with the approved cancellation form (which can be obtained from the Service Center) at the Service Center within 30 days after receiving the Contract (or such longer period that your state may require). We will then terminate your Contract and refund to Your Account the full amount of any Fee we have already assessed.
After the Examination Period has expired, you can cancel your Contract by:
•	advising us and MSSB that you want to terminate the Contract; or
•	liquidating all of the investments in Your Account; or
•	terminating Your Account.
If you cancel your Contract, before or after the examination period, a 30-day waiting period may be imposed before you can purchase another Contract for Your Account.
There are other actions or inactions that can cause the Contract to terminate as well (see Suspension and Termination Provisions).
Does the Contract contain any type of spousal benefit?
Yes. At the time of application, you may elect to add the Spousal Continuation Option to your Contract. The Spousal Continuation Option allows a surviving spouse to continue to take withdrawals during the Withdrawal Phase and receive payments during the Income Phase, for the duration of his or her lifetime, provided that the conditions outlined in this prospectus are satisfied. In order to elect the Spousal Continuation Option for Non-Qualified Contracts, you must be the owner of Your Account and list your spouse as Co-Annuitant of the Contract. If Your Account is held by an IRA, the sole beneficiary to the IRA must be your spouse. There is a maximum Spousal Continuation Option Fee Percentage equal to a rate of 0.30% of the Guaranteed Lifetime Withdrawal Base associated with the Spousal Continuation Option. Currently, the Spousal Continuation Option Fee Percentage is equal to a rate of 0.20% of the Guaranteed Lifetime Withdrawal Base.
Does the Contract contain any kind of Guaranteed Lifetime Withdrawal Base increases?
Yes. During both the Accumulation Phase and the Withdrawal Phase, the Contract contains an anniversary step-up feature, the "Annual Benefit Base Review" where if, on any Contract Anniversary, Your Account Value exceeds the Guaranteed Lifetime Withdrawal Base, we will automatically increase your Guaranteed Lifetime Withdrawal Base to equal that Your Account Value (see What is the Guaranteed Lifetime Withdrawal Base and how is it calculated?).
Risk Factors
Your Account may perform well enough that you may not receive any Guaranteed Lifetime Income Payments from Nationwide under the Contract.
The assets in Your Account must be invested in accordance with one of the designated Eligible Portfolios. The Eligible Portfolios, together with the limits on the amount you may withdraw annually without reducing your Guaranteed Lifetime Withdrawal Base, are intended to minimize the risk to us that we will be required to make Guaranteed Lifetime Income Payments to you. Accordingly, the risk against which the Contract protects, i.e., that Your Account Value will be reduced below the Minimum Account Value by withdrawals and/or poor investment performance, or that you will live beyond the age when Your Account Value is reduced below the Minimum Account Value, is likely to be small. In this case, you will have paid us fees for the life of your Contract and received no payments in return.
Your investment choices are limited by the Contract.
The Guarantee associated with the Contract is contingent on your investments being allocated to one of the Eligible Portfolios or a Former Eligible Portfolio. The Eligible Portfolios may be managed in a more conservative fashion than other investments available to you. If you do not purchase the Contract, it is possible that you may invest in other types of investments that experience higher growth or lower losses, depending on the market, than the Eligible Portfolios experience.

You must remain invested in Your Account at MSSB to maintain your Contract.
In order to receive any benefits under the Contract, you must maintain Your Account at MSSB and pay the annual advisory fees and other compensation associated with the Select UMA program. If you terminate Your Account with MSSB or transfer Your Account to another firm, the Contract will automatically terminate and you will not receive any payments or other benefits under the Contract.
You may die before receiving payments from us.
Despite general societal increases in longevity, you may still die prematurely, and thus never receive any payments under the Contract. This Contract is designed to provide protection, in many cases, to clients who live beyond life expectancy. However, you do not have to live beyond life expectancy to receive payments under the Contract, and conversely, living beyond your life expectancy does not guarantee payments from us under the Contract.
Early Withdrawals or Excess Withdrawals will reduce or eliminate the Guarantee provided by your Contract.
Withdrawals can cause you to lose the right to any Guaranteed Lifetime Income Payments under the Contract. If you take withdrawals before the Withdrawal Start Date (an "Early Withdrawal") or if you withdraw more than the Guaranteed Lifetime Withdrawal Amount in a given year after the Withdrawal Start Date (an "Excess Withdrawal"), you will reduce the Guaranteed Lifetime Withdrawal Base and consequently, the amount of any Guaranteed Lifetime Withdrawals. Multiple Early Withdrawals and/or multiple Excess Withdrawals can reduce your Guaranteed Lifetime Withdrawal Base and Your Account Value to zero. If this occurs, any Guaranteed Lifetime Withdrawals could be substantially reduced or eliminated.
Note: The Contract does not require us or MSSB to warn you or provide you with notice regarding potentially adverse consequences that may be associated with any withdrawals or other types of transactions involving Your Account.
The Contract Fee will reduce the growth of Your Account.
The deduction of the Contract Fee each quarter will negatively affect the growth of Your Account. Depending on how long you live and how your investments perform, you may be financially better off without purchasing the Contract.
Actions of your creditors may reduce or eliminate the Guarantee provided by your Contract.
You own Your Account and the assets held in it. We have no ownership or control over Your Account or the assets held in it. The assets in Your Account are not subject to our creditors. However, assets in Your Account may be subject to attachment by your creditors. Moreover, because you may liquidate Your Account at any time, you are also entitled to pledge the assets in Your Account as collateral for a loan. There is a risk that if you pledge the assets in Your Account as collateral for a loan and the value of the assets in Your Account decreases, your creditors may liquidate assets in Your Account to pay the loan. This liquidation will be treated as a withdrawal from Your Account. If it is an Early Withdrawal or an Excess Withdrawal, it could cause you to lose the right to receive Guaranteed Lifetime Income Payments under the Contract. Therefore, using the assets in Your Account as collateral for a loan may cause you to lose the Guarantee available under the Contract.
Your Guarantee may terminate if MSSB no longer manages the Eligible Portfolios.
We will only pay the Guarantee under this Contract if MSSB manages the Eligible Portfolios or Former Eligible Portfolios. If, for any reason, MSSB no longer manages the Eligible Portfolios or Former Eligible Portfolios, we reserve the right to suspend the Contract. If you choose to continue your Contract and the Guarantee, you must transfer Your Account Value to a third party account approved by us or to an annuity contract that we, or one of our affiliates, offer. If you choose not to transfer Your Account Value, this Contract and the Guarantee will terminate.
Nationwide determines that an Eligible Portfolio is no longer eligible as an investment option under the Contract.
As the provider of the Guarantee, we maintain sole discretion as to which investment options will be offered under the Contracts as Eligible Portfolios. We only make available those Eligible Portfolios that we determine carry an acceptable amount of risk for Nationwide to manage the Guarantee. If, after making an Eligible Portfolio available, we subsequently determine that such Eligible Portfolio carries too much risk for Nationwide to manage the Guarantee, we will re-characterize the Eligible Portfolio as a Former Eligible Portfolio. Re-characterizing an Eligible Portfolio as a Former Eligible Portfolio triggers a term and condition change for those Contract Owners invested in the affected Former Eligible Portfolio. Upon any such re-characterization, we will notify affected Contract Owners and explain their contractual options. Please see the "Terms and Conditions of the Contract," for more information about terms and conditions changes.
Additional deposits that exceed $2,000,000 in Total Gross Deposits could suspend or terminate your Contract.
Nationwide does not control the assets in Your Account so it cannot set limits on the amount of Additional Deposits you can add to Your Account. Nationwide does, however, control how the Guaranteed Lifetime Withdrawal Base is calculated which directly impacts Nationwide's obligation to make Guaranteed Payments under the Contract. In order to manage Nationwide's risk of making Guaranteed Payments, Nationwide reserves the right to refuse to accept for your Guaranteed Lifetime Withdrawal Base any Additional Deposit in excess of $2,000,000 in Total Gross Deposits if certain requirements are not met. If such an Additional Deposit is made and the requirements are not met, your Contract may be suspended which could lead to Contract termination. Please see "Suspension and Termination Provisions," for more information.
Nationwide's claims paying ability.
The Contract is not a separate account product. This means that the assets supporting the Contract are not held in a separate account of Nationwide for the exclusive benefit of Contract Owners and are not insulated from the claims of our creditors. Your Guaranteed Lifetime Income Payments will be paid from our General Account and, therefore, are subject to our claims paying ability. Payments under the Contract are not guaranteed by MSSB.
Tax Consequences.
The Contract is novel and innovative. To date, the tax consequences of the Contract have not been addressed in binding published legal authorities. We intend to treat your Contract as an annuity contract in reporting taxable income attributable to the Contract to you and to the Internal Revenue Service. Assuming the Contract is correctly treated as an annuity contract for tax purposes, Guaranteed Lifetime Income Payments you receive in the Income Phase will be ordinary income to you that is taxable to the extent provided under the tax rules for annuities. We believe that, in general, the tax treatment of transactions involving investments in Your Account more likely than not will be the same as it would be in the absence of the Contract. We can provide no assurances, however, that a court would agree with the foregoing interpretations of the law if the Internal Revenue Service were to challenge the foregoing treatment. You should consult a tax advisor before purchasing a Contract (see Federal Income Tax Considerations).
Your Relationship with MSSB and Nationwide
The Contract.
The Contract is an individual supplemental immediate fixed income annuity contract. That means that the Contract you are purchasing entitles you to an immediate fixed income annuity contract if, and only if, one of the triggering events discussed earlier in this prospectus occurs. The Contract is designed for investors in Select UMA Models approved as Eligible Portfolios who intend to use the assets in their Account as the basis for periodic withdrawals to provide income for retirement or for other purposes.
Nationwide is not your investment advisor. Rather, MSSB provides Overlay Manager services for the Eligible Portfolios that your Financial Advisor may recommend. Additionally, MSSB provides the Select UMA services even if you do not purchase a Nationwide Contract or decide to terminate your Nationwide Contract. You and your Financial Advisor determine whether to invest in an Eligible Portfolio. If you decide to invest in an Eligible Portfolio, as a requirement to open Your Account, you will sign the Client Agreement.
The Select UMA program is governed by the Client Agreement that you sign with MSSB. You sign the Client Agreement with MSSB at or before the time MSSB opens Your Account (a requirement for issuance of the Contract). In the Client Agreement, you authorize MSSB to provide investment advisory services to you, including the selection of your Eligible Portfolio. MSSB will act through your Financial Advisor, an employee of MSSB, who serves as an advisor to you. The Overlay Manager is a division of MSSB. The Overlay Manager constructs and maintains your Eligible Portfolio by implementing your choice of Model and Investment Product by arranging for the execution of trades in Your Account, placing orders for the purchase, sale, or redemption of shares of mutual funds and exchange-traded funds in accordance with the Model you have selected, and rebalancing Your Account. Please read the Client Agreement carefully. More information regarding the Select UMA program is provided in the relevant MSSB Form ADV, Schedule H (the "MSSB ADV"), which you may obtain from your MSSB Financial Advisor.
You may apply to purchase a Contract by completing an application. When your application is approved, we provide the Contract's Guarantee to you on the assumption and condition that Your Account remains invested in one of the Eligible Portfolios or a Former Eligible Portfolio. We require MSSB to provide data to us to monitor the Eligible Portfolios or Former Eligible Portfolio and to alert us of any changes to the allocations within them.
Your Financial Advisor is a representative of and is affiliated with MSSB, the broker-dealer that is authorized to offer Your Account with these Contracts. Nationwide has an agreement with MSSB to offer the Contracts. MSSB works with your Financial Advisor to assist you in purchasing a Contract.
While the Contract is in the Accumulation and Withdrawal Phases, MSSB is responsible for administering Your Account, including processing additional payments and withdrawals, deducting and remitting to us the Contract Fee, assessing advisory and any other fees associated with Your Account, and providing you with statements, confirmations and other correspondence. During the Accumulation and Withdrawal Phases, Nationwide is responsible for maintaining your Guaranteed Lifetime Withdrawal information, including your Guaranteed Lifetime Withdrawal Amount and your overall Guaranteed Lifetime Withdrawal Base.
If and when one of the triggering events occurs, you will be contacted to elect to enter the Income Phase. You will close Your Account and transfer any remaining assets to us. We will then issue you an immediate fixed income annuity contract that will result in Guaranteed Lifetime Income Payments from us for the remainder of your (and your spouse's, if the Spousal Continuation Option is elected) lifetime. Once the Income Phase begins, your relationship with MSSB, with respect to Your Account, terminates. All administrative responsibilities undertaken by MSSB during the Accumulation and Withdrawal Phases will be performed by Nationwide, the issuer of the Contract and the entity obligated to pay you Guaranteed Lifetime Income Payments for the rest of your (or your spouse's, if the Spousal Continuation Option is elected) lifetime.
Management of Your Account.
Management of Your Account is governed by the Client Agreement. The Contract requires that you remain invested in one of the Eligible Portfolios or a Former Eligible Portfolio in order to maintain the Guarantee associated with the Contract. Neither Nationwide nor MSSB is responsible for ensuring that the assets in Your Account remain invested according to the terms of the Contract.
The Accumulation Phase
Once Your Account is opened and you purchase the Contract, you will begin the first phase of the Contract – the Accumulation Phase. During this phase, you will establish your original Guaranteed Lifetime Withdrawal Base, which is equal to Your Account Value when the Contract is issued.
What is the Guaranteed Lifetime Withdrawal Base and how is it calculated?
The Guaranteed Lifetime Withdrawal Base is the amount we use to calculate the Guaranteed Lifetime Withdrawals. On the date we issue the Contract, your original Guaranteed Lifetime Withdrawal Base equals Your Account Value. The anniversary of the date we issue your Contract is known as the "Contract Anniversary" and each one-year period between subsequent Contract Anniversaries is referred to as a "Contract Year."
Can the Guaranteed Lifetime Withdrawal Base change during the Accumulation Phase?
Yes. There are several ways that your Guaranteed Lifetime Withdrawal Base can increase or decrease during the Accumulation Phase:
1.	The Annual Benefit Base Review. On each Contract Anniversary during the Accumulation Phase, we do an Annual Benefit Base Review to see if you are eligible for an increase to your Guaranteed Lifetime Withdrawal Base. We will examine the following three items and Your Guaranteed Lifetime Withdrawal Base will be set equal to the greatest of:

(a)	the current Guaranteed Lifetime Withdrawal Base, adjusted for transactions in the previous Contract Year that affected the Guaranteed Lifetime Withdrawal Base;
(b)	Your Account Value as of the Contract Anniversary; or
(c)	the original Guaranteed Lifetime Withdrawal Base with a 5% roll-up. This is equal to the original Guaranteed Lifetime Withdrawal Base plus 5% of the original Guaranteed Lifetime Withdrawal Base for each Contract Anniversary that has been reached. An adjustment will be made to the calculations for transactions that increase or decrease the Guaranteed Lifetime Withdrawal Base.
Any increase to the Guaranteed Lifetime Withdrawal Base will be automatic if there are no terms and conditions changes. Otherwise, we require an election to increase the Guaranteed Lifetime Withdrawal Base (see Terms and Conditions of the Contract for an explanation of the impact upon the Guaranteed Lifetime Withdrawal Base if there is a terms and conditions change).
Note: Since the Contract Fee is calculated based on the Guaranteed Lifetime Withdrawal Base, increases to the Guaranteed Lifetime Withdrawal Base will result in higher Contract Fees. Under the automatic Annual Benefit Base Review feature, you agree to pay the larger Fee.
You can cancel the automatic Annual Benefit Base Review by notifying us.
2.	Additional Deposits to Your Account in the Accumulation Phase. The Contract permits you to make Additional Deposits to Your Account during the Accumulation Phase. Additional Deposits will result in an immediate increase to your Guaranteed Lifetime Withdrawal Base equal to the dollar amount of the Additional Deposit.
Note: We reserve the right to refuse to accept an Additional Deposit made into Your Account for your Guaranteed Lifetime Withdrawal Base that brings your Total Gross Deposits above $2,000,000 (see Suspension and Termination Provisions). Your Account Value may increase above $2,000,000 due to market performance without suspension.
3.	Early Withdrawals from Your Account. An Early Withdrawal is any withdrawal you take from Your Account prior to your elected Withdrawal Start Date (discussed later in this provision). Early Withdrawals will result in a decrease to your Guaranteed Lifetime Withdrawal Base. The amount of that decrease will be the greater of (a) or (b), where:

(a)	=	the dollar amount of the Early Withdrawal; and
(b)	=	a "proportional amount" derived from the following calculation: (A ÷ B) × C, where:
		A	=	the dollar amount of the Early Withdrawal;
		B	=	Your Account Value on the date of the Early Withdrawal; and
		C	=	your Guaranteed Lifetime Withdrawal Base on the date of the Early Withdrawal.
Note: When an Early Withdrawal occurs at a time when the market is doing well enough that Your Account Value exceeds the Guaranteed Lifetime Withdrawal Base, an Early Withdrawal will result in a dollar for dollar reduction in the Guaranteed Lifetime Withdrawal Base. When an Early Withdrawal occurs at a time when the market has declined so that Your Account Value is less than the Guaranteed Lifetime Withdrawal Base, an Early Withdrawal will result in a proportional reduction to the Guaranteed Lifetime Withdrawal Base. Furthermore, the more the market has declined (i.e., the greater the difference between Your Account Value and the Guaranteed Lifetime Withdrawal Base), the greater impact the proportional reduction will have on the remaining Guaranteed Lifetime Withdrawal Base resulting in a larger decrease to the overall Guaranteed Lifetime Withdrawals.
Example Early Withdrawal Calculations
In this example, the Account Value is greater than the Guaranteed Lifetime Withdrawal Base.			In this example, the Account Value is less than the Guaranteed Lifetime Withdrawal Base:
At the time of the Early Withdrawal:			At the time of the Early Withdrawal:
Account Value	=	$500,000	Account Value	=	$400,000
Guaranteed Lifetime Withdrawal Base	=	$450,000	Guaranteed Lifetime Withdrawal Base	=	$450,000
Withdrawal Amount	=	$15,000	Withdrawal Amount	=	$15,000
Guaranteed Lifetime Withdrawal Base reduction calculations:			Guaranteed Lifetime Withdrawal Base reduction calculations:
Dollar amount	=	$15,000	Dollar amount	=	$15,000

Example Early Withdrawal Calculations
In this example, the Account Value is greater than the Guaranteed Lifetime Withdrawal Base.			In this example, the Account Value is less than the Guaranteed Lifetime Withdrawal Base:
Proportional amount ($15,000 ÷ $500,000) x $450,000	=	$13,500	Proportional amount ($15,000 ÷ $400,000) x $450,000	=	$16,875
After the Early Withdrawal:			After the Early Withdrawal:
Account Value ($500,000 - $15,000)	=	$485,000	Account Value ($400,000 - $15,000)	=	$385,000
Guaranteed Lifetime Withdrawal Base ($450,000 - $15,000)	=	$435,000	Guaranteed Lifetime Withdrawal Base ($450,000 - $16,875)	=	$433,125
In the case of an Early Withdrawal that causes any reduction to your Guaranteed Lifetime Withdrawal Base, we will provide you with the opportunity to restore your Guaranteed Lifetime Withdrawal Base to the amount that was in effect prior to the Early Withdrawal. To do so, within 45 days of the withdrawal, you must make Additional Deposits to Your Account equal to or greater than the Early Withdrawal amount, and submit a request to us in writing to restore your Guaranteed Lifetime Withdrawal Base as of the date of the Early Withdrawal. In the event you restore your Guaranteed Lifetime Withdrawal Base after an Early Withdrawal, we reserve the right to limit this restoration of your Guaranteed Lifetime Withdrawal Base to one time per Contract Year, not to exceed three times during the life of the Contract. We will confirm with you that your Guaranteed Lifetime Withdrawal Base is restored, and will notify you if you reach the limit of withdrawal restorations.
What if the Account Value falls to the Minimum Account Value before the Withdrawal Start Date but your Guaranteed Lifetime Withdrawal Base is above zero?
If Your Account Value falls below the Minimum Account Value before your Withdrawal Start Date, your Contract will be suspended (see Suspension and Termination Provisions).
The Withdrawal Phase
What events trigger the Withdrawal Phase?
Your Account and the Contract will continue in the Accumulation Phase until you (or in the case of Co-Annuitants, the younger Co-Annuitant) reach the age of 55 and affirmatively elect to enter the second phase of the Contract – the Withdrawal Phase. To elect to enter the Withdrawal Phase, you and your Financial Advisor must complete a Withdrawal Phase election form and send the form to the Service Center.
What is the Withdrawal Start Date and what does it mean?
Your Withdrawal Start Date is the date that we receive a completed Withdrawal Phase election form indicating your choice, once you are eligible under the Contract to enter the Withdrawal Phase. The Withdrawal Phase entitles you to begin taking annual withdrawals up to the Guaranteed Lifetime Withdrawal Amount (discussed later in this provision) without reducing your Guaranteed Lifetime Withdrawal Base. To be eligible to enter the Withdrawal Phase, you must reach age 55 or older. In the case of Co-Annuitants, your eligibility to elect to enter the Withdrawal Phase is based on the date the younger Co-Annuitant reaches the age of 55. However, for Contracts owned by an IRA, distributions in an amount necessary to satisfy your minimum required distributions as provided in the Internal Revenue Code will not reduce your Guaranteed Lifetime Withdrawal Base, regardless of the age of your spouse. This means that if you must meet required minimum distributions, you may enter the Withdrawal Phase.
If you are eligible, and you wish to enter the Withdrawal Phase, you must complete a Withdrawal Phase election form. You may request the form through your Financial Advisor or from the Service Center. Your Withdrawal Start Date will be the date we receive your completed Withdrawal Phase election form at the Service Center, even if you do not take an actual withdrawal at that time. We will notify you that we received your completed Withdrawal Phase election form. If you take a withdrawal after the age of 55 and have not completed the Withdrawal Phase election form, you and your Financial Advisor will be notified. Upon notification, if you do not complete a Withdrawal Phase election form within 30 days, your withdrawal will be considered an Early Withdrawal and your Guaranteed Lifetime Withdrawal Base will be reduced as stated in the Early Withdrawals from Your Account section. Note: If your Withdrawal Start Date is in the initial Contract Year or in the year you turn 55, the amount of your initial withdrawals may be prorated based upon the number of days remaining in that calendar year.

If you do not affirmatively elect to enter the Withdrawal Phase, every withdrawal you take will be considered an Early Withdrawal. As described in the Early Withdrawals from Your Account section, Early Withdrawals will reduce your Guaranteed Lifetime Withdrawal Base. If you do not enter the Withdrawal Phase, you will continue to pay for the Guarantee but will not receive the benefit of the Guaranteed Lifetime Withdrawals.
Once you enter the Withdrawal Phase, the Early Withdrawal provisions of this prospectus are inapplicable to your Contract and your potential 5% roll-up to the Guaranteed Lifetime Withdrawal Base that was available in the Accumulation Phase will no longer be available.
What is the Guaranteed Lifetime Withdrawal Amount and how is it calculated?
The Guaranteed Lifetime Withdrawal Amount is the maximum amount you may withdraw each calendar year after your Withdrawal Start Date without reducing your Guaranteed Lifetime Withdrawal Base. The Guaranteed Lifetime Withdrawal Amount is calculated by multiplying your Guaranteed Lifetime Withdrawal Base by your Guaranteed Lifetime Withdrawal Percentage.
Your Guaranteed Lifetime Withdrawal Percentage depends on your age (or in the case of Co-Annuitants, the younger Co-Annuitant's age) at the time of the withdrawal. Your Guaranteed Lifetime Withdrawal Percentage will automatically increase on the calendar year after you (or in the case of Co-Annuitants, the younger Co-Annuitant) turns 65.
Your Age (or in the case of a Co-Annuitant, the age of the younger Co-Annuitant) at the time of the withdrawal	Guaranteed Lifetime Withdrawal Percentage
55 – 64	4%
65 or older	5%
In other words:
Guaranteed Lifetime Withdrawal Amount	=	Guaranteed Lifetime Withdrawal Base	X	Guaranteed Lifetime Withdrawal Percentage
Note: Although withdrawals taken that do not exceed the Guaranteed Lifetime Withdrawal Amount do not reduce the Guaranteed Lifetime Withdrawal Base, they do reduce Your Account Value.
Note: Your Guaranteed Lifetime Withdrawal Amount should be considered when you determine your periodic withdrawal strategy for retirement income or other purposes. Amounts withdrawn in excess of the Guaranteed Lifetime Withdrawal Amount will negatively impact your Guaranteed Lifetime Withdrawal Base and any Guaranteed Lifetime Income Payments that may be payable to you under this Contract in the future.
The Guaranteed Lifetime Withdrawal Amount is not cumulative. In other words, taking less than the Guaranteed Lifetime Withdrawal Amount in one calendar year does not entitle you to withdraw more than the Guaranteed Lifetime Withdrawal Amount in a subsequent calendar year.
Can the Guaranteed Lifetime Withdrawal Base change during the Withdrawal Phase?
Yes. There are several ways that your Guaranteed Lifetime Withdrawal Base can increase or decrease during the Withdrawal Phase:
1.	The Annual Benefit Base Review. On each Contract Anniversary during the Withdrawal Phase, we do an Annual Benefit Base Review to see if you are eligible for an increase to your Guaranteed Lifetime Withdrawal Base. We will examine the following two items and your Guaranteed Lifetime Withdrawal Base will be set equal to the greater of:
(a)	the current Guaranteed Lifetime Withdrawal Base, adjusted for transactions in the previous Contract Year that affected the Guaranteed Lifetime Withdrawal Base; or
(b)	Your Account Value as of the Contract Anniversary.
Any increase to the Guaranteed Lifetime Withdrawal Base will be automatic if there are no terms and conditions changes. Otherwise, we require an election to increase the Guaranteed Lifetime Withdrawal Base. See Terms and Conditions of the Contract for an explanation of the impact upon the Guaranteed Lifetime Withdrawal Base if there is a terms and conditions change.

Note: Since the Contract Fee is calculated based on the Guaranteed Lifetime Withdrawal Base, increases to the Guaranteed Lifetime Withdrawal Base will result in higher Contract Fees. Under the automatic Annual Benefit Base Review feature, you agree to pay the larger Fee.
You can cancel the automatic Annual Benefit Base Review by notifying us.
2.	Additional Deposits to Your Account in the Withdrawal Phase. Just as in the Accumulation Phase, the Contract permits you to make Additional Deposits to Your Account during the Withdrawal Phase, which will result in an immediate increase to your Guaranteed Lifetime Withdrawal Base equal to the dollar amount of the Additional Deposit.
Note: We reserve the right to refuse to accept an Additional Deposit made into Your Account for your Guaranteed Lifetime Withdrawal Base that brings your Total Gross Deposits above $2,000,000 (see Suspension and Termination Provisions). Your Account Value may increase above $2,000,000 due to market performance without suspension.
3.	Excess Withdrawals from Your Account. Excess Withdrawals are any withdrawals taken after your Withdrawal Start Date that, during any calendar year, exceed the Guaranteed Lifetime Withdrawal Amount. Excess Withdrawals will result in a decrease to your Guaranteed Lifetime Withdrawal Base. The amount of that decrease will be the greater of (a) or (b), where:

(a)	=	the dollar amount of the Excess Withdrawal (the amount withdrawn during any calendar year in excess of the Guaranteed Lifetime Withdrawal Amount); and
(b)	=	a "proportional amount" derived from the following calculation: (A ÷ B) × C, where:
		A	=	the dollar amount of the Excess Withdrawal;
		B	=	Your Account Value (which will be reduced by any Guaranteed Lifetime Withdrawal Amount taken) on the date of the Excess Withdrawal; and
		C	=	your Guaranteed Lifetime Withdrawal Base on the date of the Excess Withdrawal
Note: When an Excess Withdrawal occurs at a time when the market is doing well enough that Your Account Value exceeds the Guaranteed Lifetime Withdrawal Base, an Excess Withdrawal will result in a dollar for dollar reduction in the Guaranteed Lifetime Withdrawal Base. When an Excess Withdrawal occurs at a time when the market has declined so that Your Account Value is less than the Guaranteed Lifetime Withdrawal Base, an Excess Withdrawal will result in a proportional reduction to the Guaranteed Lifetime Withdrawal Base. Furthermore, the more the market has declined (i.e., the greater the difference between Your Account Value and the Guaranteed Lifetime Withdrawal Base), the greater impact the proportional reduction will have on the remaining Guaranteed Lifetime Withdrawal Base, resulting in a larger decrease to overall Guaranteed Lifetime Withdrawals.
Example Excess Withdrawal Calculations
In this example, the Account Value is greater than the Guaranteed Lifetime Withdrawal Base:			In this example, the Account Value is less than the Guaranteed Lifetime Withdrawal Base:
At the time of the Excess Withdrawal:			At the time of the Excess Withdrawal:
Account Value	=	$500,000	Account Value	=	$400,000
Guaranteed Lifetime Withdrawal Base	=	$450,000	Guaranteed Lifetime Withdrawal Base	=	$450,000
Guaranteed Lifetime Withdrawal Amount	=	$22,500	Guaranteed Lifetime Withdrawal Amount	=	$22,500
Withdrawal Amount	=	$30,000	Withdrawal Amount	=	$30,000
Excess Withdrawal Amount ($30,000 - $22,500)	=	$7,500	Excess Withdrawal Amount ($30,000 - $22,500)	=	$7,500
Guaranteed Lifetime Withdrawal Base reduction calculations:			Guaranteed Lifetime Withdrawal Base reduction calculations:
Dollar amount	=	$7,500	Dollar amount	=	$7,500
Proportional amount ($7,500 ÷ $477,500) x $450,000	=	$7,068	Proportional amount ($7,500 ÷ $377,500) x $450,000	=	$8,940
After the Excess Withdrawal:			After the Excess Withdrawal:
Account Value ($500,000 - $30,000)	=	$470,000	Account Value ($400,000 - $30,000)	=	$370,000
Guaranteed Lifetime Withdrawal Base ($450,000 - $7,500)	=	$442,500	Guaranteed Lifetime Withdrawal Base ($450,000 - $8,940)	=	$441,060

If your Contract is issued as an asset in an IRA, and the only withdrawals you take from the assets in Your Account are those taken to meet required minimum distributions for that account under the Internal Revenue Code, those withdrawals will not be considered Excess Withdrawals, even if the withdrawal exceeds the Guaranteed Lifetime Withdrawal Amount.
In the case of an Excess Withdrawal that causes any reduction to your Guaranteed Lifetime Withdrawal Base, we will provide you with the opportunity to restore your Guaranteed Lifetime Withdrawal Base to the amount that was in effect prior to the Excess Withdrawal. To do so, within 45 days of the withdrawal, you must make Additional Deposits to Your Account equal to or greater than the Excess Withdrawal amount, and submit a request to us in writing to restore your Guaranteed Lifetime Withdrawal Base as of the date of the Excess Withdrawal. In the event you restore your Guaranteed Lifetime Withdrawal Base after an Excess Withdrawal, we reserve the right to limit this restoration of your Guaranteed Lifetime Withdrawal Base to one time per Contract Year, not to exceed three times during the life of the Contract. We will confirm with you that your Guaranteed Lifetime Withdrawal Base is restored, and will notify you if you reach the limit of withdrawal restorations.
Note: The Guaranteed Lifetime Withdrawal Base will never decrease due to market performance, even if Your Account Value goes down.
Do Early Withdrawals and Excess Withdrawals affect the Guaranteed Lifetime Withdrawal Amount and the Guaranteed Lifetime Withdrawal Base differently?
Yes. Early Withdrawals are considered "early" because they are taken before your Withdrawal Start Date, when your Guaranteed Lifetime Withdrawal Amount has not yet been established. If you take Early Withdrawals, your Guaranteed Lifetime Withdrawal Base will be reduced by the greater of the dollar amount of the Early Withdrawal or the proportional amount calculation. The proportional amount calculation for Early Withdrawals (as described above) uses Your Account Value at the time of the Early Withdrawal.
Excess Withdrawals are in "excess" of your Guaranteed Lifetime Withdrawal Amount, an amount established after your Withdrawal Start Date. If you take withdrawals in excess of your Guaranteed Lifetime Withdrawal Amount, your Guaranteed Lifetime Withdrawal Base will be reduced by the greater of the dollar amount of the Excess Withdrawal or the proportional amount calculation. The proportional amount calculation for Excess Withdrawals (as described above) will apply to Your Account Value on the date of the Excess Withdrawal (minus any Guaranteed Lifetime Withdrawal Amount taken on that day). Thus, Your Account Value is reduced by the Guaranteed Lifetime Withdrawal Amount and any Excess Withdrawal Amount.
What if the Account Value and the Guaranteed Lifetime Withdrawal Base decline to zero due to Excess Withdrawals during the Withdrawal Phase?
If both Your Account Value and the Guaranteed Lifetime Withdrawal Base decline to zero, the Contract will automatically terminate without value.
Triggering the Income Phase
What events will trigger the Income Phase?
Your Account will continue in the Withdrawal Phase until any of the following events, referred to as "triggering events," occurs:
•	Your Account Value, after your Withdrawal Start Date, falls below the greater of $10,000 or the Guaranteed Lifetime Withdrawal Amount (the "Minimum Account Value");
•	Your Account Value is invested in the Minimum Account Value Eligible Portfolio, as discussed in the Suspension and Termination Provisions section, and you reach your Withdrawal Start Date; or
•	You, after your Withdrawal Start Date, affirmatively elect to begin the Income Phase by submitting the appropriate administrative forms.
For Contracts owned by an IRA, the Co-Annuitant for whom the IRA was established shall not be precluded from entering the Income Phase if a triggering event occurs, regardless of the age of their spouse.
Note: It is possible that you may never begin the Income Phase. If you (and your spouse, if the Spousal Continuation Option is elected) die before any of the triggering events occurs, no benefit is payable under this Contract.

How is the Contract transitioned into the Income Phase?
If, and when, a triggering event occurs, we will send you a written notice informing you that you have met all of the conditions in order for your Contract to transition from the Withdrawal Phase to the Income Phase. The notice will contain an Income Phase election form.
If you decide to transition your Contract into the Income Phase, you must return the executed Income Phase election form to the Service Center and instruct MSSB to liquidate Your Account and transfer any remaining balance to us. Any unpaid Contract Fee will be charged against Your Account on a pro-rated basis, but will not affect your Guaranteed Lifetime Withdrawal Base. We will accept those assets as a premium payment for your immediate fixed income annuity contract ("Annuity"). Shortly thereafter, we will issue your Annuity, and we will begin making Guaranteed Lifetime Income Payments to you. The date the Annuity is issued is referred to as the "Annuity Commencement Date." The Guaranteed Lifetime Income Payments will continue for as long as you (or your spouse, if the Spousal Continuation Option is elected) live.
If you decide not to transition your Contract into the Income Phase by indicating your choice on the Income Phase election form and returning the form to the Service Center, your Contract will terminate and we will make no payments to you.
If we do not receive an Income Phase election form within 90 days of sending it from the Service Center, we will assume you do not intend to transition your Contract into the Income Phase and you wish to terminate your Contract. The Contract Fees that you have paid us, including the fees that you paid during this 90 day period, will not be refunded. You will not receive any benefits of the Guarantee and will not receive any Guaranteed Lifetime Income Payments from us.
The Income Phase
How much will each Guaranteed Lifetime Income Payment be?
Each Guaranteed Lifetime Income Payment will be the same amount as your most recent Guaranteed Lifetime Withdrawal Amount. However, your first Guaranteed Lifetime Income Payment will be prorated based on the amount previously withdrawn during the calendar year prior to beginning the Income Phase. No Additional Deposits and no Guaranteed Lifetime Withdrawals are permitted.
Will the Guaranteed Lifetime Income Payment ever increase or decrease?
No. The Guaranteed Lifetime Income Payments will always be the same amount.
How often are the Guaranteed Lifetime Income Payments paid?
The Guaranteed Lifetime Income Payments will be paid to you at the frequency you request on your Income Phase election form.
Note: Although you elect the frequency of payment, we reserve the right to decrease the frequency so that each scheduled payment is at least $100.
How long will the Guaranteed Lifetime Income Payments be paid?
Once the Guaranteed Lifetime Income Payments begin, they will continue until the death of the Annuitant (or the Co-Annuitant if the Spousal Continuation Option was elected).
Terms and Conditions of the Contract
What does it mean to have a change in "terms and conditions" of the Contract?
Nationwide can change certain terms and conditions of the Contract after you have purchased the Contract. These terms and conditions are: determination of which Select UMA Models are Eligible Portfolios and changes to the Contract Fee Percentages associated with the Eligible Portfolios.

How will a change to the terms and conditions of the Contract affect an existing Contract?
If Nationwide changes one or more terms and conditions of the Contract after it is issued, the change will not apply to your Contract unless you agree to such change. Your acceptance or rejection of any such change will impact the Annual Benefit Base Review which, as of the effective date of the change of terms and conditions, will no longer be automatic. Rather, in order to take advantage of any Annual Benefit Base Review, you will have to consent to have the Annual Benefit Base Review applied to your Contract. In other words, in order to receive the benefit associated with the Annual Benefit Base Review, you must also accept the new terms and conditions associated with the Contract. At the time of the terms and conditions change, we will provide you with the information necessary to make this determination. Specifically, we will provide: Your Account Value; the current Guaranteed Lifetime Withdrawal Base; the current terms and conditions associated with the Contract; and instructions on how to communicate your election to Nationwide.
If you accept the new terms and conditions associated with the Contract, we will continue with the Annual Benefit Base Review at the time of your next Contract Anniversary.
If you refuse to accept the terms and conditions, or we do not receive your election to accept the terms and conditions change within 60 days after the day we send notification to you (in which case we will assume you do not intend to invoke the Annual Benefit Base Review), the new terms and conditions of the Contract will not apply to your Contract. Your Guaranteed Lifetime Withdrawal Base will stay at the same value as of the most recent Contract Anniversary and you will no longer have an Annual Benefit Base Review. However, if you submit Additional Deposits to Your Account, you will receive a dollar for dollar increase to your Guaranteed Lifetime Withdrawal Base. Once you decline a terms and conditions change, you will no longer be permitted to accept any other terms and conditions change or reinstate your Annual Benefit Base Review.
If we re-characterize an Eligible Portfolio to a Former Eligible Portfolio, you will be notified of this term and condition change as stated in this section. If you choose to switch to another Eligible Portfolio, you may continue your Annual Benefit Base Review. If you choose to remain in the Former Eligible Portfolio, you will no longer be permitted to accept any other terms and conditions change or reinstate your Annual Benefit Base Review, and the cost of the Former Eligible Portfolio will remain the same. If MSSB no longer offers a Former Eligible Portfolio, the terms of the Suspension and Termination Provisions section will apply.
During the first two years of the Contract, we guarantee that the Contract Fee Percentage will not increase from the price that was in effect at the time you purchased the Contract. Other terms and conditions may change upon notice to you as stated above. After your second Contract Anniversary, Contract Fee Percentage changes are considered a term and condition change. Any Contract Fee Percentage increase will not rise above the maximum Contract Fee Percentage provided in the How much will the Contract cost? and The Contract Fee sections of this prospectus, and you will be notified of any terms and conditions change according to this Terms and Conditions of the Contract section.
Spousal Continuation Option
What is the Spousal Continuation Option?
The Spousal Continuation Option allows, upon your death, your surviving spouse to continue the Contract and receive all the rights and benefits associated with the Contract, including Guaranteed Lifetime Withdrawals and, possibly, Guaranteed Lifetime Income Payments.
Election of the Spousal Continuation Option.
The following conditions apply to Contracts electing the Spousal Continuation Option:
(1)	The Spousal Continuation Option must be elected at the time of application, and the younger spouse must be between 45 and 80 and the older spouse must be 84 or younger.
(2)	Both spouses (or a revocable trust of which either or both of the spouses is/are grantor(s)) must be named as owners of Your Account and the Annuitant(s) of Your Contract. For Contracts issued to IRAs and Roth IRAs, you and your spouse must be Co-Annuitants, and the person for whom the IRA or Roth IRA was established must name their spouse the sole beneficiary of Your Account.
(3)	If, prior to the Withdrawal Start Date, your marriage terminates due to divorce, dissolution, or annulment, or a Co-Annuitant dies, we will remove the Spousal Continuation Option from your Contract after you submit to the Service

Center a written request and evidence of the marriage termination or death that is satisfactory to Nationwide. After removal of the Spousal Continuation Option, we will not charge you the Spousal Continuation Option Fee Percentage. Once the Spousal Continuation Option is removed from the Contract, the option may not be re-elected or added to cover a subsequent spouse.
(4)	If, on or after the Withdrawal Start Date, your marriage terminates due to divorce, dissolution, or annulment, or a Co-Annuitant dies, you may not remove the Spousal Continuation Option from the Contract. The remaining Owner of the Contract will continue to be charged the Spousal Continuation Option Fee Percentage, and after the remaining Owner of the contract submits to the Service Center a written request in a form acceptable to Nationwide, the remaining Owner of the Contract's former spouse will no longer be eligible to receive withdrawals.
(5)	For Contracts with non-natural owners (other than IRAs), one spouse must be the Annuitant and the other spouse must be the Co-Annuitant.
(6)	Upon either Co-Annuitant's death, the surviving spouse must keep Your Account open and comply with all of the requirements of this Contract.
(7)	If you enter the Income Phase of the Contract, both you and your spouse must be named primary beneficiaries of the Contract at that time to ensure the Guaranteed Lifetime Income Payments will continue for both lives.
How much does the Spousal Continuation Option cost?
The maximum Spousal Continuation Option Fee Percentage is 0.30% of your Guaranteed Lifetime Withdrawal Base. Currently, the Spousal Continuation Option Fee Percentage is 0.20% of your Guaranteed Lifetime Withdrawal Base and is assessed in the same manner and at the same time as the Contract Fee. The Spousal Continuation Fee is in addition to the Contract Fee, resulting in a maximum total of 1.75% and a current total of 1.20%.
Is it possible to pay for the Spousal Continuation Option but not receive a benefit from it?
There are situations where you would not receive the benefit of the Spousal Continuation Option. For example, if on or after the Withdrawal Start Date your spouse dies before you, the benefits associated with the option will not be realized. Also, if withdrawals are taken after the Withdrawal Start Date and your marriage terminates due to death, divorce, dissolution, or annulment, you may not remove the Spousal Continuation Option from the Contract and you must continue to pay the Spousal Continuation Option Fee.
The Contract Fee
How much is the Contract Fee?
The maximum Contract Fee Percentage for the Contract is a rate of 1.45% of the Guaranteed Lifetime Withdrawal Base. The current Contract Fee Percentage is 1.00% of the Guaranteed Lifetime Withdrawal Base. If you choose to elect the Spousal Continuation Option, there is an additional fee (see How much does the Spousal Continuation Option cost?). Once your Contract is issued, the Contract Fee associated with your Contract will not increase, except possibly, if you affirmatively elect the change of any terms and conditions, or if you have to go to the Minimum Account Value Eligible Portfolio and the Contract Fee Percentage is higher (see Terms and Conditions of the Contract).
The Contract Fee is in addition to charges that are imposed in connection with advisory, custodial, platform and other services, or charges imposed by Investment Products comprising Your Account at MSSB.
We provide a price guarantee during the first two years that you own the Contract. During this time, your Contract Fee Percentage will not increase above the Contract Fee Percentage that was in place at the date of issuance of the Contract. After your second Contract Anniversary, a change in the Contract Fee Percentage will be considered a terms and conditions change (see Terms and Conditions of the Contract).
Some states and other governmental entities (e.g., municipalities) charge premium taxes or similar taxes to Nationwide. Nationwide will not pass these taxes through to the Contract owner.

When and how is the Contract Fee assessed?
The Contract Fee is only assessed during the Accumulation and Withdrawal Phases of the Contract. It is deducted from Your Account on a calendar quarter basis at the beginning of each quarter in the same manner as MSSB's advisory fees for Your Account. The Fee is paid in advance based on the value of the Guaranteed Lifetime Withdrawal Base as of the last day of the previous calendar quarter. If you make an Additional Deposit or take an Early or Excess Withdrawal during the pre-paid quarter, your Fee will not be impacted for that quarter since the Fee was paid in advance. The Fee for the following quarter will be impacted because the Guaranteed Lifetime Withdrawal Base will reflect any increase from an Additional Deposit or a decrease from an Early or Excess Withdrawal.
The Contract Fee Percentage is assessed at the beginning of the quarter because it corresponds with MSSB's billing, and the quarterly billing will have no other impact other than to reduce Your Account Value. The Contract Fee will be deducted by MSSB and remitted to us. To facilitate this, you must sign the Client Agreement allowing MSSB to deduct the Fee from Your Account. The sale or transfer of investments in Your Account to pay the Contract Fee will not reduce your Guaranteed Lifetime Withdrawal Base, but will reduce Your Account Value.
For example:
Contract Fee Percentage:	1.00%
Number of days in calendar quarter:	90
Number of days in the calendar year:	365
Guaranteed Lifetime Withdrawal Base (as of the end of the previous quarter):	$ 500,000
Contract Fee Calculation: $500,000 x [1.00% x (90 ÷ 365)] =	$1,232.87
If your Contract is issued in the middle of a quarter, we will prorate your Contract Fee for that quarter. Thereafter, the Fee for the next calendar quarter will be calculated based on the Guaranteed Lifetime Withdrawal Base as of the end of the prior calendar quarter. If you terminate your Contract in the middle of a quarter, we will prorate that quarter's Fee and will return the remainder to you.
We will allow you the flexibility to pay the Fees in ways other than through a deduction from Your Account consistent with your Client Agreement.
Will the Contract Fee be the same amount from quarter to quarter?
Since the Fee is based on your Guaranteed Lifetime Withdrawal Base at the end of the previous quarter, any time the Guaranteed Lifetime Withdrawal Base increases (via Additional Deposits or the Annual Benefit Base Review) so does the amount of the Fee for the next quarter. Likewise, any time the Guaranteed Lifetime Withdrawal Base decreases (via Early Withdrawals or Excess Withdrawals), so does the amount of the Fee for the next quarter. Additionally, if you elect an Annual Benefit Base Review when a higher or lower Contract Fee Percentage is in effect, the dollar amount of your Contract Fee will increase or decrease accordingly. Thus, the only way the dollar amount of your Contract Fee will remain the same is if your Guaranteed Lifetime Withdrawal Base and the Contract Fee Percentage associated with your Contract stays the same.
Will advisory and other fees impact the Account Value and the Guarantee under the Contract?
They might. The provisions of your Contract currently allow for a "Withdrawal Exception" whereby withdrawals up to a certain amount can be deducted from Your Account each calendar quarter to pay for MSSB's advisory and other service fees associated with Your Account without being considered Early Withdrawals/Excess Withdrawals, as applicable. Currently, the maximum amount of the Withdrawal Exception is a total of 3.00% of Your Account Value each calendar year.
If MSSB's actual fees for advice and other services exceed 3.00% of Your Account Value, and you withdraw the entire fee amount from Your Account, the amount withdrawn above the 3.00% limit will be considered an Early Withdrawal/Excess Withdrawal, as applicable, and will reduce your Guaranteed Lifetime Withdrawal Base. This means that if you have not yet reached your Withdrawal Start Date and you exceed the Withdrawal Exception, you will have an Early Withdrawal. If you have reached your Withdrawal Start Date and you exceed the Withdrawal Exception, you will have an Excess Withdrawal if you also take the full Guaranteed Lifetime Withdrawal Amount for that year. Both Early Withdrawals and Excess Withdrawals reduce your Guaranteed Lifetime Withdrawal Base.

Managing Withdrawals from Your Account
There are many factors that will influence your decision of when to take withdrawals from Your Account and in what amount. No two investors' situations will be exactly the same. You should carefully weigh your decision to take withdrawals from Your Account, the timing of the withdrawals, and the amounts. You should consult with your Financial Advisor and a tax advisor. In addition to the advice you may receive from your advisor, here are a few things to consider:
First:	Early Withdrawals and Excess Withdrawals will reduce your Guaranteed Lifetime Withdrawal Base. The reduction may be substantial, especially if Your Account Value is significantly lower than it was when the Guaranteed Lifetime Withdrawal Base was last computed or adjusted.
Second:	Once you are ready to begin taking withdrawals of the Guaranteed Lifetime Withdrawal Amount from Your Account, consider setting up a quarterly, monthly or other systematic withdrawal program. Doing so may help limit the risk that you will make an Excess Withdrawal.

Third:	Consider the timing of your withdrawals. Because your Guaranteed Lifetime Withdrawal Base can increase on your Contract Anniversary via the automatic Annual Benefit Base Review, the higher Your Account Value is on your Contract Anniversary, the more likely you will be to receive an increase in your Guaranteed Lifetime Withdrawal Base. You might have a higher Guaranteed Lifetime Withdrawal Base if you defer withdrawals until after your Contract Anniversary.
Fourth:	Consider that the longer you wait to begin taking withdrawals of the Guaranteed Lifetime Withdrawal Amount, the less likely it is that you will receive any Guaranteed Lifetime Income Payments. Taking withdrawals reduces Your Account Value. If you wait to begin taking withdrawals, you are likely to reach the Minimum Account Value later in your life, and at the same time, your remaining life expectancy will be shorter.
Death Provisions
The treatment of the Contract upon the death of an Annuitant depends on a number of factors. Those include whether the Contract Owner is a natural or non-natural person, whether there is a Co-Annuitant, and whether the Contract is in the Accumulation or Withdrawal Phase or the Income Phase.
		Annuitant's Death in Accumulation or Withdrawal Phase	Annuitant's Death in Income Phase
Sole Contract Owner	Sole Annuitant (no Spousal Continuation Option)	The Contract terminates and we will make no payments under the Contract. We will return that portion of the current quarter's Contract Fee attributable to the time period between your death and the end of the current calendar quarter.	We will calculate the remaining amount of transferred Account Value that has not yet been paid to you in the form of Guaranteed Lifetime Income Payments. We will make payments to your beneficiary in the same frequency as the Withdrawal Phase in the amount equal to your Guaranteed Lifetime Withdrawals until that amount has been paid. If all remaining transferred Account Value has already been paid to you at the time of your death in the form of Guaranteed Lifetime Income Payments, we will make no further payments.
Co-Annuitants (spouses with the Spousal Continuation Option)	If the Contract Owner/Co-Annuitant of the Contract dies, the Contract will continue with the surviving Co-Annuitant as the sole Contract Owner and sole Annuitant.	• If the Contract Owner/Co-Annuitant of the Contract dies, we will continue to make Guaranteed Lifetime Income Payments to the surviving Contract Owner/Co-Annuitant for the duration of his or her lifetime.
• Upon the surviving Contract Owner/Co-Annuitant's death, we will calculate the remaining amount of transferred Account Value that has not yet been paid in the form of Guaranteed Lifetime Income Payments. We will make payments to your beneficiary in the same frequency as the Withdrawal Phase in the amount equal to the Guaranteed Lifetime Withdrawals until that amount has been paid.

		Annuitant's Death in Accumulation or Withdrawal Phase	Annuitant's Death in Income Phase
Joint Contract Owners (spouses)	Sole Annuitant (no Spousal Continuation Option)	If a Joint Owner who is the Annuitant dies, the Contract terminates and we will make no payments under the Contract. We will return that portion of the current quarter's Contract Fee attributable to the time period between your death and the end of the current calendar quarter.	If a Joint Owner who is the Annuitant dies, we will calculate the remaining amount of transferred Account Value that has not yet been paid to you in the form of Guaranteed Lifetime Income Payments. We will make payments to your beneficiary in the same frequency as the Withdrawal Phase in the amount equal to your Guaranteed Lifetime Withdrawals until that amount has been paid. If all remaining transferred Account Value has already been paid to you at the time of your death in the form of Guaranteed Lifetime Income Payments, we will make no further payments.
		If a Joint Owner who is not the Annuitant dies, the Contract will continue with the surviving Joint Owner/Annuitant as the sole Contract Owner.	If a Joint Owner who is not the Annuitant dies, the Contract will continue with the surviving Joint Owner/Annuitant as the sole Contract Owner receiving Guaranteed Lifetime Income Payments.
Co-Annuitants (spouses with the Spousal Continuation Option)	If a Joint Owner/Co-Annuitant dies, the Contract will continue with the surviving Joint Owner/Co-Annuitant as the sole Contract Owner and sole Annuitant.	• If a Joint Owner/Co-Annuitant dies, we will continue to make Guaranteed Lifetime Income Payments to the surviving Joint Owner/Co-Annuitant for the duration of his or her lifetime.
• Upon the surviving Joint Owner/Co-Annuitant's death, we will calculate the remaining amount of transferred Account Value that has not yet been paid in the form of Guaranteed Lifetime Income Payments. We will make payments to your beneficiary in the same frequency as the Withdrawal Phase in the amount equal to the Guaranteed Lifetime Withdrawals until that amount has been paid.
Marriage Termination Provisions
In the event of a divorce, dissolution or annulment whose decree or other agreement affects a Contract, we will require written notice in a manner acceptable to us.
Marriage termination in the Accumulation or Withdrawal Phases.
If the marriage terminates during the Accumulation or Withdrawal Phase and you did not elect the Spousal Continuation Option:
•	If you remain the sole owner of Your Account, there will be no change to the Contract.
•	If your former spouse becomes the sole owner of Your Account, the Contract will be issued as a new Contract, with a new Guaranteed Lifetime Withdrawal Base (calculated as of the date the new Contract is issued) with your former spouse as Contract Owner and Annuitant, and the Contract will terminate upon the death of the Annuitant. Alternately, the former spouse may elect to terminate the Contract.
•	If Your Account is divided between you and your former spouse, the Contract will be reissued as two Contracts (one to each of the former spouses). The Guarantee will not carry over and a new Guaranteed Lifetime Withdrawal Base will be established based on the value of each new account as of the date the new Contracts are issued. Each former spouse will be the named Contract Owner and Annuitant of their respective reissued Contract, and each Contract will terminate upon the death of the respective Annuitant. Alternately, each former spouse may elect to terminate their respective Contract.
If the marriage terminates during the Accumulation or Withdrawal Phases and you elected the Spousal Continuation Option:

•	If Your Account is taken over solely by one of the Joint Owners (the "Receiving Joint Owner"), the Receiving Joint Owner may elect whether to have the Contract reissued with him/her as the sole Contract Owner and Annuitant, or continue the Contract with both former spouses remaining as Joint Owners and the Receiving Joint Owner as the annuitant. In either situation, the Contract will terminate upon the death of the Annuitant. Alternately, the Receiving Joint Owner may elect to terminate the Contract.
•	If Your Account is divided between the Joint Owners (the former spouses), the Contract will be reissued as two Contracts (one to each of the former spouses), with the contractual Guarantee divided in proportion to the division of the assets in Your Account and a new Guaranteed Lifetime Withdrawal Base will be established for each Contract based on the value of each account as of the date the new Contracts are issued. The Joint Owners may remain as Joint Owners on each reissued Contract, with one former spouse named as Annuitant on each of the Contracts, or each may become the sole Contract Owner and Annuitant on their respective reissued Contract. In either situation, the Contract will terminate upon the death of the Annuitant. Alternately, each former spouse may elect to terminate their respective Contract.
Marriage termination in the Income Phase.
If, during the Income Phase, the marriage terminates, the Contract will not be reissued. We will make Guaranteed Lifetime Income Payments to one or more payees as set forth in the relevant decree, order, or judgment.
Contract Owners should consult with their own advisors to assess the tax consequences associated with these marriage termination provisions.
Suspension and Termination Provisions
Suspension and termination provisions only apply during the Accumulation and Withdrawal Phases of the Contract.
What does it mean to have a suspended Contract?
Contract suspension will not otherwise change or suspend the calculation of the benefits or charges under your Contract.
If you do not cure the suspension of your Contract, we will terminate your Contract, which will eliminate the Guarantee. You will not receive any benefits of the Guarantee and will not receive any Guaranteed Lifetime Income Payments from us.
What will cause a Contract to be suspended?
There are several events that can cause a Contract to be suspended. Some of them are within your control; some are not. We reserve the right to suspend the Contract if any of the following events occur:
•	You do not comply with any provision of this prospectus, including, but not limited to, the requirement that you maintain Your Account at MSSB and invest the assets as required by an Eligible Portfolio or a Former Eligible Portfolio, and the requirement that you execute an agreement that provides for the deduction and remittance of the Contract Fee;
•	Your Account Value falls below the Minimum Account Value;
•	MSSB no longer manages any Eligible Portfolios or Former Eligible Portfolios; or
•	You make an Additional Deposit to Your Account when Your Account already exceeds $2,000,000 in Total Gross Deposits, or you make an Additional Deposit to Your Account that causes Your Account to exceed $2,000,000 in Total Gross Deposits.
If one of the suspension events occurs, we will provide you with a suspension notice indicating what exactly is triggering the suspension and when the termination will occur. The purpose of this notice is to give you the opportunity to cure the issue that has triggered the suspension. You will have 45 days to correct the suspension event. If you correct the issue within 45 days in a manner acceptable to us, the termination will not take effect.
What can be done to take the Contract out of suspension?
The notice will indicate that there is a specific suspension period, during which you will have the ability to preserve the Guarantee associated with your Contract. The notice will contain a description of one or more actions you can take to take the Contract out of suspension and avoid termination.
If you do not or cannot cure the issue causing the suspension by the end of the suspension period, your Contract will terminate on the date indicated in the notice.

Specific suspension events and their cures.
Your Account Value falls to the Minimum Account Value before the Withdrawal Start Date.
If Your Account Value falls below the Minimum Account Value before your Withdrawal Start Date, your Contract will be suspended. The suspension notification will indicate that you must elect one of three options for the Contract:
1.	Make Additional Deposits to Your Account to bring Your Account Value above the Minimum Account Value;
2.	Transfer Your Account Value to the Minimum Account Value Eligible Portfolio. The Minimum Account Value Eligible Portfolio is only available to Contract Owners whose Account Value falls below the Minimum Account Value before the Withdrawal Start Date; or
3.	Terminate the Contract.
If you choose to invest in the Minimum Account Value Eligible Portfolio under these circumstances, Your Account Value must remain allocated to the Minimum Account Value Eligible Portfolio until your Withdrawal Start Date, at which time Your Account will transition to the Income Phase, as discussed in the Triggering the Income Phase section.
The Minimum Account Value Eligible Portfolio currently available with a Contract Fee Percentage of 1.00% is:
Eligible Portfolio	Target Allocations
	U.S. Equity
Minimum Account Value Eligible Portfolio	U.S. Large Cap Value Equity	U.S. Large Cap Growth Equity	U.S. Mid Cap Value Equity	U.S. Mid Cap Growth Equity	U.S. Small Cap Value Equity		U.S. Small Cap Growth Equity
	0%	0%	0%	0%	0%	0%
Composition	International Equity		U.S. Fixed Income		International Fixed Income		Cash
	Developed International Equity	Emerging Markets Equity	U.S. Core Fixed Income	U.S. High Yield Fixed Income	International Fixed Income	Cash/U.S. Short Duration Bond
100% Fixed	0%	0%	40 - 60%	0 - 20%	5 - 25%		20 - 40%
Investment Strategy: Fixed Income- An all fixed income model for a most conservative investor that seeks conservative risk investments with minimal market volatility. In order to accommodate a lower account value, the portfolio is only comprised of exchange traded funds (ETFs) which have lower minimum investment requirements.
Investment Objective: The investment objective for this Model has a primary emphasis on capital preservation. This Model is classified to have low volatility. It is most suitable for an investor that is comfortable with minimal fluctuations in their portfolio, and the possibility of larger declines in value, in order to grow their portfolio over time.
Investment Risk: Fixed income is historically considered less risky than equities. The Minimum Account Value Eligible Portfolio has 100% of the assets in fixed income or cash. Therefore, of all of the Eligible Portfolios, this portfolio provides the most conservative investment risk.
Benchmark: 70% BC Aggregate Bond (U.S. Fixed Income)/30% 90-Day T-Bills (Cash)
For a summary of the asset categories and benchmark indices, please refer to the Eligible Portfolios summary earlier in the prospectus.
If you do not notify us of your election by the end of the suspension period, we will assume that you intend to terminate the Contract.
MSSB no longer manages any Eligible Portfolios or Former Eligible Portfolios.
If MSSB no longer manages any Eligible Portfolios or Former Eligible Portfolios, and Nationwide no longer partners with MSSB, we reserve the right to suspend the Contract. The only way to cure this suspension (to preserve your Guarantee under the Contract) is to transfer Your Account Value to a third party account approved by us or to an annuity contract that we, or one of our affiliates, offer.
•	If you decide to transfer to a third party account approved by us, please keep in mind the following:
❍	The charges for those products may be higher than the Contract Fee Percentage assessed in connection with your Contract;
❍	You will not be charged any transfer fees by us other than the termination fees imposed by your custodian consistent with your custodial agreement; and
❍	The value transferred for the Guarantee will be equal to the Guaranteed Lifetime Withdrawal Base on the Valuation Day of the transfer (a Valuation Day is any day the New York Stock Exchange is open for trading).

•	If you decide to transfer Your Account Value to an annuity contract that we, or one of our affiliates, offer, the amount transferred to the new annuity contract will be equal to the value of Your Account on the Valuation Day of the transfer, and the basis for your Guarantee will be equal to the Guaranteed Lifetime Withdrawal Base on the Valuation Day of the transfer.
•	If you choose not to transfer Your Account Value, or fail to transfer Your Account Value before the end of the suspension period, the Contract and the Guarantee will terminate.
Additional Deposits that exceed $2,000,000 in Total Gross Deposits
We must manage the risk that your Guaranteed Lifetime Payments may become too large for us to guarantee. While we do not manage Your Account, we maintain sole discretion as to how high your Guaranteed Lifetime Withdrawal Base may increase. Therefore, we reserve the right to refuse to accept an Additional Deposit made into Your Account for your Guaranteed Lifetime Withdrawal Base that brings your Total Gross Deposits above $2,000,000. Our decision to accept your Additional Deposit for your Guaranteed Lifetime Withdrawal Base will be based on one or more factors, including but not limited to: age, spouse age (if applicable), Annuitant age, state of issue, total Account Value, election of the Spousal Continuation Option, current market conditions, and current hedging costs. All such decisions will be based on internally established actuarial guidelines and will be applied in a nondiscriminatory manner. Note: If you have more than one MSSB account with this Guarantee, the $2,000,000 limit in Total Gross Deposits applies to the aggregate account value of Your Accounts.
Since you will not independently be able to make the determination as to whether an Additional Deposit will be accepted for your Guaranteed Lifetime Withdrawal Base, you and your Financial Advisor should contact the Service Center prior to making any Additional Deposit that you suspect may exceed $2,000,000 in Total Gross Deposits. We will assist you in determining whether your Additional Deposit will be accepted for your Guaranteed Lifetime Withdrawal Base calculation. This pre-deposit inquiry prevents an inadvertent suspension of your Contract, because submitting Additional Deposits that exceed the $2,000,000 in Total Gross Deposits limit without Nationwide's prior approval will suspend your Contact, which could lead to Contract termination.
More specifically, the following scenarios apply to the Contract:
•	Pre-Deposit Inquiry. If you contact us before you submit an Additional Deposit that you know or suspect will exceed the $2,000,000 in Total Gross Deposits limit, we will perform an analysis and make a determination as to whether we will accept the Additional Deposit for your Guaranteed Lifetime Withdrawal Base. We will notify you of our determination within a reasonable time.
❍	If we permit the application of all or a portion of an Additional Deposit to the Guaranteed Lifetime Withdrawal Base calculation, that amount will be reflected in your Guaranteed Lifetime Withdrawal Base at the time you deposit the Additional Deposit to Your Account, provided such deposit is made within 5 days of our notification of approval and provided that such deposit does not exceed the amount evaluated in the pre-deposit inquiry. If you make such Additional Deposit after the expiration of the permitted time period, or it is for an amount greater than that submitted in the pre-deposit inquiry, we will treat the Additional Deposit as if no pre-deposit inquiry was made (see "No Pre-Deposit Inquiry" below) and will immediately suspend your Contract.
❍	If we exercise our right to refuse to accept all or a portion of an Additional Deposit for the Guaranteed Lifetime Withdrawal Base (and you have not made the Additional Deposit), we will not suspend your Contract. If however, you proceed to make the Additional Deposit after our notification of our refusal to accept the Additional Deposit for your Guaranteed Lifetime Withdrawal Base, we will treat the Additional Deposit as if no pre-deposit inquiry was made (see "No Pre-Deposit Inquiry" below) and will immediately suspend your Contract.
•	No Pre-Deposit Inquiry. If you do not contact us before you submit an Additional Deposit that causes Your Account to exceed the $2,000,000 in Total Gross Deposits limit, we will immediately suspend your Contract. We will notify you of the suspension and the reason for the suspension. Then, we will perform an analysis and make a determination as to whether we will accept the Additional Deposit for your Guaranteed Lifetime Withdrawal Base. We will notify you of our determination within a reasonable time during the suspension period. Note: In the event of multiple Additional Deposits that cause Total Gross Deposits to exceed $2,000,000, each deposit will have its own suspension period and review determination. Multiple Additional Deposits will be evaluated in the order they are deposited.
❍	If we permit the application of all or a portion of an Additional Deposit to the Guaranteed Lifetime Withdrawal Base calculation, that amount will be reflected in your Guaranteed Lifetime Withdrawal Base as of the date you deposited the Additional Deposit to Your Account and we will immediately remove the Contract's suspension. We will notify you that the suspension has been removed.
❍	If we exercise our right to refuse to accept all or a portion of an Additional Deposit for the Guaranteed Lifetime Withdrawal Base, your Contract will continue to be suspended (as of the date of the Additional Deposit). We will notify you and your Financial Advisor immediately of the Contract's suspended status and will request that you remove the Additional Deposit(s) from Your Account. The notification will indicate that the Contract will remain suspended until you remove the Additional Deposit(s) that caused your Total Gross Deposits to exceed $2,000,000 from Your Account, and that if you do not withdraw the necessary amount from Your Account before the end of the suspension period, the Contract will terminate and you will not be eligible for any of the benefits associated with the Contract. During the suspension period, any withdrawal will not constitute an Early Withdrawal or an Excess Withdrawal.
What will cause a Contract to be terminated?
If you fail to cure the cause of a Contract suspension within 45 days, your Contract will terminate. We will provide you with a pre-termination notice indicating what exactly has triggered the termination and when the termination will be effective. The purpose of this pre-termination notice is to give you the opportunity to either cure the issue that has triggered the termination, or to preserve your Guarantee under the Contract by transferring Your Account Value to a third party account approved by us or to an annuity contract we, or one of our affiliates, offer. If you cure the issue before the termination date in a manner acceptable to us, the termination will not take effect.
•	If you decide to transfer to a third party account approved by us, please keep in mind the following:
❍	The charges for those products may be higher than the Contract Fee Percentage assessed in connection with your Contract;
❍	You will not be charged any transfer fees by us other than the termination fees imposed by your custodian consistent with your custodial agreement;
❍	The value transferred for the Guarantee will be equal to the Guaranteed Lifetime Withdrawal Base on the Valuation Day of the transfer.
•	If you decide to transfer Your Account Value to an annuity contract that we, or one of our affiliates, offer, the amount transferred to the new annuity contract will be equal to the value of Your Account on the Valuation Day of the transfer, and the basis for your Guarantee will be equal to the Guaranteed Lifetime Withdrawal Base on the Valuation Day of the transfer.
If you do not cure the issue within the termination cure period, or if you fail to transfer Your Account Value before the end of the termination cure period, the Contract and the Guarantee will terminate. If the Contract does terminate, we will provide you with written notification of the Contract's termination.
Federal Income Tax Considerations
The following discussion is based on our understanding of current United States federal income tax laws. It is a general discussion and does not address all possible circumstances that may be relevant to the tax treatment of a particular Contract Owner. This discussion does not address the tax treatment of transactions involving the investment assets held in Your Account, except to the extent that they may be affected by ownership of the Contract. This discussion does not address matters relating to federal estate and gift tax consequences, or state and local income, estate, inheritance, or other tax consequences of ownership of a Contract.
This Contract is a new and innovative product. The IRS has not yet addressed the tax consequences of ownership of, or distributions from, the Contract (or products similar to the Contract) in any formal ruling or other type of guidance that may be used or cited as precedent. It is possible that the IRS could attempt to apply rules different than the ones described below to the taxation of the distributions from the Contract and/or for transactions taking place within Your Account.
The Contract is in form an annuity contract, and we intend to treat the Contract as an annuity for federal income tax purposes. The Contract will be paid for by periodic payments to Nationwide in exchange for a promise to make periodic payments upon the occurrence of certain events, which payments will cease upon death, with the express purpose of providing long-term income security. Consequently, we intend to report taxable income under the Contract to you consistent with the rules applicable to annuity contracts, and the payments will be treated as being annuity payments made after the annuity starting date. We can give no assurances that the IRS will agree with our interpretation regarding the proper tax treatment of the Contract, or the tax implications to the investments in Your Account that may arise by reason of the Contract, or that a Court would agree with our interpretation if the IRS were to challenge such tax treatments.
Except as provided in the Death Provisions section, we will make no Guaranteed Lifetime Income Payments to your beneficiary. We will not return any fees except for the portion of the current quarter's Fees paid in advance.

Because this is a new and innovative product, there are no binding authorities directly addressing the taxation of distributions from the Contract, or how ownership of the Contract may affect the taxation of transactions within Your Account. Any relevant authorities are susceptible to numerous interpretations, some of which may cause the IRS to disagree with our interpretations. If the IRS were to successfully challenge the tax treatment described herein, it could have a material and adverse effect on the tax consequences of the acquisition, owning, and disposition of investments in Your Account. In addition, it is possible that, due to changes in your circumstances in future years, the tax consequences under the qualified dividend and straddle rule could change. For example, losses may be realized when it has become likely that the value of Your Account has been reduced to the greater of $10,000 or your Guaranteed Lifetime Withdrawal Amount. You should consult with your own tax advisors regarding the potential tax implications of purchasing and/or owning a Contract, based on your individual circumstances.
Tax consequences with respect to Your Account and/or your Contract may also be adversely affected by future changes in the tax law.
The IRS addressed arrangements that are similar to the Contract in Private Letter Rulings 200939018, 200949007, 200949036, 201001016, and 201105004. Pursuant to §6110(k)(3) of the Internal Revenue Code, private letter rulings may not be used or cited as precedent, and therefore cannot be relied upon as authoritative rulings by the IRS. With respect to the arrangements described in those private letter rulings, the IRS concluded that: (a) the annuity contract would be treated as an annuity within the meaning of §72 of the Internal Revenue Code; (b) the annuity would not create a right of reimbursement for losses realized on account assets for purposes of §165 and therefore would not prevent a current deduction for such losses; (c) the annuity would not be treated as diminishing the account owner's risk of loss on account assets for purposes of applying the holding period requirements of §1(h)(11); and (d) the annuity contract and the account assets would not, either at the time of the issuance of the contract or subsequently, be viewed as components of a straddle within the meaning of §1092.
THE FOLLOWING GENERAL DISCUSSION IS BASED ON THE ASSUMPTION THAT THE CONTRACT WILL BE TREATED AS AN ANNUITY FOR INCOME TAX PURPOSES.
Taxation of Distributions from the Contract.
If and when you begin the Income Phase, any Guaranteed Lifetime Income Payments made from the Contract are expected to be substantially equal periodic payments, paid no less frequently than annually, and are to be paid while the Annuitant is living (or, if the Spousal Continuation Option is elected, while either Co-Annuitant is living), and will terminate upon the death of the Annuitant (or, if the Spousal Continuation Option is elected, upon the death of the surviving Co-Annuitant). For federal income tax purposes, Guaranteed Lifetime Income Payments should be treated as amounts received as an annuity, and should be taxed in accordance with the rules applicable to annuity payments. As amounts received as an annuity, the portion of these payments that is allocable to income should be taxable to you as ordinary income, and the portion of the payments that is allocable to your after tax payments of premiums for the Contract, or basis, should be treated as the nontaxable return of basis. The amount excludable from each Guaranteed Lifetime Withdrawal in the Income Phase will be determined by the following calculation:
Excludable Amount	=	Guaranteed Lifetime Withdrawal	X	Contract Owner's investment in the Contract
the expected total amount of Guaranteed Lifetime Income Payments over the life of the Contract*
*	The "expected total amount of the Guaranteed Lifetime Income Payments over the life of the Contract" is equal to the amount of one Guaranteed Lifetime Withdrawal payment multiplied by a factor that is determined by your life expectancy. The life expectancy factor tables appear in Treasury Regulation 1.72-9.
The maximum amount excludable from income is the investment in the Contract; once the entire after-tax investment in the Contract is recovered, all Guaranteed Lifetime Income Payments would be fully includable in income. If payments cease by reason of the death of an Annuitant before the after-tax basis has been fully recovered through Guaranteed Lifetime Income Payments, such unrecovered amounts should be allowable as an income tax deduction in the Contract Owner's last taxable year.
We anticipate that the investment in the Contract will be equal to all amounts paid to us from Your Account. However, it is possible that the IRS could take the position that a portion or all of such payments are nondeductible expenses that are not includible in your investment in the Contract.

Taxation of Eligible Portfolios or Former Eligible Portfolios that are not held by an Individual Retirement Account.
We believe that in both form and substance the Contract is an annuity for income tax purposes and should be taxed in accordance with the rules applicable to annuities. Similarly, we believe that transactions (such as sales, redemptions, exchanges, distributions, etc.) involving the investments in the Eligible Portfolios or Former Eligible Portfolios should receive the same income tax treatment as would be accorded them in the absence of the Contract. The taxation of such transactions is outside the scope of this prospectus, and you should consult with your advisors regarding any matters relating to transactions within Your Account.
The sale of any assets in Your Account in order to pay the Contract Fee for your Contract will be a taxable event, in the same manner as if the assets were sold for any other purpose. Payments of the Contract Fee for your Contract are not on a tax-free basis and are not deductible.
Although the question is not completely free of doubt, we believe that the Eligible Portfolios or Former Eligible Portfolios will not be subject to the "straddle" rules by reason of owning the Contract. The IRS defines straddle as offsetting positions in actively traded personal property. Positions are considered "offsetting" if holding one position substantially diminishes the risk of loss on another position held by a taxpayer. If the straddle rules were to apply to the Eligible Portfolios or Former Eligible Portfolios, the holding period for determining whether the sale of an asset qualifies for long-term capital gain treatment would be suspended, and recognition of losses from the sale of investments could be deferred. To date, there have been no binding published authorities on this matter, and the IRS may seek to impose the straddle tax rules to your Eligible Portfolio or Former Eligible Portfolio, which could result in adverse tax consequences (such as the deferral of the income tax deduction for losses incurred in Your Account) to you.
Additional Medicare Tax.
Effective January 1, 2013, Section 1411 of the Internal Revenue Code imposes a surtax of 3.8% on certain net investment income received by individuals and certain trusts and estates. The surtax is imposed on the lesser of (a) net investment income or (b) the excess of the modified adjusted gross income over a threshold amount. For individuals, the threshold amount is $250,000 (married filing jointly, or qualifying widow(er) with dependent child); $125,000 (married filing separately); or $200,000 (single, or head of household (with qualifying person)). The threshold for an estate or trust that is subject to the surtax is generally equal to the dollar amount at which the highest tax bracket under Internal Revenue Code Section 1(e) begins for the taxable year. For 2013, that amount is $11,950.
Modified adjusted gross income is equal to gross income with several modifications. Consult with a qualified tax advisor regarding how to determine modified adjusted gross income for purposes of determining the applicability of the surtax.
Net investment income includes, but is not limited to, interest, dividends, capital gains, rent and royalty income, and income from nonqualified annuities. It may include taxable distributions from, and gain from the sale or surrenders of, life insurance contracts. Net investment income does not include, among other things, distributions from certain qualified plans (such as IRAs, Roth IRAs, and plans described in Internal Revenue Code Sections 401(a), 401(k), 403(a), 403(b) or 457(b)); however, such distributions, to the extent that they are includible in income for federal income tax purposes, are includible in modified adjusted gross income.
The foregoing discussion concerns the surtax's potential impact to the Contract which we believe is an annuity for income tax purposes and should be taxed in accordance with rules applicable to annuities. This discussion is not intended to address the surtax's impact on the investments in the Eligible Portfolios or Former Eligible Portfolios. You should consult with your advisors regarding the impact of the tax on the assets in Your Account.
Same-Sex Marriages, Domestic Partnership and Other Similar Relationships.
In US v. Windsor, the United States Supreme Court declared Section 3 of the Defense of Marriage Act to be unconstitutional and concluded that same sex marriages, in the states that recognize them, are to be accorded the same federal benefits, rights and obligations as other marriages recognized by that state.
Revenue Ruling 2013-17 declared that the terms "spouse". "husband and wife", "husband" and "wife" do not include individuals (whether of the opposite sex or the same sex) who have entered into a registered domestic partnership, civil union, or other similar formal relationship recognized under state law that is not denominated as a marriage under the laws of that state. Therefore, the favorable income-deferral options afforded by federal tax law to married spouse under Code Sections 72 and 401(a)(9) are not available to individuals who have entered into a domestic partnership, civil union or other similar formal relationship recognized under state law that is not denominated as a marriage under the laws of that state.
Section 1035 Exchanges.
Although Section 1035 of the Internal Revenue Code provides rules that permit the tax-free exchange of annuity contracts under certain conditions, the Contract does not permit any such exchanges, either from or into another annuity, except as stated in the "Suspension and Termination Provisions" and "Marriage Termination Provisions" of this prospectus.
Qualified Retirement Plans: Individual Retirement Accounts.
The Contract is not offered as an Individual Retirement Annuity described in Section 408(b) of the Internal Revenue Code; however, it may be issued to the trustee or custodian of an IRA described in Section 408(a) of the Internal Revenue Code. The Contract is not issued to employer sponsored qualified retirement plans described in section 401 of the Internal Revenue Code, or as a tax sheltered annuity described in Section 403(b) of the Internal Revenue Code.
If the Contract is purchased inside an IRA, then the beneficial owner of the IRA must be an Annuitant under the Contract. Payments from the Contract will be made to the IRA. Income received by an IRA is generally received by it tax free, whereas distributions from the IRA are generally treated as ordinary income (or, in the case of certain distributions from Roth IRAs, as nontaxable income). For questions regarding tax matters related to your IRA, including matters relating to the taxation of distributions and required minimum distributions, please refer to the information provided to you by the custodian or trustee of the IRA.
We have made no determination as to whether this Contract complies with the terms, conditions and requirements of, or applicable law governing, an IRA. It is your responsibility to determine such compliance matters.
We are not responsible for administering any legal or tax requirements applicable to your IRA, including but not limited to determining the timing and amount of any distributions that may be required, designation of beneficiaries, etc. You or your service provider are responsible for all such matters.
The value of your Contract may be required to be considered in determining the amount of the required distributions from your IRA. We will provide a value of the Contract to your custodian or trustee upon request, but will not determine the total required minimum distribution amount that your IRA will be required to make.
You should consult your plan description and with your custodian or trustee to determine the income tax consequences with respect to contributions to, ownership of, and distributions from, your IRA.
Income Tax Withholding.
Distributions of income from the Contract are subject to federal income tax. We will withhold the tax from the distributions unless you request otherwise. However, under some circumstances, the Internal Revenue Code will not permit you to waive withholding. Such circumstances include:
•	if you do not provide us with a taxpayer identification number; or
•	if we receive notice from the Internal Revenue Service that the taxpayer identification number furnished by you is incorrect.
If you are prohibited from waiving withholding, as described above, the distribution will be subject to withholding rates established by Section 3405 of the Internal Revenue Code and is applied against the amount of income that is distributed.
State and Local Tax Considerations.
The tax rules across all states and localities are not uniform and therefore will not be discussed in this prospectus. Tax rules that may apply to contracts issued in U.S. territories such as Puerto Rico and Guam are also not discussed. Prospective purchasers of the Contract should consult a financial consultant, tax advisor or legal counsel to discuss any state or local taxation questions.

Non-Resident Aliens.
Generally, income that is payable to a non-resident alien is subject to federal income tax at a rate of 30%. We are required to withhold this amount and send it to the Internal Revenue Service. Some distributions to non-resident aliens may be subject to a lower (or no) tax if a treaty applies. In order to obtain the benefits of such a treaty, the non-resident alien must:
•	Provide us with a properly completed withholding contract claiming the treaty benefit of a lower tax rate or exemption from tax; and
•	Provide us with an individual taxpayer identification number.
If the non-resident alien does not meet the above conditions, we will withhold 30% of income from the distribution.
Exemption from the 30% withholding is also potentially available for a non-resident alien if the following is provided:
•	sufficient evidence that the distribution is connected to the non-resident alien's conduct of business in the United States;
•	sufficient evidence that the distribution is includable in the non-resident alien's gross income for United States federal income tax purposes; and
•	a properly completed withholding contract claiming the exemption.
Note that for the preceding exemption, the distributions would be subject to the same withholding rules that are applicable to payments to United States persons.
Payment of Advisory or Service Fees.
Payment of Advisory or Service Fees in excess of 3.00% of Your Account Value will reduce the Guaranteed Lifetime Withdrawal Base and Guaranteed Lifetime Withdrawals under the Contract. The Withdrawal Exception differs from your Maximum Contract Fee Percentage because the 3% Withdrawal Exception is based on Account Value, while your Maximum Contract Fee Percentage is based on your Guaranteed Lifetime Withdrawal Base. If you pay advisory or service fees for a Contract issued to your IRA from other assets in your IRA, that payment will not be a "distribution" from your IRA under the Internal Revenue Code. If you pay advisory or service fees for a Contract issued to your IRA from other assets held outside your IRA, these fees would generally be treated as an additional contribution to your IRA, would be subject to all of the restrictions and limitations that any other contribution to an IRA would be subject to and, depending on your individual circumstances, may not be a permissible contribution. Such payment may also have other tax consequences to you, and you should consult a tax advisor for further information.
Seek Tax Advice.
The above description of federal income tax consequences of the different types of IRAs which may hold a Contract offered by this prospectus is only a brief summary meant to alert you to the issues and is not intended as tax advice. Anything less than full compliance with the applicable rules, all of which are subject to change, may have adverse tax consequences. Any person considering the purchase of a Contract in connection with an IRA should first consult a qualified tax advisor with regard to the suitability of a Contract for the IRA.
We can provide no assurances, in the event the Internal Revenue Service was to challenge the foregoing treatment that a court would agree with the foregoing interpretations of the law. You should consult with your independent tax and legal advisors before purchasing the Contract.
Miscellaneous Provisions
Ownership of the Contract.
If you and any joint Contract Owner are individuals, each Owner is required to be named as a Contract Owner. If the Owner is a trust or other non-natural person, an individual must be named as Annuitant.
Periodic communications to Contract Owners.
Statements regarding Your Account will be provided to you periodically by your Financial Advisor, or a designated third party.

During the Accumulation and Withdrawal Phases, we will send you and your Financial Advisor an annual statement. You and your Financial Advisor will receive automatic confirmation statements containing information about any change in your Guaranteed Lifetime Withdrawal Base, and you may receive these confirmation statements more frequently than annually at no additional charge. For more information, please contact the Service Center.
Amendments to the Contract.
Changes in the Contract may need to be approved by the state insurance departments. The consent of the Contract Owner to an amendment will be obtained to the extent required by law.
Assignment.
You may not assign your interest in the Contract during the Accumulation or Withdrawal Phase. You may not assign your interest in the Contract during the Income Phase without Nationwide's prior approval.
Misstatements.
If the age of the Annuitant or any Co-Annuitant is misstated, any Contract benefits will be re-determined using the correct age(s). If any overpayments have been made, future payments will be adjusted. Any underpayments will be paid in full.
Distribution (Marketing) of the Contract
Nationwide Investment Services Corporation ("NISC") acts as the national distributor of the Contracts sold through this prospectus. NISC is registered as a broker-dealer under the Securities Exchange Act of 1934 ("1934 Act") and is a member of the Financial Industry Regulatory Authority ("FINRA"). NISC's address is One Nationwide Plaza, Columbus, Ohio 43215. In Michigan only, NISC refers to Nationwide Investment Svcs. Corporation. NISC is a wholly owned subsidiary of Nationwide. We do not pay commissions to NISC or to unaffiliated broker-dealers for the promotion and sale of the Contracts.
NISC does not sell Contracts directly to purchasers. Contracts sold through this prospectus can be purchased through registered representatives, appointed by Nationwide, of FINRA broker-dealer member firms. NISC has entered into a selling agreement with MSSB to sell the Contracts through their registered representatives. Their registered representatives are licensed as insurance agents by applicable state insurance authorities and appointed as agents of Nationwide in order to sell the Contracts. Nationwide offers these Contracts on a continuous basis; however no broker- dealer is obligated to sell any particular amount of Contracts. For limited periods of time, Nationwide may pay additional compensation to broker-dealers as part of special sales promotions. Regardless of any amount paid or received by Nationwide, the amount of expenses you pay under the Contract will not vary because of such payments to or from such selling firms. Nationwide will not pass sales expenses through to the Contract Owner.
Legal Opinion
Legal matters in connection with federal laws and regulations affecting the issue and sale of the Contracts described in this prospectus and the organization of Nationwide, its authority to issue the Contracts under Ohio law, and the validity of the Contracts under Ohio law have been passed on by Nationwide's Office of General Counsel.
About Nationwide
Nationwide is a stock life insurance company organized under Ohio law in March 1929, with its Home Office at One Nationwide Plaza, Columbus, Ohio 43215. Nationwide is a provider of life insurance, annuities and retirement products. It is admitted to do business in all states, the District of Columbia and Puerto Rico.
Nationwide is a member of the Nationwide group of companies. Nationwide Mutual Insurance Company and Nationwide Mutual Fire Insurance Company (the "Companies") are the ultimate controlling persons of the Nationwide group of companies. The Companies were organized under Ohio law in December 1925 and 1933 respectively. The Companies engage in a general insurance and reinsurance business, except life insurance.
Nationwide is relying on the exemption provided by Rule 12h-7 under the 1934 Act. In reliance on that exemption, Nationwide does not file periodic reports that would be otherwise required under the 1934 Act.
You can request additional information about Nationwide by contacting the Service Center.

Contacting the Service Center
All inquiries, paperwork, information requests, service requests, and transaction requests should be made to the Service Center:
•	by telephone at 1-800-848-6331 (TDD 1-800-238-3035)
•	by mail to P.O. Box 182021, Columbus, Ohio 43218-2021.
Nationwide may be required to provide information about your contract to government regulators. If mandated under applicable law, Nationwide may be required to reject a purchase payment and to refuse to process transaction requests for transfers, withdrawals, loans, and/or death benefits until instructed otherwise by the appropriate regulator.
Nationwide will use reasonable procedures to confirm that instructions are genuine and will not be liable for following instructions that it reasonably determined to be genuine. Nationwide may record telephone requests. Telephone and computer systems may not always be available. Any telephone system or computer, whether yours or Nationwide's, can experience outages or slowdowns for a variety of reasons. The outages or slowdowns could prevent or delay processing. Although Nationwide has taken precautions to support heavy use, it is still possible to incur an outage or delay. To avoid technical difficulties, submit transaction requests by mail.
Experts
The consolidated financial statements and schedules of Nationwide Life Insurance Company and subsidiaries as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP is located at 191 West Nationwide Blvd., Columbus, Ohio 43215.
Disclosure of Commission Position on Indemnification
Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "1933 Act") may be permitted to directors, officers and controlling persons of Nationwide pursuant to the foregoing provisions, or otherwise, Nationwide has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Nationwide will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.
Legal Proceedings
Nationwide Life Insurance Company
Nationwide Financial Services, Inc. (NFS, or collectively with its subsidiaries, "the Company") was formed in November 1996. NFS is the holding company for Nationwide Life Insurance Company (NLIC), Nationwide Life and Annuity Insurance Company (NLAIC) and other companies that comprise the life insurance and retirement savings operations of the Nationwide group of companies (Nationwide). This group includes Nationwide Financial Network (NFN), an affiliated distribution network that markets directly to its customer base. NFS is incorporated in Delaware and maintains its principal executive offices in Columbus, Ohio.
The Company is subject to legal and regulatory proceedings in the ordinary course of its business. The Company's legal and regulatory matters include proceedings specific to the Company and other proceedings generally applicable to business practices in the industries in which the Company operates. These matters are subject to many uncertainties, and given their complexity and scope, their outcomes cannot be predicted. Regulatory proceedings could also affect the outcome of one or more of the Company's litigation matters. Furthermore, it is often not possible to determine the ultimate outcomes of the pending regulatory investigations and legal proceedings or to provide reasonable ranges of potential losses with any degree of certainty. Some matters, including certain of those referred to below, are in very preliminary stages, and the Company does not have sufficient information to make an assessment of the plaintiffs' claims for liability or damages. In some of the cases seeking to be certified as class actions, the court has not yet decided whether a class will be certified or (in the event of certification) the size of the class and class period. In many of the cases, the plaintiffs are seeking undefined amounts of damages or other relief, including punitive damages and equitable remedies, which are difficult to quantify and cannot be defined based on the information currently available. The Company believes, however, that based on currently known information, the ultimate outcome of all pending legal and regulatory matters is not likely to have a material adverse effect on the Company's condensed consolidated financial position. Nonetheless, given the large or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation, it is possible that such outcomes could materially affect the Company's condensed consolidated financial position or results of operations in a particular quarter or annual period.
The various businesses conducted by the Company are subject to oversight by numerous federal and state regulatory entities, including but not limited to the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Department of Labor, the Internal Revenue Service, and state insurance authorities. Such regulatory entities may, in the normal course, be engaged in general or targeted inquiries, examinations and investigations of the Company and/or its affiliates. The financial services industry has been the subject of increasing scrutiny in connection with a broad spectrum of regulatory issues; with respect to all such scrutiny directed at the Company and/or its affiliates, the Company is cooperating with regulators. The Company will cooperate with Nationwide Mutual Insurance Company (NMIC) insofar as any inquiry, examination or investigation encompasses NMIC's operations.
On August 15, 2001, NFS and NLIC were named in a lawsuit filed in the United States District Court for the District of Connecticut entitled Lou Haddock, as trustee of the Flyte Tool & Die, Incorporated Deferred Compensation Plan, et al v. Nationwide Financial Services, Inc. and Nationwide Life Insurance Company. On November 18, 2009, the plaintiffs filed a sixth amended complaint amending the list of named plaintiffs and claiming to represent a class of qualified retirement plan trustees under the Employee Retirement Income Security Act of 1974 (ERISA) that purchased variable annuities from NLIC. The plaintiffs allege that they invested ERISA plan assets in their variable annuity contracts and that NLIC and NFS breached ERISA fiduciary duties by allegedly accepting service payments from certain mutual funds. The complaint seeks disgorgement of some or all of the payments allegedly received by NFS and NLIC, other unspecified relief for restitution, declaratory and injunctive relief, and attorneys' fees. On November 6, 2009, the Court granted the plaintiffs' motion for class certification. On October 21, 2010, the District Court dismissed NFS from the lawsuit. On February 6, 2012, the Second Circuit Court of Appeals vacated the November 6, 2009 order granting class certification and remanded the case back to the District Court for further consideration. On September 6, 2013, the District Court granted the plaintiffs' motion for class certification. The case is set for trial beginning February 9, 2015. NLIC continues to defend this lawsuit vigorously.
On November 20, 2007, Nationwide Retirement Solutions, Inc. (NRS) and NLIC were named in a lawsuit filed in the Circuit Court of Jefferson County, Alabama entitled Ruth A. Gwin and Sandra H. Turner, and a class of similarly situated individuals v. Nationwide Life Insurance Company, Nationwide Retirement Solutions, Inc., Alabama State Employees Association, PEBCO, Inc. and Fictitious Defendants A to Z. On March 12, 2010, NRS and NLIC were named in a Second Amended Class Action Complaint filed in the Circuit Court of Jefferson County, Alabama entitled Steven E. Coker, Sandra H. Turner, David N. Lichtenstein and a class of similarly situated individuals v. Nationwide Life Insurance Company, Nationwide Retirement Solutions, Inc., Alabama State Employees Association, Inc., PEBCO, Inc. and Fictitious Defendants A to Z claiming to represent a class of all participants in the Alabama State Employees Association, Inc. (ASEA) Plan, excluding members of the Deferred Compensation Committee, ASEA's directors, officers and board members, and PEBCO's directors, officers and board members. On October 22, 2010, the parties to this action executed a court approved stipulation of settlement that agreed to certify a class for settlement purposes only, that provided for payments to the settlement class, and that provided for releases, certain bar orders, and dismissal of the case. The settlement fund has been paid out. On December 6, 2011, the Court entered an Order that NRS owed indemnification to ASEA and PEBCO for only the Coker (Gwin) class action, and dismissed NLIC. The Company resolved the indemnification claims of ASEA. On February 15, 2013, the Court issued its Order determining the amount of fees due to PEBCO on its indemnification claim. On March 28, 2014, the Alabama Supreme Court reversed the trial Court decision awarding PEBCO its attorney fees and remanded the case back to the trial court to enter a judgment in favor of NRS. NRS continues to defend this case vigorously.
Lehman Brothers Holdings, Inc. (Debtors) and Giddens, James v NLIC and NMIC, et al. In 2012 the Plaintiff, Debtor in Possession Lehman Brothers Special Financing, Inc., filed a class action in the United States Bankruptcy Court for the Southern District of New York seeking the recovery of nearly $3.0 billion in assets from all the named defendants including NLIC and NMIC (the "Distributed Action"). This litigation arises from two collateralized debt obligation transactions, 801 Grand and Alta, which resulted in payments to NLIC and NMIC after the Plaintiff and its parent company, Lehman Brothers Holding, Inc. filed for bankruptcy in 2008. This triggered an early termination of the above transactions.

The Plaintiff seeks to have sums returned to the bankruptcy estate in addition to prejudgment interest and costs. The case is currently stayed. In 2013, Plaintiff sent correspondence to all defendants inviting settlement discussions and has served NMIC and NLIC with a "SPV Derivatives ADR Notice," formally starting the Alternative Dispute Resolution process. NMIC and NLIC have responded, and are currently taking part in the ADR process. Mediation was scheduled for and proceeded on December 13, 2013, but the parties reached an impasse. The mediator is continuing to work with the parties and is expected to issue a final recommendation shortly. On January 10, 2014, Lehman filed another motion to extend the stay for a final four month period. After a hearing, the court extended the stay to the later of (a) May 20, 2014 or (b) 30 days after the court enters a scheduling order governing the Distributed Action. The parties have been negotiating the proposed scheduling order for the conduct of the Distributed Action litigation, and Lehman filed a revised proposed scheduling order on March 24, 2014. On April 14, 2014, Nationwide and 77 other defendants filed a joint response to the proposed scheduling order, and a hearing on the proposed scheduling order has been scheduled for May 14, 2014.

Definitions
Accumulation Phase – The phase of the Contract from the time the Contract is issued until the Withdrawal Phase.
Account Value – The value of the assets in Your Account, as determined as of the close of business on a Valuation Day.
Additional Deposit(s) – Payments applied to Your Account after the Contract is issued.
Annuitant – The person whose life span is used to measure the Guarantee during the Accumulation, Withdrawal and Income Phases under the Contract.
Annuity – The supplemental immediate fixed income annuity contract issued to you when you begin the Income Phase of the Contract.
Annuity Commencement Date – The date the Annuity is issued.
Client Agreement – The agreement you sign that authorizes MSSB and the Overlay Manager to provide the specified services to you regarding Your Account.
Co-Annuitant – If the Contract is jointly owned and you elect the Spousal Continuation Option, you must name a spouse as Co-Annuitant, which is the second person whose life span is used to measure the Guarantee during the Accumulation, Withdrawal and Income Phases under the Contract.
Contract – The Guarantee and supplemental immediate fixed income annuity issued by Nationwide, including any endorsements or riders.
Contract Anniversary – The anniversary of the date we issue your Contract.
Contract Fee or Fee – The fee that is assessed quarterly from Your Account during the Accumulation Phase and Withdrawal Phase and remitted to us by MSSB.
Contract Fee Percentage – The percentage that is multiplied by your Guaranteed Lifetime Withdrawal Base to determine your Contract Fee.
Contract Owner or you – The person, entity and/or Joint Owner that maintains all rights under the Contract, including the right to direct who receives Guaranteed Lifetime Income Payments.
Contract Year – The one-year period starting on the date we issue the Contract and each Contract Anniversary thereafter.
Early Withdrawal – Any withdrawal you take from Your Account prior to the Withdrawal Start Date.
Excess Withdrawal – The portion of a withdrawal taken after the Withdrawal Start Date that is in excess of the Guaranteed Lifetime Withdrawal Amount.
General Account – An account that includes Nationwide's assets, which are available to our creditors.
Guarantee – Our obligation to pay you Guaranteed Lifetime Income Payments for the rest of your life, provided that you comply with the terms of the Contract.
Guaranteed Lifetime Income Payments – Payments you receive during the Income Phase from Nationwide.
Guaranteed Lifetime Withdrawals – Withdrawals you make after the Withdrawal Start Date during the Withdrawal Phase. The amount of each Guaranteed Lifetime Withdrawal will be equal to your most recent Guaranteed Lifetime Withdrawal Amount.
Guaranteed Lifetime Withdrawal Amount – The amount that you can withdraw from Your Account each calendar year during the Withdrawal Phase without reducing your Guaranteed Lifetime Withdrawal Base. This amount is non-cumulative, meaning that withdrawals not taken cannot be carried over from one year to the next.
Guaranteed Lifetime Withdrawal Base – The amount multiplied by the Guaranteed Lifetime Withdrawal Percentage to determine the Guaranteed Lifetime Withdrawal Amount. The Guaranteed Lifetime Withdrawal Base may increase or decrease, as described in this prospectus.

Guaranteed Lifetime Withdrawal Percentage – The percentage multiplied by the Guaranteed Lifetime Withdrawal Base to determine the Guaranteed Lifetime Withdrawal Amount, and varies based on age and the time of the withdrawal.
Income Phase – The phase of the Contract during which we are obligated to make Guaranteed Lifetime Income Payments to the Annuitant.
Individual Retirement Account or IRA – An account that qualifies for favorable tax treatment under Section 408(a) of the Internal Revenue Code, but does not include Roth IRAs.
Joint Owner – One of two Contract Owners, each of which owns an undivided interest in the Contract. Joint Owners must be spouses as recognized under applicable federal law.
MSSB – Morgan Stanley Smith Barney, LLC, its affiliates, or any successors.
Nationwide, we or us – Nationwide Life Insurance Company.
Non-Qualified Contract – A Contract that does not qualify for favorable tax treatment under the Internal Revenue Code as an IRA, Roth IRA, SEP IRA, or Simple IRA.
Roth IRA – An account that qualifies for favorable tax treatment under Section 408A of the Internal Revenue Code.
SEC or Commission – Securities and Exchange Commission.
SEP IRA – An account that qualifies for favorable tax treatment under Section 408(k) of the Internal Revenue Code.
Service Center – The department of Nationwide responsible for receiving all service and transaction requests relating to the contract. For service and transaction requests submitted other than by telephone (including fax requests), the Service Center is Nationwide's mail and document processing facility. For service and transaction requests communicated by telephone, the Service Center is Nationwide's operations processing facility. Information on how to contact the Service Center is in the "Contacting the Service Center" provision.
Simple IRA – An account that qualifies for favorable tax treatment under Section 408(p) of the Internal Revenue Code.
Total Gross Deposits – The total of all deposits, including your initial deposit and excluding any withdrawals, made into Your Account.
Valuation Date or Day – Each day the New York Stock Exchange is open for business. The value of Your Account is determined at the end of each Valuation Date, which is generally at 4:00 pm EST, but may be earlier on certain days when the New York Stock Exchange is closed early.
Withdrawal Phase – The phase of the Contract during which you take Guaranteed Lifetime Withdrawals from Your Account.
Withdrawal Start Date – The date we receive at the Service Center your completed Withdrawal Phase election form indicating your eligibility (and the Co-Annuitant's eligibility, if applicable) and desire to enter the Withdrawal Phase and begin taking annual withdrawals of the Guaranteed Lifetime Withdrawal Amount from Your Account.
You – In this prospectus, "you" means the Contract Owner and/or Joint Owners.
Your Account – The Select UMA account you own.

Appendix A
NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
2013 Form S-1 MD&A and Consolidated Financial Statements

BUSINESS
Overview
Nationwide Life Insurance Company ("NLIC" or collectively with its subsidiaries, "the Company") was incorporated in 1929 and is an Ohio domiciled stock life insurance company. The Company is a member of the Nationwide group of companies ("Nationwide"), which is comprised of Nationwide Mutual Insurance Company ("NMIC") and all of its affiliates and subsidiaries.
All of the outstanding shares of NLIC's common stock are owned by Nationwide Financial Services, Inc. ("NFS"), a holding company formed by Nationwide Corporation ("Nationwide Corp."), a majority-owned subsidiary of NMIC.
Wholly-owned subsidiaries of NLIC as of December 31, 2013 include Nationwide Life and Annuity Insurance Company ("NLAIC") and Nationwide Investment Services Corporation ("NISC"). NLAIC primarily offers individual annuity contracts, universal life insurance, variable universal life insurance, term life insurance and corporate-owned life insurance ("COLI") on a non-participating basis. NISC is a registered broker-dealer.
The Company is a leading provider of long-term savings and retirement products in the United States of America ("U.S."). The Company develops and sells a diverse range of products including individual annuities, private and public sector group retirement plans, investment products sold to institutions, life insurance and investment advisory services.
Business Segments
Management views the Company's business primarily based on its underlying products and uses this basis to define its four reportable segments: Individual Products & Solutions – Annuity, Retirement Plans, Individual Products & Solutions – Life and Nationwide Business Solutions Group ("NBSG"), and Corporate and Other.
The primary segment profitability measure that management uses is a non-GAAP financial measure called pre-tax operating earnings (loss), which is calculated by adjusting income before federal income taxes to exclude: (1) net realized investment gains and losses, except for operating items (trading portfolio realized gains and losses, trading portfolio valuation changes and net realized gains and losses related to hedges on guaranteed minimum death benefit ("GMDB") contracts); (2) the adjustment to amortization of deferred policy acquisition costs ("DAC") and other expenses related to net realized investment gains and losses; and (3) net losses attributable to noncontrolling interest.
Individual Products & Solutions - Annuity
The Individual Products & Solutions - Annuity segment consists of individual annuity products marketed under the Nationwide DestinationSM and other Nationwide-specific or private label brands. Deferred annuity contracts provide the customer with tax-deferred accumulation of savings and flexible payout options including lump sum, systematic withdrawal or a stream of payments for life. In addition, deferred variable annuity contracts provide the customer with access to a wide range of investment options and asset protection features, while deferred fixed annuity contracts generate a return for the customer at a specified interest rate fixed for prescribed periods. Immediate annuities differ from deferred annuities in that the initial premium is exchanged for a stream of income for a certain period and/or for the owner's lifetime without future access to the original investment. The majority of assets and recent sales for the Individual Products & Solutions - Annuity segment consist of deferred variable annuities.
The following table summarizes selected financial data for the Company's Individual Products & Solutions - Annuity segment for the years ended:
(in millions)	December 31, 2013	December 31, 2012	December 31, 2011
Total revenues	$ 1,874	$ 1,660	$ 1,483
Pre-tax operating earnings[1]	$ 321	$ 220	$ 284
Account values as of year end	$64,375	$56,786	$52,733
1 2011 results reflect a change in accounting principle, as described in Note 2 of the audited consolidated financial statements included in the F pages of this report.
Retirement Plans
The Retirement Plans segment is comprised of the Company's private and public sector retirement plans businesses. The private sector primarily includes Internal Revenue Code ("IRC") Section 401 fixed and variable group annuity business, and the public sector primarily includes IRC Section 457 and Section 401(a) business, both in the form of full-service arrangements that provide plan administration and fixed and variable group annuities as well as administration-only business. The Retirement Plan segment also includes managed account services and stable value wrap products.

The following table summarizes selected financial data for the Company's Retirement Plans segment for the years ended:
(in millions)	December 31, 2013	December 31, 2012	December 31, 2011
Total revenues	$ 844	$ 830	$ 811
Pre-tax operating earnings[1]	$ 222	$ 196	$ 193
Account values as of year end	$30,086	$26,644	$24,871
1 2011 results reflect a change in accounting principle, as described in Note 2 of the audited consolidated financial statements included in the F pages of this report.
Individual Products & Solutions – Life and NBSG
The Individual Products & Solutions - Life and NBSG segment consists of life insurance products, including individual variable universal life, COLI and bank-owned life insurance ("BOLI") products, traditional life insurance products, fixed universal life insurance products and indexed universal life insurance products. Life insurance products provide a death benefit and generally allow the customer to build cash value on a tax-advantaged basis.
The following table summarizes selected financial data for the Company's Individual Products & Solutions - Life and NBSG segment for the years ended:
(in millions)	December 31, 2013	December 31, 2012	December 31, 2011
Total revenues	$ 1,553	$ 1,485	$ 1,432
Pre-tax operating earnings[1]	$ 234	$ 240	$ 280
Life insurance policy reserves as of year end	$ 24,863	$ 22,395	$ 20,892
Life insurance in force as of year end	$154,701	$143,633	$136,863
1 2011 results reflect a change in accounting principle, as described in Note 2 of the audited consolidated financial statements included in the F pages of this report.
Corporate and Other
The Corporate and Other segment includes non-operating realized gains and losses and related amortization, including mark-to-market adjustments on embedded derivatives, net of economic hedges, related to products with living benefits included in the Individual Products & Solutions - Annuity segment; other-than-temporary impairment losses; and other revenues and expenses not allocated to other segments. Additionally, this segment includes the medium-term note ("MTN") program which concluded in the fourth quarter of 2012 and the funding agreements with the Federal Home Loan Bank of Cincinnati ("FHLB").
The following table summarizes selected financial data for the Company's Corporate and Other segment for the years ended:
(in millions)	December 31, 2013	December 31, 2012	December 31, 2011
Operating revenues	$ 55	$ 53	$ 95
Pre-tax operating loss[1]	$ (75)	$(81)	$ (52)
Funding agreements backing MTNs	$ -	$ -	$292
FHLB funding agreements	$913	$ 25	$ -
1 2011 results reflect a change in accounting principle, as described in Note 2 of the audited consolidated financial statements included in the F pages of this report.
Additional information related to the Company's business segments is included in Note 18 to the audited consolidated financial statements included in the F pages of this report.
Marketing and Distribution
The Company sells its products through a diverse distribution network. Unaffiliated entities that sell the Company's products to their own customer bases include independent broker-dealers, financial institutions, wirehouse and regional firms, pension plan administrators, and life insurance agencies and specialists. Representatives of affiliates who market products directly to a customer base include Nationwide Retirement Solutions, Inc. ("NRS") and Nationwide Financial Network ("NFN") producers, which includes the exclusive agent and independent agent distribution forces of the Company's ultimate parent company, NMIC. The Company believes its broad range of competitive products, strong distributor relationships and diverse distribution network position it to compete effectively in the rapidly growing retirement savings market.

Unaffiliated Distribution
Independent Broker-Dealers, Regional Firms, Insurance Agencies and Producer Groups. The Company sells individual annuities, group retirement plans and life insurance through independent broker-dealers and agencies (including brokerage general agencies and producer groups in the Individual Products & Solutions - Life and NBSG segment) and regional firms in each state and the District of Columbia. The Company believes that it has developed strong relationships based on its diverse product mix, large selection of fund options and administrative technology. In addition to such relationships, the Company believes its financial strength and the Nationwide brand name are competitive advantages in these distribution channels. The Company regularly seeks to expand this distribution network.
Financial Institutions and Wirehouses. The Company markets individual variable and fixed annuities (under its brand names and on a private label basis), private sector retirement plans and life insurance through financial institutions and wirehouses, consisting primarily of banks and their subsidiaries. The Company believes that it has competitive advantages in this distribution channel, including its expertise in training financial institution personnel to sell annuities, life insurance and pension products, its breadth of product offerings, its financial strength, the Nationwide brand name, and the ability to offer private label products.
Pension Plan Administrators. The Company markets group retirement plans organized pursuant to IRC Section 401 and sponsored by employers as part of employee retirement programs through regional pension plan administrators. The Company also has linked pension plan administrators to the financial planning community to sell group pension products. The Company targets employers with 25 to 2,000 employees because it believes that these plan sponsors tend to require extensive record-keeping services from pension plan administrators and therefore are more likely to become long-term customers.
Life Insurance Specialists. The Company markets COLI and BOLI through life insurance specialists, which are firms that specialize in the design, implementation and administration of executive benefit plans.
Affiliated Distribution
NRS. The Company markets various products and services to the public sector, primarily on a retail basis, through several sales organizations. The Company markets group variable annuities and fixed annuities as well as administration and record-keeping services to state and local governments for use in their IRC Section 457 and Section 401(a) retirement programs. The Company maintains endorsement arrangements with state and local government entities, including the National Association of Counties and The International Association of Fire Fighters.
NFN Producers. NFN producers include Nationwide exclusive agents and independent agents. All agents appointed with Nationwide may be authorized to distribute Nationwide life insurance, annuity, mutual fund and group annuity products. Nationwide exclusive agents sell traditional, universal and variable universal life insurance products and individual annuities through the licensed agency distribution force of NMIC and primarily target the holders of personal automobile and homeowners' insurance policies issued by NMIC and affiliated companies.
Reinsurance
The Company follows the industry practice of reinsuring with other companies a portion of its life insurance and annuity risks in order to reduce net liability on individual risks, to provide protection against large losses, obtain greater diversification of risks and statutory capital relief. The maximum amount of individual ordinary life insurance retained by the Company on any one life is $10 million. The Company cedes insurance on both an automatic basis, whereby risks are ceded to a reinsurer on specific blocks of business where the underlying risks meet certain predetermined criteria, and on a facultative basis, whereby the reinsurer's prior approval is required for each risk reinsured.
The Company has entered into reinsurance contracts with certain unaffiliated reinsurers to cede a portion of its general account life, annuity and health business. Total amounts recoverable under these reinsurance contracts including ceded reserves, paid and unpaid claims and certain other amounts totaled $675 million and $684 million as of December 31, 2013 and 2012, respectively. Under the terms of the contracts, specified assets are generally placed in trusts as collateral for the recoveries. The trust assets are invested in investment grade securities, the fair value of which must at all times be greater than or equal to 100% or 102% of the reinsured reserves, as outlined in each of the underlying contracts. Certain portions of the Company's variable annuity guaranteed benefit risks are also reinsured. These treaties reduce the Company's exposure to death benefit and income benefit guarantee risk in the Individual Products & Solutions - Annuity segment. The Company has no other material reinsurance arrangements with unaffiliated reinsurers.

The Company's only material reinsurance agreements with affiliates are the modified coinsurance agreements pursuant to which NLIC ceded to other members of Nationwide all of its accident and health insurance business not ceded to unaffiliated reinsurers, as described in Note 15 and 17 to the audited consolidated financial statements included in the F pages of this report.
Ratings
Ratings with respect to claims-paying ability and financial strength are one factor in establishing the competitive position of insurance companies. These ratings represent each agency's opinion of an insurance company's financial strength, operating performance, strategic position and ability to meet its obligations to policyholders. Such factors are important to policyholders, agents and intermediaries. They are not evaluations directed toward the protection of investors and are not recommendations to buy, sell or hold securities. Rating agencies utilize quantitative and qualitative analysis, including the use of key performance indicators, financial and operating ratios and proprietary capital models to establish ratings for the Company and certain subsidiaries. The Company's ratings are continuously evaluated relative to its performance as measured using these metrics and the impact that changes in the underlying business in which it is engaged can have on such measures. In an effort to minimize the adverse impact of this risk, the Company maintains regular communications with the rating agencies, performs evaluations utilizing its own calculations of these key metrics and considers such evaluation in the way it conducts its business.
Ratings are important to maintaining public confidence in the Company and its ability to market its annuity and life insurance products. Rating agencies continually review the financial performance and condition of insurers, including the Company. Any lowering of the Company's ratings could have an adverse effect on the Company's ability to market its products and could increase the rate of surrender of the Company's products. Both of these consequences could have an adverse effect on the Company's liquidity and, under certain circumstances, net income. As of December 31, 2013, NLIC and NLAIC each have financial strength ratings of "A+" (Superior) from A.M. Best Company, Inc. ("A.M. Best"). Their claims-paying ability/financial strength are rated "A1" (Good) by Moody's Investors Service, Inc. ("Moody's") and "A+" (Strong) by Standard & Poor's Rating Services ("S&P"). The Company's financial strength is also reflected in the ratings of its commercial paper, which is rated "AMB-1" by A.M. Best, "P-1" by Moody's and "A-1" by S&P.
Competition
The Company competes with many other insurers as well as non-insurance financial services companies, some of whom offer alternative products and, with respect to other insurers, have higher ratings than the Company. While no single company dominates the marketplace, many of the Company's competitors have greater financial resources and larger market share than the Company. Competition in the Company's lines of business primarily is based on price, product features, commission structure, perceived financial strength, claims-paying ability, customer and producer service and name recognition.
See also "Risk Factors – The Company operates in a highly competitive industry, which can significantly impact operating results."
Regulation
Regulation at State Level
The Company's insurance entities, as with other insurance companies, are subject to regulation by the states in which they are domiciled and/or transact business. All states have enacted legislation that requires each insurance holding company and each insurance company in an insurance holding company system to register with the insurance regulatory authority of the insurance company's state of domicile and to furnish annually financial and other information concerning the operations of companies within the holding company system that materially affect the operations, management or financial condition of the insurers within such system. Under such laws, a state insurance authority usually must approve in advance the direct or indirect acquisition of 10% or more of the voting securities of an insurance company domiciled in its state.
NLIC and NLAIC are subject to the insurance holding company laws in the State of Ohio. Under such laws, all transactions within an insurance holding company system affecting insurers must be fair and equitable, and each insurer's policyholder surplus following any such transaction must be reasonable in relation to the insurer's outstanding liabilities and adequate to its financial needs. The State of Ohio insurance holding company laws also require prior notice or regulatory approval of the change of control of an insurer or its holding company, material intercorporate transfers of assets within the holding company system and certain other material transactions involving entities within the holding company system.

The Company's insurance entities are regulated and supervised in the jurisdictions in which they do business. Among other things, states regulate operating licenses, agent licenses, advertising and marketing practices, the form and content of insurance policies (including pricing), the type and amount of investments, statutory reserve and capital requirements, payment of dividends by the Company's insurance entities, assessments by guaranty associations, affiliate transactions and claims practices. The Company cannot predict the effect that any proposed or future legislation may have on the financial condition or results of operations of the Company.
Insurance companies are required to file detailed annual and quarterly statutory financial statements with state insurance regulators in each of the states in which they do business, and their business and accounts are subject to examination by such regulators at any time. In addition, insurance regulators periodically examine an insurer's financial condition, adherence to statutory accounting practices, and compliance with insurance department rules and regulations. Applicable state insurance laws, rather than federal bankruptcy laws, apply to the liquidation or restructuring of insurance companies. Changes in regulations, or in the interpretation of existing laws or regulations, may adversely impact pricing, reserve adequacy or exposure to litigation and could increase the costs of regulatory compliance by the Company's insurance entities. Any proposed or future state legislation or regulations may negatively impact the Company's financial position or results of operations. NLIC and NLAIC each file reports with state insurance departments regarding management's assessment of internal controls over financial reporting in compliance with the Annual Financial Reporting Model Regulation ("Model Audit Rule").
As part of their routine regulatory oversight process, state insurance departments periodically conduct detailed examinations of the books, records and accounts of insurance companies domiciled in their states. Such examinations generally are conducted in coordination with the insurance departments of other domestic states under guidelines promulgated by the National Association of Insurance Commissioners ("NAIC"). The most recently completed financial examination of NLIC and NLAIC was conducted by the Ohio Department of Insurance ("ODI") for the five-year period ended December 31, 2011. The examination was completed during the second quarter of 2013 and did not result in any significant issues or adjustments.
The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state or local income tax examinations by tax authorities through the 2005 tax year. In 2013, the IRS commenced an examination of the Company's U.S. income tax returns for the years 2009 through 2010. Any adjustments that may result from IRS examination of tax returns are not expected to have a material effect on the results of operations, cash flows or financial position of the Company.
State insurance regulatory authorities regularly make inquiries, hold investigations and administer market conduct examinations with respect to insurers' compliance with applicable insurance laws and regulations. NLIC and NLAIC are currently undergoing regulatory market conduct reviews in nine states. NLIC and NLAIC continuously monitor sales, marketing and advertising practices and related activities of their agents and personnel and provide continuing education and training in an effort to ensure compliance with applicable insurance laws and regulations. There can be no assurance that any non-compliance with such applicable laws and regulations would not have a material adverse effect on the Company.
Additionally, Olentangy Reinsurance, LLC ("Olentangy"), a special purpose financial insurance company domiciled in the State of Vermont, which is a wholly-owned subsidiary of NLAIC, is subject to the requirements and limitations of its Licensing Order as issued by the State of Vermont.
Federal Initiatives
Although the U.S. federal government generally has not directly regulated the insurance business, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") expands the federal presence in insurance oversight. Title I establishes the Financial Stability Oversight Council ("FSOC") which is authorized to subject nonbank financial companies, including insurance companies, to stricter prudential standards and to supervision by the Board of Governors of the Federal Reserve System (the "Federal Reserve"). Title II provides for an orderly liquidation authority relating to certain financial companies in default or in danger of default whose failure and resolution under otherwise applicable guidance would have serious adverse effects on U.S. financial stability and no private sector alternative is available to prevent default. Title III abolishes the Office of Thrift Supervision and transfers to the Federal Reserve its authority to supervise and examine insurance companies registered as savings and loan holding companies. Title V includes two major insurance components: (1) the creation of a Federal Insurance Office ("FIO") within the Treasury Department with authority to preempt, under certain circumstances, state measures inconsistent with international agreements; and (2) the streamlining of state-level surplus lines and reinsurance regulation. Other titles under the Dodd-Frank Act that may impact insurance companies include Title VII which regulates certain over the counter derivatives contracts and the entities that enter into such contracts, and Title X which regulates consumer financial protection. The effects of the Dodd-Frank Act and regulations cannot be predicted. The following is a summary of certain aspects of the Dodd-Frank Act that may affect the Company. While its primary focus is on the banking sector, the legislation impacts insurers in a number of ways, including but not limited to:
•	Systemic Risk and Reporting. Under the Dodd-Frank Act, nonbank financial companies, including insurance companies and their holding companies that the newly-created FSOC designates as systemically important will become subject to supervision by the Federal Reserve under heightened prudential standards. Proposed standards include (among others) risk-based capital requirements, leverage limits, liquidity requirements, risk management requirements, "living will" requirements, limitations on credit exposures, stress testing, early remediation and concentration limits. The FSOC can also recommend that a financial regulatory agency, including a state insurance regulator, adopt heightened standards with respect to financial activities or practices of the entities it regulates (irrespective if such entities have been designated as systemically important) and, if not adopted, such agency must justify such non-adoption. In addition, the new Office of Financial Research and FIO will collect information from insurers; although they are required to the extent possible to rely upon the reports of existing regulatory authorities.
•	Orderly Liquidation. The Dodd-Frank Act provides that, upon the recommendation of designated regulatory agencies and a systemic risk determination by the Secretary of the Treasury in consultation with the President of the U.S., a failing financial company can be precluded from ordinary resolution under the Bankruptcy Code or other bankruptcy regime and be resolved instead under the orderly liquidation authority provided for in the Dodd-Frank Act, with the Federal Deposit Insurance Corporation ("FDIC") acting as receiver. In such case, creditors and other stakeholders in such a company could be treated less favorably than under the Bankruptcy Code or such other normal bankruptcy regime. Holding companies and their non-insurance subsidiaries may be subject to this authority. Insurance companies are generally exempt from the liquidation authority, but the FDIC has "backup authority" to place an insurance company into orderly liquidation under state law if the state regulator has not done so within 60 days of a systemic risk determination.
•	Liquidation Fund Assessments. The Dodd-Frank Act creates an Orderly Liquidation Fund to help fund the cost of resolving failing financial companies under the orderly liquidation authority. Such fund would be funded by assessments on financial companies with $50 billion or more in assets– including, potentially, insurance companies and their holding companies. The size of an entity appears to be a major determinant as to the amount of any assessment, but other non-size risk factors are required to be taken into consideration. For insurance companies, contributions to state insurance guaranty funds must be considered.
•	The Volcker Rule. The Dodd-Frank Act contains a rule (the "Volcker Rule") which generally prohibits an insured depository institution, any company that controls an insured depository institution, and companies that are affiliated with any such insured depository institution, from (a) engaging in proprietary trading or (b) having an ownership interest in, or sponsoring a covered fund. On December 10, 2013, the federal regulators issued joint regulations implementing the statutory requirements of the Volcker Rule. Among other exceptions, the regulations permit a regulated insurance company and its affiliates to engage in prohibited activity so long as such activity is for the general account or one or more separate accounts of such insurance company and so long as such activity is conducted in compliance with and subject to the insurance company investment laws, regulations and written guidance of the state or jurisdiction in which the company is domiciled and the appropriate federal banking regulators, after consultation with the FSOC and the relevant state insurance commissioners, have not jointly determined that such laws are insufficient to protect the safety and soundness of the institution or the financial stability of the U.S. The Volcker Rule becomes effective on April 1, 2014 and entities that are subject to the rule will be required to bring their activities and investments into compliance by July 21, 2015, unless extended by the banking agencies.
•	Bureau of Consumer Financial Protection. The Dodd-Frank Act creates the Bureau of Consumer Financial Protection as an independent agency within the Federal Reserve with the authority to adopt rules related to consumer financial products and services. Insurance products are specifically exempted from the Bureau's authority; however because the Bureau only recently commenced operations, effects of the exemption cannot be predicted.
Many policy questions are yet to be resolved—as mandatory studies are concluded and released and as the many federal agencies will need to implement the various reforms through rulemakings and other processes.
In view of recent events involving certain financial institutions and the financial markets, it is possible that there could be increased federal oversight responsibilities with respect to the business of insurance and thus the business of the Company. See also "Risk Factors—The Dodd-Frank Act and certain other potential changes in federal laws and regulations may adversely affect the Company's business, results of operations and financial condition."

Potential future federal legislation, regulation, administrative policies and court decisions can also significantly and adversely affect certain areas of the Company's business, particularly the life insurance and annuity business. In addition to the laws and regulations discussed above, these areas include pension and employee welfare benefit plan regulation, additional financial services regulation and taxation. For example, the following events could adversely affect the Company's business:
•	Changes in Employee Retirement Income Security Act of 1974 ("ERISA") that impact the sales of group annuities;
•	Changes in tax laws that reduce or eliminate the tax-deferred accumulation of earnings on the premiums paid by the holders of annuities and life insurance products, or that otherwise affect how the benefits provided by life insurance and annuity contracts are taxed; and modification of the federal estate tax. Effective January 1, 2013, a federal income surtax of 3.8% was imposed on certain net investment income (including income from distributions from nonqualified annuity contracts) for individuals with a modified adjusted gross income in excess of a threshold amount (e.g., $250,000 for married persons who file jointly);
•	Changes in the availability of, or rules concerning the establishment and operation of, IRC Section 401, 403(b) and 457 plans or individual retirement accounts and/or individual retirement annuities; or
•	Changes in tax and ERISA regulations, such as the proposed regulations under development by the Labor Department that could alter the manner in which ERISA plans and individual retirement accounts may be marketed.
Regulation of Dividends and Other Payments and Risk-Based Capital Requirements
See Note 14 to the audited consolidated financial statements included in the F pages of this report for a discussion of dividend restrictions and risk-based capital requirements.
Assessments Against and Refunds to Insurers
Insurance guaranty association laws exist in each state, the District of Columbia, Guam, the U.S. Virgin Islands and the Commonwealth of Puerto Rico. Insurers doing business in any of these jurisdictions can be assessed for policyholder losses incurred by insolvent insurance companies. The amount and timing of any future assessment on or refund to NLIC and NLAIC under these laws cannot be reasonably estimated and are beyond the control of NLIC and NLAIC. A portion of the assessments paid by NLIC and NLAIC pursuant to these laws may be used as credits for a portion of NLIC and NLAIC's premium taxes. For the years ended December 31, 2013, 2012 and 2011, credits received by the Company were immaterial.
Annuity Sales Practices
The Company's annuity sales practices are subject to strict regulation. State insurance regulators are becoming more active in adopting and enforcing suitability standards that create additional responsibilities and liabilities with respect to sales of annuities, both fixed and variable. Such regulations and responsibilities could increase the Company's operational costs or compliance costs or burdens, or expose the Company to increased liability if it violates such regulations and responsibilities.
Securities Laws
NLIC and NLAIC, and certain policies and contracts offered by these companies, are subject to regulation under the federal securities laws administered by the Securities and Exchange Commission ("SEC") and under certain state securities laws. Certain separate accounts of NLIC and NLAIC are registered as investment companies under the Investment Company Act of 1940, as amended ("Investment Company Act"). Separate account interests under certain variable annuity contracts and variable insurance policies issued by NLIC and NLAIC are also registered under the Securities Act of 1933, as amended ("Securities Act"). NISC, a subsidiary of the Company, is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended ("Securities Exchange Act"), subject to the SEC's net capital rules and a member of, and subject to regulation by, the Financial Industry Regulatory Authority.
Nationwide Investment Advisor, a subsidiary of the Company, is an investment advisor registered under the Investment Advisors Act of 1940, as amended, and the Securities Act. The investment companies managed by this subsidiary are registered with the SEC under the Investment Company Act, and the shares of certain of these entities are qualified for sale in certain states and the District of Columbia.
All aspects of the investment advisory activities of NLIC are subject to applicable federal and state laws and regulations in the jurisdictions in which they conduct business. These laws and regulations primarily are intended to benefit investment advisory clients and investment company shareholders and generally grant supervisory agencies broad administrative powers, including the power to limit or restrict the transaction of business for failure to comply with such laws and regulations. In such event, the possible sanctions which may be imposed include the suspension of individual employees, limitations on the activities in which the investment advisor may engage, suspension or revocation of the investment advisor's registration as an advisor, censure and fines.
ERISA
On December 13, 1993, the U.S. Supreme Court issued its opinion in John Hancock Mutual Life Insurance Company v. Harris Trust and Savings Bank, holding that certain assets in excess of amounts necessary to satisfy guaranteed obligations held by Hancock in its general account under a participating group annuity contract are "plan assets" and therefore subject to certain fiduciary obligations under the ERISA. ERISA requires that fiduciaries perform their duties solely in the interest of ERISA plan participants and beneficiaries, and with the care, skill, prudence and diligence that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims. The Court imposed ERISA fiduciary obligations to the extent that the insurer's general account is not reserved to pay benefits under guaranteed benefit policies (i.e., benefits whose value would not fluctuate in accordance with the insurer's investment experience).
The U.S. Secretary of Labor issued final regulations effective January 5, 2000, providing guidance for determining, in cases where an insurer issues one or more policies backed by the insurer's general account to or for the benefit of an employee benefit plan, which assets of the insurer constitute plan assets for purposes of ERISA and the IRC. The regulations apply only with respect to a policy issued by an insurer to an ERISA plan on or before December 31, 1998. In the case of such a policy, most provisions of the regulations became applicable on July 5, 2001. Generally, where the basis of a claim is that insurance company general account assets constitute plan assets, no person will be liable under ERISA or the IRC for conduct occurring prior to July 5, 2001. However, certain provisions under the final regulations are applicable as follows: (1) certain contract termination features became applicable on January 5, 2000 if the insurer engages in certain unilateral actions; and (2) the initial and separate account disclosure provisions became applicable July 5, 2000. New non-guaranteed benefit policies issued after December 31, 1998 subject the issuer to ERISA fiduciary obligations. Since the Company issues fixed group annuity contracts that are backed by its general account and used to fund employee benefit plans, the Company is subject to these requirements. See also "Risk Factors—Changes to regulations under ERISA could adversely affect the Company's distribution model by restricting the Company's ability to provide customers with advice."
Tax Matters
Life insurance products may be used to provide income tax deferral and income tax free death benefits; annuity contracts may be used to provide income tax deferral. The value of these benefits is related to the level of income tax and capital gains tax rates. Changes to the income tax rates and the capital gains tax rates can affect the value of these benefits, and therefore the desirability of those products.
The U.S. Congress periodically has considered possible legislation that, if enacted, could materially reduce or eliminate many of the tax advantages of purchasing and owning annuity and life insurance products. Recent legislative proposals have included provisions that, if enacted, would (a) disallow a portion of the income tax interest deduction for many businesses that own life insurance; (b) alter the calculation of a life insurance company's separate account dividends received deduction ("DRD"); (c) impose a "financial crisis responsibility fee" on certain insurance companies; (d) impose additional information reporting requirements with respect to variable insurance products and resales of certain life insurance contracts; and (e) alter the calculation of the amount of an insurance's company's policy acquisition expenses that must be capitalized and amortized rather than deducted currently. In addition, Congress is considering proposals to further limit contributions to retirement plans and accelerate the distributions from such plans after the death of the participant. If these proposals or other changes affecting the taxation of life insurance and/or annuity contracts, or the qualification requirements for retirement plans were to be enacted, the Company's sale of COLI, BOLI, variable annuities, variable life products and other retirement plan products could be adversely affected.
In addition, the President of the U.S. has made a proposal to impose a financial services responsibility fee upon depository institution holding companies with $50 billion or more in assets and nonbank financial firms subject to Federal Reserve supervision in order to recoup government contributions to the Troubled Asset Relief Program ("TARP") whether or not the firms applied for or received TARP funding. Likewise, nonfinancial firms that applied for or accepted TARP funding would not be subject to the proposed fee. The financial services industry remains opposed to the proposal which the Administration first announced in January 2010. Additional changes to the Internal Revenue Code to address the fiscal challenges currently faced by the federal government may also be made. These changes could include changes to the taxation of life insurance, annuities, mutual funds, retirement savings plans, and other investment alternatives offered by the Company. Such changes could have an adverse impact on the desirability of the products offered by the Company.
The separate account DRD is a significant component of the Company's federal income tax provision. On August 16, 2007, the Internal Revenue Service ("IRS") issued Revenue Ruling 2007-54. This ruling took a position with respect to the DRD that could have significantly reduced the Company's DRD. In Revenue Ruling 2007-61, released September 25, 2007, the IRS and the U.S. Department of the Treasury suspended Revenue Ruling 2007-54 and informed taxpayers of their intention to address certain issues in connection with the DRD in future tax regulations.
On February 4, 2014, the IRS issued Revenue Ruling 2014-7. Revenue Ruling 2014-7 states that Revenue Ruling 2007-54 is modified and superceded. This presumably means that the position taken by the IRS which would have reduced the Company's DRD is no longer in effect. Revenue Ruling 2014-7 also states that Revenue Ruling 2007-61, which suspended Revenue Ruling 2007-54, is obsoleted.
If the IRS issues tax regulations that address the computation of the separate account DRD, these regulations could impact the Company's DRD in periods subsequent to their effective date.
Employees
As of December 31, 2013, the Company had approximately 3,084 employees, none of which were covered by a collective bargaining agreement.
Risk Factors
Adverse capital and credit market conditions may significantly affect the Company's ability to meet liquidity needs and impact its capital position.
The Company needs liquidity to pay its operating expenses, interest on its debt and to replace certain maturing liabilities. The principal sources of the Company's liquidity are insurance premiums, annuity considerations, deposit funds and cash flow from its investment portfolio and assets. The investment portfolio consists mainly of cash or assets that are readily convertible into cash. Sources of liquidity also include a variety of short- and long-term instruments, including repurchase agreements, intercompany borrowings, FHLB, commercial paper, lines of credit and long-term debt.
In the event current resources do not satisfy the Company's needs, the Company may have to seek additional financing. The Company's ability to generate additional financing may be highly constrained by its credit capacity. In addition, the availability of additional financing will depend on a variety of factors including market conditions, the availability of credit generally and specifically to the financial services industry, market liquidity, the Company's credit ratings, as well as the possibility that customers or lenders could develop a negative perception of the Company's long- or short-term financial prospects if it incurs large investment losses or if the level of business activity decreases. Similarly, the Company's access to funds may be impaired if regulatory authorities or rating agencies take negative actions against it. The Company's internal sources of liquidity may prove to be insufficient, and in such case, it may not be able to successfully obtain additional financing on favorable terms, or at all.
Disruptions, uncertainty or volatility in the capital and credit markets may also limit the Company's access to capital required to operate its business, most significantly its insurance operations. Such market conditions may limit the Company's ability to:
•	replace, in a timely manner, maturing liabilities;
•	satisfy statutory capital requirements;
•	generate fee income and market-related revenue to meet liquidity needs;
•	access the capital necessary to grow its business; and
•	sell certain assets.
As such, the Company may be forced to issue shorter-term securities than it prefers, or bear an unattractive cost of capital, which could decrease the Company's profitability and significantly reduce its financial flexibility. The Company's results of operations, financial condition and cash flows could be materially adversely affected by disruptions in the financial markets.

Difficult conditions in the capital markets and the economy may adversely affect the Company's business, results of operations, financial condition and liquidity.
The Company's business, financial condition, results of operations and the valuation and liquidity of some of its investments can be materially affected by conditions in the domestic and global capital markets and the economy generally. Concerns continue to persist over the U.S. fiscal situation, winding down of the Federal Reserve's special asset purchase plan, international geopolitical issues, potential future inflation, increases in energy costs, defaults by certain nations on their sovereign debt, the availability and cost of credit, equity market performance, the U.S. mortgage market and the residential real estate market in the U.S. Given the slow pace of the recovery and large amounts of economic slack still remaining, some U.S. economists believe that deflation risk remains in the U.S. economy. Other economists expect that the unprecedented increase in the size of the Federal Reserve's balance sheet will eventually bring about a burst of inflation. These factors have contributed to increased market volatility and diminished expectations for the economy and the markets going forward and could adversely impact the demand for the Company's products, negatively impact earnings, adversely affect the performance of the Company's investments or result in impairments, all of which could have a material adverse effect on the Company's business, results of operations and financial condition.
The impairment of other financial institutions could adversely affect the Company.
The Company has exposure to many different industries, issuers and counterparties, and routinely executes transactions in the financial services industry, including brokers and dealers, commercial banks, investment banks, hedge funds, other investment funds and other institutions. Many of these transactions expose the Company to credit risk in the event of default of the counterparty. In addition, with respect to secured transactions, the Company's credit risk may be exacerbated when the collateral held by the Company cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the loan or derivative exposure due to it. The Company also has exposure to these issuers in the form of holdings in unsecured debt instruments, derivative transactions and stock investments of these issuers. There can be no assurance that any such realized losses or impairments to the carrying value of these assets would not materially and adversely affect the Company's business, financial condition and results of operations.
The impact of sustained or significant deterioration in economic conditions on the Company and its customers and vendors could adversely affect the Company's business.
The Company is exposed to risks associated with the potential financial instability of the Company's customers, many of whom may be adversely affected by volatile conditions in the financial markets or an economic slowdown. As a result of uncertainties with respect to financial institutions and the global credit markets, increases in energy costs, and other macroeconomic challenges currently or potentially affecting the economy of the U.S. and other parts of the world, customers may experience serious cash flow problems and other financial difficulties. As a result, they may modify, delay, or cancel plans to purchase the Company's products, may make changes in the mix of products purchased that are unfavorable to the Company or may surrender (in the case of annuities) contracts early, imposing greater liquidity needs on the Company earlier than the Company expected. Additionally, if customers are not successful in generating sufficient revenue or are precluded from securing financing, they may not be able to pay, or may delay payment of, premiums and other amounts that are owed to the Company. Any liability of current or potential customers to pay the Company for its products may adversely affect the Company's earnings and cash flow.
In addition, the Company is susceptible to risks associated with the potential financial instability of the vendors on which the Company relies to provide services or to whom the Company delegates certain functions. The same conditions that may affect the Company's customers also could adversely affect the Company's vendors, causing them to significantly and quickly increase their prices or reduce their output. The Company's business depends on the Company's ability to perform, in an efficient and uninterrupted fashion, the Company's necessary business functions, and any interruption in the services provided by third parties could also adversely affect the Company's cash flow, profitability, and financial condition.
The Company is exposed to significant financial and capital markets risk (including equity markets risk), which may adversely affect its access to capital, results of operations, financial condition and liquidity, and the Company's net investment income can vary from period to period.
The Company is exposed to significant financial and capital markets risk, including changes in interest rates, credit spreads, equity prices, real estate values, foreign currency exchange rates, domestic and foreign market volatility, the performance of the economy in general, the performance of the specific obligors included in its portfolio and other factors outside the Company's control. Such factors and the following economic and interest rate risks could lead to uncertainty or volatility in the capital and credit markets generally which may limit the Company's access to capital required to operate its business.

The Company's exposure to interest rate risk relates to the market price and cash flow variability associated with changes in interest rates. The Company's investment portfolio contains interest rate sensitive instruments, such as bonds and derivatives, which may be adversely impacted by changes in interest rates from governmental monetary policies, domestic and international economic and political conditions, and other factors beyond its control. U.S. long-term interest rates remain at relatively low levels by historical standards. During periods of low or declining interest rates, as cash becomes available from premiums on insurance and annuity policies and from the maturity, redemption or sale of existing securities or from other sources, the yield on the new investments purchased will be lower than that on existing investments, thus lowering the average yield that the Company earns on its investment portfolio. Conversely, inflation may increase and interest rates may suddenly spike, which could have a material affect on the Company's results of operations, insofar as inflation may affect interest rates. A rise in interest rates would negatively impact the net unrealized position of the Company's investment portfolio, particularly on interest sensitive instruments such as bonds, which typically decrease in value during periods of rising interest rates. Although the Company seeks to carefully measure and manage its interest rate risk positions, the Company's estimate of its liability cash flow profile may be inaccurate, and it might need to sell assets during a period of rising or falling interest rates in order to cover any such liability, which could adversely affect the Company's financial position and results of operations.
The Company's exposure to credit spreads relates primarily to market price and cash flow variability associated with changes in credit spreads. A widening of credit spreads would increase unrealized losses in the investment portfolio and, if issuer credit spreads increase as a result of fundamental credit deterioration, would likely result in higher other-than-temporary impairments. Credit spread tightening will reduce net investment income associated with new purchases of fixed maturities. In addition, market volatility can make it difficult to value certain of the Company's securities if trading becomes less frequent. As such, valuations may include assumptions or estimates that may have significant period-to-period changes from market volatility, which could have a material adverse effect on the Company's results of operations or financial condition.
The Company's exposure to equity risk relates primarily to the potential for lower earnings associated with certain of the Company's insurance businesses, such as variable annuities, where fee income is generally earned based upon the fair value of the assets under management. In addition, certain of the Company's annuity products offer guaranteed benefits, which increase the Company's potential benefit exposure and statutory reserve and capital requirements should equity markets decline, which could deplete capital. Increased reserve and capital requirements could lead to rating agency downgrades.
The Company's insurance and investment products are sensitive to interest rate fluctuations and expose the Company to the risk that falling interest rates or credit spreads will reduce the Company's margin, or the difference between the returns earned on the investments that support the obligations under these products and the amounts that must be paid to policyholders and contractholders. Because the Company may reduce the interest rates credited on most of these products only at limited, preestablished intervals, and because some contracts have guaranteed minimum interest crediting rates, declines in interest rates may adversely affect the profitability of these products.
There may be economic scenarios, including periods of rising interest rates, which could increase life insurance policy loan and surrender and withdrawal activity in a given period. Such situations could result in cash outflows requiring that the Company sell investments at a time when the prices of those investments are adversely affected, which may result in realized investment losses. Unanticipated withdrawals and terminations may also cause the Company to accelerate the amortization of DAC and other, which reduces net income.
As of December 31, 2013, the Company does not hold any European sovereign debt or material investment exposure in Greece, Ireland, Italy, Portugal or Spain.
For additional information on the Company's derivative programs in place to mitigate these risks, see Note 7 to the audited consolidated financial statements included in the F pages of this report.
Derivative financial instruments held or purchased by the Company may be insufficient to hedge the risks and the Company's estimates and assumptions made in connection with the use of any derivative financial instrument may fail to reflect or correspond to its actual long-term exposure in respect to indentified risks. In addition, the Company may fail to identify risks, or the magnitude thereof, to which it is exposed. The Company is also subject to the risk that its derivative counterparties may fail or refuse to meet their obligations to the Company under uncollateralized derivative financial instruments.
The Company may also choose not to hedge, in whole or in part, these or other risks that it has identified, due to, for example, the availability and/or cost of a suitable derivative financial instrument or, in reaction to extreme credit, equity market and/or interest rate levels or volatility.

The determination of the amount of valuation allowances and impairments taken on the Company's investments are judgmental and could materially impact its results of operations or financial position.
The determination of the amount of allowances and impairments vary by investment type and is based on the Company's periodic evaluation and assessment of known and inherent risks associated with the respective asset class. Such evaluations and assessments are revised as conditions change and new information becomes available. Management updates its evaluations regularly and reflects changes in allowances and impairments in operations as such evaluations are revised. Market volatility can make it more difficult to value the Company's securities if trading in such securities becomes less frequent. In addition, a forced sale by holders of large amounts of a security, whether due to insolvency, liquidity or other issues with respect to such holders, could result in declines in the price of a security. There can be no assurance that management has accurately assessed the level of impairments taken and allowances reflected in the financial statements. Furthermore, additional impairments may need to be taken or allowances provided for in the future. Historical trends may not be indicative of future impairments or allowances.
For additional information on the Company's valuation allowance and impairment review process, see Note 2 to the audited consolidated financial statements included in the F pages of this report.
Guarantees within certain of the Company and its insurance entities' products may adversely affect the Company's financial condition or results of operations.
Certain of the Company's variable annuity and fixed equity indexed products include guaranteed benefits. NLIC and NLAIC each provide certain of the five primary guarantee types with certain variable annuity contracts: (1) GMDB; (2) guaranteed minimum accumulation benefits ("GMAB"); (3) guaranteed lifetime withdrawal benefits ("GLWB"); (4) a hybrid guarantee with GMAB and GLWB; and (5) guaranteed minimum income benefits ("GMIB").
For additional information on the Company's guaranteed benefits, see Note 4 to the audited consolidated financial statements included in the F pages of this report.
Periods of significant and sustained downturns in equity markets, increased equity volatility, and/or reduced interest rates could result in an increase in the valuation of the future policy benefit or policyholder account balance liabilities associated with such products, resulting in a reduction to net income. NLIC uses derivative instruments to mitigate the liability exposure and the volatility of net income associated with these liabilities.
NLIC remains ultimately liable for the guaranteed benefits and are subject to the risk that reinsurers or derivative counterparties are unable or unwilling to pay. In addition, NLIC is subject to the risk that hedging and other risk management procedures prove ineffective, or the estimates and assumptions made in connection with their use fail to reflect or correspond to the actual liability exposure or that unanticipated policyholder behavior or mortality, combined with adverse market events, produces economic losses beyond the scope of the risk management techniques employed. NLIC is also subject to the risk that the cost of hedging these guaranteed minimum benefits materially increases as implied volatilities increase and/or interest rates decrease, and as central clearing of derivatives becomes more prevalent. These, individually or collectively, may have a material adverse effect on the Company's financial condition or results of operations.
Some of the Company's investments are relatively illiquid and are in asset classes that have been experiencing significant market valuation fluctuations.
The Company holds certain investments that may lack liquidity, such as certain fixed maturity securities (privately placed bonds and structured securities based upon residential or commercial mortgage loans or trust preferred securities); mortgage loans; policy loans; equity real estate, including real estate joint ventures; and other limited partnership interests. In recent years, even some of the Company's very high quality investments experienced reduced liquidity during periods of market volatility or disruption.
If the Company requires significant amounts of cash on short notice in excess of normal cash requirements or is required to post or return collateral in connection with the investment portfolio, derivatives transactions or securities lending activities, the Company may have difficulty selling these investments in a timely manner, be forced to sell them for less than the Company otherwise would have been able to realize, or both.
The Company does not have the intent to sell, nor is it more likely than not that it will be required to sell debt securities in an unrealized loss position. Investment losses, however, may be realized to the extent liquidity needs require the disposition of debt securities in unfavorable interest rate, liquidity or credit spread environments. Some provisions of the Dodd-Frank Act may lower prices for certain fund investments by forcing them to be sold over a relatively short period of time.

The Company has exposure to mortgage-backed securities, which could cause declines in the value of its investment portfolio.
Securities and other capital markets products connected to residential mortgage lending, particularly those backed by non-agency loans, may become less liquid. The value of the Company's investments in mortgage-backed securities may be negatively impacted by an unfavorable change in or increased uncertainty regarding delinquency rates, foreclosures, home prices and refinancing opportunities. Further deterioration in the performance of the residential mortgage sector could cause declines in the value of that portion of the Company's investment portfolios.
Defaults on commercial mortgage loans and volatility in performance may adversely affect the Company's results of operations and financial condition.
Commercial mortgage loans could face heightened delinquency and default risk due to recent economic conditions and the resulting adverse impacts on the obligors of these loans. In addition, future refinancing risks could be experienced for many commercial mortgage loans. As such, these conditions could lead to declining values on certain of such instruments. The performance of the Company's commercial mortgage loan investments, however, may fluctuate in the future. An increase in the default rate of the Company's commercial mortgage loan investments or a borrower's inability to refinance or pay off its loan at maturity could have an adverse effect on its results of operations and financial condition. If these loans are not refinanced or paid in full at maturity, the Company's mortgage loan investments could be adversely affected. Any geographic or sector concentration of the Company's commercial mortgage loans may have adverse effects on its investment portfolios and, consequently, on its results of operations or financial condition. While the Company seeks to mitigate this risk by having a broadly diversified portfolio, events or developments that have a negative effect on any particular geographic region or sector may have a greater adverse effect on its investment portfolios to the extent that the portfolio is concentrated.
The Company values investments at both cost and fair value, which may be significantly different, in the Company's financial statements.
The Company's investments primarily consist of fixed maturity securities, short-term investments, mortgage loans, policy loans and alternative investments. On the basis of U.S. generally accepted accounting principles ("GAAP"), the carrying value of such investments is as follows:
•	Fixed maturity securities, except those considered trading securities, are primarily classified as available-for-sale and are reported at their fair value. Unrealized gains and losses on these securities are recorded as a separate component of other comprehensive income or loss, net of policyholder related amounts and deferred income taxes.
•	Short-term investments include investments with remaining maturities of one year or less at the time of acquisition and are reported at fair value.
•	Mortgage loans are recorded at unpaid principal balance, adjusted for any unamortized premium or discount, deferred fees or expenses, and valuation allowances.
•	Policy loans are carried at unpaid principal balances.
•	Alternative investments are generally reported based on the equity method of accounting.
Investments not carried at fair value in the Company's financial statements (principally mortgage loans and alternative investments) may have fair values which are substantially higher or lower than the carrying value reflected in the Company's financial statements. Each of such asset classes are regularly evaluated for impairment under the accounting guidance appropriate to the respective asset class.
The Company's valuation of fixed maturity securities may include methodologies, estimations and assumptions which are subject to differing interpretations and could result in changes to investment valuations that may materially adversely affect the Company's results of operations or financial condition.
Fixed maturity securities and certain other investments are reported at fair value on the balance sheet. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company categorizes these securities into a three-level hierarchy based on the priority of the inputs to the valuation technique. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure fair value fall within different levels of the hierarchy, the category level is based on the lowest priority level input that is significant to the fair value measurement of the instrument in its entirety.

For additional information on the Company's fair value categories and valuation methodologies, see Note 2 to the audited consolidated financial statements included in the F pages of this report.
Certain changes in accounting and/or financial reporting standards issued by the Financial Accounting Standards Board ("FASB"), the SEC, the NAIC, state insurance departments or other standard-setting bodies could have a material adverse impact on the Company's financial position or results of operations.
The Company is subject to the application of GAAP, the principles of which are periodically revised and/or expanded. As such, the Company is required to adopt new or revised accounting and/or financial reporting standards issued by recognized accounting standard setters or regulators, including the FASB. It is possible that future requirements could change the Company's current application of GAAP, resulting in a material adverse impact on the Company's financial position or results of operations.
In addition, the Company's insurance entities are required to comply with the Statutory Accounting Principles ("SAP") established by the NAIC and administered by state departments of insurance. The various components of SAP (such as actuarial reserve methodologies) are subject to review by the NAIC and its task forces and committees, as well as state insurance departments, in an effort to address emerging issues and otherwise improve or alter financial reporting. Various proposals are currently, or have been previously, pending before committees and task forces of the NAIC, some of which, if enacted, would negatively affect the Company's insurance entities. The NAIC is also currently working to reform state regulation in various areas, including comprehensive reforms relating to life insurance reserves and the accounting for such reserves. The Company cannot predict whether or in what form reforms will be enacted and, if so, whether the enacted reforms will positively or negatively affect the Company's insurance entities. Calculations made in accordance with SAP govern the ability of the Company's insurance entities to pay dividends to their respective parent companies.
In addition, the NAIC Accounting Practices and Procedures Manual provides that state insurance departments may permit insurance companies domiciled therein to depart from SAP through prescribed practices or by granting them permitted practices. The Company cannot predict what permitted and prescribed practices any applicable state insurance department may allow or mandate in the future, nor can the Company predict whether or when the insurance departments of states of domicile of the Company's competitors may permit them to utilize advantageous accounting practices that depart from SAP. Olentangy was granted a permitted practice from the State of Vermont that changed NLAIC's valuation of this subsidiary by $66 million as of December 31, 2013, which also allowed NLIC to admit additional deferred tax assets of $10 million as of December 31, 2013. Moreover, although states generally defer to interpretations of the insurance department of the state of domicile with respect to regulations and guidelines, neither the action of the domiciliary state nor action of the NAIC is binding on a state. Accordingly, a state could choose to follow a different interpretation. The Company can give no assurances that future changes to SAP or components of SAP or the granting of permitted practices to the Company's competitors will not have a materially negative impact on the Company's financial condition or results of operations.
The amount of statutory capital that the Company and its insurance subsidiaries have and the amount of statutory capital they must hold can vary significantly from time to time and is sensitive to a number of factors outside of the Company's control, including equity market and credit market conditions.
The Company conducts the vast majority of its business through its licensed insurance entities. Insurance regulators and the NAIC prescribe accounting standards and statutory capital and reserve requirements for the Company and its U.S. insurance entities. The NAIC has established regulations that provide minimum capitalization requirements based on risk-based capital (RBC), formulas for both life and property and casualty companies. The RBC formula for life companies establishes capital requirements relating to insurance, business, asset and interest rate risk, including equity, interest rate, operational and management and expense recovery risks associated with life and annuity products that contain death benefits or certain living benefits.
In any particular year, statutory surplus amounts and RBC ratios may increase or decrease depending on a variety of factors, including the amount of statutory income or losses generated by the Company's insurance entities (which itself is sensitive to equity market and credit market conditions), the amount of additional capital they must hold to support their business growth, changes in equity market levels, the value of certain fixed maturity securities in their investment portfolios, the value of certain derivative instruments that do not get hedge accounting treatment, changes in interest rates and foreign currency exchange rates, as well as changes to the NAIC RBC formulas. Increases in the amount of required statutory reserves reduce the statutory surplus used in calculating the Company's insurance entities' RBC ratios.
The Company's insurance entities' statutory surplus and RBC ratios have a significant influence on their financial strength ratings, which, in turn, are important to their ability to compete effectively. To the extent that any of the Company's insurance entities' statutory capital resources are deemed to be insufficient to maintain a particular rating by one or more rating agencies, capital may need to be raised. If we are unable to raise additional capital in such a scenario, any ratings downgrade that followed could have a material adverse effect on the business, financial condition, results of operations and liquidity. See Note 14 to the audited consolidated financial statements included in the F pages of this report for further discussion of risk-based capital.
The Company is rated by S&P, Moody's and A.M. Best, and a decline in ratings could adversely affect the Company's operations.
Financial strength ratings, which various Nationally Recognized Statistical Rating Organizations ("NRSROs") publish as indicators of an insurance company's ability to meet contractholder and policyholder obligations, are important to maintaining public confidence in the Company's products, its ability to market its products and its competitive position. Downgrades in NLIC and NLAIC's financial strength ratings could have a material adverse effect on its financial condition and results of operations in many ways, including reducing new sales of insurance products, annuities and other investment products; adversely affecting the Company's relationships with its sales force and independent sales intermediaries; materially increasing the number or amount of policy surrenders and withdrawals by contractholders and policyholders; requiring the Company to reduce prices for many of its products and services to remain competitive; and adversely affecting the Company's ability to obtain reinsurance at reasonable prices or at all.
In addition to the financial strength ratings of NLIC and NLAIC, various NRSROs also publish credit ratings for NFS and several of its subsidiaries. Credit ratings are indicators of a debt issuer's ability to meet the terms of debt obligations in a timely manner and are important factors in the Company's overall funding profile and ability to access certain types of liquidity. Downgrades in the Company's credit ratings could have a material adverse effect on its financial condition and results of operations in many ways, including adversely limiting the Company's access to capital markets, potentially increasing the cost of debt, and requiring the Company to post collateral.
Ratings are subject to ongoing review by A.M. Best, Moody's and S&P, and the maintenance of such ratings cannot be assured. If any rating is reduced from its current level, the Company's financial position and results of operations could be adversely affected. As with other companies in the financial services industry, the Company's ratings could be downgraded at any time and without any notice by any NRSRO.
See Business – Ratings for further information on the Company's current financial strength ratings.
If the Company's business does not perform well or if actual experience versus estimates used in valuing and amortizing DAC varies significantly, the Company may be required to accelerate the amortization of DAC, which could adversely affect the Company's results of operations or financial condition.
NLIC and NLAIC incur significant costs in connection with acquiring new and renewal business. Those costs that are directly related to the successful acquisition of new and renewal business are deferred and referred to as DAC. The recovery of DAC is dependent upon the future profitability of the related business. The amount of future profit or margin primarily is dependent on investment returns in excess of the amounts credited to policyholders, mortality, morbidity, persistency, interest crediting rates, dividends paid to policyholders, expenses to administer the business, creditworthiness of reinsurance counterparties and certain economic variables. Of these factors, the Company anticipates that investment returns are most likely to impact the rate of amortization of such costs. The aforementioned factors enter into management's estimates of gross profits, which generally are used to amortize such costs. If the estimates of gross profits were overstated, then the amortization of such costs would be accelerated in the period the actual experience is known or when estimates are reevaluated and would result in a charge to income. Significant or sustained equity market declines could result in an acceleration of amortization of DAC related to variable annuity and variable universal life contracts, resulting in a charge to operations. Additionally, the amortization of DAC can be affected by the change in the valuation of the Company's variable annuity guarantees. Additional information related to the Company's review of DAC and variable annuity guarantee assumptions is included in Note 2 to the audited consolidated financial statements included in the F pages of this report. Such adjustments could have a material adverse effect on the Company's results of operations or financial condition.

Deviations from assumptions regarding future persistency, mortality, morbidity and interest rates used in calculating reserve amounts could have a material adverse impact on the Company's results of operations or financial condition.
The process of calculating reserve amounts for a life insurance organization involves the use of a number of assumptions, including those related to persistency, mortality, morbidity and interest rates (the rates expected to be paid or received on financial instruments, including insurance or investment contracts). Actual results could differ significantly from those assumed. As such, significant deviations from one or more of these assumptions could result in a material adverse impact on the Company's results of operations or financial condition.
The Company's insurance entities are subject to extensive regulations designed to benefit or protect policyholders rather than the Company.
The Company's insurance entities are subject to extensive state regulatory oversight in the jurisdictions in which they do business as well as to federal oversight in some aspects of the Company's business. State insurance regulators and the NAIC continually reexamine existing laws and regulations and may impose changes in the future that put further regulatory burdens on insurers and that may have an adverse effect on the Company's business, financial condition, results of operations and liquidity. This regulatory oversight and various proposals at the state and federal level could in the future adversely affect its ability to sustain adequate returns in certain lines of business. The Company's business could be adversely affected by changes in state law relating to marketing, practices, privacy, acquisitions, reinsurance, licensing, regulation of premium rates, asset and reserve valuation requirements, enterprise risk management, surplus limits, limitations on investments, accounting standards and RBC requirements and, at the federal level, by laws and regulations that may affect certain aspects of the insurance industry, including proposals for preemptive federal regulation. A portion of the Company's business is subject to regulation with respect to policy rates and related matters. Assessments are also levied against the Company as a result of participation in various types of state guaranty associations, state insurance pools for the uninsured and other arrangements.
Changes in regulations or in the interpretation of existing laws or regulations may adversely impact pricing, reserve adequacy or exposure to litigation and could increase the costs of regulatory compliance by the Company's insurance entities. Any proposed or future state legislation or regulations, as well as proposed or future federal legislation or regulations, may negatively impact the Company's financial position or results of operations. Any such regulation is aimed at benefiting or protecting policy holders, rather than the Company's insurance entities.
Although the federal government generally has not directly regulated the insurance business in the past, certain federal initiatives can have an impact on the Company's business. Current and proposed measures that may significantly affect the insurance business include proposals to create an optional federal charter for insurers or to supervise insurance holding companies at a federal level, limitations on antitrust immunity, minimum solvency requirements, health care reform, systemic risk regulation and grant of resolution authority to a federal agency, uniform market conduct standards, credit for reinsurance initiatives and other proposals at the federal level to replace or streamline state regulatory processes.
While the U.S. federal government does not directly regulate the business of insurance, the Dodd-Frank Act allows federal regulators to compel state insurance regulators to liquidate an insolvent insurer under some circumstances if the state regulators have not acted within a specific period. It also establishes the FIO within the Department of the Treasury, which has the authority to participate in the negotiations of international insurance agreements with foreign regulators for the U.S., as well as to collect information about the insurance industry and recommend prudential standards. While not having a general supervisory or regulatory authority over the business of insurance, the director of this office will perform various functions with respect to insurance (other than health insurance), including serving as a non-voting member of the FSOC and making recommendations to the FSOC regarding insurers to be designated for more stringent regulation. The director is also required to submit a report to Congress regarding how to modernize and improve the system of insurance regulation in the U.S., including by increasing national uniformity through either a federal charter or effective action by the states. The FSOC may recommend that state insurance regulators or other regulators apply new or heightened safeguards for activities or practices the Company and other insurers or other financial services companies engage in that could create or increase the risk that significant liquidity, credit or other problems spread among financial companies.
Federal legislation and administrative policies in several areas can significantly and adversely affect insurance companies. These areas include financial services regulation, securities regulation, derivatives regulation, mortgage regulation, pension regulation, health care regulation, privacy, tort reform legislation and taxation. In addition, various forms of direct and indirect federal regulation of insurance have been proposed from time to time, including proposals for the establishment of an optional federal charter for insurance companies.

See Regulation—Regulation at State Level and Regulation - Federal Initiatives for a general description of the regulation of the Company.
Changes in state insurance regulations regarding suitability of annuity product sales may affect the Company's operations and its profitability.
The Company's annuity sales practices are subject to strict regulation. State insurance regulators are becoming more active in adopting and enforcing suitability standards with respect to sales of annuities, both fixed and variable. Any material change to the standards governing the Company's sales practices, including applicable state laws and regulations, could affect the Company's business. See Description of Business—Annuity Sales Practices.
The Dodd-Frank Act and certain other potential changes in federal laws and regulations may adversely affect the Company's business, results of operations and financial condition.
In July 2010 Congress passed, and the President signed, the Dodd-Frank Act. Policy and rule-making conducted after the enactment of the Dodd-Frank Act has and will continue to significantly change financial regulation in several ways. At this time, the Company cannot predict the impact this financial reform legislation will have on the Company's business, results of operations, or financial condition. The full impact of the Dodd-Frank Act on the Company will not be determined until the numerous regulations required by the act are finalized. However, the Company has been or anticipates that Nationwide's business and operations will be affected in at least the following ways:
•	Nationwide, as a registered Savings and Loan Holding Company (SLHC), and the Company are subject to the supervision, examination and enforcement authority of the Federal Reserve under the Home Owners' Loan Act of 1933.
•	Nationwide (including the Company) may become subject to new or increased capital requirements.
•	Nationwide (including the Company) may be exposed to increased oversight, including new required reporting, due to the creation of new federal agencies (e.g., the Dodd-Frank Act created the FSOC, Office of Financial Research, Consumer Financial Protection Bureau and the FIO).
•	In April 2012, the FSOC adopted final rules under Title I of the Dodd-Frank Act setting forth the process it will follow and the criteria it will use to assess whether a non-bank financial company should be subject to enhanced prudential standards and heightened supervision by the Federal Reserve as a non-bank systemically important financial institution ("SIFI"). The FSOC follows a three-stage process. In Stage 1, a set of uniform quantitative metrics are applied to a broad group of non-bank financial companies in order to identify non-bank financial companies for further evaluation. If the Company meets the total consolidated assets threshold and at least one of the other five quantitative thresholds in the first stage, the FSOC continues with two stages of further analysis using additional sources of data and qualitative and quantitative factors. In addition, FSOC has reserved the authority under Title I of the Dodd-Frank Act to designate a non-bank financial company as a SIFI even if a company does not exceed the Stage 1 thresholds.
•	Under the orderly liquidation authority set forth in Title II of the Dodd-Frank Act, the FDIC, as receiver of a covered financial company, succeeds to the rights, title, powers and privileges of the covered financial company and its stockholders, members, directors and officers and may take over and operate the company with all the powers of shareholders, members, directors and officers. The FDIC has the power to liquidate the covered financial company through the sale of assets, or transfer of assets to a bridge financial company, to merge the company with another company or transfer assets and liabilities, to pay valid obligations that come due to the extent funds are available, to terminate rights and claims of stockholders and creditors (except their right to payment, resolution, or other satisfaction of their claims in accordance with the provisions of Title II) and to determine and pay claims. To the extent Nationwide or any of its affiliates is a stockholder or creditor in a firm that becomes a covered financial company in receivership, they could become subject to a termination of rights or claims consistent with the provisions of Title II by the FDIC. If NLIC becomes a covered financial company, its creditors would become subject to FDIC's orderly liquidation authority under Title II and, therefore, subject to termination of rights similar to a liquidation of depository institutions under the Federal Deposit Insurance Act. While the FDIC has backup authority to initiate a liquidation of an insurance company that is a covered financial company if a state insurance department fails to act within 60 days of a determination triggering orderly liquidation procedures, the FDIC's authority is limited to standing in the place of the state insurance department and to filing the appropriate judicial action in the appropriate state court to place the insurer into orderly liquidation under the laws and requirements of the state. Under Ohio law, NLIC and NLAIC would therefore be subject to receivership or liquidation by the Ohio Department of Insurance pursuant to Ohio insurance law. As a financial company with total consolidated assets of equal to or greater than $50 billion, Nationwide could become subject to a risk based assessment to pay in full the obligations issued by the FDIC as receiver to the Secretary of the Treasury. The FDIC must impose assessments on a graduated basis according to a risk matrix. In recommending and establishing a risk matrix, the FSOC and the FDIC must consider, among other factors, assessments imposed upon on a financial company or affiliate that is an insured depository institution pursuant to the Federal Deposit Insurance Act, a member of the Securities Investor Protection Corporation pursuant to the Securities Investors Protection Act or an insurance company assessed pursuant to state law to cover the cost of state insolvency proceedings. Thus, any assessment imposed upon Nationwide under Title II would need to consider a risk matrix recognizing assessments imposed upon insurance company subsidiaries of the Company by a state insurance guaranty fund or upon Nationwide Bank as a member of the FDIC.
•	Nationwide's investment activities from its general and investment accounts are permissible under the Volcker Rule but the future value and liquidity of such investments may be impacted by market conditions.
•	Other provisions of the Dodd-Frank Act not limited to depository institution holding companies may also adversely affect the Company's ability to engage in various derivatives transactions of the type the Company has found useful in the past. Examples include a possible reduction in the availability of such products, a likely increase in the cost to the Company to transact in such products and a change in the nature of margin/collateral the Company must maintain with respect to such transactions. Specifically, under existing central clearing arrangements in the market, the central clearinghouse, and its members, typically reserve the right to unilaterally increase the amount of margin/collateral required to be maintained from time to time. During times of market volatility or stress, such rights tend to be exercised. In the event the Company is required to agree to such terms in order to continue to execute derivative transactions, it could have an adverse impact on the Company's finances and liquidity, especially during times of market stress and volatility.
•	Additionally, under the Dodd-Frank Act, most banking institutions (with which the Company enters into a substantial portion of its derivatives) will be required to conduct at least a portion of their traditional over-the-counter derivatives businesses outside their depositary institutions. The affiliates through which these institutions will conduct such over-the-counter derivatives businesses might be less creditworthy than the depository institutions themselves, and "netting" of counterparty exposures across such affiliates and their related banks will not be allowed, potentially affecting the credit risk these counterparties pose to the Company and the degree to which the Company is able to enter into transactions with these counterparties.
•	The definitions of ‘swap' and ‘security-based swap' under final regulations issued under the Dodd-Frank Act are extremely broad and, when applied literally, could encompass a number of arrangements that have not traditionally been viewed as part of the over-the-counter derivatives market, such as various insurance products offered by the Company.
•	The new derivatives regulatory scheme under the Dodd-Frank Act may generally increase the costs of hedging, which would impact the Company's derivatives activities. The Company's risk management activities utilize derivatives with respect to the Company's own accounts as well as in connection with benefits offered with variable annuity products. The Company cannot predict the effect the new regulatory regime will have on hedging costs, hedging strategies or implementation thereof or whether the need, or choice, to increase or change the composition of the risks the Company does not hedge.
•	Increased standards of care for broker dealers may affect pricing and compliance burdens, as well as third-party distribution of the Company's variable insurance products.
•	Increased rule-making by state agencies to improve the regulation of sales to seniors may result in increased compliance burdens on the Company's operations and distribution of insurance products.
Moreover, the Dodd-Frank Act potentially affects such a wide range of the activities and markets in which the Company engages and participates that it may not be possible to anticipate all of the ways in which it could affect the Company. For example, many of the Company's methods for managing risk and exposures are based upon the use of observed historical market behavior or statistics based on historical models. Historical market behavior may be altered by the enactment of the Dodd-Frank Act. As a result of this enactment and otherwise, these methods may not fully predict future exposures, which could be significantly greater than the Company's measures indicate.
Litigation or regulatory actions could have a material adverse impact on the Company.
The Company is involved in litigation and regulatory actions in the ordinary course of business. See Note 16 to the Company's audited consolidated financial statements included in the F pages of this report for a description of certain legal and regulatory matters. Litigation or regulatory actions could negatively affect the Company by resulting in the payment of substantial awards or settlements, increasing legal and compliance costs, requiring the Company to change certain aspects of its business operations, diverting management attention from other business issues, causing significant harm to the Company's reputation with customers, making it more difficult to retain current customers and recruit and retain employees and agents.

A large scale pandemic, natural and man-made catastrophes, climate change, the continued threat of terrorism and ongoing military and other actions may result in decreases in the Company's net income, revenue and assets under management and may adversely impact its investment portfolio.
A large scale pandemic, natural and made-made catastrophes, climate change, the continued threat of terrorism within the U.S. and abroad, ongoing military and other actions, and heightened security measures in response to these types of threats may cause significant volatility and declines in the U.S., European and other securities markets, loss of life, property damage, additional disruptions to commerce and reduced economic activity. Actual terrorist attacks could cause a decrease in the Company's net income and/or revenue as a result of decreased economic activity and/or payment of claims. In addition, some of the assets in the Company's investment portfolio may be adversely affected by declines in the securities markets and economic activity caused by a large scale pandemic, natural and man-made catastrophes, climate change, the continued threat of terrorism, ongoing military and other actions and heightened security measures. Moreover, any significant short term or long term increase in mortality, morbidity or other experience versus the Company's projections as a result of such events or otherwise could cause benefit payments to exceed established projection reserves. As a result, the Company could require significant amounts of cash to pay claims on short notice in excess of normal cash requirements, and the Company may have difficulty selling assets in a timely manner, be forced to sell them for less than the Company otherwise would have been able to realize, or both. Such events or conditions could also have an adverse effect on lapses and surrenders of existing policies, as well as sales of new policies.
The Company cannot predict whether or the extent to which industry sectors in which it maintains investments may suffer losses as a result of potential decreased commercial and economic activity, how any such decrease might impact the ability of companies within the affected industry sectors to pay interest or principal on their securities, or how the value of any underlying collateral might be affected.
The Company can offer no assurances that a large scale pandemic, natural and man-made catastrophes, climate change, future terrorist-like events in the U.S. and abroad, or military actions by the U.S. will not have a material adverse impact on its financial condition or results of operations.
The Company operates in a highly competitive industry, which can significantly impact operating results.
The insurance industry is highly competitive. The Company competes with many other insurers as well as non-insurance financial services companies, including banks, broker-dealers and mutual funds, some of whom have greater financial resources, offer alternative products and, with respect to other insurers, have higher ratings than the Company. While no single company dominates the marketplace, many of the Company's competitors have well-established national reputations and substantially greater financial resources and market share than the Company. Many of these companies offer insurance products similar to those marketed by the Company. Competition in the Company's lines of business is based on price, product features, commission structure, perceived financial strength, claims-paying ability, customer and producer service and name recognition.
In distributing its products, the Company largely depends on services of its exclusive agents and independent agents whom it recruits and trains to market and sell its products. The Company competes with other insurance companies for productive agents, primarily on the basis of its financial position, support services, compensation and product features.
With respect to products distributed through other financial institutions such as banks and broker-dealers, an increase in bank and broker–dealer consolidation activity could increase competition for access to distributors, result in greater distribution expenses and impair the Company's ability to expand the Company's customer base. Consolidation of distributors and/or other industry changes may also increase the likelihood that distributors will try to renegotiate the terms of any existing selling agreements to terms less favorable to the Company.
Because of the competitive nature of the insurance industry, including competition for producers, such as exclusive and independent agents, there can be no assurance that the Company will continue to effectively compete with its industry rivals, or that competitive pressure faced by the Company will not have a material adverse effect on its business, financial condition or results of operations.
The Company faces a risk of non-availability and increased cost of reinsurance, which could materially affect its ability to write new business and its results of operations.
Market conditions beyond the Company's control determine the availability and cost of the reinsurance protection it purchases. The Company can offer no assurances that reinsurance will remain continuously available to it to the same extent and on the same terms and rates as are currently available. If the Company is unable to maintain its current level of reinsurance or purchase new reinsurance protection in amounts that it considers sufficient and at prices that it considers acceptable, the Company would either have to be willing to accept an increase in its net exposures or reduce its insurance writings. A significant reinsurer's insolvency or inability to make payments under the terms of a reinsurance treaty could have a material adverse effect on the Company's results of operations and financial condition. In addition, many reinsurers have included terrorism exclusions in their reinsurance agreements and reinsurance coverage from the federal government under the Terrorism Risk Insurance Program Reauthorization Act of 2007 is also limited. To the extent that the underlying policies that the Company is issuing do not include terrorist exclusions, the Company may have to accept the added exposure or reduce its writings of such business unless it is able to obtain terrorism coverage in its ceded reinsurance coverages.
Changes in tax laws could adversely affect the Company.
See Regulation—Tax Matters for a general description of the changes in tax laws and how they could adversely impact the Company.
Changes to regulations under ERISA could adversely affect the Company's distribution model by restricting the Company's ability to provide customers with advice.
The prohibited transaction rules of ERISA and the IRC generally restrict the provision of investment advice to ERISA plans and participants and Individual Retirement Account ("IRAs") owners if the investment recommendation results in fees paid to the individual advisor, his or her firm or their affiliates that vary according to the investment recommendation chosen. In October 2011, the Department of Labor ("DOL") issued final regulations which provide limited relief from these investment advice restrictions. If no additional relief is provided regarding these investment advice restrictions, the ability of the Company's affiliated broker-dealers and their registered representatives to provide investment advice to ERISA plans and participants, and with respect to IRAs, could be restricted. Also, the fee and revenue arrangements of certain advisory programs may be required to be revenue neutral, resulting in potential lost revenues for these broker-dealers and their affiliates.
Other proposed investment advice regulatory initiatives under ERISA also may negatively impact the current business model of the Company's broker-dealers. In particular, the DOL issued a proposed regulation in October 2010 that would, if adopted as proposed, significantly broaden the circumstances under which a person or entity providing investment advice with respect to ERISA plans or IRAs would be deemed a fiduciary under ERISA or the IRC. If adopted, the proposed regulations may make it easier for the DOL in enforcement actions, and for plaintiff's attorneys in ERISA litigation, to attempt to extend fiduciary status to advisors who would not be deemed fiduciaries under current regulations. In September 2011, the DOL announced it will re-propose these fiduciary definition regulations; however, the re-proposal has been delayed and is expected in 2014.
In addition, the DOL has issued a number of regulations recently that increase the level of disclosure that must be provided to plan sponsors and participants. The participant disclosure requirements were issued in final form in October 2010 and became effective in 2012, and the regulations which require service providers to disclose fee and other information to plan sponsors took effect in 2012. These ERISA disclosure requirements will likely increase the Company's regulatory and compliance burden, resulting in increased costs.
The Company's risk management policies, practices, and procedures could leave it exposed to unidentified or unanticipated risks, which could negatively affect its business or result in losses.
The Company has developed risk management policies and procedures and expects to continue to enhance these in the future. Nonetheless, the Company's policies and procedures to identify, monitor, and manage both internal and external risks may not effectively mitigate these risks or predict future exposures, which could be different or significantly greater than expected.
These identified risks may not be the only risks facing the Company. Additional risks and uncertainties not currently known to the Company, or that it currently deems to be immaterial, may adversely affect its business, financial condition or results of operations.
Unauthorized data access and other security breaches could have an adverse impact on the Company's business and reputation.
Security or data breaches and other improper access to the Company's facilities, networks, systems or databases could result in inappropriate access, use, disclosure, loss or theft of personally identifiable information, customer information, customer financial information or proprietary business information or systems interruptions that may expose the Company to civil and criminal liability, harm its reputation among customers, deter people from purchasing the Company's products, cause system interruptions, require significant technical, legal and other expenses and otherwise have an adverse impact on its business. There can be no assurances that the Company will be able to implement information security measures to prevent such security or data breaches.
Losses due to system failures or physical locations being unavailable to conduct business could have an adverse impact on the Company's business and reputation.
Network, utility, telecommunications, business systems, hardware and/or software failures due to a computer virus or cyber-attack, such as a distributed denial of service attack, could prevent the Company from conducting its business for a sustained period of time. The Company's facilities could be inaccessible due to a disaster, natural catastrophe, blackout, terrorist attack or war. Even if the Company's employees are able to report to work, they may be unable to perform their duties for an extended period of time if the Company's data or systems are disabled or destroyed. The Company could be adversely impacted by any disruption of its ability to conduct business.
Employee error and misconduct may be difficult to detect and prevent and could adversely affect the Company.
Losses may result from, among other things, fraud, errors, failure to document transactions properly, failure to obtain proper internal authorization or failure to comply with regulatory requirements. It is not always possible to deter or prevent employee misconduct and the precautions the Company takes to prevent and detect this activity may not be effective in all cases. Resultant losses could adversely affect the Company's business, financial condition or results of operations.
The Company may be subject to intellectual property risk.
The Company relies on copyright, trademark, patent, and trade secret laws, as well as various contractual rights and obligations, to protect its intellectual property. Although the Company uses a broad range of measures to protect its intellectual property rights, third parties may infringe or misappropriate its intellectual property. The Company may resort to litigation in order to enforce its intellectual property rights. Such litigation would represent a diversion of resources that may be significant in amount, and the final outcome of any litigation cannot be predicted with certainty. The Company's inability to successfully secure or enforce the protection of the Company's intellectual property assets, despite the Company's best efforts, could have a material adverse effect on its business and ability to compete.
The Company also may be subject to costly litigation in the event that another party alleges its operations or activities infringe upon that party's intellectual property rights. The Company may be subject to claims by third parties for alleged infringement of third party patents, copyrights, trademarks, trade secrets, or breach of any license. If the Company were found to have infringed any third party intellectual property rights, it could incur substantial liability, and in limited circumstances could be enjoined from providing certain products or services to its customers. Alternatively, the Company could be required to enter into costly licensing arrangements with third parties to resolve any alleged intellectual property infringement claims brought by third parties. These potential outcomes could have a material adverse effect on the Company's business, results of operations, and financial condition.
PROPERTIES
Pursuant to an arrangement between NMIC and certain of its subsidiaries, during 2013 the Company occupied on average approximately 524,609 square feet of office space in the four building home office complex and in other offices in central Ohio. The Company believes that its present and planned facilities are adequate for the anticipated needs of the Company.
LEGAL PROCEEDINGS
See Note 16 to the audited consolidated financial statements included in the F pages of this report for a discussion of legal proceedings.
MARKET FOR REGISTRANT'S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES
There is no established public trading market for NLIC's shares of common stock. All 3,814,779 issued and outstanding shares of NLIC's common stock are owned by NFS. NLIC did not repurchase any shares of its common stock or sell any unregistered shares of its common stock during 2013.
NLIC did not pay any dividends or return capital to NFS during 2013. NLIC paid a cash dividend of $40 million to NFS during 2012. NLIC did not pay any dividends or return capital to NFS during 2011.

NLIC currently does not have a formal dividend policy.
See Business – Regulation – Regulation of Dividends and Other Payments and Risk Based Capital Requirements for information regarding dividend restrictions.
SELECTED CONSOLIDATED FINANCIAL DATA
Five-Year Summary
Year ended or as of December 31,
(in millions)	2013	2012	2011 (As Adjusted)	2010 (As Adjusted)	2009 (As Adjusted)
Statements of Operations Data:
Total revenues	$ 5,117	$ 4,456	$ 2,208	$ 3,254	$ 3,469
Net income (loss)	$ 1,028	$ 600	$ (422)	$ 159	$ 263
Net income (loss) attributable to NLIC	$ 1,110	$ 661	$ (366)	$ 219	$ 315
Balance Sheets Data:
Total assets	$133,445	$120,170	$111,986	$106,550	$98,113
Long-term debt	$ 707	$ 1,038	$ 991	$ 978	$ 706
Shareholder's equity	$ 6,824	$ 6,384	$ 5,197	$ 5,234	$ 4,397
On December 31, 2009, NLIC merged with its affiliate, Nationwide Life Insurance Company of America and subsidiaries ("NLICA"), with NLIC as the surviving entity. The results of operations for NLICA and its subsidiaries for 2009 are reflected as though the companies were combined for all periods presented. Additionally, in October 2010, the FASB issued ASU 2010-26, which amends FASB ASC 944, Financial Services – Insurance. The amended guidance modifies the definition of the types of costs incurred by insurance entities that can be capitalized in the acquisition of new and renewal insurance and investments contracts.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND FINANCIAL DISCLOSURE
Forward Looking Information
The information included herein contains certain forward-looking statements with respect to the results of operations, businesses and financial condition of the Company made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Whenever used in this report, words such as "will," "shall," "could," "may," "anticipate," "estimate," "expect," "intend," "plan," "believe," "project," "target," and other words of similar meaning are intended to identify such forward-looking statements. These forward-looking statements are based on current expectations and involve a number of risks and uncertainties that are difficult to predict. Factors that may cause actual results to differ materially from those expressed or implied in such forward-looking statements include, among others, the following possibilities:
(i)	difficult economic and business conditions, including financial, capital and credit market conditions;
(ii)	changes in interest rates and the equity markets causing a reduction of investment income and/or asset fees; an acceleration of the amortization of DAC and other; a reduction in separate account assets or a reduction in the demand for the Company's products; increased liabilities related to living benefits and death benefit guarantees; impact on the ultimate realizability of deferred tax assets;
(iii)	realized losses with respect to impairments of assets in the investment portfolio of the Company;
(iv)	reduction in the market value of the Company's investment portfolio as a result of changes in interest rates, equity prices, volatility, yields and liquidity in the equity and credit markets as well as geopolitical conditions and the impact of political, regulatory, judicial, economic or financial events, including terrorism, impacting financial markets generally and companies in the Company's investment portfolio specifically;
(v)	exposure to losses related to variable annuity guarantee benefits, including from significant and sustained downturns or extreme volatility in equity markets;
(vi)	defaults on commercial mortgages and volatility in their performance;
(vii)	the potential impact on the Company's reported operations and related disclosures that could result from the adoption of certain accounting and/or financial reporting standards issued by the FASB, the SEC or other standard-setting bodies;

(viii)	adverse state and federal legislation and regulation, including, among other things, limitations on premium levels, increases in minimum capital and reserves, and other financial viability requirements; restrictions on mutual fund distribution payment arrangements such as revenue sharing and 12b-1 payments; regulatory changes affecting sales practices, including investigations and/or claims handling and escheat investigations;
(ix)	outlook changes and downgrades in the financial strength and claims-paying ability ratings of the Company assigned by nationally recognized rating organizations;
(x)	deviations from assumptions regarding future persistency, mortality and morbidity rates (including as a result of natural and man-made catastrophes, pandemics, malicious acts, terrorist acts and climate change) and interest rates used in calculating reserve amounts and in pricing the Company's products;
(xi)	competitive, regulatory or tax changes that affect the cost of, or demand for, the Company's products, including tax law changes impacting the federal estate tax and tax treatment of life insurance and investment products;
(xii)	regulatory actions of the DOL under ERISA, rule-making adopted by regulatory authorities under the Dodd-Frank Act and the Federal Deposit Insurance Act and other possible legislative and regulatory actions and reforms;
(xiii)	adverse litigation results and/or resolution of litigation and/or arbitration, regulatory investigation and/or inquiry results could result in monetary damages or impact the manner in which the Company conducts its operations;
(xiv)	the Company's ability to maintain the availability of its systems and facilities in the event of a disaster, natural catastrophe, blackout, terrorist attack or war;
(xv)	heightened competition, including specifically the intensification of price competition, the entry of new competitors, consolidation and the development of new products by new and existing competitors;
(xvi)	failure to maintain or expand distribution channels in order to obtain new customers or failure to retain existing customers;
(xvii)	the availability, pricing and effectiveness of reinsurance;
(xviii)	the Company's policies and procedures for managing risk may not be effective in mitigating material risk and loss to the Company;
(xix)	adverse consequences, including financial and reputation costs, regulatory problems and potential loss of customers resulting from data and other security breaches, a failure to meet privacy regulations, inability to protect the Company's or customers' confidential information; and
(xx)	the Company's ability to protect its intellectual property and defend against claims of infringement.
The Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future developments or otherwise. For a more complete description of the various risks, uncertainties, and other factors that could affect future results, see "Risk Factors."
Overview
Following is management's discussion and analysis of the financial condition and results of operations of the Company for the three years ended December 31, 2013. This discussion should be read in conjunction with the audited consolidated financial statements and related notes beginning on page F-1 of this report.
See Business – Overview for a description of the Company and its ownership structure.
See Business – Business Segments for a description of the components of each segment and a description of management's primary profitability measure.
Revenues and Expenses
The Company earns revenues and generates cash primarily from policy charges, life insurance premiums and net investment income. Policy charges include asset fees, which are earned primarily from separate account values generated from the sale of individual and group variable annuities and life insurance products; cost of insurance charges earned on all life insurance products except traditional, which are assessed on the amount of insurance in force in excess of the related policyholder account value; administrative fees, which include fees charged per contract on a variety of the Company's products and premium loads on universal life insurance products; and surrender fees, which are charged as a percentage of premiums/deposits withdrawn during a specified period for annuity and certain life insurance contracts. Net investment income includes earnings on investments supporting fixed annuities, the MTN program, FHLB funding agreements and certain life insurance products, and earnings on invested assets not allocated to product segments, all net of related investment expenses. Other income includes asset fees, administrative fees, commissions and other income earned for providing administrative, marketing and distribution services.
Management makes decisions concerning the sale of invested assets based on a variety of market, business, tax and other factors. All realized gains and losses generated by these sales, and changes in the valuation allowance not related to specific mortgage loans are reported in net realized investment gains and losses. Also included in net realized investment gains and losses are changes in the fair values of derivatives qualifying as fair value hedges and the related changes in the fair values of hedged items; the ineffective, or excluded, portion of cash flow hedges; changes in the fair values of derivatives that do not qualify for hedge accounting treatment; change in fair value of living benefit embedded derivatives; and periodic net amounts paid or received on interest rate swaps that do not qualify for hedge accounting treatment. All charges related to other-than-temporary impairments of available-for-sale securities, specific mortgage loans and other investments are reported in net realized investment gains and losses.
The Company's primary expenses include interest credited to policyholder accounts, life insurance and annuity benefits, amortization of DAC and general business operating expenses. Interest credited principally relates to individual and group fixed annuities, funding agreements backing the MTN program, FHLB funding agreements and certain life insurance products. Life insurance and annuity benefits include policyholder benefits in excess of policyholder accounts for universal life and individual deferred annuities and net claims and provisions for future policy benefits for traditional life insurance products and immediate annuities.
Profitability
The Company's profitability largely depends on its ability to effectively price and manage risk on its various products, administer customer funds and control operating expenses. Lapse rates on existing contracts also impact profitability. The lapse rate and distribution of lapses affect surrender charges and impact DAC amortization assumptions when lapse experience changes significantly.
In particular, the Company's profitability is driven by fee income on separate account products, general and separate account asset levels and management's ability to manage interest spread income. While asset fees are largely at guaranteed annual rates, amounts earned vary directly with the underlying performance of the separate accounts. Interest spread income is comprised of net investment income, excluding any applicable allocated charges for invested capital, less interest credited to policyholder accounts. Interest spread income can vary depending on crediting rates offered by the Company, performance of the investment portfolio (including the rate of prepayments), changes in market interest rates and the level of invested assets, the competitive environment and other factors.
In addition, life insurance profits are significantly impacted by mortality, morbidity and persistency experience. Asset impairments and the tax position of the Company also impact profitability.
Fair Value Measurements
Please see Note 2 to the audited consolidated financial statements included in the F pages of this report for details regarding the Company's policies for fair value measurements of its assets and liabilities.
Investments
The following table summarizes the sources used in determining the fair values of fixed maturity securities as of the dates indicated:
	December 31, 2013	December 31, 2012
Independent pricing services	86%	86%
Pricing matrices	10%	10%
Broker quotes	3%	3%
Other sources	1%	1%
Total	100%	100%
As of December 31, 2013, Level 3 investments comprised 3% of total investments measured at fair value compared to 4% as of December 31, 2012.

For additional information on the inputs the Company uses in the determination of the fair value of assets and liabilities, see Note 2 to the audited consolidated financial statements included in the F pages of this report.
Credit Risk Associated with Derivatives
Please see Note 7 to the audited consolidated financial statements included in the F pages of this report for details regarding the Company's evaluation of credit risk associated with derivatives.
Future Policy Benefits and Claims
The fair value measurements for future policy benefits and claims relate to embedded derivatives associated with contracts with certain living benefits (GMABs, GLWBs) and indexed products. Related derivatives are internally valued. The fair value of the embedded derivatives is calculated based on a combination of capital market and actuarial assumptions. Projections of cash flows inherent in the valuation of the embedded derivative incorporate numerous assumptions including, but not limited to, mortality, lapse, equity index volatility, wait period (the number of years the policyholder is assumed to wait prior to beginning withdrawals once eligible), efficiency of benefit utilization (the percent of the maximum permitted withdrawal that a policyholder takes) and discounting, including liquidity and non-performance risk (the risk that the liability will not be fulfilled and affects the value at which the liability is transferred).
See Note 7 to the audited consolidated financial statements included in the F pages of this report for a discussion of the net realized gains recognized on living benefit embedded derivatives.
Critical Accounting Policies and Recently Issued Accounting Standards
The consolidated financial statements were prepared in accordance with GAAP. The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions affecting the amounts reported in the financial statements and accompanying notes.
The Company's most critical estimates include, but are not limited to, those used to determine the following: the balance and amortization of DAC, valuation allowances for mortgage loans, certain investment and derivative valuations including investment impairment losses, future policy benefits and claims liabilities including the valuation of embedded derivatives resulting from living benefit guarantees on variable annuity contracts, goodwill, provision for income taxes and valuation of deferred tax assets. Actual results may differ significantly from those estimates.
Note 2 and Note 3 to the audited consolidated financial statements included in the F pages of this report provide a summary of significant accounting policies and a discussion of recently issued accounting standards, respectively.
Deferred Policy Acquisition Costs
Please see Note 2 to the audited consolidated financial statements included in the F pages of this report for details regarding the Company's policies for deferred acquisition costs.
The Company regularly evaluates and adjusts the DAC balance when actual gross profits in a given reporting period vary from management's initial estimates, with a corresponding charge or credit to current period earnings. Additionally, the Company regularly evaluates its assumptions regarding the future estimated gross profits used as a basis for amortization of DAC and adjusts the total amortization recorded to date by a charge or credit to earnings if evidence suggests that these future assumptions and estimates should be revised. The Company refers to this process as "unlocking," which generally is performed on an annual basis. In addition, the Company regularly monitors its actual experience and evaluates relevant internal and external information impacting its assumptions and may unlock more frequently than annually if such information and analysis warrants.
For variable annuity products, the DAC balance is sensitive to the effects of changes in the Company's estimates of gross profits, primarily due to the significant portion of the Company's gross profits that are dependent upon the rate of return on assets held in separate accounts. This rate of return influences fees earned by the Company from these products and costs incurred by the Company associated with minimum contractual guarantees, as well as other sources of future expected gross profits. The Company's current long-term assumption for net separate account investment performance is approximately 7% growth per year. In its ongoing evaluation of this assumption, the Company monitors its historical experience, market information and other relevant trends. To demonstrate the sensitivity of both the Company's variable annuity product DAC balance, which was approximately $2.1 billion in aggregate at December 31, 2013, and related amortization, a 1% increase (to 8%) or decrease (to 6%) in the long-term assumption for net separate account investment performance would result in an approximately $6 million net increase or net decrease, respectively, in DAC amortization over the following year. The information provided above considers only changes in the assumption for long-term net separate account investment performance and excludes changes in other assumptions used in the Company's evaluation of DAC.
The pre-tax positive (negative) impact on the Company's assets and liabilities as a result of the unlocking of assumptions during the year ended December 31, 2013 was as follows:
(in millions)	DAC	Other	Total
Segment:
Individual Products & Solutions - Annuity	$ 16	$(4)	$ 12
Retirement Plans	$ 9	-	$ 9
Individual Products & Solutions - Life and NBSG	$(26)	$ 8	$(18)
Total	$ (1)	$ 4	$ 3
During 2013, the net change in DAC amortization as a result of the annual comprehensive review of model assumptions was immaterial.
The pre-tax positive (negative) impact on the Company's assets and liabilities as a result of the unlocking of assumptions during the year ended December 31, 2012 was as follows:
(in millions)	DAC	Other	Total
Segment:
Individual Products & Solutions - Annuity	$(12)	$ (2)	$(14)
Individual Products & Solutions - Life and NBSG	$(38)	$25	$(13)
Total	$(50)	$23	$(27)
During 2012, the Company incurred additional DAC amortization of $50 million as a result of the annual comprehensive review of model assumptions, as well as a material deviation from equity market performance as compared to assumed net separate account returns. The updated assumptions were primarily related to actual gross profits and the inforce block of business deviating from expectations, renewal premiums, general account margins and lapses.
The pre-tax positive (negative) impact on the Company's assets and liabilities as a result of the unlocking of assumptions during the year ended December 31, 2011 was as follows:
(in millions)	DAC	Other	Total
Segment:
Individual Products & Solutions - Annuity	$100	$ 4	$104
Retirement Plans	$ 4	-	$ 4
Individual Products & Solutions - Life and NBSG	$ 31	$(1)	$ 30
Total	$135	$ 3	$138
During 2011, the Company recognized a reduction in DAC amortization of $135 million as a result of the annual comprehensive review of model assumptions. The updated assumptions related to interest spread, mortality, maintenance expense and market performance assumptions. The 2011 reduction in DAC amortization reflects the impact of the retrospective change in accounting principle described in Note 2 of the audited consolidated financial statements included in the F pages of this report.

Results of Operations
2013 Compared to 2012
The following table summarizes the Company's consolidated results of operations for the years ended:
(in millions)	December 31, 2013	December 31, 2012[1]	Change
Revenues:
Policy charges:
Asset fees	$ 854	$ 771	11%
Cost of insurance charges	490	478	3%
Administrative fees	468	375	25%
Surrender fees	37	46	(20%)
Total policy charges	1,849	1,670	11%
Premiums	724	635	14%
Net investment income	1,849	1,825	1%
Net realized investment gains, net of other-than-temporary impairment losses	678	319	113%
Other revenues	17	7	143%
Total revenues	$5,117	$4,456	15%
Benefits and expenses:
Interest credited to policyholder account values	$1,067	$1,038	3%
Benefits and claims	1,354	1,227	10%
Policyholder dividends	59	54	9%
Amortization of deferred policy acquisition costs	374	575	(35%)
Other expenses, net of deferrals	922	863	7%
Total benefits and expenses	$3,776	$3,757	1%
Income before federal income taxes and noncontrolling interests	$1,341	$ 699	92%
Federal income tax expense	313	99	216%
Net income	$1,028	$ 600	71%
Less: Loss attributable to noncontrolling interest, net of tax	(82)	(61)	34%
Net income attributable to NLIC	$1,110	$ 661	68%
The increase in net income before federal income taxes and noncontrolling interests for the year ended December 31, 2013 compared to the prior year was primarily due to higher net realized investment gains, lower amortization of DAC and higher policy charges, partially offset by an increase in benefits and claims.
During 2013, the Company recognized an increase in net realized investment gains of $774 million, pre-tax, on interest rate swaps utilized as economic hedges designed to protect statutory capital attributable to increases in key interest rates during 2013. This increase was partially offset by a decline in net realized investment gains related to living benefit embedded derivatives, net of economic hedging, of $396 million, pre-tax, attributable to modest current year favorability as changes in hedges and liabilities are tightly matched as well as less effect from living benefit reserve assumptions updates in 2013.
Lower amortization of DAC was primarily due to lower net realized investment gains on the living benefit embedded derivatives, net of economic hedging in 2013. Additionally, an unfavorable DAC unlock of $1 million, pre-tax, during 2013 compared to an unfavorable DAC unlock of $50 million, pre-tax, during 2012 resulted in lower amortization. Refer to Critical Accounting Policies and Recently Issued Accounting Standards for a description of the DAC unlocks.
Higher administrative and asset fees drove the increase in policy charges. Administrative fees improved due to the growth of the Lifetime Income contract rider ("L.inc") product and due to premium loads as a result of increased sales of the universal life products. Asset fees increased due to higher average separate account values (up 12%) in the Individual Products & Solutions – Annuity segment.
Benefits and claims increased primarily due to higher life-contingent immediate annuity reserves related to new premium growth and benefit cost increases related to deferral of L.inc product administrative fees. Growth in universal life insurance products and updates to the benefit ratio assumptions also drove the increase.

2012 Compared to 2011
The following table summarizes the Company's consolidated results of operations for the years ended:
(in millions)	December 31, 2012	December 31, 2011[1]	Change
Revenues:
Policy charges:
Asset fees	$ 771	$ 724	6%
Cost of insurance charges	478	472	1%
Administrative fees	375	259	45%
Surrender fees	46	51	(10%)
Total policy charges	1,670	1,506	11%
Premiums	635	531	20%
Net investment income	1,825	1,844	(1%)
Net realized investment gains (losses), net of other-than-temporary impairment losses:	319	(1,676)	NM
Other revenues	7	3	133%
Total revenues	$4,456	$ 2,208	102%
Benefits and expenses:
Interest credited to policyholder accounts	$1,038	$ 1,033	-
Benefits and claims	1,227	1,062	16%
Policyholder dividends	54	67	(19%)
Amortization of deferred policy acquisition costs	575	65	NM
Other expenses, net of deferrals	863	830	4%
Total benefits and expenses	$3,757	$ 3,057	23%

Income (loss) before federal income taxes and noncontrolling interests	$ 699	$ (849)	NM
Federal income tax expense (benefit)	99	(427)	NM
Net income (loss)	$ 600	$ (422)	NM
Less: Loss attributable to noncontrolling interest, net of tax	(61)	(56)	9%
Net income (loss) attributable to NLIC	$ 661	$ (366)	NM
[1]	Prior year results reflect a change in accounting principle, as described in Note 2 of the audited consolidated financial statements included in the F pages of this report.
The Company recorded net income before federal income taxes and noncontrolling interests for the year ended December 31, 2012 compared to a net loss in 2011 primarily due to increases in net realized investment gains and policy charges. Higher amortization of DAC and benefits and claims offset the overall increase.
During 2012, the Company recognized net realized investment gains on living benefit embedded derivatives, net of economic hedging, of $568 million, pre-tax. These net realized gains were driven by the impact of favorable basis mismatches between participant accounts and the hedge indices, as well as living benefit reserve updates reflecting favorable policyholder behavior. Additionally, the Company recorded net realized investment losses of $129 million, pre-tax, on interest rate swaps utilized as economic hedges designed to protect statutory capital attributable to the decline of key interest rates in 2012.
Higher administrative and asset fees drove the increase in policy charges. Administrative fees improved due to growth of the Lifetime Income contract rider ("L.inc") product, as well as a favorable unlock of assumptions related to the unearned revenue liability during 2012 compared to an unfavorable unlock in 2011. Asset fees increased due to higher average separate account values (up 9%) in the Individual Products & Solutions - Annuity segment.
Higher amortization of DAC was primarily due to net realized investment gains on living benefit embedded derivatives, net of economic hedging in 2012, which increased amortization of DAC by $325 million, pre-tax. Additionally, an unfavorable DAC unlock of $50 million, pre-tax, during 2012 compared to a favorable DAC unlock of $135 million, pre-tax, during 2011 resulted in higher amortization. Refer to Critical Accounting Policies and Recently Issued Accounting Standards for a description of the DAC unlocks.
Benefits and claims increased primarily due to higher life-contingent immediate annuity reserves attributable to new premium growth and reserve increases related to higher deferral of L.inc product administration fees. The increase was partially offset by lower GMDB claims expense related to the impact of favorable equity market performance on reserves.

Business Segments
Individual Products & Solutions - Annuity
2013 Compared to 2012
The following table summarizes selected financial data for the Company's Individual Products & Solutions - Annuity segment for the years ended:
(in millions)	December 31, 2013	December 31, 2012	Change
Results of Operations
Revenues:
Policy charges:
Asset fees	$ 716	$ 642	12%
Administrative fees	283	229	24%
Surrender fees	22	28	(21%)
Total policy charges	1021	899	14%
Premiums	416	334	25%
Net investment income	546	551	(1%)
Other revenues	(109)	(124)	(12%)
Total revenues	$1,874	$1,660	13%
Benefits and expenses:
Interest credited to policyholder accounts	$ 377	$ 375	1%
Benefits and claims	688	595	16%
Amortization of deferred policy acquisition costs	185	185	-
Other expenses, net of deferrals	303	285	6%
Total benefits and expenses	$1,553	$1,440	8%
Pre-tax operating earnings	$ 321	$ 220	46%
Pre-tax operating earnings increased for the year ended December 31, 2013 compared to 2012 due to higher policy charges and premiums, partially offset by higher benefits and claims.
Higher asset and administrative fees drove the increase in policy charges. Asset fees increased $74 million due to higher average separate account values (up 12%). Administrative fees increased $54 million due to growth in sales of the L.inc product.
Increased sales of life-contingent immediate annuities generated higher premiums of $82 million during 2013.
The increase in benefits and claims was attributable to higher life-contingent immediate annuity reserves of $62 million related to new premium growth and higher benefit cost increases related to deferral of L.inc product administrative fees of $42 million.

2012 Compared to 2011
The following table summarizes selected financial data for the Company's Individual Products & Solutions - Annuity segment for the years ended:
(in millions)	December 31, 2012	December 31, 2011[1]	Change
Results of Operations
Revenues:
Policy charges:
Asset fees	$ 642	$ 593	8%
Administrative fees	229	160	43%
Surrender fees	28	28	-
Total policy charges	$ 899	$ 781	15%
Premiums	334	234	43%
Net investment income	551	527	5%
Other revenues	(124)	(59)	110%
Total revenues	$1,660	$1,483	12%
Benefits and expenses:
Interest credited to policyholder accounts	$ 375	$ 374	-
Benefits and claims	595	476	25%
Amortization of deferred policy acquisition costs	185	80	131%
Other expenses, net of deferrals	285	269	6%
Total benefits and expenses	$1,440	$1,199	20%
Pre-tax operating earnings	$ 220	$ 284	(23%)
[1]	Prior year results reflect a change in accounting principle, as described in Note 2 of the audited consolidated financial statements included in the F pages of this report.
Pre-tax operating earnings decreased for the year ended December 31, 2012 compared to 2011 due to an increase in benefits and claims, higher amortization of DAC and lower other revenues, partially offset by increased policy charges and premiums.
The increase in benefits and claims was attributable to higher life-contingent immediate annuity reserves of $102 million related to new premium growth (refer to further premium discussion below) and reserve increases of $83 million related to higher deferral of L.inc product administration fees. The increase was partially offset by lower GMDB claims expense of $63 million related to the impact of favorable equity market performance on reserves.
An unfavorable DAC unlock in 2012 of $12 million compared to a favorable DAC unlock of $100 million in 2011 resulted in an increase to amortization of DAC of $112 million. Refer to Critical Accounting Policies and Recently Issued Accounting Standards for a description of DAC unlocks.
Other revenues declined due to an increase in net realized investment losses of $72 million on derivatives associated with the Company's economic hedging program for GMDB contracts.
Higher administrative and asset fees drove the increase in policy charges. Administrative fees increased $69 million primarily due to growth of L.inc product. Asset fees increased due to higher average separate account values (up 9%).
Increased sales of life-contingent immediate annuities generated higher premiums of $100 million during 2012.

Retirement Plans
2013 Compared to 2012
The following table summarizes selected financial data for the Company's Retirement Plans segment for the years ended:
(in millions)	December 31, 2013	December 31, 2012	Change
Results of Operations
Revenues:
Policy charges:
Asset fees	$ 90	$ 85	6%
Administrative fees	11	8	38%
Surrender fees	-	1	(100%)
Total policy charges	$101	$ 94	7%
Net investment income	743	736	1%
Total revenues	$844	$830	2%
Benefits and expenses:
Interest credited to policyholder accounts	$473	$457	4%
Amortization of deferred policy acquisition costs	(2)	14	(114%)
Other expenses, net of deferrals	151	163	(7%)
Total benefits and expenses	$622	$634	(2%)
Pre-tax operating earnings	$222	$196	13%
Pre-tax operating earnings increased for the year ended 2013 compared to 2012 due to lower amortization of DAC and lower other expenses, net of deferrals.
Lower amortization of DAC was primarily due to a favorable DAC unlock of $9 million, pre-tax, during 2013. Refer to Critical Accounting Policies and Recently Issued Accounting Standards for a description of the DAC unlocks.
Other expenses, net of deferrals, decreased $12 million during 2013 due to the loss of the State of California plan and related write-off of capitalized software costs during 2012.
2012 Compared to 2011
The following table summarizes selected financial data for the Company's Retirement Plans segment for the years ended:
(in millions)	December 31, 2012	December 31, 2011[1]	Change
Results of Operations
Revenues:
Policy charges:
Asset fees	$ 85	$ 88	(3%)
Administrative fees	8	7	14%
Surrender fees	1	1	-
Total policy charges	$ 94	96	(2%)
Net investment income	736	715	3%
Total revenues	$830	$811	2%
Benefits and expenses:
Interest credited to policyholder accounts	$457	$441	4%
Amortization of deferred policy acquisition costs	14	11	27%
Other expenses, net of deferrals	163	166	(2%)
Total benefits and expenses	$634	$618	3%
Pre-tax operating earnings	$196	$193	2%
[1]	Prior year results reflect a change in accounting principle, as described in Note 2 of the audited consolidated financial statements included in the F pages of this report.
Pre-tax operating earnings were up slightly for the year ended December 31, 2012 compared to 2011.
Interest spread income increased primarily due to a 7% increase in the average general account assets as compared to the prior year.

Individual Products & Solutions - Life and NBSG
2013 Compared to 2012
The following table summarizes selected financial data for the Company's Individual Products & Solutions - Life and NBSG segment for the years ended:
(in millions)	December 31, 2013	December 31, 2012[1]	Change
Results of Operations
Revenues:
Policy charges:
Asset fees	$ 48	$ 44	9%
Cost of insurance charges	490	478	3%
Administrative fees	174	137	27%
Surrender fees	15	18	(17%)
Total policy charges	727	677	7%
Premiums	282	274	3%
Net investment income	544	534	2%
Total revenues	$1,553	$1,485	5%
Benefits and expenses:
Interest credited to policyholder accounts	$ 213	$ 199	7%
Benefits and claims	636	589	8%
Policyholder dividends	61	57	7%
Amortization of deferred policy acquisition costs	125	150	(17%)
Other expenses, net of deferrals	284	250	14%
Total benefits and expenses	$1,319	$1,245	6%
Pre-tax operating earnings	$ 234	$ 240	(3%)
[1]	Due to a change in the manner in which we view our reportable segments, certain prior period amounts have been restated.
The decrease in pre-tax operating earnings for the year ended December 31, 2013 compared to 2012 was due to higher benefits and claims, partially offset by higher policy charges and lower amortization of DAC.
Growth in universal life insurance products and updates to the benefit ratio assumptions drove the increase in benefits and claims.
The increase in policy charges was attributable to higher administrative fees of $37 million due to premium loads as a result of increased sales.
Lower amortization of DAC was primarily attributable to an unfavorable DAC unlock of $26 million, pre-tax, in 2013 compared to an unfavorable DAC unlock of $38 million, pre-tax, in 2012. Refer to Critical Accounting Policies and Recently Issued Accounting Standards for a description of the DAC unlocks.

2012 Compared to 2011
The following table summarizes selected financial data for the Company's Individual Products & Solutions - Life and NBSG segment for the years ended:
(in millions)	December 31, 2012[1]	December 31, 2011[1,2]	Change
Results of Operations
Revenues:
Policy charges:
Asset fees	$ 44	$ 43	2%
Cost of insurance charges	478	472	1%
Administrative fees	137	92	49%
Surrender fees	18	22	(18%)
Total policy charges	677	629	8%
Premiums	274	272	1%
Net investment income	534	531	1%
Total revenues	$1,485	$1,432	4%
Benefits and expenses:
Interest credited to policyholder accounts	$ 199	$ 198	1%
Benefits and claims	589	577	2%
Policyholder dividends	57	67	(15%)
Amortization of deferred policy acquisition costs	150	75	100%
Other expenses, net of deferrals	250	235	6%
Total benefits and expenses	$1,245	$1,152	8%
Pre-tax operating earnings	$ 240	$ 280	(14%)
[1]	Due to a change in the manner in which we view our reportable segments, certain prior period amounts have been restated.
[2]	Prior year results reflect a change in accounting principle, as described in Note 2 of the audited consolidated financial statements included in the F pages of this report.
The decrease in pre-tax operating earnings for the year ended December 31, 2012 compared to 2011 was due to higher amortization of DAC and an increase in benefits and claims, partially offset by increased policy charges.
An unfavorable DAC unlock of $38 million, pre-tax, in 2012 compared to a favorable DAC unlock of $31 million, pre-tax, in 2011 resulted in an increase to amortization of DAC of $69 million. Refer to Critical Accounting Policies and Recently Issued Accounting Standards for a description of the DAC unlocks.
The increase in benefits and claims is due to higher mortality in the variable life insurance business.
Higher policy charges was primarily driven by a favorable unlock of assumptions related to the unearned revenue liability during 2012 compared to an unfavorable unlock in 2011, which resulted in an increase to policy charges of $34 million. Refer to Critical Accounting Policies and Recently Issued Accounting Standards for a description of the unlock.

Corporate and Other
2013 Compared to 2012
The following table summarizes selected financial data for the Company's Corporate and Other segment for the years ended:
(in millions)	December 31, 2013	December 31, 2012[1]	Change
Results of Operations
Operating revenues:
Premiums	$ 26	$ 27	(4%)
Net investment income	16	4	300%
Other revenues	13	22	(41%)
Total operating revenues	$ 55	$ 53	4%
Benefits and operating expenses:
Interest credited to policyholder accounts	$ 4	$ 7	(43%)
Other expenses, net of deferrals	126	127	(1%)
Total benefits and operating expenses	$130	$ 134	(3%)
Pre-tax operating loss	$ (75)	$ (81)	(7%)
Add: non-operating net realized investment gains, net of other-than-temporary impairment losses[2]	791	$428	85%
Add: adjustment to amortization of DAC and other related to net realized investment gains and losses	(70)	(243)	(71%)
Add: net loss attributable to noncontrolling interest	($ 82)	($ 61)	34%
Income from continuing operations before federal income tax benefit	$564	$43	1212%
[1]	Due to a change in the manner in which we view our reportable segments, certain prior period amounts have been restated.
[2]	Excluding operating items (trading portfolio realized gains and losses, trading portfolio valuation changes and net realized gains and losses related to hedges on GMDB contracts).
The Company recorded a lower pre-tax operating loss during the year ended December 31, 2013 compared to 2012 due to higher interest spread income, partially offset by lower other revenues.
Increase in interest spread income was primarily due to an increase in net investment income. This was primarily due to higher prepayment income on fixed maturity securities, partially offset by higher losses on low-income-housing tax credits.
Lower other revenues were driven by valuation losses on synthetic collateralized debt obligations of $4 million in 2013 compared to gains of $15 million in 2012, partially offset by higher service fee revenue.
The Company recognized an increase in non-operating realized investment gains of $774 million, pre-tax, on interest rate swaps utilized as economic hedges designed to protect statutory capital attributable to increases in key interest rates during 2013. This increase was partially offset by a decline in net realized investment gains related to living benefit embedded derivatives, net of economic hedging, of $396 million, pre-tax, attributable to modest current year favorability as changes in hedges and liabilities are tightly matched as well as less effect from living benefit reserve assumptions updates in 2013.
Lower amortization of DAC was primarily due to lower net realized investment gains on living benefit embedded derivatives, net of economic hedging during 2013.
See Note 6 of the audited consolidated financial statements included in the F pages of this report, for additional information on net realized investment gains.

2012 Compared to 2011
The following table summarizes selected financial data for the Company's Corporate and Other segment for the years ended:
(in millions)	December 31, 2012[1]	December 31, 2011[1,2]	Change
Results of Operations
Operating revenues:
Premiums	$ 27	$ 25	8%
Net investment income	4	71	(94%)
Other revenues	22	(1)	NM
Total operating revenues	$ 53	$ 95	(44%)
Benefits and operating expenses:
Interest credited to policyholder accounts	$ 7	$ 20	(65%)
Other expenses, net of deferrals	127	127	-
Total benefits and operating expenses	$ 134	$ 147	(9%)
Pre-tax operating loss	$ (81)	$ (52)	56%
Add: non-operating net realized investment gains (losses), net of other-than-temporary impairment losses[3]	428	($1,613)	NM
Add: adjustment to amortization of DAC and other related to net realized investment gains and losses	(243)	115	NM
Add: net loss attributable to noncontrolling interest	($ 61)	($ 56)	9%
Income (loss) from continuing operations before federal income tax benefit	$43	$(1,606)	(103%)
[1]	Due to a change in the manner in which we view our reportable segments, certain prior period amounts have been restated.
[2]	Prior year results reflect a change in accounting principle, as described in Note 2 of the audited consolidated financial statements included in the F pages of this report.
[3]	Excluding operating items (trading portfolio realized gains and losses, trading portfolio valuation changes and net realized gains and losses related to hedges on GMDB contracts).
The Company recorded a larger pre-tax operating loss during the year ended December 31, 2012 compared to 2011 due to lower interest spread income, partially offset by higher other revenues.
Lower net investment income was primarily due to lower yields on the investment portfolio and higher losses on low-income-housing tax credits as a result of new deals in 2012. Additionally, the decrease was partially offset by lower interest spread losses on MTNs of $7 million due to maturities of $292 million during 2012. As of December 31, 2012 the Company had no outstanding MTNs.
Higher other revenues were driven by valuation gains on synthetic collateralized debt obligations of $15 million in 2012.
Higher non-operating realized investment gains were attributable to net realized investment gains on living benefit embedded derivatives, net of economic hedging, of $568 million. Additionally, the Company recorded net realized investment losses of $129 million on interest rate swaps utilized as economic hedges designed to protect statutory capital attributable to the decline of key interest rates in 2012.
Non-operating other-than-temporary impairment losses were favorably impacted by fewer mortgage loan impairments and mortgage loan recoveries in 2012.
Higher net gains on living benefit embedded derivatives, net of economic hedging, during 2012 resulted in an unfavorable adjustment to amortization of DAC and other related to net realized investment gains and losses.
See Note 6 of the audited consolidated financial statements included in the F pages of this report, for additional information on net realized investment gains and losses.
Liquidity and Capital Resources
Liquidity and capital resources demonstrate the overall financial strength of the Company and its ability to generate cash flows from its operations and borrow funds at competitive rates to meet operating and growth needs.

The Company's capital structure consists of long-term debt and shareholder's equity. The following table summarizes the Company's capital structure, as of the dates indicated:
(in millions)	December 31, 2013	December 31, 2012	December 31, 2011[1]
Long-term debt	$ 707	$1,038	$ 991
Shareholder's equity, excluding accumulated other comprehensive income	6,242	5,132	4,511
Accumulated other comprehensive income	582	1,252	686
Total shareholder's equity	$6,824	$6,384	$5,197
Total capital	$7,531	$7,422	$6,188
[1]	Prior year results reflect a change in accounting principle, as described in Note 2 of the audited consolidated financial statements included in the F pages of this report.
A primary liquidity concern with respect to annuity and life insurance products is the risk of early policyholder withdrawal. The Company attempts to mitigate this risk by offering variable products where the investment risk is transferred to the policyholder, charging surrender fees at the time of withdrawal for certain products, applying a market value adjustment to withdrawals for certain products in the Company's general account and monitoring and matching anticipated cash inflows and outflows.
For individual annuity products, surrender charges generally are calculated as a percentage of deposits and are assessed at declining rates during the first seven years after a deposit is made.
For group annuity products, surrender charge amounts and periods can vary significantly depending on the terms of each contract and the compensation structure for the producer. Generally, surrender charge percentages for group products are less than individual products because the Company incurs lower expenses at contract origination for group products. In addition, the majority of general account group annuity reserves are subject to a market value adjustment at withdrawal.
Life insurance policies are less susceptible to withdrawal than annuity products because policyholders generally must undergo a new underwriting process and may incur a surrender fee in order to obtain a new insurance policy.
The short-term and long-term liquidity requirements of the Company are monitored regularly to match cash inflows with cash requirements. The Company reviews its short-term and long-term projected sources and uses of funds and the asset/liability, investment and cash flow assumptions underlying these projections. The Company periodically makes adjustments to its investment policies to reflect changes in short-term and long-term cash needs and changing business and economic conditions.
Given the Company's historical cash flows from operating and investing activities and current financial results, management of the Company believes that cash flows from operating activities over the next year will provide sufficient liquidity for the operations of the Company and sufficient funds for interest payments.
Debt
Please see Notes 11 and 12 to the audited consolidated financial statements included in the F pages of this report for details regarding the Company's usage of short-term and long-term debt, respectively.
Guarantees
Please see Note 6 to the audited consolidated financial statements included in the F pages of this report for a description of the potential impact on liquidity of the Company's Low-Income-Housing Tax Credit Funds.

Contractual Obligations and Commitments
The following table summarizes the Company's contractual obligations and commitments as of December 31, 2013 expected to be paid in the periods presented. Payment amounts reflect the Company's estimate of undiscounted cash flows related to these obligations and commitments. Balance sheet amounts were determined in accordance with GAAP and may differ from the summation of undiscounted cash flows. The most significant difference relates to future policy benefits for life and health insurance, which include discounting.
	Payments due by period					Amount per balance sheet
(in millions)	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total
Debt [1]:
Short-term	$ 279	$ –	$ –	$ –	$ 279	$ 278
Long-term	54	107	107	1,431	1,699	707
Subtotal	$ 333	107	107	1,431	1,978	$ 985
Purchase and lending commitments:
Fixed maturity securities	70	–	–	–	70	–
Mortgage loans	68	–	–	–	68	–
Limited partnerships[2]	23	-	-	-	23	-
Subtotal	$ 161	-	-	-	$ 161	-
Future policy benefits and claims[3,4,5,6]:
Fixed annuities and fixed option of variable annuities	1,311	1,925	2,143	3,968	9,347	7,985
Life insurance	785	1,575	1,586	19,491	23,437	10,137
Single premium immediate annuities	394	731	619	3,385	5,129	3,095
Group pension deferred fixed annuities	1,463	3,065	1,986	7,895	14,409	14,313
Funding agreements and accident & health insurance[9]	337	28	635	927	1,927	1,235
Subtotal	$4,290	7,324	6,969	35,666	54,249	36,765
Cash collateral[7,8]:
Cash collateral on securities lending	119	–	–	–	119	119
Cash collateral on derivative transactions	382	–	–	–	382	382
Subtotal	$ 501	-	-	-	$ 501	$ 501
Total	$5,285	$7,431	$7,076	$37,097	$56,889	$38,251
[1]	No contractual provisions exist that could create, increase or accelerate those obligations presented. The amount presented includes contractual principal payments and interest based on rates in effect at December 31, 2013.
[2]	Primarily related to investments in low-income-housing tax credit partnerships. Call dates for the obligations presented are either date or event specific. For date specific obligations, the Company is required to fund a specified amount on a stated date provided there are no defaults under the agreement. For event specific obligations, the Company is required to fund a specified amount of its capital commitment when properties in a fund become fully stabilized. For event specific obligations, the call date of these commitments may extend beyond one year but has been reflected in payments due in less than one year due to the call features. The Company's capital typically is called within one to four years, depending on the timing of events.
[3]	A significant portion of policy contract benefits and claims to be paid do not have stated contractual maturity dates and may not result in any ultimate payment obligation. Amounts reported represent estimated undiscounted cash flows out of the Company's general account related to death, surrender, annuity and other benefit payments under policy contracts in force at December 31, 2013. Separate account payments are not reflected due to the matched nature of these obligations and because the contract owners bear the investment risk of such deposits. Estimated payment amounts were developed based on the Company's historical experience and related contractual provisions. Significant assumptions incorporated in the reported amounts include future policy lapse rates (including the impact of customer decisions to make future premium payments to keep the related policies in force); coverage levels remaining unchanged from those provided under contracts in force at December 31, 2013; future interest crediting rates; and estimated timing of payments. Actual amounts will vary, potentially by a significant amount, from the amounts indicated due to deviations between assumptions and actual results and the addition of new business in future periods.
[4]	Contractual provisions exist which could adjust the amount and/or timing of those obligations reported. Key assumptions related to payments due by period include customer lapse and withdrawal rates (including timing of death), exchanges to and from the fixed and separate accounts of the variable annuities, claim experience with respect to guarantees, and future interest crediting levels. Assumptions for future interest crediting levels were made based on processes consistent with the Company's past practices, which are at the discretion of the Company, subject to guaranteed minimum crediting rates in many cases and/or subject to contractually obligated increases for specified time periods. Many of the contracts with potentially accelerated payments are subject to surrender charges, which are generally calculated as a percentage of deposits made and are assessed at declining rates during the first seven years after a deposit is made. Amounts disclosed include an estimate of those accelerated payments, net of applicable surrender charges. See Note 2 to the audited consolidated financial statements included in the F pages of this report for a description of the Company's method for establishing life and annuity reserves in accordance with GAAP.
[5]	Certain assumptions have been made about mortality experience and retirement patterns in the amounts reported. Actual deaths and retirements may differ significantly from those projected, which could cause the timing of the obligations reported to vary significantly. In addition, contractual surrender provisions exist on an immaterial portion of these contracts that could accelerate those obligations presented. Amounts disclosed do not include an estimate of those accelerated payments. Most of the contracts with potentially accelerated payments are subject to surrender charges, which are generally calculated as a percentage of the commuted value of the remaining term certain benefit payments and are assessed at declining rates during the first seven policy years.
[6]	Contractual provisions exist that could increase those obligations presented. The process for determining future interest crediting rates as described in Note 5 above was used to develop the estimates of payments due by period.
[7]	Since the timing of the return of collateral is uncertain, these obligations have been reflected in payments due in less than one year.
[8]	The table above excludes certain derivative liabilities. For more information on these instruments see Characteristics of Interest Rate Sensitive Financial Instruments. Embedded derivatives on guaranteed benefit annuity programs are included in future policy benefits and claims in the table above.
[9]	Health reserves are immaterial and are reflected in the less than one year column.
Investments
General
The Company's assets are divided between separate account and general account assets. As of December 31, 2013, $84.1 billion (63%) of the Company's total assets were held in separate accounts compared to $71.4 billion (59%) as of December 31, 2012 and $49.4 billion (37%) were held in the Company's general account compared to $48.7 billion (41%) as of December 31, 2012, including $40.8 billion of general account investments compared to $40.3 billion as of December 31, 2012.
Separate account assets primarily consist of investments made with deposits from the Company's variable annuity and variable life insurance business. Most separate account assets are invested in various mutual funds. After deducting fees or expense charges, the investment performance in the Company's separate account assets is passed through to the Company's customers.
The following table summarizes the Company's consolidated general account investments by asset category, as of the dates indicated:
	December 31, 2013		December 31, 2012
(in millions)	Carrying value	% of total	Carrying value	% of total
Fixed maturity securities, available-for-sale	$32,249	79%	$31,811	79%
Mortgage loans, net of allowance	6,341	16%	5,827	14%
Policy loans	987	2%	980	2%
Short-term investments	411	1%	1,034	3%
Other investments	767	2%	639	2%
Total	$40,755	100%	$40,291	100%
Please see Note 6 to the audited consolidated financial statements included in the F pages of this report for further information regarding the Company's investments
Available-for-Sale Securities
Refer to Note 6 to the audited consolidated financial statements included in the F pages of this report for information regarding the nature of the Company's portfolio of available-for-sale securities and the methodology and inputs used in evaluating whether the securities are other-than-temporarily impaired.
Collateral Exposure
The Company's portfolio of residential mortgage-backed securities is comprised of investments securitized by the cash flows of mortgage loans with four primary collateral characteristics: government agency, prime, Alt-A and sub-prime. In general, recent market activity has negatively impacted the valuation of securities containing Alt-A and sub-prime collateral.
The Company considers Alt-A collateral to be mortgages whose underwriting standards do not qualify the mortgage for prime financing terms. Typical underwriting characteristics that cause a mortgage to fall into the Alt-A classification may include, but are not limited to, inadequate loan documentation of a borrower's financial information, debt-to-income ratios above normal lending limits, loan-to-value ("LTV") ratios above normal lending limits that do not have primary mortgage insurance, a borrower who is a temporary resident, and loans securing non-conforming types of real estate. Alt-A mortgages are generally issued to borrowers having higher Fair Isaac Credit Organization ("FICO") scores, and the lender typically charges a slightly higher interest rate for such mortgages.
The Company considers sub-prime collateral to be mortgages that are first or second-lien mortgage loans issued to borrowers that cannot qualify for prime or Alt-A financing terms, as demonstrated by recent delinquent rent or housing payments or substandard FICO scores. The Company considers prime collateral to be mortgages whose underwriting standards qualify the mortgage for regular conforming or jumbo loan programs. In addition, government agency collateral is considered to be mortgages securitized by government agencies both implicitly and explicitly backed by the full faith and credit of the U.S. Government.
The following table summarizes the distribution by collateral classification of the Company's general account residential mortgage-backed securities as of December 31, 2013:
(in millions)	Amortized cost	Fair value	% of fair value total
Government agency	$2,104	$2,199	55%
Prime	520	529	13%
Alt-A	858	844	21%
Sub-prime	437	431	11%
Total	$3,919	$4,003	100%
The following table summarizes the distribution by rating (based on the Company's standard rating) and origination year, respectively, of the Company's general account residential mortgage-backed securities as of December 31, 2013:
	Alt-A			Sub-prime
(in millions)	Amortized cost	Fair value	% of fair value total	Amortized cost	Fair value	% of fair value total
AAA	$ –	$ –	–	$ 18	$ 18	4%
AA	11	11	1%	28	29	7%
A	8	9	1%	45	45	10%
BBB	35	35	4%	36	35	8%
BB and below	804	789	94%	310	304	71%
Total	$858	$844	100%	$437	$431	100%
Pre-2005	$169	$174	21%	$241	$229	53%
2005	403	395	47%	95	96	22%
2006	168	165	19%	74	78	18%
2007	118	110	13%	7	7	2%
2008-2013	–	–	–	20	21	5%
Total	$858	$844	100%	$437	$431	100%
The following table summarizes the distribution by collateral classification of the Company's general account residential mortgage-backed securities as of December 31, 2012:
(in millions)	Amortized cost	Fair value	% of fair value total
Government agency	$2,257	$2,462	53%
Prime	751	766	16%
Alt-A	1,027	994	21%
Sub-prime	471	445	10%
Total	$4,506	$4,667	100%

The following table summarizes the distribution by rating (based on the Company's standard rating) and origination year, respectively, of the Company's general account residential mortgage-backed securities as of December 31, 2012:
	Alt-A			Sub-prime
(in millions)	Amortized cost	Fair value	% of fair value total	Amortized cost	Fair value	% of fair value total
AAA	$ –	$ –	–	$ 10	$ 10	2%
AA	22	23	2%	38	38	9%
A	18	18	2%	47	47	11%
BBB	38	39	4%	48	46	10%
BB and below	949	914	92%	328	304	68%
Total	$1,027	$994	100%	$471	$445	100%
Pre-2005	$ 230	$235	24%	$270	$246	55%
2005	461	449	45%	109	108	24%
2006	194	179	18%	79	76	17%
2007	142	131	13%	11	13	3%
2011	–	–	–	2	2	1%
Total	$ 1, 027	$994	100%	$471	$445	100%
The following table summarizes the Company's general account commercial mortgage-backed securities and other asset-backed securities collateral by rating (based on the Company's standard rating), as of the dates indicated:
	Amortized cost				Fair value
(in millions)	AAA	AA	A and below	Total	AAA	AA	A and below	Total
December 31, 2013:
Commercial mortgage-backed securities	$ 789	$206	$444	$1,439	$ 807	$217	$480	$1,504
Other asset-backed securities	324	199	367	890	323	198	318	839
Total	$1,113	$405	$811	$2,329	$1,130	$415	$798	$2,343
December 31, 2012:
Commercial mortgage-backed securities	$ 546	$245	$428	$1,219	$ 607	$269	$461	$1,337
Other asset-backed securities	42	121	370	533	42	126	323	491
Total	$ 588	$366	$798	$1,752	$ 649	$395	$784	$1,828
Mortgage Loans, Net of Allowance
As of December 31, 2013, general account mortgage loans were $6.3 billion (16%) of the carrying value of consolidated general account investments compared to $5.8 billion (14%) as of December 31, 2012. Commercial mortgage loans represent 100% of the total mortgage loan portfolio as of December 31, 2013. Commitments to fund mortgage loans of $68 million were outstanding as of December 31, 2013 compared to $63 million as of December 31, 2012.

The table below summarizes the carrying values of mortgage loans by regional exposure and property type, as of the dates indicated:
(in millions)	Office	Industrial	Retail	Apartment	Hotel	Other	Total
December 31, 2013
Mortgage loans:
New England	$ 56	$ 10	$ 26	$ 14	$ 16	$ 28	$ 150
Middle Atlantic	140	162	345	154	–	5	806
East North Central	165	127	441	271	35	15	1,054
West North Central	9	73	43	120	-	-	245
South Atlantic	148	236	635	353	5	49	1,426
East South Central	22	20	134	149	9	–	334
West South Central	13	91	200	330	–	–	634
Mountain	36	99	114	220	–	–	469
Pacific	316	271	360	259	43	9	1,258
Total amortized cost	$905	$1,089	$2,298	$1,870	$108	$106	$6,376
Total valuation allowance	$ (6)	$ (10)	$ (9)	$ (7)	$ (1)	$ (2)	$ (35)
Total mortgage loans, net of allowance							$6,341
December 31, 2012
Mortgage loans:
New England	$ 59	$ 17	$ 21	$ 4	$ 18	$ –	$ 119
Middle Atlantic	163	180	379	143	–	6	871
East North Central	163	134	378	271	40	21	1,007
West North Central	3	62	31	68	14	–	178
South Atlantic	97	253	695	217	17	49	1,328
East South Central	32	21	135	97	9	–	294
West South Central	36	89	197	140	-	–	462
Mountain	85	108	114	145	–	–	452
Pacific	235	296	326	225	69	9	1,160
Total amortized cost	$873	$1,160	$2,276	$1,310	$167	$ 85	$5,871
Total valuation allowance	$ (11)	$ (14)	$ (9)	$ (2)	$ (8)	-	$ (44)
Total mortgage loans, net of allowance							$5,827
As of December 31, 2013, the Company's largest exposure to any single borrower, region and property type was 2%, 22% and 36%, respectively, of the Company's general account mortgage loan portfolio compared to 2%, 23% and 39%, respectively, as of December 31, 2012.
As of December 31, 2013 and 2012, the Company's mortgage loans classified as delinquent, foreclosed and restructured were immaterial as a percentage of the total mortgage loan portfolio.
Please see Note 6 to the audited consolidated financial statements included in the F pages of this report for further details regarding the Company's investments in mortgage loans.
Credit Quality Information
Given the current market environment, the Company considers mortgage loans that are backed by office, industrial, and hotel collateral to be higher-risk property types. Hotels have room rates that are short-term in length and can be adjusted quickly, which has generally led to higher levels of defaults and loss-severity. For the industrial and office property types (particularly flex office), downsizing and consolidation of space has resulted in lower occupancies; which, along with high tenant improvement and leasing commission costs for re-tenanting space, have put pressure on cash-flows resulting in lower DSC and higher LTV ratios.
With regard to the other remaining property types (apartment, retail and other), the Company also considers mortgage loans to be high-risk if their collateral characteristics include, but are not limited to: LTV ratios greater than 90%, low debt service coverage ratios, increases in vacancies or concessions, falling rental rates, and other loan specific characteristics that could indicate additional risk.

The following table provides relevant asset quality information on these high-risk categories of mortgage loans, as of the dates indicated:
(in millions)	Office	Industrial	Hotel	Other high-risk	Total Portfolio	% of total
December 31, 2013
Total valuation allowance	$ 6	$ 10	$ 1	$ 4	$ 35	60%
Refinanced loans[1]	$130	$301	$ 8	-	$949	46%
Modified loans[2]	$ 14	$ 22	$43	$13	$107	86%
December 31, 2012
Total valuation allowance	$ 11	$ 14	$ 8	$ 6	$ 44	89%
Refinanced loans[1]	$ 89	$320	$23	$45	$850	56%
Modified loans[2]	$ 3	$ 24	$63	-	$ 94	96%
[1]	Includes all loans refinanced at any time during the term of the loan.
[2]	Includes all loans modified at any time during the term of the loan.
As noted above, an individual mortgage loan's LTV ratio is an additional indicator of risk and the calculation of this ratio utilizes certain assumptions and estimates made by the Company. The LTV ratio is calculated as a ratio of the amortized cost of the subject loans to the fair value of the underlying real estate collateral. The collateral value component is determined based on the Company's view of normalized property operating income for the real estate divided by the prevailing market capitalization rates. In determining the normalized property operating income, the Company relies upon the most recent property operating statement information, and makes certain assumptions of future property rental income, property expenses, and expectations for vacancies, among other items.
The Company's practice is to obtain updated property operating statements at least on an annual basis. The Company performs an annual internal valuation of each property, based on these property operating statements. The Company's practice is to obtain external appraisals during the initial underwriting of the loan.
The following table represents the amortized cost (excluding valuation allowances) and average LTV ratio of mortgage loans considered high-risk by property region, as of the dates indicated:
	Office		Industrial		Hotel		Other high–risk
(in millions)	Amortized cost	Average LTV	Amortized cost	Average LTV	Amortized cost	Average LTV	Amortized cost	Average LTV
December 31, 2013
New England	$ 56	57%	$ 10	51%	$ 16	75%	$ –	–
Middle Atlantic	140	65%	162	61%	-	-	-	-
East North Central	165	61%	127	56%	35	69%	-	-
West North Central	9	63%	73	69%	-	-	-	-
South Atlantic	148	48%	236	59%	5	72%	22	102%
East South Central	22	66%	20	69%	9	50%	25	92%
West South Central	13	60%	91	58%	-	-	-	-
Mountain	36	70%	99	67%	-	-	6	91%
Pacific	316	59%	271	56%	43	66%	-	-
Total	$905	59%	$1,089	60%	$108	67%	$ 53	96%
December 31, 2012
New England	$ 59	66%	$ 17	71%	$ 18	80%	$ –	–
Middle Atlantic	163	71%	180	67%	–	–	3	73%
East North Central	163	65%	134	65%	40	72%	32	81%
West North Central	3	27%	62	72%	14	61%	19	93%
South Atlantic	97	60%	253	70%	17	71%	97	96%
East South Central	32	79%	21	70%	9	82%	6	81%
West South Central	36	64%	89	69%	–	–	–	–
Mountain	85	77%	108	71%	–	–	30	92%
Pacific	235	61%	296	66%	69	70%	16	94%
Total	$873	66%	$1,160	68%	$ 167	71%	$203	91%

For additional information on the Company's valuation allowance on mortgage loans, as well as non-accrual and delinquent status loans, see Note 2 and Note 6 to the audited consolidated financial statements included in the F pages of this report.
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Market Risk Sensitive Financial Instruments
The Company is subject to potential fluctuations in earnings and the fair value of certain of its assets and liabilities, as well as variations in expected cash flows due to changes in market interest rates and equity prices. The following discussion focuses on specific interest rate, foreign currency and equity market risks to which the Company is exposed and describes strategies used to manage these risks. This discussion is limited to financial instruments subject to market risks and is not intended to be a complete discussion of all of the risks to which the Company is exposed.
Interest Rate Risk
Fluctuations in interest rates can impact the Company's earnings, cash flows and the fair value of its assets and liabilities. In a declining interest rate environment, the Company may be required to reinvest the proceeds from maturing and prepaying investments at rates lower than the overall portfolio yield, which could reduce future interest spread income. In addition, minimum guaranteed crediting rates on certain life and annuity contracts could prevent the Company from lowering its interest crediting rates to levels commensurate with prevailing market interest rates, resulting in a reduction to the Company's interest spread income. The average crediting rate for fixed annuity products during 2013 was 3.28% and 3.39% for the Individual Products & Solutions - Annuity and Retirement Plans segments, respectively (compared to 3.53% and 3.48%, respectively, during 2012).
The Company mitigates this risk by managing the maturity and interest-rate sensitivities of assets to be consistent with those of liabilities. In recent years, management has taken actions to address low interest rate environments and the resulting impact on interest spread margins, including reducing commissions on fixed annuity sales, launching new products with new guaranteed rates, discontinuing the sale of its leading annual reset fixed annuities and invoking contractual provisions that limit the amount of variable annuity deposits allocated to the guaranteed fixed option. In addition, the Company adheres to a strict discipline of setting interest crediting rates on new business at levels adequate to provide returns consistent with management expectations.
A rising interest rate environment could also result in a reduction of interest spread income or an increase in policyholder surrenders. Existing general account investments supporting annuity liabilities had a weighted average maturity of approximately 9 years as of December 31, 2013. Therefore, a change in portfolio yield will lag changes in market interest rates. This lag increases if the rate of prepayments of securities slows. To the extent the Company sets renewal rates based on current market rates, this will result in reduced interest spreads. Alternatively, if the Company sets renewal crediting rates while attempting to maintain a desired spread from the portfolio yield, the rates offered by the Company may be less than new money rates offered by competitors. This difference could result in an increase in surrender activity by policyholders. If unable to fund surrenders with cash flow from operations, the Company might need to sell assets, which likely would have declined in value due to the increase in interest rates. The Company mitigates this risk by offering products that assess surrender charges and/or market value adjustments at the time of surrender, and by managing the maturity and interest-rate sensitivities of assets to approximate those of liabilities.
The Company offers a variety of variable annuity programs with guaranteed minimum balance or guaranteed withdrawal benefits, and options are utilized to economically hedge a portion of these products. See Equity Market Risk for further explanation.
Asset/Liability Management Strategies to Manage Interest Rate Risk
The Company employs an asset/liability management approach tailored to the specific requirements of each of its products. Each line of business has an investment policy based on its specific characteristics. The policy establishes asset maturity and duration, quality and other relevant guidelines.
An underlying pool or pools of investments support each general account line of business. These pools consist of whole assets purchased specifically for the underlying line of business. In general, assets placed in any given portfolio remain there until they mature (or are called), but active management of specific securities and sectors may result in portfolio turnover or transfers among the various portfolios.
Investment strategies are executed by dedicated investment professionals based on the investment policies established for the various pools. To assist them in this regard, they receive periodic projections of investment needs from each line's management team. Line of business management teams, investment portfolio managers and finance professionals periodically evaluate how well assets purchased and the underlying portfolio match the underlying liabilities for each line. In addition, sophisticated Asset/Liability Management models are employed to project the assets and liabilities over a wide range of interest rate scenarios to evaluate the efficacy of the strategy for a line of business.
Using this information, in conjunction with each line's investment strategy, actual asset purchases or commitments are made. In addition, plans for future asset purchases are formulated when appropriate. This process is repeated frequently so that invested assets for each line match its investment needs as closely as possible. The primary objectives are to ensure that each line's liabilities are invested in accordance with its investment strategy and that over or under investment is minimized.
As part of this process, the investment portfolio managers provide each line's management team with forecasts of anticipated rates that the line's future investments are expected to produce. This information, in combination with yields attributable to the line's current investments and its investment "rollovers," gives the line management team data to use in computing and declaring interest crediting rates for their lines of business.
There are two approaches to developing investment policies:
•	For liabilities where cash flows are not interest sensitive and the credited rate is fixed (e.g., immediate annuities), the Company attempts to manage risk with a combination cash matching/duration matching strategy. Duration is a measure of the sensitivity of price to changes in interest rates. For a rate movement of 100 basis points, the fair value of liabilities with a duration of 5 years would change by approximately 5%. For this type of liability, the Company generally targets an asset/liability duration mismatch of -0.25 to +0.50 years. In addition, the Company attempts to minimize asset and liability cash flow mismatches, especially over the first five years. However, the desired degree of cash matching is balanced against the cost of cash matching.
•	For liabilities where the Company has the right to modify the credited rate and policyholders also have options, the Company's risk management process includes modeling both the assets and liabilities over multiple stochastic scenarios. The Company considers a range of potential policyholder behavior as well as the specific liability crediting strategy. This analysis, combined with appropriate risk tolerances, drives the Company's investment policy.
Use of Derivatives to Manage Interest Rate Risk
Please see Note 7 to the audited consolidated financial statements included in the F pages of this report for a discussion of the Company's use of derivatives to manage interest rate risk.

Characteristics of Interest Rate Sensitive Financial Instruments
The tables below provide information about the Company's financial instruments as of December 31, 2013 that are sensitive to changes in interest rates. Insurance contracts that subject the Company to significant mortality risk, including life insurance contracts and life-contingent immediate annuities are not included in the table.
	Estimated year of maturities/repayments
(in millions)	2014	2015	2016	2017	2018	There- after	Total	2013 Fair Value	2012 Fair Value
Assets
Fixed maturity securities:
Corporate bonds:
Principal	$1,003	$1,018	$1,246	$1,498	$2,112	$15,501	$22,378	$23,379	$22,599
Weighted average interest rate	5.15%	4.29%	4.49%	4.23%	4.94%	4.96%	4.86%
Mortgage and other asset- backed securities:
Principal	-	$ 5	-	$ 29	$ 44	$ 6,170	$ 6,248	$ 6,346	$ 6,495
Weighted average interest rate	-	9.07%	-	4.22%	5.88%	4.45%	4.46%
Other fixed maturity securities:
Principal	$ 78	$ 125	$ 76	$ 13	$ 80	$ 2,004	$ 2,376	$ 2,524	$ 2,717
Weighted average interest rate	6.15%	5.52%	6.06%	7.59%	5.36%	5.66%	5.68%
Mortgage loans:
Principal	$ 295	$ 558	$ 622	$ 477	$ 281	$ 4,140	$ 6,373	$ 6,481	$ 5,988
Weighted average interest rate	5.96%	5.52%	5.81%	5.71%	4.76%	4.83%	5.10%
Liabilities
Individual deferred fixed annuities:
Principal	$ 949	$ 721	$ 631	$ 989	$ 602	$ 1,985	$ 5,877	$ 5,964	$ 5,888
Weighted average crediting rate	2.58%	2.53%	2.53%	2.57%	2.58%	2.52%
Group pension deferred fixed annuities:
Principal	$1,446	$1,373	$1,511	$ 940	$ 845	$ 8,000	$14,115	$12,849	$12,922
Weighted average crediting rate	3.28%	3.22%	2.96%	2.74%	2.62%	2.42%
Funding agreements:
Principal	$ 7	$ 14	$ 14	$ 14	$ 107	$ 760	$ 916	$ 890	$ 25
Weighted average crediting rate	1.27%	1.29%	1.29%	1.31%	1.44%	2.04%
Immediate annuities:
Principal	$ 162	$ 124	$ 92	$ 66	$ 47	$ 123	$ 614	$ 733	$ 726
Weighted average crediting rate	5.48%	5.50%	5.54%	5.59%	5.64%	5.68%
Short-term debt:
Principal	$ 278	$ –	$ –	$ –	$ –	$ –	$ 278	$ 278	$ 300
Weighted average interest rate	0.28%	–	–	–	–	–	0.28%
Long-term debt:
Principal	$ –	$ –	$ –	$ –	$ –	$ 700	$ 700	$ 1,004	$ 1,323
Weighted average interest rate	–	–	–	–	–	7.67%	7.67%

	Estimated year of maturities/repayments
(in millions, except settlement prices)	2014	2015	2016	2017	2018	There- after	Total	2013 Fair Value	2012 Fair Value
Deriviative Financial Instruments
Interest rate swaps:
Pay fixed/receive variable:
Notional value	$1,540	$1,406	$1,606	$ 878	$1,216	$21,548	$28,194	$ 878	$(1,915)
Weighted average pay rate	1.32%	1.24%	1.76%	1.02%	1.91%	3.17%	2.77%
Weighted average receive rate[1]	0.35%	0.31%	0.28%	0.47%	0.29%	0.32%	0.32%
Pay variable/receive fixed:
Notional value	$ 907	$2,100	$1,213	$ 213	$1,803	$21,567	$27,803	($1,198)	$ 1,800
Weighted average pay rate[1]	0.31%	0.30%	0.27%	0.37%	0.27%	0.32%	0.31%
Weighted average receive rate	1.61%	1.35%	1.63%	2.40%	1.96%	3.08%	2.76%
Pay fixed/receive fixed:
Notional value	$ –	$ –	$ 48	$ –	$ –	$ 177	$ 225	$ (18)	$ (7)
Weighted average pay rate	–	–	4.73%	–	–	4.98%	4.92%
Weighted average receive rate	–	–	6.16%	–	–	5.41%	5.57%
Total return swaps[2]:
Notional value	$2,284	$ –	$ –	$ –	$ –	$ –	$ 2,284	$ (46)	$ (28)
Embedded derivatives:
Notional value	$ –	$ –	$ –	$ –	$ –	$ –	$ –	$1,010	$ (748)
Other derivative contracts:
Notional value	$ –	$ –	$ –	$ –	$ 2	$ –	$ 2	$ (5)	$ (5)
Weighted average pay rate	–	–	–	–	2.10%	–	2.10%
Option contracts:
Long positions:
Contract amount/notional value	$1,466	$ 654	$ 179	$ 13	$ 154	$ 4,090	$ 6,556	$ 343	$ 822
Weighted average settlement price	$1,484	$ 464	$1,418	$1,590	$ 51	$ 1	$ 422
[1]	Variable rates are generally based on 1, 3 or 6-month U.S. LIBOR and reflect the effective rate as of December 31, 2013.
[2]	Total return swaps are based on the Europe, Australasia and Far East Index from Morgan Stanley Capital International (EAFE Index).
Additional information about the characteristics of the financial instruments and assumptions underlying the data presented in the table on the preceding page are as follows:
Mortgage-backed securities and other asset-backed securities: The year of maturity is determined based on the terms of the securities and the current estimated rate of prepayment of the underlying pools of mortgages or assets. The Company limits its exposure to prepayments by purchasing less volatile types of mortgage-backed securities and asset-backed securities investments.
Corporate bonds and other fixed maturity securities and mortgage loans: The maturity year is that of the security or loan.
Individual deferred fixed annuities: The maturity year is based on the expected date of policyholder withdrawal, taking into account actual experience, current interest rates and contract terms. Individual deferred fixed annuities are certain individual annuity contracts, which are also subject to surrender charges calculated as a percentage of the deposits made and assessed at declining rates during the first seven years after a deposit is made. Individual deferred fixed annuities included $0.8 billion of participating group annuity contracts in 2013 ($0.7 billion in 2012) were in contracts where the crediting rate is guaranteed for a set term. Individual deferred fixed annuity general account liabilities totaling $4.7 billion, as of December 31, 2013 and 2012, were in contracts where the crediting rate is reset periodically with portions resetting in each calendar quarter, and $627 million that reset annually in 2013 compared to $604 million in 2012. Individual fixed annuity policy reserves of $2.1 billion in 2013 and $2.0 billion in 2012 were in contracts that adjust the crediting rate every five years. Individual deferred fixed annuity policy reserves of $406 million in 2013 were in contracts that adjust the crediting rate every three years compared to $448 million in 2012. The average crediting rate is calculated as the difference between the projected yield of the assets backing the liabilities and a targeted interest spread. However, for certain individual deferred annuities the crediting rate is also adjusted to partially reflect current new money rates.
Group pension deferred fixed annuities: The maturity year is based on the expected date of policyholder withdrawal, taking into account actual experience, current interest rates and contract terms. Included were group annuity contracts representing $14.3 billion and $13.6 billion of general account liabilities as of December 31, 2013 and 2012, respectively, which are generally subject to market value adjustment upon surrender and which also may be subject to surrender charges. Of the total group deferred fixed annuity liabilities, $12.8 billion ($12.2 billion in 2012) were in contracts where the crediting rate is reset quarterly, $761 million ($672 million in 2012) were in contracts that adjust the crediting rate on an annual basis with portions resetting in each calendar quarter, and $710 million ($703 million in 2012) were in contracts where the crediting rate is reset annually on January 1.
Funding agreements: Funding agreements issued in conjunction with the MTN program where the crediting rate either is fixed for the term of the contract or is variable based on an underlying index. As of December 31, 2013, the Company had no outstanding MTNs. Beginning in 2012, funding agreements have been issued to the Federal Home Loan Bank of Cincinnati ("FHLB"). Such funding agreements (commonly referred to as advances) have interest and principal repayment terms which cannot be altered by the FHLB for the term of such advances. The maturity year is based upon the principal repayment schedule of these advances.
Immediate annuities: Non-life contingent contracts in payout status where the Company has guaranteed periodic payments, typically monthly, are included. The maturity year is based on the term of the contract.
Short-term debt and long-term debt: The maturity year is the stated maturity date of the obligation.
Derivative financial instruments: The maturity year is based on the terms of the related contract. Interest rate swaps include cross-currency interest rate swaps, which are used to reduce the Company's existing asset and liability foreign currency exposure. Cross-currency interest rate swaps in place against each foreign currency obligation hedge the Company against adverse currency movements with respect to both period interest payments and principal repayment. Underlying details by currency therefore have been omitted. Variable swap rates and settlement prices reflect rates and prices in effect as of December 31, 2013.
Foreign Currency Risk
As part of its regular investing activities, the Company may purchase foreign currency denominated investments. These investments and the associated income expose the Company to volatility associated with movements in foreign exchange rates. In an effort to mitigate this risk, the Company uses cross-currency swaps. As foreign exchange rates change, the increase or decrease in the cash flows of the derivative instrument generally offsets the changes in the functional-currency equivalent cash flows of the hedged item.
Credit Risk
The Company enters into credit derivative contracts, primarily credit default swaps, under which the Company buys and sells credit default protection on specific corporate creditors. These derivatives allow the Company to manage or modify its credit risk profile in general or its credit exposure to specific creditors.
Equity Market Risk
Asset fees calculated as a percentage of separate account assets are a significant source of revenue to the Company. As of December 31, 2013 and 2012, approximately 81% and 77%, respectively, of separate account assets were invested in equity mutual funds. Gains and losses in the equity markets result in corresponding increases and decreases in the Company's separate account assets and asset fee revenue. In addition, a decrease in separate account assets may decrease the Company's expectations of future profit margins due to a decrease in asset fee revenue and/or an increase in guaranteed contract claims, which also may require the Company to accelerate amortization of DAC.
The Company's long-term assumption for net separate account returns is 7% annual growth. This analysis assumes no other factors change and that an unlocking of DAC assumptions would not be required. However, as it does each quarter, the Company would evaluate its DAC balance and underlying assumptions to determine the need for unlocking. The Company can provide no assurance that the experience of flat equity market returns would not result in changes to other factors affecting profitability, including the possibility of unlocking of DAC assumptions.
Many of the Company's individual variable annuity contracts offer GMDB features. A GMDB generally provides a benefit if the annuitant dies and the contract value is less than a specified amount, which may be based on premiums paid less amounts withdrawn or contract value on a specified anniversary date. A decline in the stock market causing the contract value to fall below this specified amount, which varies from contract to contract based on the date the contract was entered into as well as the GMDB feature elected, will increase the net amount at risk, which is the GMDB in excess of the contract value. This could result in additional GMDB claims.
To mitigate this risk, the Company implemented a GMDB economic hedging program for certain new and existing business. Prior to implementation of the GMDB hedging program in 2000, the Company managed this risk primarily by entering into reinsurance arrangements. The GMDB economic hedging program is designed to offset changes in the economic value of the designated GMDB. Currently the program shorts equity index futures, which provides an offset to changes in the value of the designated obligation. The futures are not designated as hedges and, therefore, hedge accounting is not applied. The Company's economic hedges and the GMDB policyholder liability are not perfectly offset. Therefore, the hedging activity is likely to lead to earnings volatility that would not exist if the GMDB policyholder liability was also on an economic basis. As of December 31, 2013 and 2012, the Company's net amount at risk was $250 million and $585 million, respectively. As of December 31, 2013 and 2012, the Company's reserve for GMDB claims was $55 million and $65 million, respectively.
The Company issues variable annuity contracts through its separate accounts, for which investment income and gains and losses on investments accrue directly to, and investment risk is borne by, the contractholder. The Company also provides various forms of guarantees to benefit the related contractholders. The Company provides five primary guarantee types of variable annuity contracts: (1) GMDB; (2) GMAB; (3) GLWB; (4) a hybrid guarantee with GMAB and GLWB; and (5) GMIB. See Note 4 to the audited consolidated financial statements included in the F pages of this report for further information regarding these guarantees.
Equity market and interest rate risk management: These variable annuity products and related obligations expose the Company to various market risks, predominately interest rate and equity risk. Adverse changes in the equity markets or interest rate movements expose the Company to significant volatility. To mitigate these risks and hedge the guaranteed benefit obligations, the Company enters into a variety of derivatives including interest rate swaps, equity index futures, options and total return swaps.
Inflation
The rate of inflation did not have a material effect on the revenues or operating results of the Company during 2013, 2012 or 2011.
DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE
Directors of the Registrant
Name	Age	Date Service Began
Timothy G. Frommeyer	49	January 2009
Stephen S. Rasmussen	61	January 2009
Mark R. Thresher	57	January 2009
Kirt A. Walker	50	December 2009
Eric S. Henderson	51	March 2012
John L. Carter	51	February 2013
For biographical information on Messrs. Carter, Frommeyer, Henderson, Rasmussen, Thresher, and Walker, please see the information provided below in "Executive Officers of the Registrant."
Executive Officers of the Registrant
Name	Age	Position with NLIC
Stephen S. Rasmussen	61	NMIC Chief Executive Officer[1]
Kirt A. Walker	50	President and Chief Operating Officer
Patricia R. Hatler	59	Executive Vice President–Chief Legal and Governance Officer
Lawrence A. Hilsheimer	56	Executive Vice President[2]
Matthew Jauchius	44	Executive Vice President – Chief Marketing Officer
Michael C. Keller	54	Executive Vice President–Chief Information Officer
Gale V. King	57	Executive Vice President–Chief Administrative Officer
Mark R. Thresher	57	Executive Vice President
John L. Carter	51	Senior Vice President–Nationwide Retirement Plans
Timothy G. Frommeyer	49	Senior Vice President–Chief Financial Officer
Peter A. Golato	60	Senior Vice President–Nationwide Financial Network
Harry H. Hallowell	53	Senior Vice President–Chief Investment Officer
Eric S. Henderson	51	Senior Vice President–Individual Products and Solutions
Michael J. Mahaffey	41	Senior Vice President–Chief Risk Officer
Kai V. Monahan	46	Senior Vice President–Internal Audit
Steven C. Power	56	Senior Vice President–Nationwide Financial

Name	Age	Position with NLIC
Michael S. Spangler	47	Senior Vice President–President, Nationwide Investment Management Group
[1]	NMIC is our ultimate parent company; however, Mr. Rasmussen does not serve as NLIC's chief executive officer.
[2]	Mr. Hilsheimer separated from his employment with NMIC effective March 8, 2013.
Business experience for each of the individuals listed in the previous table is set forth below:
Stephen S. Rasmussen has been the Nationwide enterprise chief executive officer since February 2009. He previously served as the President and Chief Operating Officer of NMIC and Executive Vice President of NLIC from September 2003 to February 2009. He has served as a director of NLIC since January 2009.
Kirt A. Walker has been President and Chief Operating Officer and a director of NLIC since December 2009. Previously, Mr. Walker was President and Chief Operating Officer–Nationwide Insurance of NMIC since March 2009. Prior to that time, he served as President, Nationwide Insurance Exclusive Operations of NMIC from November 2008 to March 2009; President, Nationwide Insurance Eastern Operations of NMIC from March 2006 to October 2008; and President, Allied Insurance of NMIC from September 2003 to February 2006. Mr. Walker has been with Nationwide since 1986.
Patricia R. Hatler has been Executive Vice President–Chief Legal and Governance Officer of NLIC since December 2004. Previously, Ms. Hatler served as Executive Vice President and General Counsel from October 2004 to December 2004.
Lawrence A. Hilsheimer served as Executive Vice President of NLIC from October 2007 through March 2013. Mr. Hilsheimer also served as President and Executive Vice President of several other Nationwide companies from October 2007 through March 2013.
Matthew Jauchius has been Executive Vice President–Chief Marketing Officer since August 2012. Prior to that time, he was Senior Vice President–Chief Marketing and Strategy Officer from December 2010 to August 2012 and Senior Vice President-Chief Strategy Officer, OCEO Administration from April 2009 to December 2010 and served as Vice President–
PCIO Strategy for NMIC from April 2007 to April 2009, and Vice President–Strategic Planning for NMIC from June 2006 to April 2007. Prior to that time, Mr. Jauchius was Associate Principal with McKinsey & Company from September 1998 to June 2006.
Michael C. Keller has been Executive Vice President–Chief Information Officer of NLIC since August 2001. Mr. Keller has been Executive Vice President–Chief Information Officer of several other Nationwide companies since June 2001.
Gale V. King has been Executive Vice President–Chief Administrative Officer of NLIC since May 2009. Previously, she was Senior Vice President–Property and Casualty Human Resources of NMIC from October 2003 to February 2009. Ms. King has been with Nationwide since 1983.
Mark R. Thresher has been Executive Vice President–Finance of NLIC since December 2009 and has served as a director of NLIC since January 2009. Prior to that time, he was President and Chief Operating Officer of NLIC from May 2004 to December 2009.
John L. Carter has been Senior Vice President–Nationwide Retirement Plans of NLIC since April 2013 and President and Chief Operating Officer of Nationwide Retirement Solutions, Inc. since July 2013. He has served as a director of NLIC since February 2013. Prior to that time, Mr. Carter served as Senior Vice President of other Nationwide companies from November 2005 to April 2013.
Timothy G. Frommeyer has been Senior Vice President–Chief Financial Officer of NLIC and several other Nationwide companies since November 2005, and has served as a director of NLIC since January of 2009.
Peter A. Golato has been Senior Vice President–Nationwide Financial Network of NLIC and several other Nationwide companies since September 2011. He served as a director of NLIC from January 2009 to March 2012. Prior to that time, he served as Senior Vice President–Individual Protection Business Head of NLIC and several other Nationwide companies from May 2004 to September 2011.
Harry H. Hallowell has been Senior Vice President–Chief Investment Officer of NLIC since January 2010. Previously, Mr. Hallowell served as Senior Vice President and Treasurer of NLIC and several other Nationwide companies from January 2006 through December 2009.
Eric S. Henderson has been Senior Vice President–Individual Products and Solutions of NLIC and several other companies within Nationwide since September 2011. He has served as a director of NLIC since March 2012. Previously, Mr. Henderson served as Senior Vice President–Individual Investments Business Head from August 2007 to September 2011 and as Vice President and Chief Financial Officer–Individual Investments from August 2004 to August 2007.

Michael W. Mahaffey has been Senior Vice President–Chief Risk Officer of NLIC and several other Nationwide companies since November 2008. Prior to that time, he was Vice President–Enterprise Risk Management of NMIC from 2007 to 2008, and Associate Vice President–Enterprise Risk Management of NMIC from 2005 to 2007.
Kai V. Monahan has been Senior Vice President–Internal Audit of NLIC and several other Nationwide companies since November 2008. Previously, Mr. Monahan was a Partner in Ernst & Young's Business Risk Services practice from 2004 to 2008.
Steven C. Power has been Senior Vice President–Nationwide Financial since January 2010. Previously, Mr. Power was President and CEO of NatCity Investments, Inc., a wholly owned subsidiary of National City Corporation, from July 2004 to April 2009.
Michael S. Spangler has been Senior Vice President–Investment Management Group since May 2008. Previously, Mr. Spangler was Managing Director at Morgan Stanley from May 2004 to June 2008.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
Our mission is to create value for customers and businesses (our "stakeholders") by protecting what is important to them, helping them build a secure financial future, and providing the best personalized customer experience through competitively priced, high quality products. We motivate our executives to achieve these goals, in part, by delivering direct rewards, including base salary, short-term and long-term incentives and other benefits and perquisites. Consistent with our pay for performance philosophy, we focus our compensation programs substantially upon sustained financial performance as well as overall customer satisfaction. Compensation levels will increase or decrease to the extent we meet our pre-established performance expectations. The discussion below is intended to show how:
•	our financial planning process leads to financial objectives;
•	we translate financial and individual objectives into incentive opportunities;
•	we consider individual performance and use other non-financial factors to create flexibility in our compensation programs; and
•	we think about both the level and form of these rewards, which we believe helps us to attract and retain the executive talent that is necessary to create stakeholder value.
Compensation Process and Roles
NMIC Human Resources Committee
Our board relies on the human resources committee of the NMIC board of directors for compensation decisions. The NMIC human resources committee's primary purpose is to discharge the responsibilities of the NMIC board of directors as to the compensation of our executive officers and the executive officers of our parent company, subsidiaries and affiliates. Other duties of the NMIC human resources committee include carrying out the board of directors' oversight responsibilities by reviewing our human resources, compensation and benefit practices.
The operation of the NMIC human resources committee is outlined in a charter that has been adopted by the NMIC board of directors. The charter provides that the committee's duties include, among other things:
•	establishment of an overall compensation philosophy;
•	oversight and review of human resources programs for directors, executive officers and employees; and
•	responsibility for approval of salaries, incentive compensation plans and awards under such plans for certain executive officers, including those named in the "Summary Compensation Table for 2013," whom we refer to as the "named executive officers."
The NMIC human resources committee met seven times during 2013.
Compensation Consultants
The NMIC human resources committee has the sole authority to retain and terminate any consultant assisting in the evaluation of compensation and has the power to retain independent counsel, auditors or others to assist in the conduct of any investigation into matters within the NMIC human resources committee's scope of responsibilities. The NMIC human resources committee has retained Pearl Meyer & Partners, or "PM&P," to be its compensation consultant. PM&P consultants attend NMIC human resources committee meetings in order to provide information and perspective on competitive compensation practices and to raise issues management and/or the NMIC human resources committee should address. With committee concurrence, management, at times, directed PM&P to perform additional services in support of committee agendas, which included data, analysis and any supporting background material needed for the discussions. PM&P also recommended pay program and compensation changes. Upon request of the NMIC human resources committee, members of management also attended these meetings in order to provide information and answer questions regarding our strategic objectives, financial performance and legal and regulatory issues that impact the committee's functions. When the NMIC human resources committee met in executive session, certain members of management and PM&P attended as needed.
Role of Executives in Establishing the Compensation of our Named Executive Officers
The NMIC human resources committee has the primary authority to establish the compensation, including compensation targets, payments and individual performance contributions, for our named executive officers and administers all of our executive compensation arrangements and policies. Messrs. Rasmussen and Walker assist the NMIC human resources committee by providing recommendations regarding the compensation of our named executive officers other than themselves and Mr. Frommeyer. In addition, Mr. Rasmussen assists the NMIC human resources committee by providing recommendations regarding the compensation of Mr. Walker and the NMIC Chief Financial Officer assists the committee by providing recommendations regarding the compensation of Mr Frommeyer.
The NMIC human resources committee and the entire NMIC board of directors exercise their discretion by modifying or accepting these recommendations.
Mr. Rasmussen routinely attends a portion of the meetings of the NMIC human resources committee. However, the NMIC human resources committee often meets in executive session without them or other members of management when discussing compensation matters and on other occasions as determined by the NMIC human resources committee.
Compensation Objectives and Philosophy
The NMIC human resources committee believes the compensation programs for executive officers should support our business strategies and operate within a market competitive framework. In addition, the NMIC human resources committee determines compensation based on our overall financial results, as well as individual and group contributions that help build value for stakeholders. Our compensation programs are designed to drive desired behaviors in our executive officers using a mix of compensation elements to satisfy the personal and financial needs of our current and future workforce given existing and forecasted business conditions and cost constraints. Our board of directors is committed to this compensation philosophy. The objectives of our compensation programs are to:
•	align the interests of executives with those of stakeholders;
•	maintain a strong link between pay and performance;
•	ensure an appropriate percentage of executive compensation is contingent upon both our performance and each executive officer's individual performance; and
•	attract, retain and motivate top-caliber executive officers with compensation that is competitive in level and form;
The following table illustrates our primary compensation components and the intended purpose, including links to our objectives:
Compensation element	Description	Purpose
Base Salary	Cash compensation that is a fixed component of total compensation.	• attract and retain top-caliber executive talent
• recognize executive officers' skills, competencies, experience and job responsibilities
• reward individual performance against pre-established objectives

Short-term Incentive	Cash payments awarded after the completion of a one-year performance period.	• reward executives for achieving objective annual performance goals
• recognize performance on individual objectives relative to the performance of other executive officers

Compensation element	Description	Purpose
Long-term Incentive	Cash awards based on performance over multiple years and subject to forfeiture.	• reward executives for sustained long-term performance
• retain and motivate executives to ensure business stability and success
• recognize the achievement of performance objectives that drive long-term success and financial stability and create value for our customers
• maintain a substantial portion of incentives earned in previous years at risk of forfeiture depending on future sustained financial growth and capital strength
• create a link between Nationwide Financial Services, Inc., or "NFS," our direct parent company, and NMIC to better facilitate a shared business model
Executive Benefits and Perquisites	Includes pension plans, deferred compensation plans and personal perquisites.	• attract and retain top-caliber executive talent
• provide income after retirement and enable saving of income for retirement
Organizational Structure with Respect to Compensation Decisions
Our named executive officers provide services to other Nationwide companies in addition to NLIC. Decisions regarding their total compensation levels are made by the NMIC human resources committee based on their roles within NFS and NMIC, as applicable. The NMIC human resources committee does not consider the roles of named executive officers with respect to NLIC in determining total compensation. Instead, the portion of total compensation for our named executive officers paid by us was determined pursuant to a cost-sharing agreement among several Nationwide companies, which allocated the portion of compensation used to determine our named executive officers. The remainder of their compensation was allocated to and paid by other Nationwide companies according to the terms of the cost-sharing agreement.
Amounts we disclose in this prospectus reflect only compensation allocated to and paid by NLIC; however, performance is measured at the NFS and/or NMIC level, which includes NLIC performance, when determining compensation for our named executive officers. As a result, metrics and results discussed herein will refer to NFS or NMIC metrics and results as applicable. The methods we use for the allocation of compensation paid to our named executive officers varies by officer and the type of compensation and is discussed in more detail in "2013 Compensation Programs Design and Implementation."
Benchmarking and Compensation Target-Setting Process
The NMIC human resources committee uses competitive market data as an important tool to aid in making decisions on compensation. The NMIC human resources committee compared our compensation practices to those of companies that compete with NMIC for customers, capital and/or executive officers, and are similar to NMIC or NFS in size, scope, and/or business focus. Our market data sources included:
•	companies in three comparator groups that the NMIC human resources committee identified in order to provide a holistic view of the competitive market, consisting of:
❍	twenty-three companies in the insurance and broader financial services industry ("Industry Comparator Group");
❍	a general industry comparator group consisting of forty-three public companies above and below NMIC's Fortune 500 ranking (#100) based on NMIC's statutory revenue; and
❍	a general industry comparator group consisting of forty-nine public companies above and below NMIC's Fortune 500 ranking (#147) based on NMIC's GAAP revenue;
•	companies that participate in commercially available financial services industry and general industry compensation surveys.

The insurance companies in the Industry Comparator Group are:
•	Met Life, Inc.
•	Prudential Financial, Inc.
•	Hartford Financial Services
•	Lincoln National Corp.
•	Allstate Corp
•	Principal Financial Group, Inc.
•	Travelers Cos, Inc.
•	Genworth Financial, Inc.
•	AFLAC, Inc.
•	CNA Financial Corp
•	Unum Group
•	Chubb Corp
•	Progressive Corp-Ohio
The banks in the Industry Comparator Group are:
•	PNC Financial Services Group, Inc.
•	Sun Trust Banks, Inc.
•	State Street Corp
•	BB&T Corp
•	American Express Co.
•	Fifth Third Bancorp
•	KeyCorp
•	Northern Trust Corp
•	Comerica, Inc.
•	Huntington Bancshares, Inc.
The surveys used to determine the financial services industry competitive market data are:
•	Diversified Insurance Study of Executive Compensation, Towers Watson, 2012
•	Global Financial Services Studies Executive Database, Towers Watson, 2012
•	US Property and Casualty Insurance Compensation Survey Report, Mercer HR Consulting, 2012
•	General Industry compensation surveys from Towers Watson and Mercer, 2012
The surveys cover companies comparable in size to NMIC and we did not rely on any one company or any single survey source. We used market data specific to the financial services industry, which is our market for talent, for the named executive officers because the NMIC human resources committee believed it was appropriate to compare our positions to others that require similar skills, knowledge and experience. We used general industry data for positions requiring broad skills not unique to the financial services industry, such as the NMIC Chief Executive Officer and our Chief Financial Officer to supplement the industry-specific view. Of the sources available to us, including proxy statements of other companies and commercially available surveys, we used the sources we believe have the best matches for our positions. We generally target pay at the market median because we believe such targets are necessary to compete for talent; however, when necessary to attract or retain exceptional talent or a unique skill set, we may target total compensation or an individual element of compensation above the median. Annually, we engage in a talent planning process to:
•	anticipate talent demands and identify implications;
•	identify critical roles;
•	conduct talent assessments; and
•	identify successors for critical roles.
The data gathered during this process helps us identify what we refer to as "benchmark plus" executives or roles for which we will manage total compensation up to the 75th percentile of the market data, primarily by increasing the short-term and long-term incentive targets as a percent of salary. These positions may be those that lead a new business initiative or lead a significant business or enterprise initiative that directly impacts core strategic initiatives identified in the overall Nationwide business strategy. We might also manage compensation above the market median if justified by the size of a business segment compared to the competitive market, as is the case for Mr. Carter with respect to his role overseeing our retirement plans business segment.
Actual pay is expected to vary based on actual results compared to goals. Executive officers can earn top-quartile pay for results exceeding the business plan and/or expectations with respect to individual performance objectives, and they can earn bottom-quartile pay for results not meeting acceptable performance standards.
The following table identifies the target compensation levels, a comparison of our target total compensation to the respective market target compensation level, and the rationale for providing total compensation at those levels.
Name	Targeted market positioning	Current positioning of incumbent executive	Rationale
Kirt A. Walker, President and Chief Operating Officer	Market median	Near median	This is a competitive level of compensation relative to the market data.

Name	Targeted market positioning	Current positioning of incumbent executive	Rationale
Timothy G. Frommeyer, Senior Vice President—Chief Financial Officer	Up to the 75th percentile	Slightly below 75th percentile	The complexity of Mr. Frommeyer's role as our Chief Financial Officer and board member and his responsibilities to the NMIC board of directors and many internal and external stakeholders led NMIC to apply benchmark plus principles and target his compensation at up to the 75th percentile, consistent with NMIC's talent management guidelines.
Stephen S. Rasmussen, NMIC Chief Executive Officer	Market median	Near median	This is a competitive level of compensation relative to the market data.
John L. Carter, President and Chief Operating Officer, Nationwide Retirement Plans as of March, 2013	Up to the 75th percentile	Between median and 75th percentile	This is a competitive level of compensation relative to the market data based on the size of the retirement plans business in the industry compared to our peers in the market surveys. Nationwide Retirement Plans is one of the largest providers of pension plans.
Eric S. Henderson, Senior Vice President—Individual Products and Solutions	Market Median	Between 25th percentile and median	Mr. Henderson assumed an expanded role near the end of 2011 and we continue to manage compensation levels to a more competitive market position over time.
Lawrence A. Hilsheimer, President and Chief Operating Officer, Nationwide Retirement Plans until March, 2013[1]	Up to the 75th percentile	Above the 75th percentile	Mr. Hilsheimer's compensation levels were determined based on the market data for a previous role within NMIC, and compensation was managed above the market while he was in a developmental role within NFS.
[1]	Mr. Hilsheimer separated from his employment with NMIC effective March 12, 2013
The NMIC human resources committee determined the total compensation levels for the named executive officers, which are benchmarked to the competitive external market, as well as the individual elements that are distributed among base salary and short-term and long-term incentives. Annually, we review and may adjust targets for company and individual performance in order to recognize competitive market compensation and performance in determining the final compensation we deliver to executive officers. We have different review procedures depending on the level and role of the executive officer. For top-tier executive officers, including Messrs. Rasmussen and Walker, PM&P prepared an analysis of competitive market data that the NMIC human resources committee used in making compensation decisions. This provided an impartial frame of reference for these executive officers. For all other named executive officers, our internal compensation department analyzed the competitive market data and provided the information to senior management and the NMIC human resources committee for review and use in decision making. The following is an overview of these review procedures:

Kirt A. Walker
PM&P prepared a market analysis for Mr. Walker, our President and Chief Operating Officer, which included a summary of the 25th, median and 75th percentile market data and covered the following compensation elements: base salary, target short-term incentive opportunity and target total cash compensation, and target long-term incentive opportunity and target total direct compensation. The analysis took into account the size and complexity of his job, as measured by assets managed, compared to the market data. Other factors PM&P evaluated when determining individual competitiveness included:
•	the degree to which the market data consist of sources of executive talent for NMIC;
•	the comparability of Mr. Walker's job responsibilities to benchmark job responsibilities;
•	Mr. Walker's experience, tenure and performance; and
•	the responsibilities of Mr. Walker's position, internal equity and strategic importance to NMIC.
PM&P also presented an aggregate analysis of the competitiveness of all of Mr. Rasmussen's direct reports, of which Mr. Walker is one, with respect to the market median, and the NMIC human resources committee considered this analysis in addition to Mr. Rasmussen's recommendation in approving Mr. Walker's base salary and 2013 target incentive levels.
Timothy G. Frommeyer, John L. Carter, Eric S. Henderson and Lawrence A. Hilsheimer
The NMIC human resources committee reviewed a number of inputs with regard to Messrs. Frommeyer, Carter, Henderson and Hilsheimer, including:
•	their current compensation levels and relative market competitive pay levels, including revised market data relevant to Mr. Carter's role change from SVP, Distribution and Sales to President and Chief Operating Officer, Nationwide Retirement Plans in March 2013;
•	the identification of Messrs. Frommeyer and Carter as occupying benchmark plus roles as well as summaries of their accomplishments and Mr. Henderson's accomplishments in 2012;
•	recommendations from Mr. Walker, for Messrs. Carter, Henderson and Hilsheimer, and from NMIC's Chief Financial Officer for Mr. Frommeyer, in considering 2013 base salary adjustments and incentive target levels; and
•	reviewed and approved Messrs. Carter's and Hilsheimer's sales incentive plans for 2013.
Stephen S. Rasmussen
For Mr. Rasmussen, the NMIC Chief Executive Officer, PM&P summarized the 25th, median and 75th percentile market data for the position and explained any adjustments necessary to attain appropriately competitive compensation for each key element. For 2013, the NMIC human resources committee's final decision on pay targets was subject to the NMIC board of directors' assessment of Mr. Rasmussen's 2012 performance. PM&P provided recommendations for Mr. Rasmussen's 2013 compensation program and met with the NMIC human resources committee, which determined a recommendation for Mr. Rasmussen's compensation targets. The NMIC human resources committee's recommendation was reviewed and approved by the full NMIC board of directors.
Pay Mix
We compensate executive officers through a mix of base salary, short-term incentive, long-term incentive, benefit plans, perquisites and deferred compensation plans. The plans and the target opportunities for base salary and short-term and long-term incentives are reviewed annually by the NMIC human resources committee to ensure total compensation and the mix of pay elements are competitive and changes reflect both the competitive market data and individual performance. This ensures we continue to retain talent in key areas and provides a framework for recruiting new talent.
We determine an appropriate mix of pay elements by using the market data trends as a guideline. However, in practice, we may adjust individual components above or below the mix represented in the market data while maintaining the recommended target total compensation range. Some of the reasons we may deviate from the mix of elements represented in market data include:
•	recruiting needs based on compensation received by a candidate in previous positions;
•	year-to-year variation in the market data, indicating the market data may be volatile;
•	differences between the specific responsibilities of our executives' positions and the positions represented in the market data; and
•	a desire to change the alignment of our incentives between short-term and long-term goals for particular positions.

For 2013, the above analysis resulted in the following allocated target compensation levels for the named executive officers:
Name [1]	Base salary (percentage of target total compensation)[2]	Target short-term incentive as a percent of base salary (percentage of target total compensation)	Target long- term incentive (percentage of target total compensation)	Target total compensation	Percentage of target total compensation attributed to target incentives
Kirt A. Walker	$417,196	80%	$ 438,480	$1,118,764	68%
	(32%)	(25%)	(43%)
Timothy G. Frommeyer	$227,115	65%	$ 64,466	$ 329,119	63%
	(37%)	(23%)	(40%)
Stephen S. Rasmussen	$180,510	165%	$1,006,500	$1,486,485	88%
	(12%)	(20%)	(68%)
John L. Carter	$144,090	100%	$ 266,220	$ 558,810	66%
	(34%)	(34%)	(32%)
Eric S. Henderson	$293,457	70%	$ 193,996	$ 638,729	62%
	(38%)	(27%)	(35%)
Lawrence A. Hilsheimer	$198,000	100%	$ 277,316	$ 673,316	70%
	(30%)	(29%)	(41%)
[1]	Dollar amounts shown represent the amounts allocated to us under the cost-sharing agreement. Percentages are calculated based on the total compensation elements, including unallocated amounts that are not shown in the table.
[2]	Target total compensation equals base salary plus target short-term incentives plus target long-term incentives
The elements summarized in the table above illustrate the following points relative to our executive compensation philosophy:
•	Consistent with market practices, a relatively small percentage of the target total compensation is distributed as base salary, as the NMIC human resources committee believes compensation should be delivered to our named executive officers based on performance.
•	A substantial percentage of the target total compensation is comprised of variable incentives, delivered through a mix of short-term incentive programs, which are more focused on short-term financial results, and long-term incentive programs, which are focused on achievements over multiple years and most closely align with building sustained value for our customers. The NMIC Chief Executive Officer's pay mix is more heavily weighted toward long-term incentives, consistent with his role.
The table below identifies the percentage change in base salary, total target cash (which includes base salary and target short-term incentives), long-term incentive targets and target total direct compensation for the named executive officers in 2013 as compared to 2012. The table also sets forth the reasons for the changes. Actual base salary and incentive payments paid by us will also be influenced by changes in the allocation percentages, as discussed below in "2013 Compensation Programs Design and Implementation."
Name	Base salary change %	Total target cash change %	Long-term incentive target change %	Target total direct compensation change %	Rationale
Kirt A. Walker	5%	5%	17%	10%	Mr. Walker's performance was outstanding compared to his 2012 pre-established objectives. Adjustments to base salary and long-term incentive targets positioned his target total direct compensation near the median of the market data for his position.

Name	Base salary change %	Total target cash change %	Long-term incentive target change %	Target total direct compensation change %	Rationale
Timothy G. Frommeyer	3%	3%	0%	2%	Mr. Frommeyer's performance was very good compared to his 2012 pre-established objectives with respect to his leadership in organizing his team around the operating plan and managing significant product and underwriting challenges. His team's engagement increased via his focus on talent management and development, and his contributions to keeping NFS on track from all financial and risk management aspects contributed to the NFS business success. Mr. Frommeyer is viewed as critical talent and a successor candidate.
Stephen S. Rasmussen	0%	6%	7%	7%	Mr. Rasmussen's pay increase was related in part to exceptional sustained performance and in part to market adjustment to intended positioning. The increase was delivered entirely in incentive target increases, enhancing the pay for performance relationship.
John L. Carter	25%	11%	14%	12%	Mr. Carter's performance was outstanding compared to his 2012 pre-established objectives with respect to exceeding his sales plan, expanding retention efforts, significantly improving associate engagement and implementing a process to capture and analyze sales force metrics. Mr. Carter was promoted to President and Chief Operating Officer, Nationwide Retirement Plans, in March 2013, and compensation changes were made to align with the market for this new role and recognize his significant accomplishments in his previous role.
Eric S. Henderson	5%	8%	0%	5%	Mr. Henderson's performance was very good compared to his 2012 pre-established objectives with respect to significantly exceeding plan in several product lines, substantial improvement in customer enthusiasm for NLIC, and progress made in an integrated individual products management structure.
Lawrence A. Hilsheimer	0%	0%	-12%	-5%	Base salary and total cash compensation were maintained from Mr. Hilsheimer's previous role, however his short-term incentive plan focused on a growth strategy for the retirement plans business. The long-term incentive target was reduced to reflect an adjustment closer to the market for his current role.
[1]	Percentages are calculated based on the total compensation elements, including amounts that are not allocated to us.
2013 Compensation Programs Design and Implementation
We discuss the following items in this section:
•	what we intend to accomplish with our compensation programs;
•	how we determine the amount for each element of compensation; and
•	the impact of performance on compensation.
The principal components of 2013 compensation for our named executive officers are base salary and short-term and long-term incentives. Each component of compensation serves a different purpose, as discussed in "Compensation Objectives and Philosophy."

Base Salary
Our overall pay philosophy is to establish base salaries that are generally at the median of the companies represented in the market data. We typically base a departure from the median on factors such as incumbent experience and industry or functional expertise, scope of job responsibilities as compared to similar positions in the market, special retention needs and executive performance. In determining adjustments to the named executive officers' salaries for 2013, the NMIC human resources committee evaluated the following:
•	salaries for comparable positions in the marketplace, taking scope of responsibility into account;
•	NMIC and NFS's recent financial performance, both overall and with respect to key financial indicators;
•	the annual performance evaluation of each executive officer compared to previously established objectives;
•	internal pay equity; and
•	management recommendations.
Mr. Rasmussen's base salary was allocated to NFS using NFS's operating revenue as a percentage of NMIC's total operating revenue. We allocated 100% of the base salary for all other named executive officers to NFS since these named executive officers primarily support this business unit. Salary was further allocated to us (as compared to other NMIC entities) as follows:
•	Base salaries for Messrs. Frommeyer and Rasmussen were allocated using a variety of different factors including policies in-force, new policy counts, premiums, commissions, time studies and revenue, excluding material one-time, unusual or unrelated expenses.
•	Base salary for Mr. Walker was allocated using policy in-force counts from various NFS business segments.
•	Base salary for Mr. Carter was allocated using new policy counts and premium from various NFS business segments.
•	Base salary for Mr. Henderson was allocated using policy in-force counts from the Nationwide Financial Individual Products and Solutions business segment.
•	Base salary for Mr. Hilsheimer reflect factors determined by operational support of the retirement plans business segment, based on time spent managing and directing activities for each segment.
Base salary rates for the named executive officers increased by a weighted average of 5% in 2013. The NMIC human resources committee established unallocated base salary rates consistent with the philosophy, objectives and factors described above. The overall salary increase percentage reflects the impact of competitive market data and individual and company performance and enables us to maintain competitive salaries. Actual base salaries paid by us, which are reported in "Summary Compensation Table for 2013," also reflect changes in the allocation percentages from 2012 to 2013, for our named executive officers.
Short-term Incentive: Performance Incentive Plan and Sales Incentive Plan
In 2013, we used short-term incentive plans to provide a portion of at-risk pay to our named executive officers, which promoted our pay-for-performance philosophy. These plans provide participants with direct financial rewards in the form of short-term incentives the participants earn subject to the achievement of key financial and strategic objectives. Plan metrics vary based on each executive officer's role and are discussed in more detail below. The short-term incentive design fulfills the following objectives:
•	emphasizes a one-company culture while recognizing the need to maintain some business unit focus;
•	focuses on the Nationwide customer experience; and
•	aligns incentive plans between associates and management.
In 2013, the NMIC human resources committee set specific company performance measures; goals for threshold, plan and outstanding results; and weightings for each performance measure under each short-term incentive plan in which the named executive officers participate. The NMIC human resources committee approved a target short-term incentive award opportunity as a percentage of base salary for each participant and approved all payments made under these plans. We base our target incentive award opportunities on our executive officers' responsibilities, their value to us and the competitive market data for similar positions. The use of these market data is discussed in "Compensation Objectives and Philosophy."
•	We allocated short-term incentives for Messrs. Frommeyer and Rasmussen to NFS based on NFS's operating revenue as a percentage of NMIC's total operating revenue. We allocated 100% of the short-term incentives for the other named executive officers to NFS. Short-term incentives for our named executives other than Mr. Hilsheimer were further allocated to us (as compared to other NMIC entities) using a variety of different factors including policies in-force, new policy counts, premiums, commissions, time studies and revenue, excluding one-time, unusual or unrelated expenses. Short-term incentives for Mr. Hilsheimer reflect factors determined by operational support of the retirement plans business segment, based on time spent managing and directing activities for each segment.
Performance Incentive Plan
We make annual payments to certain executive officers under the Performance Incentive Plan, or "PIP." In 2013, all of our named executive officers participated in the PIP, with the exception of Messrs. Carter and Hilsheimer, who participated in the Sales Incentive Plan, or "SIP," for reasons discussed below. Under the PIP, the participant is assigned a target incentive amount representing a percentage of the participant's year-end base salary. The actual amount participants receive under the PIP will be a percentage of the target incentive depending on the achievement of specific business and individual performance objectives.
Our performance measures under the PIP are based on a broad series of key financial, business and strategic goals, as well as individual performance objectives. The specific measures vary by executive officer depending on individual positions and roles. We determine the short-term incentive performance metrics and weights after an analysis of NFS's financial and strategic goals and those of Nationwide, such as growth, profitability, capital efficiency and strategic objectives. When determining performance levels for the PIP payout scale, the NMIC human resources committee considered the probability of attaining performance levels, historical performance and payouts, industry and competitor outlooks, run rate trends and plan, and business mix and performance volatility. The maximum award is 200% of the target amount before individual adjustments.
The NMIC human resources committee authorizes the use of discretion by the NMIC Chief Executive Officer to adjust calculated incentive payments, other than his own, by up to plus or minus 25%. The NMIC Chief Executive Officer can use discretion if the calculated performance score does not reflect actual accomplishments. Factors the NMIC Chief Executive Officer may consider include, but are not limited to:
•	changes in industry and competitive conditions that occur after target setting;
•	execution and achievement of key performance indicators that have a longer-term financial impact;
•	performance on key performance indicators, such as customer experience, associate engagement and agency ratings, that may not be reflected in the financial results; and
•	achievement of financial results consistent with Nationwide's values.
Proposed adjustments greater than plus or minus 25% require the NMIC human resources committee's approval. For 2013, the NMIC Chief Executive Officer did not exercise discretion to adjust performance scores that ultimately determined the incentive pool.
The NMIC human resources committee may also adjust the actual performance results for one-time or unusual financial items that have impacted actual performance but which management believes should not be included to penalize or receive credit for incentive purposes. Examples may include, but are not limited to:
•	Gains and losses from the acquisition or divestiture of businesses and/or operations and related deferred costs;
•	Non-recurring, unanticipated tax adjustments; and
•	Errors and/or omissions during target calculations.
We define the financial goals used in the tables below as follows:
•	We define Consolidated Net Operating Income, or "CNOI," as a non-GAAP financial measure which highlights NMIC's results from continuing operations. CNOI excludes the impact of realized gains and losses on sales of investments and hedging instruments, certain hedged items, other than temporary impairments, discontinued operations and extraordinary items, net of tax.
•	We define the Enterprise expense metric as a blend of the Property and Casualty statutory expense ratio, comprised of the loss adjustment expense ratio plus the underwriting expense ratio, with the NFS adjusted general operating expenses, comprised of general operating expenses net of incentives and contingent suits.
•	We determine direct written premium, or "DWP," growth by measuring the increase or decrease in the current performance year-ending Nationwide Insurance or Allied Insurance direct written premium over the prior performance year-ending Nationwide Insurance and Allied Insurance direct written premium, respectively, as a percentage.
•	We define the non-weather loss ratio as net calendar year incurred losses from non-weather peril, excluding contingent suits, divided by earned insurance premiums in the current year.

•	We calculate NFS Return on Capital by dividing NFS net operating income for the year, excluding interest income on excess capital and adding back debt expense, by the total NFS GAAP equity plus long-term debt at the beginning of the year, excluding excess capital.
•	NFS Sales: New and renewal production premiums and deposits, previously referred to as "sales," are not derived from any specific GAAP income statement accounts or line items and should not be viewed as a substitute for any financial measure determined in accordance with GAAP, including sales as it relates to non-insurance companies. Management believes that the presentation of new and renewal production premiums and deposits enhances the understanding of the Company's business and helps depict longer-term trends that may not be apparent in the results of operations due to differences between the timing of sales and revenue recognition.
Life insurance premiums determined on a GAAP basis are significantly different than statutory premiums and deposits. On a GAAP basis, premiums for traditional life insurance products are generally recognized as revenue when due. For certain annuities with life contingencies, any excess of gross premium over the net premium is deferred and recognized with the amount of expected future benefits. In addition, many life insurance and annuity products involve an initial deposit or a series of deposits from customers. These deposits are accounted for as such on a GAAP basis and therefore are not reflected in the GAAP income statement. On a statutory basis, life insurance premiums are recognized as revenue over the premium paying period of the related policies. Annuity considerations are recognized as revenue when received. Health insurance premiums are earned ratably over the terms of the related insurance and reinsurance contracts or policies.
As calculated and analyzed by management, statutory premiums and deposits on individual and group annuities and life insurance products calculated in accordance with accounting practices prescribed or permitted by regulatory authorities and deposits on administration-only group retirement plans and the advisory services program are adjusted as described below to arrive at new and renewal production premiums and deposits.
We report new and renewal production premiums and deposits as net of internal replacements, which we believe provides a more meaningful disclosure of production in a given period. In addition, our definition of new and renewal production premiums and deposits excludes asset transfers associated with large case BOLI and large case retirement plan acquisitions; FHLB funding agreements; and deposits into Nationwide employee and agent benefit plans. Although these products contribute to asset and earnings growth, their production flows potentially can mask trends in the underlying business and thus do not provide meaningful comparisons and analyses.
For 2013, the NMIC human resources committee approved the following objectives and weights under the PIP for Messrs. Walker, Frommeyer, Rasmussen and Henderson. The target amounts for the PIP vary by executive officer. The final incentive payments were adjusted with approval of the NMIC human resources committee as described in "Determination of the Final Short-term Incentive Payments."

2013 PIP Metrics and Performance for Messrs. Walker, Frommeyer, Rasmussen and Henderson
	Weights (%)
Metric ($ in millions)	Messrs. Walker and Henderson	Mr. Frommeyer	Mr. Rasmussen	2013 established business goals	2013 incentive performance results[3]
Enterprise Consolidated Net Operating Income[1]	45	45.00	40.95	$ 1,016.0	$ 1,446.0
Customer Enthusiasm Index[2]	20	20.00	18.20	8.61	8.57
Enterprise Expense Metric (P&C statutory expense ratio)	3.50	3.50	3.19	43.3%	43.2%
Enterprise Expense Metric (NFS adjusted general operating expenses)	1.50	1.50	1.37	$ 906.3	$ 904.7
NI DWP Growth		5.00	4.55	2.92%	3.4%
Change in number of NI relationships per household		3.33	3.03	0.012	0.012
NI Non-weather Loss ratio		1.67	1.52	51.4%	49.6%
Allied DWP Growth		2.50	2.28	5.49%	5.21%
Allied Personal Lines PIF		0.83	.76	2,314	2,254
Allied Non-weather Loss Ratio		1.67	1.52	49.2%	48.1%
NFS Return on Capital	15	7.50	6.83	9.62%	11.5%
NFS Sales	15	7.50	6.83	$18,085.0	$19,361.4
Strategic Nonfinancial Objectives			9.00	Discussed below in "Determination of the Final Short-term Incentive Payments"	162.5% of target amount
[1]	For 2013, performance on CNOI of $350.0 must be achieved in order for payment to be earned on the enterprise expense, customer enthusiasm and business unit metrics.
[2]	Mean customer satisfaction with NMIC on a scale of one to ten as determined by an external consultant.
[3]	These amounts are unaudited.
Sales Incentive Plan
Messrs. Carter and Hilsheimer participated in the SIP in 2013. The primary focus of the SIP was on NFS business segment sales results, which represented 85% of Mr. Carter's total target incentive between January 1, 2013 and March 3, 2014, and 20% of Mr. Carter's total target incentive between March 4, 2013 and December 31, 2013, when he assumed his current role as President and COO, Nationwide Retirement Plans. NFS business segment sales results represented 50% of Mr. Hilsheimer's total target incentive. Messrs. Carter and Hilsheimer participated in the SIP rather than the PIP because the SIP was designed with an emphasis on results that they directly influence. These metrics are consistent with prevalent practices for similar roles in the financial services industry. The remaining portion of their 2013 scorecards had the same metrics under which we measure other members of NFS's management team under the PIP, thus maintaining alignment with NFS's overall financial goals. For 2013, the maximum award opportunity under the plan was 200% of target amount. The NMIC Chief Executive Officer had the discretion to adjust scores for individual sales metrics by plus or minus 25%, subject to approval by the NMIC human resources committee of the final SIP payment. This discretion was not exercised in 2013. When determining the performance levels for the payout under the SIP, the planning process included consideration of the current plan year to new plan year rates of sales growth. We used a different incentive scale for each of our various business segments to reflect key differences among them, such as:
•	the competitive and market environment in which each business segment operates;
•	the outlook for sales growth of the industry and competitors;
•	the level of maturity of each business segment;
•	historical rates of sales growth; and
•	our expectation as to the difficulty of achieving the planned rates of sales growth in each business segment.
The following table sets forth the short-term incentive performance metrics and weights for the SIP.

2013 SIP Metrics and Performance for Messrs. Carter and Hilsheimer
	Weights (%)
Performance Criteria ($ in millions)	Mr. Carter 1/1/13 -3/3/13	Mr. Carter 3/4/13 -12/31/13	Mr. Hilsheimer	2013 established goals	2013 incentive performance results[3]
Sales Metrics Individual Investments Group:
Variable Annuities w/ GLB	8.50			$ 3,119.0	$ 3,347.1
Variable Annuities w/o GLB	8.50			$ 1,328.0	$ 2,383.6
In-plan guarantees	1.70			$ 150.0	$ 111.2
SPIA	8.50			$ 561.0	$ 611.8
Fixed Annuities	2.55			$ 1,117.0	$ 600.9
Retirement Plans Group:
Private Sector 1st year	17.00	6.00	20.00	$ 1,618.0	$ 1,563.6
Private Sector Recurring	4.25	2.00	5.00	$ 3,802.0	$ 3,824.4
Public Sector	2.55	12.00	25.00	$ 3,828.0	$ 4,067.7
Individual Protection Group:
Total 1st year	14.45			$ 283.0	$ 431.0
Total Renewal	2.55			$ 906.0	$ 915.4
Corporate	1.70			$ 623.0	$ 749.2
Nationwide Funds Group
Funds	12.75			$ 750.0	$ 755.8
NFS and Enterprise Metrics
Enterprise Consolidated Net Operating Income[1]	6.75	36.00	22.50	$ 1,016.0	$ 1,446.0
Customer Enthusiasm Index (Mean Satisfaction with Company)[2]	3.00	16.00	10.00	8.61	8.57
Enterprise Expense Metric (P&C statutory expense ratio)	.53	2.80	1.75	43.3%	43.2%
Enterprise Expense Metric (NFS adjusted general operating expenses)	.23	1.20	0.75	$ 906.3	$ 904.7
NFS Return on Capital	2.25	12.00	7.50	9.62%	11.50%
NFS Sales[3]	2.25	12.00	7.50	$18,085.0	$19,361.4
[1]	For 2013, performance on CNOI of $350.0 must be achieved in order for payment to be earned on the enterprise expense, customer enthusiasm, NFS return on capital, and NFS sales metrics.
[2]	Mean customer satisfaction on a scale of one to ten as determined by an external consultant.
[3]	These amounts are unaudited.
Determination of the Final Short-term Incentive Payments
To determine the 2013 short-term incentive compensation payments for our named executive officers, the NMIC human resources committee assessed each executive officer's performance under the PIP or SIP, as applicable, considering the measures in the tables above, as well as the executive officer's overall performance, our overall financial performance and management's assessment of performance on individual objectives. In assessing final performance for the PIP, the NMIC human resources committee reviewed actual performance relative to established goals and considered the following items: earnings quality, the level of catastrophic losses, industry results, achievement of strategic performance metrics, and business conditions and capital stewardship.
The NMIC human resources committee exercised its discretion to exclude the impact of asbestos and environmental reserve strengthening for the determination of CNOI for incentive purposes. This is consistent with prior years' treatment of this item.
The actual amounts Messrs. Walker and Rasmussen receive under the PIP, and the amount Messrs. Carter and Hilsheimer receive for the sales metrics under the SIP, will be a percentage of the target incentive depending solely on the achievement of the approved metrics and management's assessment of individual performance measures. For Messrs. Frommeyer, Carter and Henderson, incentive payments are made from a pool calculated by adding the total of all participants' incentive target amounts within an organizational unit. For Mr. Carter, only 68% of his target amount, the prorated amount attributed to his NFS and enterprise metrics, contributed to this pool. The pool is multiplied by the overall weighted performance score for the year and further adjusted, if applicable, at the discretion of the NMIC Chief Executive Officer and/or the NMIC human resources committee. This establishes the maximum amount we will pay to the participants in each pool, whether shared among participants or paid to a single individual. Senior management then reviewed each of the participants within this pool to evaluate personal performance and individual contributions relative to the other participants in the pool. To the extent management discretion is used to reduce or eliminate the award of a participant in the pool, the amount of incentive not awarded to that participant is included in the total amount available in the pool to be distributed to the other participants. For 2013, the NMIC Chief Executive Officer did not exercise his discretion to adjust payments under the PIP.
For Mr. Rasmussen, 9% of his scorecard consisted of non-financial objectives, which were reviewed and discussed by the NMIC human resources committee and approved by the NMIC board. These non-financial objectives focused on the following three categories:
•	Delivering results through highly engaged associates, with regard to creating an engaging work experience by improving leadership effectiveness, ensuring a diverse pipeline for senior leadership talent, and ensuring qualified successors are identified for key management roles;
•	Enabling execution of Nationwide's strategy with accountability, with regard to the successful integration of Harleysville Insurance Group, growing and retaining relationships per household, strengthening distribution effectiveness, leveraging innovation as a competitive advantage, and making progress on executing critical business transformation programs; and
•	The accountability and transparency of Nationwide's governance, with regard to continuing board engagement with senior line and functional leaders, adhering to and reinforcing Nationwide's code of conduct, maintaining effective relationships with sponsor and community organizations, and maintaining quality communications with associates and key stakeholders.
Each independent director on the NMIC board of directors completed a formal evaluation and gave Mr. Rasmussen a rating on a five-point scale for each objective and an overall rating using the same scale. PM&P summarized the results and met with the chair of the NMIC human resources committee to review the evaluation. PM&P then met with the full NMIC human resources committee to discuss the ratings and assist the committee to arrive at an overall score to be recommended to and approved by the NMIC board of directors.
The resulting cash payouts for our named executive officers, which are shown in column (g) of the "Summary Compensation Table for 2013," except for Mr. Hilsheimer, whose amount is reported in column (i), are as follows:
Name	Comparison of short-term incentive payment to target	Summary of rationale
Kirt A. Walker	156% of target	Performance compared to the PIP objectives
Timothy G. Frommeyer	151% of target	Performance compared to the PIP objectives
Stephen S. Rasmussen	152% of target	Performance compared to the PIP objectives
John L. Carter	152% of target	Performance compared to the SIP objectives
Eric S. Henderson	156% of target	Performance compared to the PIP objectives
Lawrence A. Hilsheimer	298% of target	Terms of the employment release agreement to award two times actual performance of 149% of the target amount
Long-Term Incentives
In 2013, the NMIC human resources committee administered the Nationwide Long-Term Performance Plan, or "LTPP," to award long-term incentives to the named executive officers. Long-term incentive compensation constitutes a significant portion of an executive officer's total compensation package, consistent with our philosophy of emphasizing pay that is conditional or contingent on our performance. The LTPP is intended to accomplish the following objectives:
•	reward sustained long-term value creation with appropriate consideration of risk capacity, appetite and limits;
•	deliver market-competitive target compensation consistent with organizational performance; and
•	retain and motivate executives to ensure business stability and success.
We established long-term incentive targets in 2013 based on a review of relevant market data and/or comparisons to other business segment leaders. We described the target-setting process in "Benchmarking and Compensation Target-Setting Process." The metrics used to measure long-term performance are operating revenue growth and capital strength, and potential payments range from zero to two and one-half times the target amount.
The goals used in the LTPP are as follows:
•	Operating revenue growth, which is determined by comparing current performance year-ending operating revenue, net of interest credited, to prior performance year-ending operating revenue, net of interest credited. Operating revenue is a non-GAAP financial measure. Operating revenue excludes realized gains and losses on sales of investments and hedging instruments, discontinued operations and extraordinary items.

•	Capital strength, which is determined by combining our internal economic capital calculation (50%) and Standard & Poor's capital calculation (50%).
Performance on each metric is compared to a matrix where the x axis is capital strength and the y axis is operating revenue growth. A 1.0 score is awarded when operating revenue growth, net of interest credited, equals plan and capital strength equals a AA+ rating. The final score is determined at the intersection of the operating revenue growth and capital strength performance on the matrix. A final score is determined at the end of each year in the performance period based on the matrix approved for that year, and the final score at the end of the three-year period will be the average of the three annual scores. At its meeting on February 11, 2014, the NMIC human resources committee approved a final score of 1.50, which will be used for the first year of the 2013-2015 performance period, the second year of the 2012-2014 performance period, and the third year of the 2011-2013 performance period. The final average score for the 2011-2013 performance period was 1.79, which was multiplied by the target amounts for all of our named executive officers.
The 2013 grants under this plan for all of our named executive officers except for Mr. Hilsheimer, who did not receive a grant under the plan, are reported in "Grants of Plan-Based Awards."
We allocated 100% of the long-term incentive payments for Messrs. Walker, Carter and Henderson to NFS. We allocated Messrs. Frommeyer's and Rasmussen's long-term incentive payments to NFS using operating revenue as a percentage of NMIC's operating revenue. Long-term incentives were further allocated to us (as compared to other NMIC entities) using a variety of different factors including policies in-force, new policy counts, premiums, commissions, time studies and revenue, excluding one-time, unusual or unrelated expenses. Mr. Hilsheimer's long-term incentive payment was not allocated to us.
Clawback Policy
If we are required to prepare a material financial accounting restatement or to materially adjust the results of a metric used for funding incentive compensation plans, we may recover from any current or former person we determine to be an elected officer any amount in excess of what should have been paid, up to and including:
•	The amount of any short-term incentive award under the PIP, SIP or LTPP to the extent the restatement impacts the amount awarded;
•	The total amount of awards granted to the extent the restatement impacts the amounts that would have been granted, with such awards valued in good faith in the discretion of the NMIC board of directors, and;
•	Any other amount determined by the NMIC board of directors, in its sole discretion, to have been improperly awarded.
Recovery may, at the NMIC board of directors' discretion, be in the form of an adjustment to future incentive awards, as applicable.
Personal Benefits and Perquisites
We provide to our executive officers certain perquisites and other personal benefits, including health and welfare benefits, which are the same for all associates, and pension and savings plans, deferred compensation plans and personal perquisites we believe are consistent with market competitive practices. For more information about these personal benefits and perquisites, see columns (h) and (i) of the "Summary Compensation Table for 2013."
Termination Benefits and Payments
It is Nationwide's practice to provide severance agreements to the NMIC Chief Executive Officer and a limited number of senior executive officers, including most of the NMIC Chief Executive Officer's direct reports. Of our named executive officers, we have entered into severance agreements with Messrs. Rasmussen, Walker, Carter and Hilsheimer. We believe these agreements are a standard industry practice for these positions and are necessary to attract and retain executive officers at this level. The agreements provide certain protections to the executive officer with regard to compensation and benefits. In exchange for those protections, the executive officer agrees to keep our information confidential, and agrees not to solicit our employees or customers and not to compete with Nationwide for a specified period of time following termination. We provide additional information with respect to post-termination benefits provided under these severance agreements in "Potential Payments Upon Termination or Change of Control."
Certain termination-of-employment events may trigger post-termination payments and benefits in the event that a severance agreement does not apply to the payments and benefits. Those events include retirement, severance, termination for cause, death, disability and voluntary termination. The details of the benefits and payments made upon termination are also described in "Potential Payments Upon Termination or Change of Control."

Impact of Regulatory Requirements on Compensation
There were no regulatory requirements that influenced our compensation arrangements.
Conclusion
As discussed in "Compensation Objectives and Philosophy," we design our compensation programs to be competitive, to attract and retain top talent and to drive our performance, with the ultimate goal of increasing stakeholder and customer value. To attain these objectives, we compare ourselves to other companies that are similar to us in setting target pay opportunities and financial business goals. In 2013, the objectives for incentive purposes were established to reward value-creating performance and we awarded a substantial percentage of total compensation opportunity to our named executive officers in the form of pay-at-risk. Our business results produced payments under our short-term and long-term incentive plans for our named executive officers, rewarding our executive officers with reasonable actual pay relative to our 2013 performance, commensurate with our pay-for-performance philosophy.
Compensation Committee Interlocks and Insider Participation
Our board of directors does not have a compensation committee. All named executive officers' compensation decisions were approved by the NMIC Board of Directors or human resources committee. None of our executive officers served on the board of directors or compensation committee of another entity for which any member of the NMIC board of directors or compensation committee served as an executive officer.
Summary Compensation Table for 2013
The information set forth in the "Summary Compensation Table for 2013" and other related compensation tables reflect the allocation of compensation-related costs to us with respect to our named executive officers.
Name and principal position (a)	Year (b)	Salary (c)	Bonus (d)	Non-equity incentive plan compensation (g)[1]	Change in pension value and non- qualified deferred compensation earnings[2] (h)	All other compensation (i)	Total (j)
Kirt A. Walker, President and Chief Operating Officer	2013	416,580	–	1,027,108	100,306	25,968 [6]	1,747,283
	2012	410,656	–	1,063,275	80,995	21,412	1,576,338
	2011	385,666	–	269,623	89,180	22,279	766,748
Timothy G. Frommeyer, Senior Vice President– Chief Financial Officer	2013	225,617	–	154,175	0 [3]	13,678 [7]	393,470
	2012	243,476	904	150,818	117,016	11,817	524,031
	2011	234,389	2,854	119,155	371,439	13,007	740,844
Stephen S. Rasmussen, NMIC Chief Executive Officer	2013	180,510	–	1,932,088	277,627	27,686 [8]	2,417,911
	2012	186,308	–	1,888,241	135,458	27,445	2,237,452
	2011	159,532	–	517,158	146,351	24,820	847,861
John L. Carter, President and Chief Operating Officer, Nationwide Retirement Plans	2013	138,302	–	612,275	0 [4]	20,520 [9]	771,097
	2012	204,421	–	846,731	81,656	15,029	1,147,837
	2011	194,792	–	484,716	146,016	13,551	839,075
Eric S. Henderson, Senior Vice President– Individual Products and Solutions	2013	290,512	–	548,148	0 [5]	15,828 [10]	854,488
	2012	308,953	–	549,058	267,105	16,176	1,141,292
Lawrence A. Hilsheimer, President and Chief Operating Officer, Nationwide Retirement Plans until March, 2013	2013	44,317	–	–	4,024	1,043,748 [11]	1,092,089
[1]	Represents the amount determined under the PIP for Messrs. Walker, Frommeyer, Rasmussen and Henderson, and under the SIP for Mr. Carter, that was paid in 2014 for the 2013 performance year; and the amount earned in 2013 under the LTPP, and allocated to us pursuant to the cost-sharing agreement, as follows: Mr. Walker—$410,417 (PIP) and $616,691 (LTPP); Mr. Frommeyer—
$38,782 (PIP) and $115,393 (LTPP); Mr. Rasmussen—$455,338 (PIP) and $1,476,750 (LTPP); Mr. Carter—$229,815 (SIP) and $382,460 (LTPP); and Mr. Henderson—$235,990 (PIP) and $312,158 (LTPP).
[2]	Represents the change in pension value for all named executive officers. There were no above-market earnings on deferred compensation.
[3]	Negative value is shown as 0. The actual change in pension value is ($165,791).
[4]	Negative value is shown as 0. The actual change in pension value is ($17,853).

[5]	Negative value is shown as 0. The actual change in pension value is ($68,783).
[6]	Includes tax gross-ups totaling $2,784 for amenities received at company events and the contribution we made on behalf of Mr. Walker in the amount of $17,046 under the Nationwide Supplemental Defined Contribution Plan. Aggregate value of perquisites and personal benefits is less than $10,000.
[7]	Includes a tax gross-up in the amount of $1,425 for amenities received at a company event and a tax gross-up in the amount of $909 for the company-paid cost of an executive physical. Aggregate value of perquisites and personal benefits is less than $10,000.
[8]	Includes the value of amenities received at company events, and tax gross-ups totaling $105 for such amenities, the actual incremental cost of Mr. Rasmussen's personal use of the company plane in the amount of $12,285, the contribution we made on behalf of Mr. Rasmussen in the amount of $13,928 under the Nationwide Supplemental Defined Contribution Plan and the company-paid portion for parking expenses and automotive service in the executive parking garage.
[9]	Includes the value of amenities received at company events, tax gross-ups totaling $946 for such amenities, and the company-paid portion for parking expenses and automotive service in the executive parking garage.
[10]	Includes tax gross-ups totaling $1,037 for amenities received at company events. Aggregate value of perquisites and personal benefits is less than $10,000.
[11]	Mr. Hilsheimer separated from his employment with NMIC effective March 12, 2013. Includes the following payments made under Mr. Hilsheimer's Executive Severance Agreement: salary paid from Mr. Hilsheimer's termination date to the date he signed his agreement; a tax gross-up of $5,596 for reimbursement for COBRA payments; two times the 2013 matching amounts under the Nationwide Supplemental Defined Contribution Plan in the amount of $15,484; two times his base salary in the amount of $396,000; and two times the amount that was determined under the SIP in the amount of $590,040. Also includes a tax gross-up of $871 for amenities received at a company event. Aggregate value of perquisites and personal benefits is less than $10,000.
Grants of Plan-Based Awards in 2013
Estimated future payouts under non-equity incentive plan awards[1]
Name (a)	Grant date (b)	Threshold (c)	Target (d)	Maximum (e)
Kirt A. Walker	2/12/2013 [2,3]	$130,291	$ 260,582	$ 651,456
	2/12/2013 [4]	$ 0	$ 438,480	$1,096,200
Timothy G. Frommeyer	2/12/2013 [2,3]	$ 18,769	$ 37,538	Note [5]
	2/12/2013 [4]	$ 0	$ 64,466	$ 161,164
Stephen S. Rasmussen	2/12/2013 [2,3]	$149,738	$ 299,475	$ 748,688
	2/12/2013 [4]	$ 0	$1,006,500	$2,516,250
John L. Carter	2/12/2013 [2,3]	$ 13,845	$ 27,691	$ 55,382
	4/2/2013 [2,3]	$ 0	$ 123,275	$ 308,189
	4/2/2013 [4]	$ 0	$ 140,250	$ 350,625
Eric S. Henderson	2/12/2013 [2,3]	$ 75,638	$ 151,276	Note [5]
	2/12/2013 [4]	$ 0	$ 193,996	$ 484,990
Lawrence A. Hilsheimer	2/12/2013 [2,3]	$ 49,500	$ 198,000	$ 198,000
[1]	Values are the amounts allocated to us pursuant to the cost-sharing agreement.
[2]	We calculated thresholds for certain metrics other than CNOI separately after a $350.0 million performance level was achieved on CNOI. Actual payment may be less than the amount shown.
[3]	Represents a PIP, or for Messrs. Carter and Hilsheimer, a SIP, award.
[4]	Represents an LTPP award using operating revenue growth and capital strength as metrics.
[5]	Maximum award amount is 200% of the sum of the awards for participants in the same pool.
Short-term Incentive Compensation
On February 12, 2013, we granted short-term incentive award opportunities to our named executive officers. The amounts of these earned 2013 short-term award opportunities are reflected in the "Summary Compensation Table for 2013" in columns (g) and (i).
The NMIC human resources committee uses short-term incentive plans and assesses individual overall performance, company financial performance and other goals, and distributes awards from the incentive pool pursuant to the PIP, or in the case of Messrs. Carter and Hilsheimer, the SIP.
The NMIC Chief Executive Officer may adjust payments under the PIP or SIP by up to plus or minus 25% subject to approval of the final payment by the NMIC human resources committee. Additionally, the NMIC human resources committee may adjust the actual performance results for one-time or unusual financial items that have impacted actual performance but which management believes they should not include to penalize or receive credit for incentive purposes.

For 2013, the objective performance criteria we used to measure performance under the PIP and SIP are discussed in "Compensation Discussion and Analysis."
In 2013, goals under the PIP were met at 151% to 156% of the target amount. The goals for under the SIP were met at 149% to 152% of the target amount. We discuss this in more detail in "Compensation Discussion and Analysis."
Long-term Incentive Compensation
On February 12, 2013, we granted long-term incentive target opportunities to all of our named executive officers with the exception of Mr. Hilsheimer.
The NMIC human resources committee granted target opportunities based on operating revenue growth and capital strength, to be measured at the end of a three-year period. Performance on each metric is compared to a matrix where the x axis is capital strength and the y axis is operating revenue growth. A final score is determined at the end of each year in the performance period based on the matrix approved for that year, and the final score at the end of the three-year period will be the average of the three annual scores. At their meeting on February 11, 2014, the NMIC human resources committee approved a score for the first year of the 2013-2015 performance period of 1.50.
Pension Benefits for 2013
Name (a)	Plan name (b)	Number of years credited service (c)	Present value of accumulated benefit[1] (d)	Payments during last fiscal year (e)
Stephen S. Rasmussen	Nationwide Retirement Plan	15.0	$ 38,755	$–
	Nationwide Supplemental Retirement Plan	15.0	$538,668	$–
Kirt A. Walker	Nationwide Retirement Plan	15.0	$ 94,162	$–
	Nationwide Supplemental Retirement Plan	15.0	$227,493	$–
Timothy G. Frommeyer	Nationwide Retirement Plan	26.3	$508,282	$–
	Nationwide Supplemental Retirement Plan	26.3	$604,709	$–
John L. Carter	Nationwide Retirement Plan	7.2	$ 73,976	$–
	Nationwide Supplemental Retirement Plan	7.2	$320,639	$–
Eric S. Henderson	Nationwide Retirement Plan	26.8	$706,643	$–
	Nationwide Supplemental Retirement Plan	26.8	$654,224	$–
Lawrence A. Hilsheimer	Nationwide Retirement Plan	5.5	$ 15,149	$–
	Nationwide Supplemental Retirement Plan	4.3	$ 83,827	$–
[1]	These amounts are unaudited.
The "Pension Benefits for 2013" table reports the years of credited service and the present value of accrued benefits under the Nationwide Retirement Plan, or "NRP," and the Nationwide Supplemental Retirement Plan, or "SRP," as of December 31, 2013. We discuss these plans in more detail below. The reported values are the present value of accrued benefits with benefit commencement occurring at normal retirement age, which is age sixty-five, payable as a life annuity. Optional payment forms are available with reduced payments. A full single lump sum payment option is not available.
Credited Service
The credited service reported in the "Pension Benefits for 2013" table represents complete years of credited service under the NRP and SRP; however, the NRP and the SRP provide for crediting of service in different ways. The NRP provides one month of credited service for each month a participant works, beginning with the participant's hire date. The SRP credits service based on the date an individual first becomes a participant. For details regarding how the SRP credits service, see the "Supplemental Defined Benefit Plan" section below. We provide no additional credited service under the NRP and the SRP to the named executive officers.
Present Value of Accumulated Benefits
The reported present values of accumulated benefits, which are payable as a life annuity, are based upon the benefit earned from service and compensation as of December 31, 2013. The present values assume the participant survives to, and commences his or her benefit at, the earliest age at which unreduced benefits are payable, which is age sixty-five.
We base the present value determinations on the measurement date, discount rate, and postretirement mortality in accordance with FASB ASC 715, Compensation-Retirement Benefits. For the December 31, 2013, and 2012 valuations, the discount rates used under this guidance were 4.05% and 4.10%, respectively. There is no mortality discount prior to age sixty-five in the values reported above. We also used the Pension Protection Act Mortality Table.
Pension plan compensation includes base salary and certain management incentives. We allocate benefit values based on the compensation reported in the "Summary Compensation Table for 2013," and reflect the arrangement under the cost sharing agreement. For Messrs. Rasmussen, Frommeyer, Carter, Henderson, Walker, and Hilsheimer, the pension benefit values reflect the cost allocated to us.
Qualified Pension Plans
Nationwide Retirement Plan
Nationwide maintains a qualified defined benefit plan called the Nationwide Retirement Plan, or the "NRP." In general, the named executive officers and other participants in the NRP will receive an annual retirement benefit under the NRP equal to the greater of the benefit calculated under the final average pay formula, if applicable, or the account balance formula. We describe these formulae below. Any participant, including a named executive officer, who we hired on or after January 1, 2002, will receive an annual retirement benefit under the NRP based solely on the account balance formula. Participants become fully vested in the NRP after the completion of three years of service. The accrued benefit is payable as a life annuity. Optional payment forms are available, however, with reduced payments. A full, single lump sum payment option is not available.
The NRP allows a participant the option of receiving his or her benefit at any age, provided that he or she is vested when he or she leaves Nationwide. If a participant terminates his or her employment with Nationwide before age sixty-five, and decides to receive benefits before age sixty-five, the participant will receive an actuarially reduced monthly benefit amount to reflect the longer payout period due to early distribution. Prior to January 1, 2010, benefits for vested participants who we hired before January 1, 2002, and who terminated employment after age fifty-five, were eligible for a subsidized early retirement benefit. The subsidized early retirement benefit is reduced 1% per year from age sixty-five to age sixty-two and 5% per year from age sixty-two to age fifty-five.
Effective January 1, 2010, the NRP was amended to eliminate the subsidized early retirement benefit for those employees who were hired before January 1, 2002. If the age requirements are met for these individuals, the NRP benefit upon termination of employment will be the greatest of the four following calculations: (i) the Final Average Pay (FAP) formula without the subsidized early retirement factor; (ii) the account balance formula at the time of termination of employment; (iii) the FAP formula benefit as of December 31, 2009, with the subsidized early retirement factor; or (iv) the account balance formula as of December 31, 2009.
Mr. Rasmussen is eligible for the subsidized early retirement benefits. Although we hired Messrs. Frommeyer, Henderson, Walker and Hilsheimer before January 1, 2002, they have not met the age requirement to be eligible for subsidized early retirement benefits. As a result, they are only eligible for actuarially reduced benefits upon termination. We hired Mr. Carter after January 1, 2002, and he is eligible only for an actuarially reduced benefit upon termination.
The NRP provides a pre-retirement death benefit payable to a participant's spouse. The NRP also provides for the funding of retiree medical benefits under Section 401(h) of the Internal Revenue Code.
The Final Average Pay Formula
We compute the FAP formula benefit as follows:
•	1.25% of the participant's final average compensation, as defined below, multiplied by the number of years of service, up to a maximum of thirty-five years subject to the limitations set forth in the Internal Revenue Code; plus
•	0.50% of the participant's final average compensation in excess of Social Security covered compensation, as defined below, multiplied by the number of years of service, up to a maximum of thirty-five years and subject to the limitations set forth in the Internal Revenue Code.
For services rendered prior to January 1, 1996, final average compensation is equal to the average of the highest three consecutive covered compensation amounts of the participant in the participant's last ten years of service. For services rendered on January 1, 1996, or later, final average compensation is equal to the average of the highest five consecutive covered compensation amounts of the participant in the participant's last ten years of service. The NRP defines covered compensation to mean all wages reported on a Form W-2 Wage and Tax Statement from any Nationwide company, plus compensation deferred under Sections 125, 132(f)(4) and 401(k) of the Internal Revenue Code and excluding:
•	severance pay and other amounts following the later of: (i) the pay period that includes the participant's date of termination, or (ii) the pay period in which the participant's date of termination is posted to Nationwide's payroll system;

•	a lump-sum payment for vacation days made upon termination of employment or pursuant to an election by the participant;
•	imputed income, executive officer perquisites and benefits paid under any long-term performance or equity plan;
•	income imputed to any participant as a result of the provisions of health or other benefits to members of the participant's household;
•	any payment made to a participant to offset the tax cost of other amounts Nationwide paid that are included in the participant's income for federal tax purposes;
•	any payment of deferred compensation made prior to the participant's severance date;
•	expense reimbursement or expense allowances including reimbursement for relocation expenses;
•	retention payments made on or after January 1, 2002;
•	all gross-up payments, including the related compensation payment, made on or after January 1, 2002; and
•	compensation earned following the date on which a participant's employment status changes from eligible to ineligible and during the period he or she is ineligible.
Covered compensation is subject to Internal Revenue Code limits and, for purposes of determining final average compensation, is calculated on a calendar-year basis.
Social Security covered compensation means the average of the Social Security wage bases in effect during the thirty-five-year period ending with the last day of the year that the participant attains Social Security retirement age. The portion of a participant's benefit attributable to years of service with certain Nationwide companies credited prior to 1996 is also subject to post-retirement increases following the commencement of benefits or the participant's attainment of age sixty-five, whichever is later.
Account Balance Formula
For employees hired before January 1, 2002, benefits are the greater of the final average pay formula determination or the account balance formula, described below. We use the account balance formula to determine the retirement benefit under the NRP for all employees hired or rehired on or after January 1, 2002. The notional account under the account balance formula is comprised of the following components:
•	Opening Balance Amount: We determined the accrued benefit under the FAP formula as of December 31, 2001, and converted this accrued benefit into a lump sum that reflected the current value of that benefit; plus
•	Pay Credits: We add amounts to the account every pay period based on the participant's years of service and compensation. The pay credits range from 3% of pay if the participant has up to thirty-five months of service, plus 3% of pay over the Social Security wage base for the year in question, to 7% of pay for those with over twenty-two years of service, plus 4% of pay over the Social Security wage base for the year in question; plus
•	Interest Credits: We add interest amounts to the account on a biweekly basis based on the thirty-year United States Treasury bill rate in effect from the second month preceding the current quarter. The minimum interest rate is 3.25%.
Effective January 1, 2010, participants eligible for the FAP formula are not eligible to receive pay credits under the account balance formula after December 31, 2009; however, such participants do continue to receive interest credits on their account balance benefit.
Supplemental Defined Benefit Plan
NMIC maintains the Nationwide Supplemental Retirement Plan, or "SRP," an unfunded, nonqualified supplemental defined benefit plan. The SRP provides supplemental retirement benefits to individuals who are in an executive-level position and who are receiving compensation in excess of the limits set by Section 401(a)(17) of the Internal Revenue Code. An individual's participation in the SRP begins the first day of January of the calendar year following the date they meet the eligibility requirements. Participants receive the following benefits under the SRP:
•	1.25% of the participant's final average compensation, as defined in the "Qualified Pension Plans" section above, multiplied by the number of years of service, up to a maximum of forty years; plus
•	0.75% of the participant's final average compensation in excess of Social Security-covered compensation, as defined in "Qualified Pension Plans" above, multiplied by the number of years of service, up to a maximum of forty years; less
•	benefits the executive accrued under the NRP.

For purposes of the SRP, the definition of "covered compensation" is the same as described above in the "Final Average Pay Formula" section, without the Internal Revenue Code limits and including, at the time of deferral, any compensation that would be deferred pursuant to an individual compensation agreement with any Nationwide company.
To the extent permitted under the rules governing nondiscrimination for the NRP, all or a portion of the benefit under the SRP for participants who were fully vested on December 31, 2008, was transferred to the NRP. As a result, for most fully vested participants, a greater portion of their retirement benefit will be provided under the NRP.
In addition, the SRP provides all participants with a minimum benefit equal to the accrued benefit under the SRP as of December 31, 2007. For participants who first became eligible on or after January 1, 1999, and before January 1, 2007, benefits vest over a period of five years. Benefits vest for participants who first become eligible on or after January 1, 2007, over a period of 49 months. The vested percentage is based on the lesser of the participant's vested percentage in the NRP or the vested percentage pursuant to a specified vesting percentage schedule under the SRP.
For all individuals who are new participants on or after January 1, 2009, the SRP credits service by providing twelve months of credited service on the date they become a participant and credits twelve months of service for each subsequent calendar year only if the individual meets the eligibility requirements as of the last day of the calendar year. For individuals who were participants in the SRP before January 1, 2009, the SRP provides one month of credited service for each month the participant performs service, beginning on the participant's date of hire through December 31, 2007. After December 31, 2007, these participants received credits for twelve months of service for a calendar year only if the individual meets the SRP eligibility requirements as of the last day of the calendar year.
Effective January 1, 2010, the SRP no longer provides a subsidized early retirement benefit for participants whose benefit calculation includes months of credited service accrued or credited on or after January 1, 2010. For an affected participant, the SRP determines his or her benefit by providing the greatest of three benefit calculations:
•	his or her SRP benefit as of December 31, 2007, with the subsidized early retirement factors;
•	his or her total benefit as of December 31, 2009 minus the benefits accrued under the NRP at date of termination, with the subsidized early retirement factors; or
•	his or her SRP benefit without subsidized early retirement factors at the date of termination.
Nationwide Savings Plan
The Nationwide Savings Plan, or the "NSP," is a qualified profit-sharing plan that includes a qualified cash or deferred arrangement and covers eligible employees of participating Nationwide companies. Under the NSP, our named executive officers and other eligible participants may elect to contribute between 1% and 80% of their compensation to accounts established on their behalf. Participant contributions are in the form of voluntary, pre-tax salary deductions or after-tax "Roth 401(k)" salary deductions. Participants who reach the age of fifty during the plan year may also make "catch up" contributions for that year of up to $5,500 for 2013. Participating Nationwide companies make matching employer contributions for the benefit of their participating employees, at a rate of 50% of the first 6% of compensation deferred or contributed to the NSP by each employee. The NSP holds all amounts that the participants contribute in a separate account for each participant and invests the amounts in the available investment options chosen by the participant.
For purposes of the NSP, covered compensation includes all wages reported on a Form W-2 Wage and Tax Statement from any Nationwide company, plus compensation deferred under Sections 125, 132(f)(4) and 401(k) of the Internal Revenue Code and excludes:
•	severance pay and other amounts following the later of (i) the pay period that includes the participant's date of termination, and (ii) the pay period in which the participant's date of termination is posted to Nationwide's payroll system;
•	company car value or subsidy or reimbursement for loss of a company car;
•	a lump-sum payment for vacation days made upon termination of employment or pursuant to an election by the participant;
•	imputed income, executive officer perquisites and benefits paid under any long-term performance or equity plan;
•	income imputed to any participant as a result of the provision of health or other benefits to members of the participant's household;
•	any payment made to a participant to offset the tax cost of other amounts Nationwide paid that are included in the participant's income for federal tax purposes;
•	any payment of deferred compensation made prior to the participant's severance date or on account of a participant's severance date; and

•	expense reimbursement or expense allowances including reimbursement for relocation expenses.
Covered compensation is subject to Internal Revenue Code limits and is calculated on a calendar-year basis.
A participant is eligible to receive the value of his or her vested account balance upon termination of his or her employment. However, he or she may withdraw all or a part of the amounts credited to his or her account prior to termination, such as upon attainment of age fifty-nine and one-half years old. A participant is immediately vested in all amounts credited to his or her account as a result of salary deferrals or after-tax contributions and earnings or losses on those deferrals or contributions, as applicable. Vesting in employer matching contributions and earnings or losses on those contributions occurs on a pro rata basis over a period of five years.
The NSP offers an automatic enrollment and automatic increase feature, which applies to participants contributing less than 12% of their compensation.
Nonqualified Deferred Compensation for 2013
Name (a)	Executive contributions in last fiscal year[1] (b)	Registrant contributions in last fiscal year[2] (c)	Aggregate earnings in last fiscal year[3] (d)	Aggregate withdrawals/ distributions[4] (e)	Aggregate balance at last fiscal year end[5] (f)
Kirt A. Walker	$63,443	$15,604	$104,978	$63,227	$1,099,384
Timothy G Frommeyer	–	$ 6,969	$ 4,189	$37,354	$ 99,811
Stephen S. Rasmussen	–	$12,204	$ 15,922	–	$ 127,654
John L. Carter	–	$ 5,608	$ 6,165	–	$ 147,527
Eric S. Henderson	–	$ 7,496	$ 1,483	–	$ 35,484
Larry Hilsheimer	–	$ 2,908	$ 575	–	$ 13,766
[1]	Amount represents voluntary deferrals to the Nationwide Individual Deferred Compensation Plan.
[2]	Amount represents company contributions to the Nationwide Supplemental Defined Contribution Plan.
[3]	Amount represents investment gain from applicable nonqualified deferred compensation plans attributable to all prior year deferrals in the plans. Investment gains or losses are attributable to the investment selections the executive officer makes. Executive officers may choose from approximately eighty investment options for the Nationwide Individual Deferred Compensation Plan and the Nationwide Supplemental Defined Contribution Plan, and from sixteen investment options for the Nationwide Economic Value Incentive Plan. The Nationwide Economic Value Incentive Plan is a terminated plan that provided for involuntarily deferred compensation we may still pay to an executive officer based on his or her distribution election.
[4]	Amount represents distributions from the Nationwide Individual Deferred Compensation Plan.
[5]	Represents balances in the following plans: the Nationwide Individual Deferred Compensation Plan, the Nationwide Supplemental Defined Contribution Plan and the Nationwide Economic Value Incentive Plan.
Nonqualified Deferred Compensation Plans
Executive deferred compensation benefits are a key component of our total rewards philosophy. We provide competitive levels of deferred compensation benefits to attract and provide for long-term retention of key talent and to reward for long-term service. These benefits allow executives to prepare for retirement and make up for regulatory limits on qualified plans.
Nationwide Individual Deferred Compensation Plan
Under the "Nationwide Individual Deferred Compensation Plan," or "IDC Plan," eligible executives of participating Nationwide companies may elect to defer payment of compensation otherwise payable to them. Eligible executive officers may enter into deferral agreements in which they may annually elect to defer up to 80% of their salary and short-term incentive compensation they earn during the following year or performance cycle. Participants may also defer up to 80% of the long-term incentive compensation they earn during the following performance cycle. Deferral elections are effective prospectively. Amounts an executive officer defers under the IDC Plan are generally payable in cash in annual installments beginning in January of the calendar year immediately following the calendar year in which the executive officer terminates his or her employment, including due to the death of the participant. However, an executive officer may elect to receive payments after the expiration of the deferral period the executive officer elects, from one to ten years from the year in which the deferral of compensation applies. If the entire account balance is less than $25,000 at the time a payment is due, the entire account balance will be distributed, regardless of the distribution election on file. We credit individual accounts under the IDC Plan with deferral amounts and earnings or losses based on the net investment return on the participant's choice of investment measures offered under the IDC Plan. No guaranteed or above-market earnings are available under this plan. The plan restricts participants' changes in investment options to once every seven calendar days. Each participant is always fully vested in his or her accrued amount.

The IDC Plan permits a participant or beneficiary to take an unscheduled withdrawal from his or her account provided that such elective withdrawal applies only to amounts earned and vested, including earnings, on or before December 31, 2004, and any such withdrawal is subject to a 10% early withdrawal penalty.
Nationwide Supplemental Defined Contribution Plan
The Nationwide Supplemental Defined Contribution Plan, or "NSDC Plan," is an unfunded, nonqualified defined contribution supplemental benefit plan. The NSDC Plan provides benefits equal to employer matching contributions that would have been made for the participants under the Nationwide Savings Plan, or "NSP," but for the Internal Revenue Code's limitation on compensation that can be considered for deferrals to the NSP. Only executives of certain Nationwide companies whose annual compensation is in excess of the limit set forth in the Internal Revenue Code are eligible to participate in the NSDC Plan. The benefits under the plan vest after five years of participation.
For purposes of the NSDC Plan, "covered compensation" refers to covered compensation as defined in "Nationwide Savings Plan" above, without the Internal Revenue Code limits and including, at the time of deferral, any compensation that would be deferred pursuant to an individual compensation agreement with any Nationwide company. We credit individual accounts under the NSDC Plan with deferral amounts and earnings or losses based on the net investment return on the participant's choice of investment measures offered under the plan. No guaranteed or above-market earnings are available under this plan. Participants may change their investment options on a daily basis.
Payouts under the NSDC Plan are made as follows:
•	credits made for plan years prior to 1996, and earnings on those amounts, are paid in January of the year following the year the participant's employment terminates;
•	unless otherwise elected in accordance with the terms of the plan, credits made to the plan for plan years after 1995, and earnings on those amounts, are paid in 10 installments for participants who qualify for a benefit from the NRP and whose account balance exceeds $25,000, and in a single lump sum payment for all other participants.
Potential Payments Upon Termination or Change of Control
We have entered into agreements and maintain plans that require us to provide compensation to our named executive officers upon a termination of employment or for good reason following a substantial reorganization. The following narrative describes the payments and benefits the named executive officers could receive under these agreements and plans. The tables that follow reflect our estimate of the payments and benefits, to the extent allocable to us under the cost-sharing agreement, we would provide to each of our named executive officers under various termination scenarios or for good reason following a substantial reorganization. The amounts shown in the tables assume that terminations of employment and, as applicable, the change of control, occurred on December 31, 2013, except in the case of Mr. Hilsheimer. For Mr. Hilsheimer the tables reflect actual required payouts as a result of his separation from employment with NMIC on March, 2013.
Payments and benefits that are generally available to all salaried employees, and that do not discriminate in favor of the executive officers, such as disability benefits, are not disclosed. Generally, the amounts shown are estimates and actual payments and benefits could be more or less than the amounts shown.
Payments Made Upon Standard Termination
General Termination Payments
Regardless of the manner in which an executive officer's employment terminates, he or she is entitled to receive the following amounts, which are earned during employment:
•	vested amounts contributed, plus related earnings under, the Nationwide Savings Plan, the Nationwide Individual Deferred Compensation Plan, and the Nationwide Supplemental Defined Contribution Plan;
•	amounts accrued and vested under the Nationwide Retirement Plan and the Nationwide Supplemental Retirement Plan; and
•	unused paid time off, up to specified limits and subject to certain limitations as specified within our paid time off plan.
Short-Term Incentive Awards
The effect of a termination of employment on certain executive officers' short-term incentives is controlled by the terms of either the PIP or the SIP, as applicable. Under these plans, unless otherwise provided by the NMIC human resources committee in connection with specified terminations of employment, we make a payment of a short-term incentive only if, and to the extent, the executive officer has attained the performance goals with respect to the related performance period, and only if we employ the executive officer through the end of the performance period. Effective for the 2012 performance period (2013 award payments), an executive officer must be employed through the date the short-term award is made. However, in the event an executive officer's employment terminates during the performance period, or prior to the date awards are paid, due to death or disability, the executive officer or the executive officer's estate will receive a portion or all of the incentive as the NMIC human resources committee determines. In the event an executive officer's employment terminates during the performance period (or for PIP, prior to the date PIP payments are made) due to retirement or termination of the executive officer's employment without cause, the executive officer will remain eligible to receive a portion of the incentive based on the amount of time the executive officer was employed on the date the PIP payment is made and the executive officer's attainment of the performance goals for the performance period.
Nationwide Long-Term Performance Plan
The LTPP plan design, beginning with 2011 awards, measures performance over a three-year period. The design requires both revenue growth and capital strength in order for participants to receive payments, which will range from zero to two and one-half times the target amount. The first payments under this new design were made following the conclusion of the 2011-2013 performance period. If a voluntary termination of employment or termination for cause occurs prior to the last day of the performance period, an executive officer's outstanding target award opportunities will be forfeited, otherwise the target award opportunity will be prorated based on the number of days worked in the performance period. Because the termination payment tables that follow assume that the named executive officers worked through all three years of the 2011-2013 performance period, through the first and second years of the 2012-2014 performance period, and through the first year of the 2013-2015 performance period, the amounts shown in the tables relating to the operating revenue growth/capital strength awards under the LTPP reflect prorated opportunities for termination without cause or for good reason following a substantial reorganization or for termination due to death, disability or retirement, which would be paid after December 31, 2014 or 2015 (as applicable), based on actual performance. Performance was estimated for purposes of these tables.
For a description of the retirement, death and disability provisions in the LTPP, see "Payments Made Upon Retirement" and "Payments Made Upon Death or Disability" below.
Severance Payments and Benefits
Those named executive officers who do not have a severance agreement participate in the Nationwide Severance Pay Plan. The plan is generally available to all of our salaried employees and provides for certain payments if an employee, including an executive officer, involuntarily leaves the company due to job elimination. The longer an executive officer works for us, the more the executive officer may be eligible to receive as severance pay benefits when the executive officer's employment ends. In order to receive payment under the Nationwide Severance Pay Plan, if eligible, the executive officer must sign a severance and release agreement. We generally calculate severance pay as one week for each year of service, not to exceed twenty-five weeks, with a minimum of two weeks. Years of service used to calculate the severance payment includes all types of service with us, including service with affiliates and subsidiaries, calculated through the last date of employment.
Certain severance agreement guidelines are applicable to our executive officers. The guidelines provide for severance benefits that may be available to executive officers in addition to the Nationwide Severance Pay Plan, assuming the executives signs the appropriate release. The guidelines allow management to offer the following when negotiating severance agreements with executive officers:
•	a lump-sum cash payment equal to six to twelve months, depending on the circumstances of departure, of the annual base salary in effect on the date of termination;
•	paid leave of absence of twenty-one days for executive officers over the age of forty to permit the executive officer time to seek legal advice regarding the terms of the severance agreement;
•	short-term incentive payments earned under the PIP, prorated to the date of termination;
•	up to one year of executive placement services, or a lump-sum payment of $6,800 in lieu of such services;
•	payout of the current year earned but unused paid time off; and
•	transfer of ownership of certain computer equipment, less any Nationwide-licensed software or operating system, to the executive officer.

Executive Severance Agreements
NMIC has entered into executive severance agreements with Messrs. Rasmussen, Carter, Walker, and Hilsheimer. The initial term of the agreement for Messrs. Rasmussen and Walker ended December 31, 2011, with automatic one-year renewals commencing on January 1, 2012, unless NMIC or the executive officer gives notice of nonrenewal. The initial term of the agreement for Mr. Carter will ended on December 31, 2013, with automatic one-year renewals commencing on January 1, 2014, unless NMIC or the executive officer gives notice of nonrenewal. The agreement for Mr. Hilsheimer ended on March 8, 2013 upon his termination of employment.
The agreements provide that NMIC will pay salary, incentive compensation, and benefits as determined by NMIC's board of directors, or a committee thereof. The agreements also contain provisions related to certain payments and benefits NMIC would pay upon specified termination events, a portion of would be allocated to NLIC. The details of those provisions are set forth below in "Potential Payments Upon Termination or Change of Control."
The following description of Messrs. Rasmussen's, Carter's, and Walker's agreements and the amounts presented in the tables that follow are based on the terms of the agreements as they existed on December 31, 2013, and assume a termination of employment, and such triggering events as are contemplated by the executive severance agreements, occurred on December 31, 2013.
The executive severance agreements in effect as of December 31, 2013, for Messrs. Rasmussen, Walker, Carter, and Hilsheimer are substantially similar to each other. Each agreement contains material non-competition, non-solicitation and confidentiality provisions, which condition Nationwide's promises to pay severance on the executive officer's compliance with such provisions. The agreements also condition receipt of severance upon the execution of a binding release of NMIC and other related parties.
Under the executive severance agreements in effect as of December 31, 2013 (March 8, 2013 for Mr. Hilsheimer), upon a termination by NMIC without cause or upon a resignation for good reason after a substantial reorganization of NMIC, the following payments and benefits would be provided:
•	a lump-sum cash payment equal to one or two times, as applicable, the annual base salary in effect immediately before the termination, payable within 30 days following the executive's termination;
•	a lump-sum cash payment equal to one or two times, as applicable, the short-term incentive compensation that would have been earned pursuant to the PIP during the fiscal year in which the executive officer's termination date occurs payable based on actual performance over the full year, payable when annual bonuses are paid to our other executives;
•	a lump-sum cash payment equal to the cost, including a gross-up payment to cover income and FICA taxes on the payment, to the executive officer of continuing the medical and dental coverage under COBRA, or under the retiree medical provisions of NMIC's medical plan, if applicable, for the executive officer, his spouse and dependents, for a specified period of time following the executive's termination date;
•	supplemental benefits equal to the benefits the executive officer would have been entitled to receive on the termination date under certain retirement and deferred compensation plans, had the executive officer been fully vested in those plans on the termination date, less any benefits the executive officer actually receives under those plans, paid at the time the executive's benefits are otherwise paid under the applicable plans;
•	in the event that the executive officer's termination date occurs within three years of the date on which the executive officer would have been first eligible to retire under the Nationwide Retirement Plan, a supplemental benefit equal to the benefits the executive officer would have received under the Nationwide Retirement Plan, the Nationwide Supplemental Retirement Plan and the Nationwide Excess Benefit Plan, had the executive officer earned service and age credit for the period ending on the earlier of three years after the executive officer's termination date or the earliest date the executive officer would have been eligible to retire under the Nationwide Retirement Plan and had the executive officer been fully vested under those plans, less any benefits the executive officer actually receives under those plans, paid at the time the executive's benefits are otherwise paid under the applicable plans;
•	a lump-sum cash payment equal to the matching contributions that NMIC would have made for the executive officer under the Nationwide Savings Plan and the Nationwide Supplemental Defined Contribution Plan during the severance period defined in the agreement, as if the executive officer's contributions had continued in the same amount and at the same rate in effect immediately prior to the executive officer's termination date, payable within 30 days following the executive's termination date;
•	service and age credits for the purpose of eligibility under NMIC's retiree medical plan, as if the executive officer had continued employment through the executive severance agreement's specified severance period;
•	the right to retain certain computer and office equipment and furniture used at the executive officer's home; and

•	amounts earned, accrued or owed but not paid and benefits owed under employee benefit plans and programs.
Whether a "substantial reorganization" has occurred will be determined by the board of directors of NMIC.
If the board of directors has determined that a substantial reorganization has occurred, it may establish a period of time during which the executive may terminate his employment if an event constituting "good reason" occurs. Under the severance agreements, the executive will have "good reason" to terminate his employment during the period established by the board of directors if any of the following events occur and remain uncured for 30 days after the executive's notice to NMIC of the event:
•	a material diminution in the executive's authority, duties or responsibilities, as reasonably determined by the board of directors of NMIC;
•	a material change in the geographic location at which the executive must perform services;
•	a material diminution in the executive's base salary, other than due to a change in base salary for all senior executives in NMIC; or
•	any action or inaction of NMIC that constitutes a material breach by NMIC of the severance agreement.
Under the severance agreements, "cause" means any of the following:
•	the executive has been convicted of a felony;
•	the executive neglects, refuses or fails to perform his material duties to NMIC, which failure has continued for a period of at least 30 days after notice from NMIC;
•	the executive engages in misconduct in the performance of his duties;
•	the executive engages in public conduct that is harmful to the reputation of NMIC;
•	the executive breaches his non-competition, non-disclosure or non-solicitation covenants; or
•	the executive breaches NMIC's written code of business conduct and ethics.
Payments Made Upon Retirement
If an executive officer were to retire on December 31, 2013, under the transition program, the executive officer would receive the full three-year 2011-2013 LTPP award relating to operating revenue growth/capital strength, an amount equal to two-thirds of the total target incentive opportunity for the 2012-2014 performance period and one-third of the total target incentive opportunity for the 2013-2015 performance period multiplied by the respective performance scores paid in the year following the end of the performance periods. For purposes of operating revenue growth/capital strength awards, retirement means a termination of employment on or after the date on which the executive officer has attained:
•	Normal Retirement Age;
•	age fifty-five and completed 120 months of vesting service; or
•	age sixty-two and completed sixty months of vesting service, as determined under the NRP.
The PIP and the SIP provide that if an executive officer retires, the executive officer will receive his or her short-term incentive compensation earned during the fiscal year in which termination occurs. The short-term compensation payment is prorated to reflect services performed through the date of employment termination and is based on actual performance for the year.
Payments Made Upon Death or Disability
If an executive officer dies or becomes disabled, in addition to any applicable benefits listed in "Payments Made Upon Standard Termination," the executive officer will receive benefits under our disability plan or payments under NMIC's life insurance plan, as appropriate. In addition, under the PIP and the SIP, the executive officer will receive his or her short-term incentive compensation earned during the fiscal year in which the termination occurs. The short-term compensation payment is prorated to reflect services performed through the date of employment termination and is based on the actual performance for the year.
Payments Made Upon a Change of Control or Termination Upon or Following a Change of Control
The PIP, the SIP, and the LTPP do not provide for special treatment of awards upon a change in control.

The following tables reflect our estimates of the allocated payments and benefits our named executive officers would have received in lump sum if a termination of employment or a change of control of NLIC or NMIC had occurred on December 31, 2013, except in the case of Mr. Hilsheimer. For Mr. Hilsheimer the tables reflect actual required payouts as a result of his separation from employment with NMIC on March, 2013.
Kirt A. Walker
Benefits and payments upon termination	Voluntary termination	Termination without cause or for good reason following a substantial reorganization	For cause termination	Death, disability, or retirement
Short-term incentives:
Annual incentives[1]	$ –	$ –	$–	$ 410,417
Long-term incentives:
LTPP 11-13 award[2]	$616,691	$ 616,691	$–	$ 616,691
LTPP 12-14 award[3]	$ –	$ 398,410	$–	$ 398,410
LTPP 13-15 award[3]	$ –	$ 134,349	$–	$ 134,349
Life insurance proceeds	$ –	$ –	$–	$2,406,900
Cash severance[4]	$ –	$1,701,039	$–	$ –
Total compensation	$616,691	$2,850,489	$–	$3,966,767
[1]	Reflects the amount Mr. Walker would receive with respect to the 2013 short-term incentive payment under the PIP upon a termination of employment, except for cause, on December 31, 2013. Mr. Walker would not be eligible to receive a PIP award payment upon a voluntary termination on December 31, 2013. The PIP requires that plan participants be employed on the date PIP awards are paid. Payment of 2013 PIP was made on March 7, 2013. The "Termination without cause or for good reason following a substantial reorganization" column does not include the 2013 short-term incentive opportunity as the severance agreement provides that the short-term incentive payment under the agreement is in lieu of the payments that would be made under the PIP. The amounts were not reduced to their present value.
[2]	Reflects the amount Mr. Walker would receive with respect to the 2011-2013 awards under the LTPP upon a termination of employment, except for cause, on December 31, 2013.
[3]	Reflects the amount Mr. Walker would receive with respect to the 2012-2014 and 2013-2015 awards under the LTPP upon termination without cause or due to substantial reorganization, or for death, disability or retirement (not eligible), on December 31, 2013. Mr. Walker would not have qualified for retirement under the LTPP and would forfeit the target award opportunity granted in the year of termination unless termination is due to death or disability or if the termination is without cause or due to substantial reorganization. Accordingly, the amounts shown assume a two-thirds distribution of the total 2012-2014 award, which would have been paid in 2015, and a one-third distribution of the total 2013-2015 award, which would have been paid in 2016, using a performance score that was estimated as of December 31, 2013. The amounts were not reduced to their present value.
[4]	Includes lump-sum cash amounts equal to the sum of two times base salary; two times the 2013 matching amounts in the Nationwide Savings Plan and Nationwide Supplemental Defined Contribution Plan; two times the 2013 short-term incentive bonus; two times the annual COBRA rate, grossed up for FICA and income taxes, in effect at the time of termination for Mr. Walker and his family. The amounts were not reduced to their present value.
Timothy G. Frommeyer
Benefits and payments upon termination	Voluntary termination	Termination without cause	For cause termination	Death, disability, or retirement
Short-term incentives:
Annual incentives[1]	$ –	$ 38,782	$–	$ 38,782
Long-term incentives:
LTPP 11-13 award[2]	$115,393	$115,393	$–	$ 115,393
LTPP 12-14 award[3]	$ –	$ 68,337	$–	$ 68,337
LTPP 13-15 award[3]	$ –	$ 25,139	$–	$ 25,139
Life insurance proceeds	$ –	$ –	$–	$ 960,116
Cash severance[4]	$ –	$227,426	$–	$ –
Total compensation	$115,393	$475,077	$–	$1,207,767
[1]	Reflects the amount Mr. Frommeyer would receive with respect to the 2013 short-term incentive payment under the PIP upon a termination of employment, except for cause, on December 31, 2013. Mr. Frommeyer would not be eligible to receive a PIP award payment upon a voluntary termination on December 31, 2013. The PIP requires that plan participants be employed on the date PIP awards are paid. Payment of 2013 PIP was made on March 7, 2013.
[2]	Reflects the amount Mr. Frommeyer would receive with respect to the 2011-2013 awards under the LTPP upon a termination of employment, except for cause, on December 31, 2013.
[3]	Reflects the amount Mr. Frommeyer would receive with respect to the 2012-2014 and 2013-2015 awards under the LTPP upon termination without cause or due to substantial reorganization, or for death, disability or retirement (not eligible), on December 31, 2013. Mr. Frommeyer would not have qualified for retirement under the LTPP and would forfeit the target award opportunity granted in the year of termination unless termination is due to death or disability or if the termination is without cause or due to substantial reorganization. Accordingly, the amounts shown assume a two-thirds distribution of the total 2012-2014 award, which would have been paid in 2015, and a one-third distribution of the total 2013-2015 award, which would have been paid in 2016, using a performance score that was estimated as of December 31, 2013. The amounts were not reduced to their present value.
[4]	Includes an estimate of the amount we would pay under the severance plan guidelines for executives described above. For purposes of this table, we assumed a payment based on twelve months of base salary and $6,800, in lieu of outplacement services.
Stephen S. Rasmussen
Benefits and payments upon termination	Voluntary termination	Termination without cause or for good reason following a substantial reorganization	For cause termination	Death, disability, or retirement
Short-term incentives:
Annual incentive[1]	$ 455,338	$ –	$–	$ 455,338
Long-term incentives:
LTPP 11-13 award[2]	$1,476,750	$1,476,750	$–	$1,476,750
LTPP 12-14 award[3]	$ 996,980	$ 996,980	$–	$ 996,980
LTPP 13-15 award[3]	$ 321,718	$ 321,718	$–	$ 321,718
Life insurance proceeds	$ –	$ –	$–	$ 492,300
Cash severance[4]	$ –	$1,358,705	$–	$ –
Total compensation	$3,250,786	$4,154,153	$–	$3,743,086
[1]	Reflects the amount Mr. Rasmussen would receive with respect to the 2013 short-term incentive payment under the PIP upon a termination of employment, except for cause, on December 31, 2013. The PIP requires that plan participants be employed on the date PIP awards are paid. Payment of 2013 PIP was made on March 7, 2013. However, since Mr. Rasmussen would have qualified for retirement on December 31, 2013, he would receive the PIP payment. The "Termination without cause or for good reason following a substantial reorganization" column does not include the 2013 short-term incentive opportunity, as the severance agreement provides that the short-term incentive payment under the agreement is in lieu of the payment that would be made under the PIP. The amounts were not reduced to their present value.
[2]	Reflects the amount Mr. Rasmussen would receive with respect to the 2011-2013 awards under the LTPP upon a termination of employment, except for cause, on December 31, 2013.
[3]	Reflects the amount Mr. Rasmussen would receive with respect to the 2012-2014 and 2013-2015 awards under the LTPP upon termination on December 31, 2013. Mr. Rasmussen would have qualified for retirement under the LTPP. Accordingly, the amounts shown assume a two-thirds distribution of the total 2012-2014 award, which would be paid in 2015, and a one-third distribution of the total 2013-2015 award, which would be paid in 2016, using a performance score that was estimated as of December 31, 2013, which would have been paid in 2015. The amounts were not reduced to their present value.
[4]	Includes lump-sum cash amounts equal to the sum of two times base salary; three times the 2013 matching amounts in the Nationwide Savings Plan and Nationwide Supplemental Defined Contribution Plan; two times the 2013 short-term incentive bonus; three times the annual COBRA rate, grossed up for FICA and income taxes, in effect at the time of termination for Mr. Rasmussen and his family. The amounts were not reduced to their present value.
John L. Carter
Benefits and payments upon termination	Voluntary termination	Termination without cause or for good reason following a substantial reorganization	For cause termination	Death, disability, or retirement
Short-term incentives:
Sales Incentive[1]	$ –	$ –	$–	$ 229,814
Long-term incentives:
LTPP 11-13 award[2]	$382,460	$ 382,460	$–	$ 382,460
LTPP 12-14 award[3]	$ –	$ 246,682	$–	$ 246,682
LTPP 13-15 award[3]	$ –	$ 83,321	$–	$ 83,321
Life insurance proceeds	$ –	$ –	$–	$ 960,600
Cash severance[4]	$ –	$ 365,254	$–	$ –
Total compensation	$382,460	$1,077,717	$–	$1,902,877
[1]	Reflects the amount Mr. Carter would receive with respect to the 2013 short-term incentive payment under the SIP upon a termination of employment, except for cause, on December 31, 2013. Mr. Carter would not be eligible to receive a SIP award payment upon a voluntary termination on December 31, 2013. We require that SIP participants be employed on the date SIP awards are paid. Payment of 2013 SIP was made on March 7, 2013. The "Termination without cause or for good reason following a substantial reorganization" column does not include the 2013 short-term incentive opportunity, as the severance agreement provides that the short-term incentive payment under the agreement is in lieu of the payment that would be made under the SIP. The amounts were not reduced to their present value.

[2]	Reflects the amount Mr. Carter would receive with respect to the 2011-2013 awards under the LTPP upon a termination of employment, except for cause, on December 31, 2013.
[3]	Reflects the amount Mr. Carter would receive with respect to the 2012-2014 and 2013-2015 awards under the LTPP upon termination without cause or due to substantial reorganization, or for death, disability or retirement (not eligible), on December 31, 2013. Mr. Carter would not have qualified for retirement under the LTPP and would forfeit the target award opportunity granted in the year of termination unless termination is due to death or disability or if the termination is without cause. Accordingly, the amounts shown assume a two-thirds distribution of the total 2012-2014 award, which would have been paid in 2015, and a one-third distribution of the total 2013-2015 award, which would have been paid in 2016, using a performance score that was estimated as of December 31, 2013. The amounts were not reduced to their present value.
[4]	Includes lump-sum cash amounts equal to the sum of one times base salary; one times the 2013 matching amounts in the Nationwide Savings Plan and Nationwide Supplemental Defined Contribution Plan; one times the 2013 short-term incentive bonus; one times the annual COBRA rate, grossed up for FICA and income taxes, in effect at the time of termination for Mr. Carter and his family. The amounts were not reduced to their present value.
Eric S. Henderson
Benefits and payments upon termination	Voluntary termination	Termination without cause	For cause termination	Death, disability, or retirement
Short-term incentives:
Annual incentive[1]	$ –	$ 235,990	$–	$ 235,990
Long-term incentives:
LTPP 11-13 award[2]	$312,158	$ 312,158	$–	$ 312,158
LTPP 12-14 award[3]	$ –	$ 205,646	$–	$ 205,646
LTPP 13-15 award[3]	$ –	$ 68,005	$–	$ 68,005
Life insurance proceeds	$ –	$ –	$–	$1,397,133
Cash severance[4]	$ –	$ 287,498	$–	$ –
Total compensation	$312,158	$1,109,297	$–	$2,218,932
[1]	Reflects the amount Mr. Henderson would receive with respect to the 2013 short-term incentive payment under the PIP upon a termination of employment, except for cause, on December 31, 2013. Mr. Henderson would not be eligible to receive a PIP award payment upon a voluntary termination on December 31, 2013. The PIP requires that plan participants be employed on the date PIP awards are paid. Payment of 2013 PIP was made on March 7, 2013.
[2]	Reflects the amount Mr. Henderson would receive with respect to the 2011-2013 awards under the LTPP upon a termination of employment, except for cause, on December 31, 2013.
[3]	Reflects the amount Mr. Henderson would receive with respect to the 2012-2014 and 2013-2015 operating revenue growth/capital strength awards under the LTPP upon termination without cause or due to substantial reorganization, or for death, disability or retirement (not eligible), on December 31, 2013. Mr. Henderson would not have qualified for retirement under the LTPP and would forfeit the target award opportunity granted in the year of termination unless termination is due to death or disability or if the termination is without cause. Accordingly, the amounts shown assume a two-thirds distribution of the total 2012-2014 award, which would have been paid in 2015, and a one-third distribution of the total 2013-2015 award, which would have been paid in 2016, using a performance score that was estimated as of December 31, 2013.
[4]	Includes an estimate of the amount we would pay under the severance plan guidelines for executives described above. For purposes of this table, we assumed a payment based on twelve months of base salary and $6,800, in lieu of outplacement services.
Lawrence A. Hilsheimer
Benefits and payments upon termination	Voluntary termination	Termination without cause	For cause termination	Death, disability, or retirement
Short-term incentives:
Sales Incentive	$–	$ –	$–	$–
Long-term incentives:
LTPP 11-13 awards[1]	$–	$ –	$–	$–
LTPP 12-14 awards[1]	$–	$ –	$–	$–
Life insurance proceeds	$–	$ –	$–	$–
Cash severance[2]	$–	$ –	$–	$–
Total compensation	$–	$1,035,421	$–	$–
[1]	Mr. Hilsheimer will receive LTPP award payments for the 2011-2013 and 2012-2014 award grants. However, there is no allocation to us for any portion of the LTPP payments.
[2]	Reflects the lump-sum cash payment to Mr. Hilsheimer upon his termination date in accordance with his severance agreement. The lump sum payment amount was the sum of two times base salary; two times the 2013 matching amounts in the Nationwide Savings Plan and Nationwide Supplemental Defined Contribution Plan; two times the 2013 short-term incentive bonus; two times the annual COBRA rate, grossed up for FICA and income taxes, in effect at the time of termination for Mr. Hilsheimer and his family.

Director Compensation for 2013
We do not separately compensate members of our board of directors who are also our employees or employees of our affiliates, for their service on our board of directors. As Nationwide employees, our directors receive no additional compensation for service on our board of directors.
Compensation Policies and Practices as they Relate to Risk Management
We believe that our compensation programs do not provide incentives for excessive risk taking and do not lead to risks that are reasonably likely to have a material adverse effect on the company.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
The following table sets forth certain information regarding beneficial ownership as of March 1, 2013, of the holders of our common stock. Our directors and executive officers do not beneficially own any of our common stock.
Common Stock
The following table sets forth the number of issued and outstanding shares of our common stock owned by each person or entity known by us to be the beneficial owner of more than five percent of such common stock.
Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class
Nationwide Financial Services, Inc. 1 Nationwide Plaza Columbus, Ohio 43215	3,814,779 shares	100%
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
License to Use Nationwide Name and Service Marks
We have a license to use the "Nationwide" trade name and certain other service marks solely for the purpose of identifying and advertising our long-term savings and retirement business and related activities.
Nationwide Mutual Agents
NMIC allows us to distribute our variable annuity, fixed annuity and individual universal, variable and traditional life insurance products through NMIC agents.
See Note 15 to the audited consolidated financial statements included in the F pages of this report for a discussion of related party transactions.
Policies and Procedures for Review and Approval of Related Person Transactions
We have a written conflict of interests policy that is administered by the Office of Ethics and Business Practices. All executive officers and directors are subject to the policy, which is designed to cover related persons transactions with executive officers, directors and their immediate family members. The policy prohibits:
•	using position at Nationwide or affiliation with any Nationwide company for personal gain or advantage;
•	any interest or association that interferes with independent exercise of judgment in the best interest of Nationwide; and
•	directly or indirectly having any position with or substantial interest in any business or property or engaging in any employment or other activity, which takes time and attention away from performance of Nationwide job duties.
We require our executive officers and directors to annually complete a conflict of interests certificate. This certificate requires the executive officers and directors to represent that they have read the conflict of interests policy and disclose any conflicts of interests. It also requires the completion of an outside business activities questionnaire. Each reported possible conflict of interest is reviewed by the Office of Ethics and Business Practices and addressed by appropriate action. The Office of Ethics and Business Practices submits an annual summary report covering each reported conflict of interest an executive officer or director reports and the disposition of each matter to the board of directors.

KPMG LLP
Suite 500
191 West Nationwide Blvd. Columbus, OH 43215-2568

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder

Nationwide Life Insurance Company:

We have audited the accompanying consolidated balance sheets of Nationwide Life Insurance Company and subsidiaries (the Company) as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2013. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedules as listed in the accompanying index. These consolidated financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nationwide Life Insurance Company and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

Columbus, Ohio

February 28, 2014

KPMG LLP is a Delaware limited liability partnership, the U.S. member firm of KPMG International Cooperative (“KPMG International”), a Swiss entity.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Consolidated Statements of Operations

(in millions)

	Year ended December 31,
	2013	2012	2011
		(As Adjusted)
Revenues
Policy charges	$1,849	$1,670	$1,506
Premiums	724	635	531
Net investment income	1,849	1,825	1,844
Net realized investment gains (losses), net of other-than-temporary impairment losses	678	319	(1,676)
Other revenues	17	7	3

Total revenues	$5,117	$4,456	$2,208

Benefits and expenses
Interest credited to policyholder account values	$1,067	$1,038	$1,033
Benefits and claims	1,354	1,227	1,062
Policyholder dividends	59	54	67
Amortization of deferred policy acquisition costs	374	575	65
Other expenses, net of deferrals	922	863	830

Total benefits and expenses	$3,776	$3,757	$3,057

Income (loss) before federal income taxes and noncontrolling interests	$1,341	$699	$(849)
Federal income tax expense (benefit)	313	99	(427)

Net income (loss)	$1,028	$600	$(422)
Less: Loss attributable to noncontrolling interest, net of tax	(82)	(61)	(56)

Net income (loss) attributable to Nationwide Life Insurance Company	$1,110	$661	$(366)

See accompanying notes to consolidated financial statements and Note 2 for disclosure of the change in accounting principle.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Consolidated Statements of Comprehensive Income (Loss)

(in millions)

	Year ended December 31,
	2013	2012	2011
		(As Adjusted)
Net income (loss)	$1,028	$600	$(422)

Other comprehensive (loss) income, net of tax
Changes in:
Net unrealized (losses) gains on available-for-sale securities	(663)	571	317
Other	(7)	(5)	12

Total other comprehensive (loss) income, net of tax	$(670)	$566	$329

Total comprehensive income (loss)	$358	$1,166	$(93)

Less: Comprehensive loss attributable to noncontrolling interests, net of tax	(82)	(61)	(56)

Total comprehensive income (loss) attributable to Nationwide Life Insurance Company	$440	$1,227	$(37)

See accompanying notes to consolidated financial statements and Note 2 for disclosure of the change in accounting principle.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Consolidated Balance Sheets

(in millions, except for share and per share amounts)

	December 31,
	2013	2012
Assets
Investments
Fixed maturity securities, available-for-sale	$32,249	$31,811
Mortgage loans, net of allowance	6,341	5,827
Policy loans	987	980
Short-term investments	411	1,034
Other investments	767	639

Total investments	$40,755	$40,291

Cash and cash equivalents	61	62
Accrued investment income	603	566
Deferred policy acquisition costs	3,778	3,249
Goodwill	200	200
Other assets	3,979	4,362
Separate account assets	84,069	71,440

Total assets	$133,445	$120,170

Liabilities and equity
Liabilities
Future policy benefits and claims	$36,765	$36,154
Short-term debt	278	300
Long-term debt	707	1,038
Other liabilities	4,122	4,507
Separate account liabilities	84,069	71,440

Total liabilities	$125,941	$113,439

Shareholder’s equity
Common stock ($1 par value; authorized - 5,000,000 shares, issued and outstanding - 3,814,779 shares)	$4	$4
Additional paid-in capital	1,718	1,718
Retained earnings	4,520	3,410
Accumulated other comprehensive income	582	1,252

Total shareholder’s equity	$6,824	$6,384
Noncontrolling interest	680	347

Total equity	$7,504	$6,731

Total liabilities and equity	$133,445	$120,170

See accompanying notes to consolidated financial statements and Note 2 for disclosure of the change in accounting principle.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Consolidated Statements of Changes in Equity

(in millions)

	Common stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income	Total shareholder’s equity	Non-controlling interest	Total equity
Balance as of December 31, 2010	$4	$1,718	$3,155	$357	$5,234	$355	$5,589
Comprehensive (loss) income:
Net loss	—	—	(366)	—	(366)	(56)	(422)
Other comprehensive income	—	—	—	329	329	—	329

Total comprehensive (loss) income	—	—	(366)	329	(37)	(56)	(93)
Change in noncontrolling interest	—	—	—	—	—	46	46

Balance as of December 31, 2011	$4	$1,718	$2,789	$686	$5,197	$345	$5,542
Cash dividend paid	—	—	(40)	—	(40)	—	(40)
Comprehensive income (loss):
Net income (loss)	—	—	661	—	661	(61)	600
Other comprehensive income	—	—	—	566	566	—	566

Total comprehensive income (loss)	—	—	661	566	1,227	(61)	1,166
Change in noncontrolling interest	—	—	—	—	—	63	63

Balance as of December 31, 2012	$4	$1,718	$3,410	$1,252	$6,384	$347	$6,731
Comprehensive income (loss):
Net income (loss)	—	—	1,110	—	1,110	(82)	1,028
Other comprehensive loss	—	—	—	(670)	(670)	—	(670)

Total comprehensive income (loss)	—	—	1,110	(670)	440	(82)	358
Change in noncontrolling interest	—	—	—	—	—	415	415

Balance as of December 31, 2013	$4	$1,718	$4,520	$582	$6,824	$680	$7,504

See accompanying notes to consolidated financial statements and Note 2 for disclosure of the change in accounting principle.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Consolidated Statements of Cash Flows

(in millions)

	Year ended December 31,
	2013	2012	2011
		(As Adjusted)
Cash flows from operating activities:
Net income (loss)	$1,028	$600	$(422)
Adjustments to net income (loss):
Net realized investment (gains) losses, net of other-than-temporary impairment losses	(678)	(319)	1,676
Interest credited to policyholder account values	1,067	1,038	1,033
Capitalization of deferred policy acquisition costs	(604)	(470)	(604)
Amortization of deferred policy acquisition costs	374	575	65
Amortization and depreciation	77	80	48
Deferred tax expense (benefit)	346	243	(482)
Changes in:
Policy liabilities	(475)	(548)	(608)
Derivatives, net	(483)	(490)	(364)
Other, net	88	(84)	(265)

Net cash provided by operating activities	$740	$625	$77

Cash flows from investing activities:
Proceeds from maturities of available-for-sale securities	$3,689	$2,909	$2,705
Proceeds from sales of available-for-sale securities	1,091	796	1,585
Purchases of available-for-sale securities	(6,842)	(5,167)	(6,176)
Proceeds from repayments and sales of mortgage loans	1,091	1,048	1,124
Issuances and purchases of mortgage loans	(1,593)	(1,114)	(751)
Net decrease (increase) in short-term investments	654	98	(61)
Collateral (paid) received, net	(637)	(208)	359
Other, net	42	(12)	104

Net cash used in investing activities	$(2,505)	$(1,650)	$(1,111)

Cash flows from financing activities:
Net change in short-term debt	$(22)	$(477)	$477
Proceeds from issuance of long-term debt	2	13	13
Cash dividend paid to Nationwide Financial Services, Inc.	—	(40)	—
Repayments of long-term debt	(299)	—	—
Investment and universal life insurance product deposits	6,139	5,566	5,314
Investment and universal life insurance product withdrawals	(4,034)	(4,063)	(5,024)
Other, net	(22)	39	(34)

Net cash provided by financing activities	$1,764	$1,038	$746

Net (decrease) increase in cash and cash equivalents	$(1)	$13	$(288)
Cash and cash equivalents, beginning of period	62	49	337

Cash and cash equivalents, end of period	$61	$62	$49

See accompanying notes to consolidated financial statements and Note 2 for disclosure of the change in accounting principle.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

(1)	Nature of Operations

Nationwide Life Insurance Company (“NLIC,” or collectively with its subsidiaries, “the Company”) was incorporated in 1929 and is an Ohio domiciled stock life insurance company. The Company is a member of the Nationwide group of companies (“Nationwide”), which is comprised of Nationwide Mutual Insurance Company (“NMIC”) and all of its subsidiaries and affiliates.

All of the outstanding shares of NLIC’s common stock are owned by Nationwide Financial Services, Inc. (“NFS”), a holding company formed by Nationwide Corporation (“Nationwide Corp.”), a majority-owned subsidiary of NMIC.

Wholly-owned subsidiaries of NLIC as of December 31, 2013 include Nationwide Life and Annuity Insurance Company (“NLAIC”), Nationwide Investment Services Corporation (“NISC”) and Nationwide Investment Advisor (“NIA”). NLAIC primarily offers universal life insurance, variable universal life insurance, term life insurance, corporate-owned life insurance (“COLI”) and individual annuity contracts on a non-participating basis. NISC is a registered broker-dealer. NIA is a registered investment advisor.

The Company is a leading provider of long-term savings and retirement products in the United States (“U.S.”). The Company develops and sells a diverse range of products and services including individual annuities, private and public sector group retirement plans, investment products sold to institutions, life insurance and advisory services.

The Company sells its products through a diverse distribution network. Unaffiliated entities that sell the Company’s products to their own customer bases include independent broker-dealers, financial institutions, wirehouse and regional firms, pension plan administrators and life insurance specialists. Representatives of affiliates who market products directly to a customer base include Nationwide Retirement Solutions, Inc. (“NRS”) and Nationwide Financial Network (“NFN”) producers, which includes the agency distribution force of the Company’s ultimate parent company, NMIC.

As of December 31, 2013 and 2012, the Company did not have a significant concentration of financial instruments in a single investee, industry or geographic region of the U.S. Also, the Company did not have a concentration of business transactions with a particular customer, lender, distribution source, market or geographic region of the U.S. in which the Company is overly vulnerable to a single event which could cause a severe impact to the Company’s financial position.

(2)	Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of NLIC and companies in which NLIC directly or indirectly has a controlling financial interest. The consolidated financial statements include majority-owned subsidiaries and consolidated variable interest entities (“VIEs”). All significant intercompany accounts and transactions have been eliminated.

Entities in which NLIC does not have a controlling interest, but the Company has significant influence over the operating and financing decisions and also certain other investments, are reported using the equity method.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

Use of Estimates

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”). The preparation of the consolidated financial statements in accordance with GAAP requires the Company to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Significant estimates include the balance and amortization of deferred policy acquisition costs (“DAC”), legal and regulatory reserves, certain investment and derivative valuations including investment impairment losses, future policy benefits and claims including the valuation of embedded derivatives resulting from living benefit guarantees on variable annuity contracts, goodwill, provision for income taxes and valuation of deferred tax assets. Actual results could differ significantly from those estimates.

Revenues and Benefits

Investment and universal life insurance products. Investment products are long duration contracts that do not subject the Company to significant risk arising from mortality (the relative incidence of death in a given time) or morbidity (the relative incidence of disability resulting from disease or physical impairment). These include variable and fixed deferred annuity contracts in the accumulation phase with both individuals and groups and certain annuities without life contingencies. Universal life insurance products include long duration insurance contracts that do not have fixed or guaranteed terms. These include universal life insurance, variable universal life insurance, COLI, bank-owned life insurance (“BOLI”) and other interest-sensitive life insurance policies. Revenues for investment products and universal life insurance products consist of net investment income, surrender charges and other policy charges earned and assessed against policy account balances during the period. Policy charges are assessed on a daily or monthly basis and recognized as revenue when assessed and earned. Assessments for services provided in future periods are recorded as unearned revenue and recognized as revenue over the periods benefited. Surrender charges are recognized as revenue upon surrender of a contract in accordance with contractual terms. Policy benefits and claims that are charged to expense include interest credited to policyholder accounts and benefits and claims incurred in the period in excess of related policyholder accounts.

Traditional life insurance products. Traditional life insurance products include those products with fixed and guaranteed terms, primarily consisting of whole life insurance, term life insurance and certain annuities with life contingencies. Premiums for traditional life insurance products are generally recognized as revenue when due. For certain annuities with life contingencies, any excess of gross premium over the net premium is deferred and recognized with the amount of expected future benefits. Benefits and expenses are associated with earned premiums so that profits are recognized over the life of the contract. This association is accomplished through the provision for future policy benefits and the deferral and amortization of policy acquisition costs.

Future Policy Benefits and Claims

Investment and universal life insurance products. The Company calculates its liability for future policy benefits and claims for investment products in the accumulation phase and for universal life insurance policies as the policy accrued account balance, which represents participants’ net deposits adjusted for investment performance, interest credited and applicable contract charges.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

The Company offers certain universal life insurance, variable universal life insurance and variable annuity products with secondary guarantees, guaranteed minimum death benefits (“GMDB”), and guaranteed minimum income benefits (“GMIB”). Liabilities for these guarantees are calculated by multiplying the current benefit ratio by the cumulative assessments recorded from contract inception through the balance sheet date less the cumulative secondary guarantee benefit payments plus interest. The Company regularly evaluates its experience and assumptions and adjusts the benefit ratio as appropriate. If experience or assumption changes result in a new benefit ratio, the reserves are adjusted to reflect the changes with a related charge or credit to other benefits and claims in the period of evaluation. Determination of the expected benefit payments and assessments are based on a range of scenarios and assumptions including those related to market rates of return and volatility, contract surrenders and mortality experience. The accounting for these guarantees impacts estimated gross profits used to calculate the balance and amortization of DAC and other. Refer to Note 4 for further discussion of these guarantees.

Guarantees to variable annuity contractholders can include a return of no less than the total deposits made on the contract less any customer withdrawals, total deposits made on the contract less any customer withdrawals plus a minimum return, or the highest contract value on a specified anniversary date minus any customer withdrawals following the contract anniversary. In addition, these guarantees can include benefits payable in the event of death, upon annuitization, upon periodic withdrawal or at specified dates during the accumulation period. Refer to Note 4 for further discussion of these guarantees.

The Company’s guaranteed minimum accumulation benefit (“GMAB”) and guaranteed living withdrawal benefit (“GLWB”) are living benefit guarantees which represent embedded derivatives in variable annuity contracts that are required to be separated from, and valued apart from, the host variable annuity contracts. The embedded derivatives are held at fair value and include the present value of attributed fees. Subsequent changes in the fair value of the embedded derivatives are recognized in earnings as a component of net realized investment gains and losses. The fair value of the embedded derivatives is calculated based on a combination of capital market and actuarial assumptions. Projections of cash flows inherent in the valuation of the embedded derivatives incorporate numerous assumptions including, but not limited to, mortality, lapse rates, index volatility, wait period (the number of years the policyholder is assumed to wait prior to beginning withdrawals once eligible), efficiency of benefit utilization (the percent of the maximum permitted withdrawal that a policyholder takes) and discounting, including liquidity and non-performance risk (the risk that the liability will not be fulfilled and affects the value at which the liability is transferred). The assumptions used to calculate the fair value of embedded derivatives are reviewed as part of an annual comprehensive study of assumptions. Quarterly, consideration is given as to whether adjustments to these assumptions are necessary.

The Company’s equity indexed products (life and annuity) have the policyholders’ interest credits based on market performance with caps and floors. The interest credits represent embedded derivatives within the insurance contract and therefore are required to be separated from, and valued apart from, the host contracts. The embedded derivatives are held at fair value. Subsequent changes in the fair value of the embedded derivatives are recognized in earnings as a component of interest credited. The fair value of the embedded derivatives is calculated based on a combination of capital market and actuarial assumptions. Projections of cash flows inherent in the valuation of the embedded derivative incorporate numerous assumptions including, but not limited to, mortality, lapse rates and index volatility. The assumptions used to calculate the fair value of embedded derivatives are reviewed as part of an annual comprehensive study of assumptions. Quarterly, consideration is given as to whether adjustments to these assumptions are necessary.

Traditional life insurance products. The process of calculating reserve amounts for traditional life insurance products involves the use of a number of assumptions, including those related to persistency, mortality, morbidity, interest rates (the rates expected to be paid or received on financial instruments) and certain other expenses.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

The liability for future policy benefits and claims for traditional life insurance policies was determined using the net level premium method with weighted average interest rates of 6.6% and estimates of mortality, morbidity, investment yields and persistency that were used or being experienced at the time the policies were issued with a provision for adverse deviation.

The liability for future policy benefits for certain annuities with life contingencies was calculated using the present value of future benefits and certain expenses discounted using weighted average interest rates of 5.3% with a provision for adverse deviation.

Reinsurance ceded

The Company cedes insurance to other companies in order to limit potential losses and to diversify its exposures. Such agreements do not relieve the original insurer from its primary obligation to the policyholder in the event the reinsurer is unable to meet the obligations it has assumed. Reinsurance premiums ceded and reinsurance recoveries on benefits and claims incurred are deducted from the respective income and expense accounts. Assets and liabilities related to reinsurance ceded are reported in the consolidated balance sheets on a gross basis, separately from the related future policy benefits and claims of the Company.

Deferred Policy Acquisition Costs

The Company has deferred certain acquisition costs that are directly related to the successful acquisition of new and renewal insurance and investment contracts. The methods and assumptions used to amortize and assess recoverability of the DAC balance depend on the type of product.

Investment and universal life insurance products. For certain investment and universal life insurance products, DAC is amortized with interest over the lives of the policies in relation to the present value of estimated gross profits, which is determined primarily from projected interest margins, policy charges and net realized investment gains and losses, less policy benefits and other expenses. The DAC asset related to investment and universal life insurance products is adjusted to reflect the impact of unrealized gains and losses on available-for-sale securities with the corresponding adjustment recorded in accumulated other comprehensive income (“AOCI”). This adjustment to DAC represents the change in amortization that would have been required as a charge or credit to operations had such unrealized amounts been realized. DAC for investment and universal life insurance products is subject to recoverability testing in the year of policy issuance and DAC for universal life insurance products is also subject to loss recognition testing at the end of each reporting period.

The Company regularly evaluates and adjusts the DAC balance when actual gross profits in a given reporting period vary from management’s initial estimates. Additionally, the assumptions used in the estimation of future gross profits are based on the Company’s current best estimates of future events and are reviewed as part of an annual process. During the annual process, the Company performs a comprehensive study of assumptions, including mortality and persistency studies, maintenance expense studies and an evaluation of projected general and separate account investment returns. The most significant assumptions that are involved in the estimation of future gross profits include future net separate account investment performance, surrender/lapse rates, interest margins, renewal premiums and mortality. The Company refers to this process as “unlocking.” Quarterly, consideration is given as to whether adjustments to these assumptions are necessary. The Company uses a reversion to the mean process to determine the assumption for the future net separate account investment performance. This process assumes different performance levels over the next three years such that the separate account mean return measured from the anchor date to the end of the life of the product equals the long-term assumption. The Company’s long-term assumption for net separate account investment performance is approximately 7% growth per year.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

Changes in assumptions and the emergence of actual gross profits can have a significant impact on the amount of DAC reported for investment and universal life insurance products and their related amortization patterns. Additionally, the amortization of DAC can be affected by the change in the valuation of the Company’s variable annuity guarantees. See Future Policy Benefits and Claims for further discussion of the valuation of the Company’s variable annuity guarantees. In the event actual experience differs from assumptions or future assumptions are revised, the Company will record an increase or decrease in DAC amortization expense, which could be significant.

Traditional life insurance. DAC is amortized with interest over the premium-paying period of the related policies in proportion to premium revenue recognized. These assumptions are consistent with those used in the calculation of liabilities for future policy benefits at issuance. DAC is evaluated for recoverability at the time of policy issuance, and loss recognition testing is conducted each reporting period.

Refer to Note 5 for discussion regarding assumption changes impacting DAC amortization and related balances.

Investments

Available-for-sale securities. Available-for-sale securities are reported at fair value, with unrealized holding gains and losses reported as a separate component of other comprehensive income, net of adjustments for DAC, future policy benefits and claims, policyholder dividend obligations and deferred federal income taxes. Realized gains and losses on sales of available-for-sale securities are recognized in income based on the specific identification method. Interest and dividend income is recognized when earned.

As of December 31, 2013 and 2012, 99% of fixed maturity securities were priced using external source data. Independent pricing services are most often utilized (86% as of December 31, 2013 and 2012) to determine the fair value of securities for which market quotations are available. For these securities, the Company obtains the pricing services’ methodologies, inputs and assumptions and classifies the investments accordingly in the fair value hierarchy.

A corporate pricing matrix or an internally developed pricing model is used in valuing certain corporate debt securities. The corporate pricing matrix is developed using private spreads for corporate securities with varying weighted average lives and credit quality ratings. The weighted average life and credit quality rating of a particular fixed maturity security to be priced using the corporate pricing matrix are important inputs into the model and are used to determine a corresponding spread that is added to the appropriate U.S. Treasury yield to create an estimated market yield for that security. The estimated market yield and other relevant factors are then used to estimate the fair value of the particular security.
Non-binding broker quotes are also utilized to determine the fair value of certain corporate debt, mortgage-backed and other asset-backed securities when quotes are not available from independent pricing services, corporate pricing matrix or internal pricing models. These securities are classified with the lowest priority in the fair value hierarchy as only one broker quote is ordinarily obtained, the investment is not traded on an exchange, the pricing is not available to other entities and/or the transaction volume in the same or similar investments has decreased. Inputs used in the development of prices are not provided to the Company by the brokers, as the brokers often do not provide the necessary transparency into their quotes and methodologies. The Company performs reviews and tests to ensure that quotes are a reasonable estimate of the investments’ fair value at least annually. Price movements of broker quotes are subject to validation and require approval from the Company’s management. Management uses its knowledge of the investment and current market conditions to determine if the price is indicative of the investment’s fair value.

When the collectability of contractual interest payments on fixed maturity securities is considered doubtful, such securities are placed in non-accrual status and any accrued interest is excluded from investment income. These securities are not restored to accrual status until the Company determines that payment of future principal and interest is probable.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

For investments in certain residential and commercial mortgage-backed securities, the Company recognizes income and amortizes discounts and premiums using the effective-yield method based on prepayment assumptions and the estimated economic life of the securities. When actual prepayments differ significantly from estimated prepayments, the effective-yield is recalculated to reflect actual payments to date and anticipated future payments. Any resulting adjustment is included in net investment income in the period the estimates are revised. All other investment income is recorded using the effective-yield method without anticipating the impact of prepayments.

The Company periodically reviews its available-for-sale securities to determine if any decline in fair value to below amortized cost is other-than-temporary. Factors considered in determining whether a decline is other-than-temporary include the length of time a security has been in an unrealized loss position, the severity of the unrealized loss, reasons for the decline in value and expectations for the amount and timing of a recovery in fair value.

In assessing corporate debt securities for other-than-temporary impairment, the Company evaluates the ability of the issuer to meet its debt obligations, the value of the company or specific collateral securing the debt, the Company’s intent to sell the security and whether it is more likely than not the Company will be required to sell the security before the recovery of its amortized cost basis. The Company evaluates U.S. Treasury securities and obligations of U.S. Government corporations and agencies and obligations of states, political subdivisions and foreign governments for other-than-temporary impairment by examining similar characteristics.

When evaluating whether residential mortgage-backed securities, commercial mortgage-backed securities and other asset-backed securities are other-than-temporarily impaired, the Company examines characteristics of the underlying collateral, such as delinquency and default rates, the quality of the underlying borrower, the type of collateral in the pool, the vintage year of the collateral, subordination levels within the structure of the collateral pool, the quality of any credit guarantors, the Company’s intent to sell the security and whether it is more likely than not it will be required to sell the security before the recovery of its amortized cost basis.

The Company evaluates its intent to sell on an individual security basis. Other-than-temporary impairment losses on debt securities when the Company does not intend to sell the security and it is not more likely than not it will be required to sell the security prior to recovery of the security’s amortized cost basis are bifurcated with the credit portion of the impairment loss being recognized in earnings and the non-credit loss portion of the impairment and any subsequent changes in the fair value of those debt securities being recognized in other comprehensive income, net of applicable taxes and other offsets. To estimate the credit portion of an impairment loss recognized in earnings, the Company considers the timing and present value of the cash flows. To the extent that the present value of cash flows generated by a debt security is less than the amortized cost, an other-than-temporary impairment is recognized through earnings.

It is reasonably possible that further declines in fair values of such investments, or changes in assumptions or estimates of anticipated recoveries and/or cash flows, may cause further other-than-temporary impairments in the near term, which could be significant.

Mortgage loans, net of allowance. The Company holds commercial mortgage loans that are collateralized by properties throughout the U.S. These mortgage loans are further segregated into the following classes based on the unique risk profiles of the underlying property types: office, industrial, retail, apartment and other. Mortgage loans held-for-investment are held at amortized cost less a valuation allowance.

As part of the underwriting process, specific guidelines are followed to ensure the initial quality of a new mortgage loan. Third-party appraisals are generally obtained to support loaned amounts as the loans are usually collateral dependent.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

The collectability and value of a mortgage loan are based on the ability of the borrower to repay and/or the value of the underlying collateral. Many of the Company’s commercial mortgage loans are structured with balloon payment maturities, exposing the Company to risks associated with the borrowers’ ability to make the balloon payment or refinance the property.

The Company actively monitors the credit quality of its mortgage loans to support the development of the valuation allowance. This monitoring process includes quantitative analyses which facilitate the identification of deteriorating loans, and qualitative analyses, which consider other factors relevant to the borrowers’ ability to repay. Loans with deteriorating credit fundamentals are identified through special surveillance procedures and are evaluated based on the severity of their deterioration and management’s judgment as to the likelihood of loss.

Mortgage loans require a loan-specific reserve when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When management determines that a loan requires a loan-specific reserve, a provision for loss is established equal to the difference between the carrying value and either the fair value of the collateral less costs to sell or the present value of expected future cash flows discounted at the loan’s market interest rate. Loan-specific reserve charges are recorded in net realized investment gains and losses. In the event a loan-specific reserve charge is reversed, the recovery is recorded in net realized investment gains and losses.

In addition to the loan-specific reserves, the Company maintains a non-specific reserve based primarily on loan surveillance categories and property type classes, which reflects management’s best estimate of probable credit losses inherent in the portfolio as of the balance sheet date but not yet attributable to specific loans. Management’s periodic evaluation of the adequacy of the non-specific reserve is based on past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect a borrower’s ability to repay, the estimated value of the underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. Non-specific reserve changes are recorded in net realized investment gains and losses.

Interest income on performing mortgage loans is recognized over the life of the loan using the effective-yield method. Loans in default or in the process of foreclosure are placed on non-accrual status. Interest received on non-accrual status mortgage loans is included in net investment income in the period received. Loans are considered delinquent when contractual payments are 90 days past due.

Policy loans. Policy loans, which are collateralized by the related insurance policy, are held at the outstanding principal balance and do not exceed the net cash surrender value of the policy. As such, no valuation allowance for policy loans is required.

Short-term investments. Short-term investments consist of highly liquid mutual funds and government agency discount notes with maturities of twelve months or less at acquisition. The Company and various affiliates maintains agreements with Nationwide Cash Management Company (“NCMC”), an affiliate, under which NCMC acts as a common agent in handling the purchase and sale of short-term securities for the respective accounts of the participants. Amounts on deposit with NCMC for the benefit of the Company are included in short-term investments on the consolidated balance sheets. The Company carries short-term investments at fair value.

Other investments. Other investments consist primarily of equity method investments in joint ventures and partnerships, equity securities, capital stock with the Federal Home Loan Bank of Cincinnati (“FHLB”) and trading securities.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

Securities lending. The Company has entered into securities lending agreements with a custodial bank whereby eligible securities are loaned to third parties, primarily major brokerage firms. These transactions are used to generate additional income on the securities portfolio. The Company is entitled to receive from the borrower any payments of interest and dividends received on loaned securities during the loan term. The agreements require a minimum of 102% of the fair value of loaned securities to be held as collateral. Cash collateral is invested by the custodial bank in investment-grade securities, which are included in the total investments of the Company. Periodically, the Company may receive non-cash collateral, which would be recorded off-balance sheet. The Company recognizes loaned securities in either available-for-sale or other investments. A securities lending payable is recorded in other liabilities for the amount of cash collateral received. Net income received from securities lending activities is included in net investment income.

Variable interest entities. In the normal course of business, the Company has relationships with VIEs. If the Company determines that it has a variable interest and is the primary beneficiary, it consolidates the VIE. This determination is based on a review of the entity’s contract and other deal related information, such as the entity’s equity investment at risk, decision-making abilities, obligations to absorb economic risks and right to receive economic rewards of the entity. The Company is the primary beneficiary if the Company has the power to direct the activities of the VIE that most significantly impact the economic performance of the entity and the obligation to absorb losses or receive benefits from the entity that could be potentially significant to the VIE.

The majority of the VIEs consolidated by the Company are due to guarantees provided to limited partners related to the amount of tax credits that will be generated by the Low-Income-Housing Tax Credit Funds (“Tax Credit Funds”). The results of operations and financial position of each VIE for which the Company is the primary beneficiary as well as the corresponding noncontrolling interests, are recorded in the consolidated financial statements. Ownership interests held by unrelated third parties in the consolidated VIEs are presented as noncontrolling interests in the equity section of the consolidated financial statements. Loss attributable to noncontrolling interests is excluded from the net income attributable to NLIC on the consolidated statements of operations.

The Company invests in fixed maturity securities that could qualify as VIEs, including corporate securities, mortgage-backed securities and asset-backed securities. The Company is not the primary beneficiary of these securities as the Company does not have the power to direct the activities that most significantly impact the entities’ performance. The Company’s maximum exposure to loss is limited to the carrying values of these securities. There are no liquidity arrangements, guarantees or other commitments by third parties that affect the fair value of the Company’s interest in these assets. Refer to Note 6 for additional disclosures related to these investments.

The Company is not required and does not intend to provide financial or other support outside of contractual requirements to any VIE.

Derivative Instruments

The Company uses derivative instruments to manage exposures and mitigate risks primarily associated with interest rates, equity markets and foreign currency. These derivative instruments primarily include interest rate swaps, futures contracts and options. Certain features embedded in the Company’s indexed products and certain variable annuity contracts require derivative accounting. Refer to the prior discussion of Future Policy Benefits and Claims for a description of the valuation applicable to these products. All derivative instruments are held at fair value and are reflected as assets or liabilities in the consolidated balance sheets.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

Fair value of derivative instruments is determined using various valuation techniques relying predominantly on observable market inputs. These inputs include interest rate swap curves, credit spreads, interest rates, counterparty credit risk, equity volatility and equity index levels. In cases where observable inputs are not available, the Company will utilize non-binding broker quotes to determine fair value, and these instruments are classified accordingly in the fair value hierarchy. Price movements of these broker quotes are subject to validation and require approval from the Company’s management. Management uses models to internally value the instruments for comparison to the values received through broker quotes.

For derivatives that are not designated for hedge accounting, the gain or loss on the derivative is primarily recognized in net realized investment gains and losses.

For derivative instruments that are designated and qualify for fair value hedge accounting, the gain or loss on the derivative instrument, as well as the hedged item to the extent of the risk being hedged, are recognized in net realized investment gains and losses.

For derivative instruments that are designated and qualify for cash flow hedge accounting, the effective portion of the gain or loss on the derivative instrument is reported as a component of AOCI and reclassified into earnings in the same period or periods that the hedged transaction impacts earnings. The ineffective portion of the derivative’s change in value, if any, along with any of the derivative’s change in value that is excluded from the assessment of hedge effectiveness, are recorded in net realized investment gains and losses.

The Company’s derivative transaction counterparties are generally financial institutions. To reduce the credit risk associated with open contracts, the Company enters into master netting agreements, which permit the closeout and netting of transactions with the same counterparty upon the occurrence of certain events. In addition, the Company attempts to reduce credit risk by obtaining collateral from counterparties. The determination of the need for and the levels of collateral vary based on an assessment of the credit risk of the counterparty. The Company accepts collateral in the form of cash and marketable securities.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources while unobservable inputs reflect the Company’s view of market assumptions in the absence of observable market information. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. In determining fair value, the Company uses various methods, primarily market and income approaches.

The Company categorizes its fair value measurements into a three-level hierarchy based on the priority of the inputs to the valuation technique. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure fair value fall within different levels of the hierarchy, the category level is based on the lowest priority level input that is significant to the fair value measurement of the instrument in its entirety.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

The Company categorizes assets and liabilities held at fair value in the consolidated balance sheets as follows:

•	Level 1 – Unadjusted quoted prices accessible in active markets for identical assets or liabilities at the measurement date and mutual funds where the value per share (unit) is determined and published daily and is the basis for current transactions.

•	Level 2 – Unadjusted quoted prices for similar assets or liabilities in active markets or inputs (other than quoted prices) that are observable or that are derived principally from or corroborated by observable market data through correlation or other means. Primary inputs to this valuation technique may include comparative trades, bid/asks, interest rate movements, U.S. Treasury rates, London Interbank Offered Rate (“LIBOR”), prime rates, cash flows, maturity dates, call ability, estimated prepayments, and/or underlying collateral values.

•	Level 3 – Prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. Inputs reflect management’s best estimate about the assumptions market participants would use at the measurement date in pricing the asset or liability. Consideration is given to the risk inherent in both the method of valuation and the valuation inputs.

The Company reviews its fair value hierarchy classifications for assets and liabilities quarterly. Changes in observability of significant valuation inputs identified during these reviews may trigger reclassifications. Reclassifications are reported as transfers at the beginning of the period in which the change occurs.

Fair Value Option

The Company assesses the fair value option election for newly acquired assets or liabilities on a prospective basis. There are no material assets or liabilities for which the Company elected the fair value option.

Federal Income Taxes

The Company recognizes deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, net operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income or loss in the years in which those temporary differences are expected to be recovered or settled. Under this method, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recorded to reduce a deferred tax asset to the amount expected to be realized. Interest expense and any associated penalties which relate to tax years still subject to review by the Internal Revenue Service (“IRS”) are recorded as income tax expense.

The Company provides for federal income taxes based on amounts the Company believes it ultimately will owe. Inherent in the provision for federal income taxes are estimates regarding the deductibility of certain items and the realization of certain tax credits. In the event the ultimate deductibility of certain items or the realization of certain tax credits differs from estimates, the Company may be required to change the provision for federal income taxes recorded in the consolidated financial statements, which could be significant.

Tax reserves are reviewed regularly and are adjusted as events occur that management believes impact its liability for additional taxes, such as lapsing of applicable statutes of limitations, conclusion of tax audits or substantial agreement with taxing authorities on the deductibility/nondeductibility of uncertain items, additional exposure based on current calculations, identification of new issues, release of administrative guidance or rendering of a court decision affecting a particular tax issue.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

NLIC files a separate consolidated federal income tax return, with its subsidiaries, and is eligible to join the NMIC consolidated federal tax return group in 2015.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid investments with original maturities of less than three months.

Goodwill

In connection with business acquisitions, the Company recognizes goodwill as the excess of the purchase price over the fair value of net assets acquired as goodwill. Goodwill is not amortized, but is evaluated for impairment at the reporting unit level annually. Goodwill of a reporting unit is tested for impairment on an interim basis, in addition to the annual evaluation if an event occurs or circumstances change which would more likely than not reduce the fair value of a reporting unit below its carrying amount. If a reporting unit’s fair value is less than its carrying value, the Company will calculate implied goodwill. An impairment would be recognized on a reporting unit for the amount that the carrying value of its goodwill exceeds the implied value of its goodwill.

The process of evaluating goodwill for impairment requires several judgments and assumptions to be made to determine the fair value of the reporting units, including the method used to determine fair value, discount rates, expected levels of cash flows, revenues and earnings, and the selection of comparable companies used to develop market-based assumptions. The Company performed its 2013 annual impairment test and determined that no impairment was required.

Closed Block

In connection with the sponsored demutualization of Provident Mutual Life Insurance Company (“Provident”) prior to its acquisition by the Company, Provident established a closed block for the benefit of certain classes of individual participating policies that had a dividend scale payable in 2001. Assets were allocated to the closed block in an amount that produces cash flows which, together with anticipated revenues from closed block business, is reasonably expected to be sufficient to provide for (1) payment of policy benefits, specified expenses and taxes, and (2) the continuation of dividends throughout the life of the Provident policies included in the closed block based upon the dividend scales payable for 2001, if the experience underlying such dividend scales continues.

Assets allocated to the closed block benefit only the holders of the policies included in the closed block and will not revert to the benefit of the Company. No reallocation, transfer, borrowing or lending of assets can be made between the closed block and other portions of the Company’s general account, any of its separate accounts, or any affiliate of the Company without the approval of the Pennsylvania Insurance Department and Ohio Department of Insurance (“ODI”). The closed block will remain in effect as long as any policy in the closed block is in force.

If, over time, the aggregate performance of the closed block assets and policies is better than was assumed in funding the closed block, dividends to policyholders will increase. If, over time, the aggregate performance of the closed block assets and policies is less favorable than was assumed in the funding, dividends to policyholders could be reduced. If the closed block has insufficient funds to make guaranteed policy benefit payments, such payments will be made from the Company’s assets outside of the closed block, which are general account assets.

The assets and liabilities allocated to the closed block are recorded in the Company’s consolidated financial statements on the same basis as other similar assets and liabilities. The carrying amount of closed block liabilities in excess of the carrying amount of closed block assets at the date Provident was acquired by the Company represents the maximum future earnings from the assets and liabilities designated to the closed block that can be recognized in income, for the benefit of stockholders, over the period the policies in the closed block remain in force.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

If actual cumulative earnings exceed expected cumulative earnings, the expected earnings are recognized in income. This is because the excess actual cumulative earnings over expected cumulative earnings, which represents undistributed accumulated earnings attributable to policyholders, is recorded as a policyholder dividend obligation. Therefore, the excess will be paid to closed block policyholders as an additional policyholder dividend expense in the future unless it is otherwise offset by future performance of the closed block that is less favorable than originally expected. If actual cumulative performance is less favorable than expected, actual earnings will be recognized in income.

The principal cash flow items that affect the amount of closed block assets and liabilities are premiums, net investment income, purchases and sales of investments, policyholder benefits, policyholder dividends, premium taxes and income taxes. The principal income and expense items excluded from the closed block are management and maintenance expenses, commissions and net investment income and realized gains and losses on investments held outside of the closed block that support the closed block business, all of which enter into the determination of total gross margins of closed block policies. See Note 10 for further disclosure.

Separate Accounts

Separate account assets and liabilities represent contractholders’ funds that have been legally segregated into accounts with specific investment objectives. In the separate account, investment income and gains and losses on investments accrue directly to, and investment risk is borne by, the contractholder. Separate account assets are primarily comprised of public, privately registered and non-registered mutual funds. Separate account assets are recorded at fair value based on the methodology that would be applicable to the underlying assets. The value of separate account liabilities is set to equal the fair value for separate account assets.

Participating Business

Participating business, which refers to policies that participate in profits through policyholder dividends, represented approximately 4% of the Company’s life insurance in force in 2013 (5% in 2012 and 2011) and 38% of the number of life insurance policies in force in 2013 (40% in 2012 and 42% in 2011). The provision for policyholder dividends was based on the respective year’s dividend scales and has been included in future policy benefits and claims in the consolidated balance sheets.

Change in Accounting Principle

In October 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2010-26, which amends FASB Accounting Standards Codification (“ASC”) 944, Financial Services – Insurance. The amended guidance modifies the definition of the types of costs incurred by insurance entities that can be capitalized in the acquisition of new and renewal insurance and investment contracts. Under the amended guidance, acquisition costs are to include only those costs that are directly related to the successful acquisition of new or renewal insurance and investment contracts. The methods and assumptions used to amortize and assess recoverability of DAC were not impacted as a result of adopting this guidance.

The Company adjusted the presentation of its consolidated financial statements and accompanying notes for all periods presented, to reflect the retrospective adoption of this change in accounting principle.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

The following tables summarize the impact of the retrospective change in accounting principle on the consolidated statements of operations for the periods indicated:

	Year ended December 31, 2011
(in millions)	As Originally Reported	As Adjusted	Effect of Change
Amortization of deferred policy acquisition costs	$76	$65	$11
Other expenses, net of deferrals[1]	$620	$760	$(140)
Federal income tax benefit	$(382)	$(427)	$45
Net loss attributable to Nationwide Life Insurance Company	$(282)	$(366)	$(84)

[1]	Excludes interest expense, which is included in other expenses, net of deferrals on the consolidated statements of operations.

Subsequent Events

The Company evaluated subsequent events through February 28, 2014, the date the consolidated financial statements were issued.

(3)	Recently Issued Accounting Standards

Adopted Accounting Standards

On January 1, 2013, the Company adopted ASU 2011-11, which expands the disclosure requirements within ASC 210-10, Balance Sheet – Offsetting. The new disclosures require improved information about certain financial instruments and derivatives that are either offset in accordance with GAAP or subject to enforceable master offsetting arrangements irrespective of GAAP. The Company also adopted ASU 2013-01, which clarifies the scope of these disclosures. The adoption of this guidance resulted in increased disclosures only and had no impact on the Company’s consolidated financial statements.

On January 1, 2013, the Company adopted ASU 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, which amends FASB ASC 220, Comprehensive Income. The amended guidance requires entities to provide information about the amounts reclassified out of accumulated other comprehensive income by significant component. For significant amounts reclassified into net income in their entirety in the same reporting period, the amended guidance also requires entities to present or disclose the effect of these reclassifications on line items of net income. The adoption of this guidance resulted in increased disclosures only and had no impact on the Company’s consolidated financial statements.

On July 17, 2013, the Company adopted ASU 2013-10, which permits the Overnight Index Swap Rate to be designed as a U.S. benchmark interest rate for hedge accounting purposes. This guidance is applied prospectively on new or redesigned hedging relationships and accordingly had no impact to the Company’s consolidated financial statements.

On January 1, 2012, the Company adopted ASU 2011-04, which amends existing guidance in ASC 820, Fair Value Measurements and Disclosures. The guidance in this ASU clarifies existing fair value measurement guidance and expands disclosures primarily related to Level 3 fair value measurements. The Company also adopted ASU 2013-03, which clarifies the applicability of these disclosures. The adoption of this guidance resulted in increased disclosures only and had no impact on the Company’s consolidated financial statements.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

On January 1, 2012, the Company adopted ASU 2011-05, which amends existing guidance in ASC 220, Comprehensive Income. The amended guidance requires reporting entities to present net income and other comprehensive income in either a single continuous statement or in two separate, but consecutive, statements of net income and other comprehensive income. The Company elected two separate but consecutive statements of operations and comprehensive income and adopted ASU 2011-05 retrospectively.

Pending Accounting Standards

In February 2013, the FASB issued ASU 2013-04, which amends existing guidance in ASC 405, Liabilities. The ASU provides guidance for the recognition, measurement and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date. The guidance is effective retrospectively for the Company’s annual and interim periods beginning January 1, 2014. The Company is currently in the process of determining the impact of adoption.

In June 2013, the FASB issued ASU 2013-08, which amends existing guidance in ASC 946, Financial Services – Investment Companies. The amended guidance modifies the definition of investment companies and requires new disclosures around the status and operations of investment companies. In addition, the guidance requires an investment company to measure its noncontrolling interests in another investment company at fair value rather than the equity method of accounting. The Company will adopt the ASU for interim and annual reporting periods beginning January 1, 2014. The Company is currently in the process of determining the impact of adoption.

In July 2013, the FASB issued ASU 2013-11, which amends existing guidance in ASC 740, Income Taxes. The amended guidance provides clarification on the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss or a tax credit carryforward exists. The Company will adopt the ASU for interim and annual periods beginning January 1, 2014. The Company is currently in the process of determining the impact of adoption.

In January 2014, the FASB issued ASU 2014-01, which amends existing guidance in ASC 323, Equity Method and Joint Ventures. The amended guidance permits reporting entities to make an accounting policy election to account for their investments in qualified affordable housing projects using the proportional amortization method if certain conditions are met. The Company will adopt the ASU for interim and annual reporting periods beginning January 1, 2015. The Company is currently in the process of determining the impact of adoption.

(4)	Certain Long-Duration Contracts

Variable Annuity Contracts

Contractholder assets are invested in general and separate account investment options as directed by the contractholder. The Company issues variable annuity contracts through its separate accounts. The Company also provides various forms of guarantees to benefit the related contractholders. The Company provides five primary guarantee types: (1) GMDB; (2) GMAB; (3) GLWB; (4) a hybrid guarantee with GMAB and GLWB; and (5) GMIB.

The GMDB, offered on every variable annuity contract, provides a specified minimum return upon death. Many of these death benefits are spousal, whereby a death benefit will be paid upon death of the first spouse. The survivor has the option to terminate the contract or continue it by having the death benefit paid into the contract and having a second death benefit paid upon the survivor’s death.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

The GMAB, which was offered in the Company’s Capital Preservation Plus product, is a living benefit that provides the contractholder with a guaranteed return of deposits, adjusted proportionately for withdrawals, after a specified time period (5, 7 or 10 years) selected by the contractholder at the issuance of the variable annuity contract. In some cases, the contractholder also has the option, after a specified time period, to drop the guarantee and continue the variable annuity contract without the GMAB. In general, the GMAB requires a minimum allocation to guaranteed term options or adherence to limitations required by an approved asset allocation strategy.

The GLWB, offered in the Company’s Lifetime Income products, are living benefits that provide for enhanced retirement income security without the liquidity loss associated with annuitization. The withdrawal rates vary based on the age when withdrawals begin and are applied to a benefit base to determine the guaranteed lifetime income amount available to a contractholder. The benefit base is equal to the variable annuity premium at contract issuance and may increase as a result of a feature driven by account performance and policy duration.

The GMIB, which was offered with several variable annuity contracts, is a living benefit that provides the contractholder with a guaranteed annuitization stream of income.

The following table summarizes information regarding variable annuity contracts with guarantees invested in general and separate accounts, as of the dates indicated (a contract may contain multiple guarantees):

	December 31, 2013				December 31, 2012
(in millions)	General account value	Separate account value	Net amount at risk[1]	Average age[2]	General account value	Separate account value	Net amount at risk[1]	Average age[2]
Contracts with GMDB:
Return of net deposits	$916	$19,927	$13	64	$836	$14,963	$24	64
Minimum return or anniversary contract value	2,031	33,520	237	69	2,048	29,787	561	68

Total contracts with GMDB	$2,947	$53,447	$250	67	$2,884	$44,750	$585	66

GMAB Return of net deposits[3]	$92	$2,383	$—	64	$165	$3,230	$12	64
GLWB Minimum return or anniversary contract value	$178	$28,071	$74	64	$128	$22,031	$613	65
GMIB Minimum return or anniversary contract value	$49	$510	$—	64	$49	$514	$1	65

[1]	Net amount at risk is calculated on a policy-level basis and equals the respective guaranteed benefit less the account value (or zero if the account value exceeds the guaranteed benefit).
[2]	Represents the weighted average attained age of contractholders.
[3]	Contracts with the hybrid accumulation/withdrawal benefits are included with the accumulation benefits contracts.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

The following table summarizes the reserve balances for guarantees on variable annuity contracts, as of the dates indicated:

(in millions)	December 31, 2013	December 31, 2012
GMDB	$55	$65
GMAB1, [2]	$(19)	$57
GLWB[1]	$(1,075)	$600
GMIB	$2	$2

[1]	The fair value of the living benefit liability includes the present value of attributed fees.
[2]	Contracts with the hybrid accumulation/withdrawal benefits are included with the accumulation benefits contracts.

Paid claims for GMDBs were $22 million and $30 million for the years ended December 31, 2013 and 2012, respectively.

Paid claims for GMABs, GLWBs and GMIBs were immaterial for the years ended December 31, 2013 and 2012.

The following table summarizes account balances of deferred variable annuity contracts with guarantees invested in separate accounts, as of the dates indicated:

(in millions)	December 31, 2013	December 31, 2012
Mutual funds:
Bond	$5,685	$5,634
Domestic equity	43,505	35,277
International equity	3,179	2,614

Total mutual funds	$52,369	$43,525

Money market funds	1,078	1,225

Total[1]	$53,447	$44,750

[1]	Excludes $30.6 billion and $26.7 billion as of December 31, 2013 and 2012, respectively, of separate account assets not related to deferred variable annuity contracts with guarantees and are primarily attributable to retirement plan, variable universal life and COLI products.

The Company did not transfer any assets from the general account to the separate account to cover guarantees for any of its variable annuity contracts during the years ended December 31, 2013 and 2012.

Universal and Variable Universal Life Insurance Contracts

The Company offers certain universal life and variable universal life insurance products with secondary guarantees. These no-lapse guarantees provide that a policy will not lapse so long as the policyholder makes minimum premium payments. The reserve balances on these guarantees were $325 million and $216 million as of December 31, 2013 and 2012, respectively. Paid claims on contracts maintained in force by these guarantees were immaterial for the years ended December 31, 2013 and 2012.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

The following table summarizes information regarding universal and variable universal life insurance contracts with no-lapse guarantees invested in general and separate accounts, as of the dates indicated:

(in millions)	General account value	Separate account value	Adjusted insurance in force[1]	Average age[2]
December 31, 2013	$1,270	$362	$16,960	55
December 31, 2012	$992	$328	$12,321	56

[1]	The adjusted insurance in force is calculated on a policy-level basis and equals the respective guaranteed death benefit less the account value (or zero if the account value exceeds the guaranteed benefit).
[2]	Represents the weighted average attained age of contractholders.

(5)	Deferred Policy Acquisition Costs

The following table summarizes changes in the DAC balance, as of the dates indicated:

(in millions)	December 31, 2013	December 31, 2012	December 31, 2011[1]
Balance at beginning of year	$3,249	$3,487	$3,125
Capitalization of DAC	604	470	604
Amortization of DAC, excluding unlocks	(373)	(525)	(200)
Amortization of DAC related to unlocks	(1)	(50)	135
Adjustments to DAC related to unrealized gains and losses on available-for-sale securities	299	(133)	(177)

Balance at end of year	$3,778	$3,249	$3,487

[1]	The balances reflect a change in accounting principle, as described in Note 2.

During 2013, the net change in DAC amortization as a result of the annual comprehensive review of model assumptions was immaterial.

During 2012, the Company incurred additional DAC amortization of $50 million as a result of the annual comprehensive review of model assumptions, as well as a deviation from equity market performance as compared to assumed net separate account returns. The updated assumptions were primarily related to actual gross profits and the in force block of business deviating from expectations, renewal premiums, general account margins and lapses.

During 2011, the Company recognized a reduction in DAC amortization of $135 million as a result of the annual comprehensive review of model assumptions. The updated assumptions related to interest spread, mortality, maintenance expense and market performance assumptions. The 2011 reduction in DAC amortization reflects the impact of the retrospective change in accounting principle described in Note 2.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(6)	Investments

Available-for-Sale Securities

The following table summarizes amortized cost, unrealized gains and losses and fair value of available-for-sale securities, as of the dates indicated:

(in millions)	Amortized cost	Unrealized gains	Unrealized losses	Fair value
December 31, 2013
Fixed maturity securities:
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$484	$79	$2	$561
Obligations of states, political subdivisions and foreign governments	1,892	111	40	1,963
Corporate public securities	18,004	1,076	295	18,785
Corporate private securities	4,374	258	38	4,594
Residential mortgage-backed securities	3,919	163	79	4,003
Commercial mortgage-backed securities	1,439	86	21	1,504
Other asset-backed securities	890	26	77	839

Total fixed maturity securities	$31,002	$1,799	$552	$32,249
Equity securities	6	18	—	24

Total available-for-sale securities	$31,008	$1,817	$552	$32,273

December 31, 2012
Fixed maturity securities:
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$476	$121	$—	$597
Obligations of states, political subdivisions and foreign governments	1,820	301	1	2,120
Corporate public securities	16,152	1,891	33	18,010
Corporate private securities	4,216	392	19	4,589
Residential mortgage-backed securities	4,506	267	106	4,667
Commercial mortgage-backed securities	1,219	133	15	1,337
Other asset-backed securities	533	45	87	491

Total fixed maturity securities	$28,922	$3,150	$261	$31,811
Equity securities	15	5	—	20

Total available-for-sale securities	$28,937	$3,155	$261	$31,831

The fair value of the Company’s investments may fluctuate significantly in response to changes in interest rates, investment quality ratings and credit spreads. The Company has the ability and intent to hold equity securities until recovery. The Company does not have the intent to sell, nor is it more likely than not it will be required to sell, debt securities in an unrealized loss position.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

The following table summarizes the amortized cost and fair value of fixed maturity securities, by contractual maturity, as of December 31, 2013. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without early redemption penalties.

(in millions)	Amortized cost	Fair value
Fixed maturity securities:
Due in one year or less	$1,081	$1,097
Due after one year through five years	8,927	9,685
Due after five years through ten years	7,805	7,967
Due after ten years	6,941	7,154

Subtotal	$24,754	$25,903
Residential mortgage-backed securities	3,919	4,003
Commercial mortgage-backed securities	1,439	1,504
Other asset-backed securities	890	839

Total fixed maturity securities	$31,002	$32,249

The following table summarizes components of net unrealized gains and losses, as of the dates indicated:

(in millions)	December 31, 2013	December 31, 2012
Net unrealized gains on available-for-sale securities, before adjustments, taxes and fair value hedging	$1,265	$2,894
Change in fair value attributable to fixed maturity securities designated in fair value hedging relationships	—	(4)

Net unrealized gains on available-for-sale securities, before adjustments and taxes[1]	$1,265	$2,890
Adjustment to DAC and other	(176)	(482)
Adjustment to future policy benefits and claims	(89)	(295)
Adjustment to policyholder dividend obligation	(85)	(177)
Deferred federal income tax expense	(314)	(672)

Net unrealized gains on available-for-sale securities	$601	$1,264

[1]	Includes net unrealized losses of $(40) million and $(48) million as of December 31, 2013 and 2012, respectively, related to the non-credit portion of other-than-temporarily impaired securities.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

The following table summarizes the change in net unrealized gains and losses reported in accumulated other comprehensive income, for the years ended:

(in millions)	December 31, 2013	December 31, 2012
Balance at beginning of year	$1,264	$693
Unrealized gains and losses arising during the period:
Net unrealized (losses) gains on available-for-sale securities before adjustments	(1,657)	990
Non-credit impairments and subsequent changes in fair value of impaired debt securities	8	178
Net adjustment to DAC and other	306	(135)
Net adjustment to future policy benefits and claims	206	(112)
Net adjustment to policyholder dividend obligation	92	(45)
Related federal income tax benefit (expense)	366	(308)

Change in unrealized (losses) gains on available-for-sale securities	$(679)	$568

Reclassification adjustment for net losses realized on available-for-sale securities, net of tax benefit ($8 and $2 as of December 31, 2013 and 2012, respectively)	(16)	(3)

Change in net unrealized (losses) gains on available-for-sale securities	$(663)	$571

Balance at end of year	$601	$1,264

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

The following table summarizes by asset class available-for-sale securities, in an unrealized loss position based on the amount of time each type of security has been in an unrealized loss position, as well as the related fair value and number of securities, as of the dates indicated:

	Less than or equal to one year			More than one year			Total
(in millions, except number of securities)	Fair value	Unrealized losses	Number of securities	Fair value	Unrealized losses	Number of securities	Fair value	Unrealized losses	Number of securities
December 31, 2013
Fixed maturity securities:
Corporate public securities	$4,889	$256	346	$442	$39	34	$5,331	$295	380
Residential mortgage-backed securities	725	16	70	604	63	148	1,329	79	218
Other asset-backed securities	507	6	32	144	71	40	651	77	72
Other	1,838	85	126	222	16	20	2,060	101	146

Total	$7,959	$363	574	$1,412	$189	242	$9,371	$552	816

December 31, 2012
Fixed maturity securities:
Corporate public securities	$710	$11	68	$150	$22	10	$860	$33	78
Residential mortgage-backed securities	89	2	12	1,029	104	190	1,118	106	202
Other asset-backed securities	27	1	5	163	86	46	190	87	51
Other	326	4	23	284	31	36	610	35	59

Total	$1,152	$18	108	$1,626	$243	282	$2,778	$261	390

The following table summarizes gross unrealized losses based on the ratio of fair value to amortized cost, for available-for-sale securities in an unrealized loss position, as of the dates indicated:

	December 31, 2013			December 31, 2012
(in millions)	Less than or equal to one year	More than one year	Total	Less than or equal to one year	More than one year	Total
99.9% - 80.0%	$363	$107	$470	$18	$85	$103
Less than 80.0%
Residential mortgage-backed securities	—	21	21	—	50	50
Other asset-backed securities	—	61	61	—	72	72
Other	—	—	—	—	36	36

Total	$363	$189	$552	$18	$243	$261

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

Residential mortgage-backed securities are assessed for impairment using default estimates based on loan level data, where available. Where loan level data is not available, a proxy based on collateral characteristics is used. The impairment assessment considers loss severity as a function of multiple factors, including unpaid balance, interest rate, mortgage insurance ratios, assessed property value at origination, change in property value, loan-to-value (“LTV”) ratio at origination and prepayment speeds. Cash flows generated by the collateral are then utilized, along with consideration for the instrument’s position in the overall structure, to determine cash flows associated with the security.

Certain other asset-backed securities are assessed for impairment using expected cash flows based on various inputs including default estimates based on the underlying corporate securities, historical and forecasted loss severities or other market inputs when recovery estimates are not feasible. When the collateral is regional bank and insurance company trust preferred securities, default estimates used to estimate cash flows are based on U.S. Bank Rating service data and broker research.

The Company believes the unrealized losses on these available-for-sale securities represent temporary fluctuations in economic factors that are not indicative of other-than-temporary impairment.

Mortgage Loans, Net of Allowance

The following table summarizes the amortized cost of mortgage loans by method of evaluation for credit loss, and the related valuation allowances by type of credit loss, as of the dates indicated:

(in millions)	December 31, 2013	December 31, 2012
Amortized cost:
Loans with non-specific reserves	$6,350	$5,820
Loans with specific reserves	26	51

Total amortized cost	$6,376	$5,871
Valuation allowance:
Non-specific reserves	$29	$33
Specific reserves	6	11

Total valuation allowance	$35	$44

Mortgage loans, net of allowance	$6,341	$5,827

The following table summarizes activity in the valuation allowance for mortgage loans, for the years ended:

(in millions)	December 31, 2013	December 31, 2012	December 31, 2011
Balance at beginning of year	$44	$60	$96
Current period provision[1]	(4)	2	25
Recoveries[2]	(5)	(15)	(7)
Charge offs and other	—	(3)	(54)

Balance at end of year	$35	$44	$60

[1]	Includes specific reserve provisions and all changes in non-specific reserves.
[2]	Includes recoveries on sales and increases in the valuation of loans with specific reserves.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

The following table summarizes impaired commercial mortgage loans by class, for the years ended:

(in millions)	Office	Industrial	Retail	Other	Total
December 31, 2013
Amortized cost	$—	$26	$—	$—	$26
Specific reserves	—	(6)	—	—	(6)

Carrying value of impaired mortgage loans, net of allowance	$—	$20	$—	$—	$20

December 31, 2012
Amortized cost	$13	$26	$12	$—	$51
Specific reserves	(2)	(7)	(2)	—	(11)

Carrying value of impaired mortgage loans, net of allowance	$11	$19	$10	$—	$40

The following table summarizes average recorded investment and interest income recognized for impaired commercial mortgage loans by class, for the years ended:

(in millions)	Office	Industrial	Retail	Other	Total
December 31, 2013
Average recorded investment	$5	$20	$5	$—	$30
Interest income recognized	$1	$1	$1	$—	$3

December 31, 2012
Average recorded investment	$9	$20	$11	$34	$74
Interest income recognized	$1	$2	$1	$6	$10

As of December 31, 2013 and 2012, the Company’s mortgage loans classified as delinquent and/or in non-accrual status were immaterial in relation to the total mortgage loan portfolio. The Company had no mortgage loans 90 days or more past due and still accruing interest.

Management evaluates the credit quality of individual mortgage loans and the portfolio as a whole through a number of loan quality measurements, including, but not limited to, LTV and debt service coverage (“DSC”) ratios. The LTV ratio is calculated as a ratio of the amortized cost of a loan to the estimated value of the underlying collateral. DSC is the amount of cash flow generated by the underlying collateral of the mortgage loan available to meet periodic interest and principal payments of the loan. This process identifies mortgage loans representing the lowest risk profile and lowest potential for loss and those representing the highest risk profile and highest potential for loss. These factors are updated and evaluated at least annually.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

The following table summarizes the LTV ratio and DSC ratios of the mortgage loan portfolio, as of the dates indicated:

	LTV ratio				DSC ratio
(in millions)	Less than 80%	80% - less than 90%	90% or greater	Total	Greater than 1.10	1.00-1.10	Less than 1.00	Total
December 31, 2013:
Apartment	$1,788	$52	$30	$1,870	$1,857	$6	$7	$1,870
Industrial	951	52	86	1,089	893	122	74	1,089
Office	837	30	38	905	800	43	62	905
Retail	2,236	41	21	2,298	2,214	61	23	2,298
Other	213	—	1	214	214	—	—	214

Total	$6,025	$175	$176	$6,376	$5,978	$232	$166	$6,376

Weighted average DSC ratio	1.77	1.22	1.00	1.74	n/a	n/a	n/a	n/a

Weighted average LTV ratio	n/a	n/a	n/a	n/a	60%	61%	91%	61%

December 31, 2012:
Apartment	$1,119	$129	$62	$1,310	$1,303	$5	$2	$1,310
Industrial	922	76	162	1,160	951	121	88	1,160
Office	776	55	42	873	783	16	74	873
Retail	1,940	250	86	2,276	2,139	92	45	2,276
Other	189	57	6	252	252	—	—	252

Total	$4,946	$567	$358	$5,871	$5,428	$234	$209	$5,871

Weighted average DSC ratio	1.74	1.27	1.07	1.65	n/a	n/a	n/a	n/a

Weighted average LTV ratio	n/a	n/a	n/a	n/a	66%	76%	96%	68%

While these loan quality measurements contribute to management’s assessment of relative credit risk in the mortgage loan portfolio for the dates indicated based on underwriting criteria and ongoing assessment of the properties’ performance, management believes the amounts, net of valuation allowance, are collectible.

Available-For-Sale Securities on Deposit, Held in Trust and Pledged as Collateral

Available-for-sale securities with a carrying value of $8 million and $9 million were on deposit with various regulatory agencies as required by law as of December 31, 2013 and 2012, respectively. Additionally, available-for-sale securities with a carrying value of $849 million and $73 million were pledged as collateral to secure recoveries under reinsurance contracts and other funding agreements as of December 31, 2013 and 2012, respectively. These securities are primarily included in fixed maturity securities in the consolidated balance sheets.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

Tax Credit Funds

The Company has sold $1.2 billion and $0.9 billion in Tax Credit Funds to unrelated third parties as of December 31, 2013 and 2012, respectively. The Company has guaranteed after-tax benefits to the third party investors through periods ending in 2028. The Company held immaterial reserves on these transactions as of December 31, 2013 and 2012. These guarantees are in effect for periods of approximately 15 years each. The Tax Credit Funds provide a stream of tax benefits to the investors that will generate a yield and return of capital. If the tax benefits are not sufficient to provide these cumulative after-tax yields, the Company must fund any shortfall. The maximum amount of undiscounted future payments that the Company could be required to pay the investors under the terms of the guarantees is $796 million, but the company does not anticipate making any material payments related to the guarantees. The Company’s risks are mitigated in the following ways: (1) the Company has the right to buyout the equity related to the guarantee under certain circumstances, (2) the Company may replace underperforming properties to mitigate exposure to guarantee payments and (3) the Company oversees the asset management of the deals.

Consolidated VIEs

The Company has relationships with VIEs where the Company is the primary beneficiary. These consolidated VIEs are primarily made up of Low-Income-Housing Tax Credit Funds with guarantees to limited partners. Net assets (controlling and noncontrolling interests) of all consolidated VIEs totaled $680 million and $347 million as of December 31, 2013 and 2012, respectively, which were composed primarily of other investments of $554 million, other assets of $182 million and other liabilities of $82 million as of December 31, 2013, and other investments of $348 million as of December 31, 2012. The Company’s general credit is not exposed to the creditors or beneficial interest holders of these consolidated VIEs.

Unconsolidated VIEs

In addition to the consolidated VIEs, the Company holds investments in VIEs where the Company is not the primary beneficiary, which are primarily investments in Tax Credit Funds without guarantees to limited partners. The carrying value of these investments was $104 million and $222 million as of December 31, 2013 and 2012, respectively. In addition, the Company has made commitments for further investments in these VIEs of $29 million and $66 million as of December 31, 2013 and 2012, respectively.

Net Investment Income

The following table summarizes net investment income by investment type, for the years ended:

(in millions)	December 31, 2013	December 31, 2012	December 31, 2011
Fixed maturity securities, available-for-sale	$1,565	$1,506	$1,502
Mortgage loans	348	366	370
Policy loans	52	53	56
Other	(57)	(45)	(34)

Gross investment income	$1,908	$1,880	$1,894

Investment expenses	59	55	50

Net investment income	$1,849	$1,825	$1,844

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

Net Realized Investment Gains and Losses, Net of Other-Than-Temporary Impairments

The following table summarizes net realized investment gains and losses, net of other-than-temporary impairments, by source, for the years ended:

(in millions)	December 31, 2013	December 31, 2012	December 31, 2011
Net derivative gains (losses)	$705	$314	$(1,636)
Realized gains on sales	32	48	64
Realized losses on sales	(54)	(23)	(45)
Other	—	12	(19)

Net realized investment gains (losses) before other-than-temporary impairments on fixed maturity securities	$683	$351	$(1,636)
Other-than-temporary impairments on fixed maturity securities[1]	(5)	(32)	(40)

Net realized investment gains (losses), net of other-than-temporary impairments	$678	$319	$(1,676)

[1]	Other-than-temporary impairments on fixed maturity securities are net $6 million, $36 million and $95 million of non-credit losses included in other comprehensive income for the years ended December 31, 2013, 2012 and 2011, respectively.

Proceeds from the sale of available-for-sale securities were $1.1 billion, $0.8 billion and $1.6 billion during the years ended December 31, 2013, 2012 and 2011, respectively. Gross gains of $31 million, $47 million and $50 million and gross losses of $50 million, $20 million and $39 million were realized on sales of available-for-sale securities during the years ended December 31, 2013, 2012 and 2011, respectively.

The following table summarizes the cumulative credit losses, for the years ended:

(in millions)	December 31, 2013	December 31, 2012	December 31, 2011
Cumulative credit losses at beginning of year[1]	$(289)	$(328)	$(340)
New credit losses	(3)	(18)	(8)
Incremental credit losses	(3)	(10)	(29)
Losses related to securities included in the beginning balance sold or paid down during the period	23	67	49

Cumulative credit losses at end of year[1]	$(272)	$(289)	$(328)

[1]	Cumulative credit losses are defined as amounts related to the Company’s credit portion of the other-than-temporary impairment losses on debt securities that the Company does not intend to sell and that it is not more likely than not the Company will be required to sell prior to recovery of the amortized cost basis.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(7)	Derivative Instruments

The Company is exposed to certain risks related to its ongoing business operations which are managed using derivative instruments.

Interest rate risk management. The Company uses interest rate contracts, primarily interest rate swaps, to reduce or alter interest rate exposure arising from mismatches between assets and liabilities. In the case of interest rate swaps, the Company enters into a contractual agreement with a counterparty to exchange, at specified intervals, the difference between fixed and variable rates of interest, calculated on a reference notional amount.

Interest rate swaps are used by the Company in association with fixed and variable rate investments to achieve cash flow streams that support certain financial obligations of the Company and to produce desired investment returns. As such, interest rate swaps are generally used to convert fixed rate cash flow streams to variable rate cash flow streams or vice versa. The Company also enters into interest rate swap transactions which are structured to provide an offset against the negative impact of higher interest rates on the Company’s capital position.

Equity market and interest rate risk management. The Company has a variety of variable annuity products with guaranteed benefit features. These products and related obligations expose the Company to various market risks, primarily equity and interest rate risks. Adverse changes in the equity markets or interest rate movements expose the Company to significant volatility. To mitigate these risks and hedge the guaranteed benefit obligations, the Company enters into a variety of derivatives including interest rate swaps, equity index futures, options and total return swaps.

Foreign currency risk management. As part of its regular investing activities, the Company may purchase foreign currency denominated investments. These investments and the associated income expose the Company to volatility associated with movements in foreign exchange rates. As foreign exchange rates change, the increase or decrease in the cash flows of the derivative instrument generally offsets the changes in the functional-currency equivalent cash flows of the hedged item. To mitigate this risk, the Company uses cross-currency swaps and futures, which are primarily included in other derivative contracts in the following tables.

Credit risk associated with derivative transactions. The Company periodically evaluates the risks within the derivative portfolios due to credit exposure. When evaluating this risk, the Company considers several factors which include, but are not limited to, the counterparty credit risk associated with derivative receivables, the Company’s own credit as it relates to derivative payables, the collateral thresholds associated with each counterparty and changes in relevant market data in order to gain insight into the probability of default by the counterparty. In addition, the impact the Company’s exposure to credit risk could have on the effectiveness of the Company’s hedging relationships is considered. As of December 31, 2013 and 2012, the impact of the exposure to credit risk on the fair value measurement of derivatives and the effectiveness of the Company’s hedging relationships was immaterial.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

The following table summarizes the fair value and related notional amounts of derivative instruments, as of the dates indicated:

	Derivative assets		Derivative liabilities
(in millions)	Fair value	Notional	Fair value	Notional
December 31, 2013
Derivatives designated and qualifying as hedging instruments	$1	$6	$26	$345
Derivatives not designated as hedging instruments:
Interest rate contracts	$1,787	$26,156	$2,100	$29,715
Equity contracts	343	6,556	—	—
Total return swaps	6	1,101	52	1,183
Other derivative contracts	—	—	5	2

Total derivative positions[1]	$2,137	$33,819	$2,183	$31,245

December 31, 2012
Derivatives designated and qualifying as hedging instruments	$4	$79	$21	$192
Derivatives not designated as hedging instruments:
Interest rate contracts	$1,960	$21,216	$2,065	$23,746
Equity contracts	822	7,445	—	—
Total return swaps	4	1,513	32	1,551
Other derivative contracts	—	10	5	17

Total derivative positions[1]	$2,790	$30,263	$2,123	$25,506

[1]	Derivative assets and liabilities are included in other assets and other liabilities, respectively, in the consolidated balance sheets. As of December 31, 2013 and 2012, derivative assets exclude $196 million and $170 million, respectively, of accrued interest receivable, and derivative liabilities exclude $227 million and $179 million, respectively, of accrued interest payable.

The fair value of the Company’s derivative positions, subject to offsetting by master netting agreements of $1.7 billion and $2.0 billion as of December 31, 2013 and 2012, respectively, and by collateral received from or posted with counterparties, resulted in immaterial net uncollateralized derivative asset and liability positions as of December 31, 2013 and 2012. As of December 31, 2013 and 2012, the Company held cash collateral from derivative counterparties of $382 million and $798 million, respectively. The Company held $29 million of securities as off-balance sheet collateral as of December 31, 2013. No securities were held as off-balance sheet collateral as of December 31, 2012. As of December 31, 2013 and 2012, the Company had posted cash collateral of $435 million and $228 million, respectively, and pledged securities with a fair value of $173 million and $148 million, respectively, with derivative counterparties.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

The following table summarizes gains and losses for derivative instruments recognized in net realized investment gains and losses in the consolidated statements of operations, for the years ended:

(in millions)	December 31, 2013	December 31, 2012	December 31, 2011
Derivatives designated and qualifying as hedging instruments	$(1)	$(1)	$(4)
Derivatives not designated as hedging instruments:
Interest rate contracts	$(209)	$(125)	$(44)
Equity contracts	(776)	(665)	(45)
Total return swaps	(321)	(343)	(17)
Other derivative contracts	(9)	(1)	(6)
Net interest settlements	14	53	34

Total derivative losses[1]	$(1,302)	$(1,082)	$(82)

Change in embedded derivatives on guaranteed benefit annuity programs[2]	1,751	1,185	(1,674)
Other revenue on guaranteed benefit annuity programs	256	211	120

Change in embedded derivative liabilities and related fees	$2,007	$1,396	$(1,554)

Net realized derivative gains (losses)	$705	$314	$(1,636)

[1]	Included in total derivative losses are economic hedging losses of $1.8 billion, $827 million and gains of $1.0 billion related to the guaranteed benefit annuity programs for the years ended December 31, 2013, 2012 and 2011, respectively.
[2]	As part of the Company’s annual comprehensive review of DAC model assumptions, all relevant assumptions impacting the fair value of embedded derivatives on annuity programs are also reviewed and updated. For the individual variable annuity business, the change in the embedded derivatives on guaranteed benefit annuity programs for the year ended December 31, 2013 includes model enhancements and updated assumptions for discounting, benefit utilization, mortality and lapse rates. The change in embedded derivatives on guaranteed benefit annuity programs for the year ended December 31, 2012 included updated assumptions for lapse rates, mortality, withdrawal behavior and benefit utilization.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(8)	Fair Value Measurements

The following table summarizes assets and liabilities held at fair value on a recurring basis as of December 31, 2013:

(in millions)	Level 1	Level 2	Level 3	Total
Assets
Investments:
Fixed maturity securities, available-for-sale:
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$557	$1	$3	$561
Obligations of states, political subdivisions and foreign governments	63	1,900	—	1,963
Corporate public securities	1	18,705	79	18,785
Corporate private securities	—	3,791	803	4,594
Residential mortgage-backed securities	791	3,203	9	4,003
Commercial mortgage-backed securities	—	1,504	—	1,504
Other asset-backed securities	—	645	194	839

Total fixed maturity securities, available-for-sale, at fair value	$1,412	$29,749	$1,088	$32,249
Other investments at fair value	64	357	45	466

Investments at fair value	$1,476	$30,106	$1,133	$32,715

Derivative assets	—	1,794	343	2,137
Separate account assets	80,647	1,339	2,083	84,069

Assets at fair value	$82,123	$33,239	$3,559	$118,921

Liabilities
Future policy benefits and claims:
Embedded derivatives on living benefits	$—	$—	$1,094	$1,094
Embedded derivatives on indexed products	—	—	(84)	(84)

Total future policy benefits and claims	$—	$—	$1,010	$1,010
Derivative liabilities	—	(2,178)	(5)	(2,183)

Liabilities at fair value	$—	$(2,178)	$1,005	$(1,173)

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

The following table presents the rollforward of Level 3 assets and liabilities held at fair value on a recurring basis during the year ended December 31, 2013:

	Balance as of December 31, 2012		Net gains (losses)							Balance as of December 31, 2013
(in millions)			In operations[1]	In other comprehensive income		Purchases	Sales	Transfers into Level 3	Transfers out of Level 3
Assets
Investments:
Fixed maturity securities, available-for-sale:
Corporate private securities	$772		$(1)$	(2	)$	91	$(117)$	127	$(67)$	803
Other asset-backed securities	291		—	10		6	(62)	15	(66)	194
Other	134		—	(7)		18	(53)	—	(1)	91

Total fixed maturity securities, available-for-sale, at fair value[2]	$1,197		(1)	1		115	(232)	142	(134)	1,088
Other investments at fair value	62		(6)	6		5	(22)	—	—	45
Derivative assets[3]	822		(447)	—		129	(161)	—	—	343
Separate account assets	2,025		58	—		—	—	—	—	2,083

Assets at fair value	$4,106		$(396)$	7		$249	$(415)$	142	$(134)$	3,559

Liabilities
Future policy benefits and claims:
Embedded derivatives on living benefits	$(657	)$	1,751	$—		$—	$—	$—	$—	$1,094
Embedded derivatives on indexed products	(91)		7	—		—	—	—	—	(84)

Total future policy benefits and claims	$(748	)$	1,758	$—		$—	$—	$—	$—	$1,010
Derivative liabilities[3]	(5)		—	—		—	—	—	—	(5)

Liabilities at fair value	$(753	)$	1,758	$—		$—	$—	$—	$—	$1,005

[1]	Net gains and losses included in operations are reported in net realized investment gains and losses and interest credited to policyholder accounts. The net unrealized gains on separate account assets are attributable to contractholders and therefore are not included in the Company’s earnings. The change in unrealized (losses) gains included in operations on assets and liabilities still held at the end of the year was $(6) million for other investments at fair value, $(297) million for derivative assets and $1.8 billion for future policy benefits and claims.
[2]	Non-binding broker quotes were utilized to determine a fair value of $924 million of total fixed maturity securities as of December 31, 2013.
[3]	Non-binding broker quotes were utilized to determine a fair value of all Level 3 derivative assets and liabilities.

Transfers into and out of Level 3 during the year ended December 31, 2013 are primarily due to certain corporate private securities and other asset-backed securities, which changed pricing sources between broker quotes and independent pricing services. There were no transfers between Levels 1 and 2 during the year ended December 31, 2013.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

As discussed in Note 2, the valuation of embedded derivatives in living benefit guarantees and equity indexed products incorporates many inputs. Significant unobservable inputs for living benefit guarantees include discounting, index volatility, mortality, lapse rates, wait period and benefit utilization, while significant unobservable inputs for equity indexed products include mortality, lapse rates and index volatility. For both products, the Company derives these inputs, which vary widely by product, attained age, policy duration, benefits in the money (living benefit guarantees only) and the existence of surrender charges, from current experience and industry data. The fair value for these benefits is calculated using the mean of discounted cash flows across numerous random scenarios, an approach that is commonly used by the insurance industry for this type of valuation. This process considers a broader range of assumptions than what would be found in a deterministic approach.

Living Benefit Guarantees

The following table summarizes significant unobservable inputs used for fair value measurements for living benefits liabilities classified as Level 3 as of December 31, 2013:

Unobservable Inputs	Range
Mortality	0.1%-8%[2]
Lapse	0%-35%
Wait period	0 yrs – 30 yrs[3]
Efficiency of benefit utilization[1]	65%-100%
Discount rate	See footnote 4
Index volatility	15%-25%

[1]	The unobservable input is not applicable to GMABs.
[2]	Represents the mortality for the majority of business with living benefits, with policyholders ranging from 45 to 85.
[3]	A portion of the contractholders could never use the benefit, which would extend the range to an indeterminate period.
[4]	Incorporates the liquidity and non-performance risk adjustment. The liquidity spread takes into consideration market observables for spreads in illiquid assets. The non-performance risk adjustment reflects an additional spread over LIBOR determined by market observables for similarly rated public bonds.

The following changes in any of the significant unobservable inputs presented in the table above may result in a change in the fair value measurements of the living benefits liability:

Higher mortality rates tend to decrease the value of the liability and lower mortality rates tend to increase the value of the liability.

Higher lapse rates tend to decrease the value of the liability and lower lapse rates tend to increase the value of the liability. Factors that impact the predicted lapse rate can include: age, policy duration, policy size, benefit in-the-moneyness and applicable surrender charges. All else being equal, policies that are in-the-money will have lower lapse rates than policies that are out-of-the-money, and policies that have a surrender charge present will have lower lapse rates than policies without a surrender charge.

The assumed wait period and the efficiency of utilization determine the timing and amount of living benefits withdrawals. These assumptions vary by the product type, age of the policyholder and policy duration. Many products have a bonus feature which enhances the guarantee on every policy anniversary for the first ten years so long as withdrawals have not commenced. All else being equal, policies commencing withdrawals at a time around the year ten bonus will have higher liability values than policies commencing withdrawals 20 years after issue or policies commencing withdrawals only one year after issue. In addition, policies that are assumed to withdraw the maximum permitted amount will have a higher liability value than a policy that is assumed to withdraw less than the maximum allowed amount.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

A higher discount rate tends to decrease the value of the liability and a lower discount rate tends to increase the value of the liability.

Higher index volatility tends to increase the value of the liability and lower index volatility tends to decrease the value of the liability.

Equity Indexed Products

The following table summarizes significant unobservable inputs used for fair value measurements for indexed universal life equity indexed products classified as Level 3 as of December 31, 2013:

Unobservable Inputs	Range
Mortality	0%-4%[1]
Lapse	0%-10%
Index volatility	15%-25%

[1]	Represents the mortality for the majority of business, with policyholders ranging from 0 to 75.

The following changes in any of the significant unobservable inputs presented in the table above may result in a change in the fair value measurements of the equity indexed products:

Higher mortality rates tend to decrease the value of the liability and lower mortality rates tend to increase the value of the liability.

Higher lapse rates tend to decrease the value of the liability and lower lapse rates tend to increase the value of the liability. Factors that impact the predicted lapse rate can include: age, policy duration, policy size, and applicable surrender charges. All else being equal, policies with a surrender charge present will have lower lapse rates than policies without a surrender charge.

Higher index volatility tends to increase the value of the liability and lower index volatility tends to decrease the value of the liability.

Separate Accounts

The Company’s separate account assets include an investment in a mutual fund with a non-readily determinable fair value. Net asset value has been used to estimate the fair value of this investment as a practical expedient. The investments are included in Level 3 as they may not be redeemed until a seven year guarantee period expires in 2016. The investment strategy of this fund is to build a portfolio where the assets shall be sufficient to achieve a target portfolio value by the end of the seven year guarantee period. The net asset value of this fund reported in separate account assets was $1.7 billion and $1.6 billion as of December 31, 2013 and 2012, respectively.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

The following table summarizes assets and liabilities held at fair value on a recurring basis as of December 31, 2012:

(in millions)	Level 1	Level 2	Level 3	Total
Assets
Investments:
Fixed maturity securities, available-for-sale:
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$592	$2	$3	$597
Obligations of states, political subdivisions and foreign governments	73	2,047	—	2,120
Corporate public securities	1	17,890	119	18,010
Corporate private securities	—	3,817	772	4,589
Residential mortgage-backed securities	484	4,173	10	4,667
Commercial mortgage-backed securities	—	1,335	2	1,337
Other asset-backed securities	—	200	291	491

Total fixed maturity securities, available-for-sale, at fair value	$1,150	$29,464	$1,197	$31,811
Other investments at fair value	45	1,001	62	1,108

Investments at fair value	$1,195	$30,465	$1,259	$32,919

Derivative assets	—	1,968	822	2,790
Separate account assets	68,185	1,230	2,025	71,440

Assets at fair value	$69,380	$33,663	$4,106	$107,149

Liabilities
Future policy benefits and claims:
Embedded derivatives on living benefits	$—	$—	$(657)	$(657)
Embedded derivatives on indexed products	—	—	(91)	(91)

Total future policy benefits and claims	$—	$—	$(748)	$(748)
Derivative liabilities	—	(2,118)	(5)	(2,123)

Liabilities at fair value	$—	$(2,118)	$(753)	$(2,871)

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

The following table presents the rollforward of Level 3 assets and liabilities held at fair value on a recurring basis during the year ended December 31, 2012:

	Balance as of December 31, 2011		Net gains (losses)							Balance as of December 31, 2012
(in millions)			In operations[1]	In other comprehensive income	Purchases	Sales	Transfers into Level 3	Transfers out of Level 3
Assets
Investments:
Fixed maturity securities, available-for-sale:
Corporate private securities	$1,209		$2	$13	$69	$(187)$	40	$(374	)$	772
Other asset-backed securities	251		2	53	36	(61)	10	—		291
Other	131		—	11	2	(8)	1	(3)		134

Total fixed maturity securities, available-for-sale, at fair value[2]	$1,591		4	77	107	(256)	51	(377)		1,197
Other investments at fair value	43		16	3	—	—	—	—		62
Derivative assets[3]	1,004		(353)	—	350	(179)	—	—		822
Separate account assets	1,952		73	—	—	—	—	—		2,025

Assets at fair value	$4,590		$(260)$	80	$457	$(435)$	51	$(377	)$	4,106

Liabilities
Future policy benefits and claims:
Embedded derivatives on living benefits	$(1,842	)$	1,185	$—	$—	$—	$—	$—		$(657)
Embedded derivatives on indexed products	(63)		(28)	—	—	—	—	—		(91)

Total future policy benefits and claims	$(1,905	)$	1,157	$—	$—	$—	$—	$—		$(748)
Derivative liabilities[3]	(6)		1	—	—	—	—	—		(5)

Liabilities at fair value	$(1,911	)$	1,158	$—	$—	$—	$—	$—		$(753)

[1]	Net gains and losses included in operations are reported in net realized investment gains and losses and interest credited to policyholder accounts. The net unrealized gains on separate account assets are attributable to contractholders and therefore are not included in the Company’s earnings. The change in unrealized gains (losses) included in operations on assets and liabilities still held as of the end of the year was $16 million for other investments at fair value, $(257) million for derivative assets, $1.2 billion for future policy benefits and claims and $(1) million for derivative liabilities.
[2]	Non-binding broker quotes were utilized to determine a fair value of $1.1 billion of total fixed maturity securities as of December 31, 2012.
[3]	Non-binding broker quotes were utilized to determine a fair value of all Level 3 derivative assets and liabilities.

During the year ended December 31, 2012, transfers from Level 1 to Level 2 within the debt securities issued by foreign governments were $42 million. There were no transfers from Level 2 to Level 1 during the year ended December 31, 2012.

Transfers into and out of Level 3 during the year ended December 31, 2012 represented changes in the sources used to price certain securities and changes in the Company’s assumptions related to the observability of certain inputs.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

Financial Instruments Not Carried at Fair Value

The following table summarizes the carrying value and fair value of the Company’s financial instruments not carried at fair value as of the dates indicated. The valuation techniques used to estimate these fair values are described below.

	December 31, 2013				December 31, 2012
(in millions)	Carrying value	Fair value	Level 2	Level 3	Carrying value	Fair value	Level 2	Level 3
Assets
Investments:
Mortgage loans, net of allowance	$6,341	$6,481	$—	$6,481	$5,827	$5,988	$—	$5,988
Policy loans	$987	$987	$—	$987	$980	$980	$—	$980

Liabilities
Investment contracts	$21,874	$20,436	$—	$20,436	$20,123	$19,561	$—	$19,561
Short-term debt	$278	$278	$—	$278	$300	$300	$—	$300
Long-term debt	$707	$1,004	$997	$7	$1,038	$1,323	$1,282	$41

Mortgage loans, net of allowance. The fair values of mortgage loans are estimated using discounted cash flow analyses based on interest rates currently being offered for similar loans to borrowers with similar credit ratings.

Policy loans. The carrying amount reported in the consolidated balance sheets approximates fair value.

Investment contracts. For investment contracts without defined maturities, fair value is the amount payable on demand, net of surrender charges. For investment contracts with known or determined maturities, fair value is estimated using discounted cash flow analysis. Interest rates used in this analysis are similar to currently offered contracts with maturities consistent with those remaining for the contracts being valued. The fair value of adjustable rate contracts approximates their carrying value.

Short-term debt. The carrying amount reported in the consolidated balance sheets approximates fair value.

Long-term debt. The fair value for long-term debt are based on estimated market prices using observable inputs from similar debt instruments.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(9)	Goodwill

The following table summarizes changes in the carrying value of goodwill by segment for the years indicated:

(in millions)	Retirement Plans	Individual Products & Solutions - Life and NBSG	Total
Balance as of December 31, 2011[1]	$25	$175	$200
Adjustments	—	—	—

Balance as of December 31, 2012[1]	$25	$175	$200
Adjustments	—	—	—

Balance as of December 31, 2013[1]	$25	$175	$200

[1]	The goodwill balances have not been previously impaired.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(10)	Closed Block

The amounts shown in the following tables for assets, liabilities, revenues and expenses of the closed block are those that enter into the determination of amounts that are to be paid to policyholders.

The following table summarizes financial information for the closed block, as of the dates indicated:

(in millions)	December 31, 2013	December 31, 2012
Liabilities:
Future policyholder benefits	$1,703	$1,732
Policyholder funds and accumulated dividends	141	142
Policyholder dividends payable	23	24
Policyholder dividend obligation	113	198
Other policy obligations and liabilities	29	32

Total liabilities	$2,009	$2,128

Assets:
Fixed maturity securities, available-for-sale	$1,320	$1,511
Mortgage loans, net of allowance	257	183
Policy loans	157	164
Other assets	93	77

Total assets	$1,827	$1,935

Excess of reported liabilities over assets	182	193

Portion of above representing other comprehensive income:
(Decrease) increase in unrealized gain on fixed maturity securities, available-for-sale	$(92)	$45
Adjustment to policyholder dividend obligation	92	(45)

Total	$—	$—

Maximum future earnings to be recognized from assets and liabilities	$182	$193

Other comprehensive income:
Fixed maturity securities, available-for-sale:
Fair value	$1,320	$1,511
Amortized cost	1,235	1,334
Shadow policyholder dividend obligation	(85)	(177)

Net unrealized appreciation	$—	$—

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

The following table summarizes closed block operations for the years ended:

(in millions)	December 31, 2013	December 31, 2012	December 31, 2011
Revenues:
Premiums	$66	$73	$77
Net investment income	94	98	102
Realized investment gains (losses)	—	1	(3)
Realized losses credited to policyholder benefit obligation	(4)	(5)	(1)

Total revenues	$156	$167	$175

Benefits and expenses:
Policy and contract benefits	$123	$134	$145
Change in future policyholder benefits and interest credited to policyholder accounts	(29)	(27)	(35)
Policyholder dividends	44	50	55
Change in policyholder dividend obligation	3	(8)	(8)
Other expenses	(2)	1	1

Total benefits and expenses	$139	$150	$158

Total revenues, net of benefits and expenses, before federal income tax expense	$17	$17	$17
Federal income tax expense	6	6	6

Revenues, net of benefits and expenses and federal income tax expense	$11	$11	$11

Maximum future earnings from assets and liabilities:
Beginning of period	$193	$204	$215
Change during period	(11)	(11)	(11)

End of period	$182	$193	$204

Cumulative closed block earnings from inception through December 31, 2013, 2012 and 2011 were higher than expected as determined in the actuarial calculation. Therefore, policyholder dividend obligations (excluding the adjustment for unrealized gains on available-for-sale securities) were $28 million, $21 million and $23 million as of December 31, 2013, 2012 and 2011, respectively.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(11)	Short-Term Debt

The Company classifies debt as short-term if the maturity date at inception is less than one year and all other debt instruments as long-term.

The following table summarizes the carrying value of short-term debt and weighted average annual interest rates, as of the dates indicated:

(in millions)	December 31, 2013	December 31, 2012
$600 million commercial paper program (0.24% and 0.29%, respectively)	$278	$300

Total short-term debt	$278	$300

In March 2012, NLIC entered into an agreement with the FHLB that allows the Company access to borrow up to $250 million and expires on March 28, 2014. The Company had $4.3 billion in eligible collateral and no amounts outstanding under the agreement as of December 31, 2013. Additionally, as part of the agreement, NLIC purchased $25 million in capital stock with the FHLB.

In May 2011, NMIC, NFS, and NLIC entered into a $600 million revolving variable rate credit facility upon expiration of its existing facility of the same amount. The new facility matures on May 6, 2015 and is subject to various covenants, as defined in the agreement. NLIC had no amounts outstanding under the facility as of December 31, 2013 and 2012.

The Company has entered into an agreement with its custodial bank to borrow against the cash collateral that is posted in connection with its securities lending program. The maximum amount available under the agreement is $350 million. The borrowing rate on this program is equal to one-month U.S. LIBOR. The Company had no amounts outstanding under this agreement as of December 31, 2013 and 2012.

The terms of each debt instrument contain various restrictive covenants, including, but not limited to, minimum statutory surplus and minimum net worth requirements, and maximum debt to tangible net worth requirements, as defined in the agreements. The Company was in compliance with all covenants as of December 31, 2013 and 2012.

The amount of interest paid on short-term debt was immaterial in 2013, 2012 and 2011.

(12)	Long-Term Debt

The following table summarizes the carrying value of long-term debt, as of the dates indicated:

(in millions)	December 31, 2013	December 31, 2012
8.15% surplus note, due June 26, 2032, payable to NFS	$300	$300
7.50% surplus note, due December 17, 2031, payable to NFS	300	300
6.75% surplus note, due December 23, 2033, payable to NFS	100	100
Variable funding surplus note, repaid June 2013	—	297
Other	7	41

Total long-term debt	$707	$1,038

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

On December 31, 2010, Olentangy Reinsurance, LLC (Olentangy), a special purpose financial captive insurance company subsidiary of NLAIC domiciled in the State of Vermont, issued a variable funding surplus note due on December 31, 2040 to Nationwide Corporation, a majority-owned subsidiary of NMIC. In June 2013, the Company paid the outstanding balance of the surplus note. The Company made interest payments on this surplus note totaling $5 million and $10 million for the years ending December 31, 2013 and 2012, respectively. Any payment of interest or principal on the note requires the prior approval of the State of Vermont.

The Company made interest payments to NFS on surplus notes totaling $54 million for the years ended December 31, 2013, 2012 and 2011. Payments of interest and principal under the notes require the prior approval of the ODI.

(13)	Federal Income Taxes

The following table summarizes the federal income tax expense (benefit) attributable to income (loss) before loss attributable to noncontrolling interests, for the years ended:

(in millions)	December 31, 2013	December 31, 2012	December 31, 2011[1]
Current tax (benefit) expense	$(33)	$(144)	$55
Deferred tax expense (benefit)	346	243	(482)

Total tax expense (benefit)	$313	$99	$(427)

[1]	The balances reflect a change in accounting principle, as described in Note 2.

The following table summarizes how the total federal income tax expense (benefit) differs from the amount computed by applying the U.S. federal income tax rate to income (loss) before loss attributable to noncontrolling interests, for the years ended:

	December 31, 2013		December 31, 2012		December 31, 2011[1]
(in millions)	Amount	%	Amount	%	Amount	%
Rate reconciliation:
Computed (expected tax expense (benefit))	$469	35%	$245	35%	$(297)	35%
Dividends received deduction	(112)	(8)%	(75)	(11)%	(99)	12%
Tax credits	(82)	(6)%	(85)	(12)%	(30)	3%
Other, net	38	2%	14	2%	(1)	—%

Total	$313	23%	$99	14%	$(427)	50%

[1]	The balances reflect a change in accounting principle, as described in Note 2.

The Company’s current federal income tax (liability) receivable was $(13) million and $61 million as of December 31, 2013 and 2012, respectively.

Total federal income taxes (refunded) paid were $(107) million, $(95) million and $121 million for the years ended December 31, 2013, 2012 and 2011, respectively.

During 2013 and 2011, the Company recorded a tax benefit of $13 million and $10 million, respectively. These changes in estimates were primarily driven by differences in the Company’s separate account dividends received deduction (“DRD”) between the previous year’s estimate and the amount reported on the previous year’s tax return. No material changes in estimated income tax expense were recorded in 2012.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

As of December 31, 2013, the Company has gross federal net operating loss carryforwards of $797 million, which expire between 2027 and 2028. In addition, the Company has $222 million in low-income-housing credit carryforwards, which expire between 2024 and 2033, $90 million in alternative minimum tax credit carryforwards, which have an unlimited carryforward and $40 million in foreign tax credit carryforwards which expire between 2019 and 2023. The Company expects to fully utilize all carryforwards.

The following table summarizes the tax effects of temporary differences that gave rise to significant components of the net deferred tax liability included in other liabilities in the consolidated balance sheets, as of the dates indicated:

(in millions)	December 31, 2013	December 31, 2012
Deferred tax assets:
Future policy benefits and claims	$1,244	$1,295
Derivatives, including embedded derivatives	—	94
Tax credit carryforwards	352	288
Other	845	478

Gross deferred tax assets	$2,441	$2,155

Valuation allowance	(17)	(18)

Net deferred tax assets	2,424	2,137

Deferred tax liabilities:
Deferred policy acquisition costs	$(1,048)	$(874)
Available-for-sale securities	(821)	(1,338)
Derivatives, including embedded derivatives	(600)	—
Other	(255)	(239)

Gross deferred tax liabilities	$(2,724)	$(2,451)

Net deferred tax liability	$(300)	$(314)

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion of the total gross deferred tax assets will not be realized. Valuation allowances are established when necessary to reduce the deferred tax assets to amounts expected to be realized. The valuation allowance was $17 million and $18 million as of December 31, 2013 and 2012, respectively. The change in the valuation allowance for the years ended December 31, 2013 and 2011 was $1 million and $6 million, respectively, while there was no change in the valuation allowance for the year ended December 31, 2012. Based on management’s analysis, it is more likely than not that the results of future operations and the implementation of tax planning strategies will generate sufficient taxable income to enable the Company to realize the deferred tax assets for which the Company has not established valuation allowances.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

The following table is a rollforward of the beginning and ending uncertain tax positions, including permanent and temporary differences, but excluding interest and penalties:

(in millions)	2013	2012	2011
Balance at beginning of period	$36	$76	$119
Additions for current year tax positions	2	(2)	9
Additions for prior years tax positions	—	25	—
Reductions for prior years tax positions	(2)	(63)	(52)

Balance at end of period	$36	$36	$76

The Company does not anticipate any significant changes to unrecognized tax benefits during the next twelve months.

The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state or local income tax examinations by tax authorities through the 2005 tax year. In 2013, the IRS commenced an examination of the Company’s U.S. income tax returns for the years 2009 through 2010. Any adjustments that may result from IRS examination of tax returns are not expected to have a material effect on the results of operations, cash flows or financial position of the Company.

(14)	Statutory Financial Information

Statutory Results

The Company’s life insurance subsidiaries are required to prepare statutory financial statements in conformity with the statutory accounting practices prescribed and permitted by insurance regulatory authorities, subject to any deviations prescribed or permitted by the applicable state department of insurance. Olentangy was granted a permitted practice from the State of Vermont that changed NLAIC’s valuation of this subsidiary by $66 million as of December 31, 2013, which also allowed NLIC to admit additional deferred tax assets of $10 million as of December 31, 2013. Statutory accounting practices focus on insurer solvency and materially differ from GAAP primarily due to charging policy acquisition and other costs to expense as incurred, establishing future policy benefits and claims reserves using different actuarial assumptions, excluding certain assets from statutory admitted assets; and valuing investments and establishing deferred taxes on a different basis.

The following table summarizes the statutory net income (loss) and statutory capital and surplus for the Company’s primary life insurance subsidiary for the years ended:

(in millions)	December 31, 2013	December 31, 2012	December 31, 2011
Statutory net income (loss)
NLIC	$262	$764	$18
NLAIC	$(103)	$(54)	$(61)

Statutory capital and surplus
NLIC	$3,550	$3,837	$3,591
NLAIC	$534	$311	$302

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

Dividend Restrictions

The payment of dividends by NLIC is subject to restrictions set forth in the insurance laws and regulations of the State of Ohio, its domiciliary state. The State of Ohio insurance laws require Ohio-domiciled life insurance companies to seek prior regulatory approval to pay a dividend or distribution of cash or other property if the fair market value thereof, together with that of other dividends or distributions made in the preceding 12 months, exceeds the greater of (1) 10% of statutory-basis policyholders’ surplus as of the prior December 31 or (2) the statutory-basis net income of the insurer for the prior year. During the years ended December 31, 2013 and 2011, NLIC did not pay any dividends to NFS. During the year ended December 31, 2012, NLIC paid a cash dividend of $40 million to NFS. As of January 1, 2014, NLIC has the ability to pay dividends to NFS totaling $355 million without obtaining prior approval.

The State of Ohio insurance laws also require insurers to seek prior regulatory approval for any dividend paid from other than earned surplus. Earned capital and surplus is defined under the State of Ohio insurance laws as the amount equal to the Company’s unassigned funds as set forth in its most recent statutory financial statements, including net unrealized capital gains and losses or revaluation of assets. Additionally, following any dividend, an insurer’s policyholder capital and surplus must be reasonable in relation to the insurer’s outstanding liabilities and adequate for its financial needs. The payment of dividends by the Company may also be subject to restrictions set forth in the insurance laws of the state of New York that limit the amount of statutory profits on the Company’s participating policies (measured before dividends to policyholders) available for the benefit of the Company and its stockholders.

The Company currently does not expect such regulatory requirements to impair the ability to pay operating expenses and dividends in the future.

Regulatory Risk-Based Capital

The National Association of Insurance Commissioners’ (“NAIC”) Risk-Based Capital (“RBC”) model law requires every insurer to calculate its total adjusted capital and RBC requirement to ensure insurer solvency. Regulatory guidelines provide for an insurance commissioner to intervene if the insurer experiences financial difficulty, as evidenced by a company’s total adjusted capital falling below established relationships to required RBC. The model includes components for asset risk, liability risk, interest rate exposure and other factors. The State of Ohio, where NLIC and NLAIC are domiciled, imposes minimum RBC requirements that are developed by the NAIC. The formulas in the model for determining the amount of RBC specify various weighting factors that are applied to financial balances or various levels of activity based on the perceived degree of risk. Regulatory compliance is determined by a ratio of total adjusted capital, as defined by the NAIC, to authorized control level RBC, as defined by the NAIC. Companies below specific trigger points or ratios are classified within certain levels, all of which require specified corrective action. NLIC and NLAIC each exceeded the minimum RBC requirements for all periods presented herein.

(15)	Related Party Transactions

The Company has entered into significant, recurring transactions and agreements with NMIC, other affiliates and subsidiaries as a part of its ongoing operations. These include annuity and life insurance contracts, employee benefit plans, office space cost sharing arrangements, and agreements related to reinsurance, cost sharing, administrative services, marketing, intercompany loans, intercompany repurchases, cash management services and software licensing. Measures used to allocate expenses among companies include individual employee estimates of time spent, special cost studies, the number of full-time employees, commission expense and other methods agreed to by the participating companies.

In addition, Nationwide Services Company, LLC (“NSC”), a subsidiary of NMIC, provides data processing, systems development, hardware and software support, telephone, mail and other services to the Company, based on specified rates for units of service consumed. For the years ended December 31, 2013, 2012 and 2011, the Company made payments to NMIC and NSC totaling $277 million, $283 million and $241 million, respectively.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

The Company has issued group annuity and life insurance contracts and performs administrative services for various employee benefit plans sponsored by NMIC or its affiliates. Total account values of these contracts were $3.3 billion and $3.2 billion as of December 31, 2013 and 2012, respectively. Total revenues from these contracts were $137 million, $140 million and $148 million for the years ended December 31, 2013, 2012 and 2011, respectively, and include policy charges, net investment income from investments backing the contracts and administrative fees. Total interest credited to the account balances was $109 million, $113 million and $122 million for the years ended December 31, 2013, 2012 and 2011, respectively. The terms of these contracts are materially consistent with what the Company offers to unaffiliated parties.

The Company has a cost sharing arrangement with NMIC to occupy office space. For the years ended December 31, 2013, 2012 and 2011, the Company made payments to NMIC of $16 million, $15 million and $14 million, respectively. In addition, an affiliate of NMIC has a cost sharing arrangement with the Company to occupy office space.

NLIC has a reinsurance agreement with NMIC whereby all of NLIC’s accident and health business not ceded to unaffiliated reinsurers is ceded to NMIC on a modified coinsurance basis. Either party may terminate the agreement on January 1 of any year with prior notice. Under a modified coinsurance agreement, the ceding company retains invested assets, and investment earnings are paid to the reinsurer. Under the terms of NLIC’s agreements, the investment risk associated with changes in interest rates is borne by the reinsurer. The ceding of risk does not discharge the original insurer from its primary obligation to the policyholder. The Company believes that the terms of the modified coinsurance agreements are consistent in all material respects with what the Company could have obtained with unaffiliated parties. Revenues ceded to NMIC for the years ended December 31, 2013, 2012 and 2011 were $179 million, $161 million and $203 million, respectively, while benefits, claims and expenses ceded during these years were $178 million, $167 million and $212 million, respectively.

Funds of Nationwide Funds Group (“NFG”), an affiliate, are offered to the Company’s customers as investment options in certain of the Company’s products. As of December 31, 2013 and 2012, customer allocations to NFG funds totaled $53.2 billion and $45.0 billion, respectively. For the years ended December 31, 2013, 2012 and 2011, NFG paid the Company $163 million, $144 million and $129 million, respectively, for the distribution and servicing of these funds.

Amounts on deposit with NCMC for the benefit of the Company were $228 million and $854 million as of December 31, 2013 and 2012, respectively.

Refer to Note 12 for discussion of variable funding surplus note between Olentangy Reinsurance, LLC and Nationwide Corporation.

Certain annuity products are sold through affiliated companies, which are also subsidiaries of NFS. Total commissions and fees paid to these affiliates were $54 million for the years ended December 31, 2013 and 2012 and $64 million for the year ended December 31, 2011.

The Company provides financing to Nationwide Realty Investors, LTD, a subsidiary of NMIC. As of December 31, 2013 and 2012, the Company had notes receivable outstanding of $146 million and $126 million, respectively.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(16)	Contingencies

Legal and Regulatory Matters

The Company is subject to legal and regulatory proceedings in the ordinary course of its business. The Company’s legal and regulatory matters include proceedings specific to the Company and other proceedings generally applicable to business practices in the industries in which the Company operates. These matters are subject to many uncertainties, and given their complexity and scope, their outcomes cannot be predicted. Regulatory proceedings could also affect the outcome of one or more of the Company’s litigation matters. Furthermore, it is often not possible to determine the ultimate outcomes of the pending regulatory investigations and legal proceedings or to provide reasonable ranges of potential losses with any degree of certainty. Some matters, including certain of those referred to below, are in very preliminary stages, and the Company does not have sufficient information to make an assessment of the plaintiffs’ claims for liability or damages. In some of the cases seeking to be certified as class actions, the court has not yet decided whether a class will be certified or (in the event of certification) the size of the class and class period. In many of the cases, the plaintiffs are seeking undefined amounts of damages or other relief, including punitive damages and equitable remedies, which are difficult to quantify and cannot be defined based on the information currently available. The Company believes, however, that based on currently known information, the ultimate outcome of all pending legal and regulatory matters is not likely to have a material adverse effect on the Company’s consolidated financial position. Nonetheless, given the large or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation, it is possible that such outcomes could materially affect the Company’s consolidated financial position or results of operations in a particular quarter or annual period.

The various businesses conducted by the Company are subject to oversight by numerous federal and state regulatory entities, including but not limited to the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Department of Labor, the IRS and state insurance authorities. Such regulatory entities may, in the normal course, be engaged in general or targeted inquiries, examinations and investigations of the Company and/or its affiliates. The financial services industry has been the subject of increasing scrutiny in connection with a broad spectrum of regulatory issues; with respect to all such scrutiny directed at the Company and/or its affiliates, the Company is cooperating with regulators. The Company will cooperate with NMIC insofar as any inquiry, examination or investigation encompasses NMIC’s operations.

On August 15, 2001, NFS and NLIC were named in a lawsuit filed in the United States District Court for the District of Connecticut entitled Lou Haddock, as trustee of the Flyte Tool & Die, Incorporated Deferred Compensation Plan, et al v. Nationwide Financial Services, Inc. and Nationwide Life Insurance Company. On November 18, 2009, the plaintiffs filed a sixth amended complaint amending the list of named plaintiffs and claiming to represent a class of qualified retirement plan trustees under the Employee Retirement Income Security Act of 1974 (“ERISA”) that purchased variable annuities from NLIC. The plaintiffs allege that they invested ERISA plan assets in their variable annuity contracts and that NLIC and NFS breached ERISA fiduciary duties by allegedly accepting service payments from certain mutual funds. The complaint seeks disgorgement of some or all of the payments allegedly received by NFS and NLIC, other unspecified relief for restitution, declaratory and injunctive relief and attorneys’ fees. On November 6, 2009, the Court granted the plaintiffs’ motion for class certification. On October 21, 2010, the District Court dismissed NFS from the lawsuit. On February 6, 2012, the Second Circuit Court of Appeals vacated the November 6, 2009 order granting class certification and remanded the case back to the District Court for further consideration. On September 6, 2013, the District Court granted the plaintiffs’ motion for class certification. The case is set for trial beginning August 11, 2014. NLIC continues to defend this lawsuit vigorously.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

On November 20, 2007, NRS and NLIC were named in a lawsuit filed in the Circuit Court of Jefferson County, Alabama entitled Ruth A. Gwin and Sandra H. Turner, and a class of similarly situated individuals v Nationwide Life Insurance Company, Nationwide Retirement Solutions, Inc., Alabama State Employees Association, PEBCO, Inc. and Fictitious Defendants A to Z. On March 12, 2010, NRS and NLIC were named in a Second Amended Class Action Complaint filed in the Circuit Court of Jefferson County, Alabama entitled Steven E. Coker, Sandra H. Turner, David N. Lichtenstein and a class of similarly situated individuals v. Nationwide Life Insurance Company, Nationwide Retirement Solutions, Inc, Alabama State Employees Association, Inc., PEBCO, Inc. and Fictitious Defendants A to Z claiming to represent a class of all participants in the Alabama State Employees Association, Inc. (“ASEA”) Plan, excluding members of the Deferred Compensation Committee, ASEA’s directors, officers and board members, and PEBCO’s directors, officers and board members. On October 22, 2010, the parties to this action executed a court approved stipulation of settlement that agreed to certify a class for settlement purposes only, that provided for payments to the settlement class, and that provided for releases, certain bar orders, and dismissal of the case. The settlement fund has been paid out. On December 6, 2011, the Court entered an Order that NRS owes indemnification to ASEA and PEBCO for only the Coker (Gwin) class action, and dismissed NLIC. The Company has resolved the indemnification claims of ASEA. On February 15, 2013, the Court issued its Order determining the amount of fees due to PEBCO on its indemnification claim. On March 28, 2013, the Company filed a notice of appeal to the Alabama Supreme Court. The case is fully briefed. NRS continues to defend this case vigorously.

On June 8, 2011, NMIC and NLIC were named in a lawsuit filed in Court of Common Pleas, Cuyahoga County, Ohio entitled Stanley Andrews and Donald C. Clark v. Nationwide Mutual Insurance Company and Nationwide Life Insurance Company. The complaint alleges that NMIC and NLIC have an obligation to review the Social Security Administration Death Master File database for all life insurance policyholders who have at least a 70% probability of being deceased according to actuarial tables. The complaint further alleges that NMIC and NLIC are not conducting such a review. The complaint seeks injunctive relief and declaratory judgment requiring NMIC and NLIC to conduct such a review, and alleges NMIC and NLIC have violated the covenant of good faith and fair dealing and have been unjustly enriched by not having conducted such reviews. The lower court granted Nationwide’s motion to dismiss. Plaintiffs appealed. The Court of Appeals affirmed the dismissal on October 24, 2012. Plaintiffs filed a petition for rehearing en banc on November 5, 2012. The Court of Appeals denied the petition on December 14, 2012. Plaintiffs filed a notice of appeal to the Ohio Supreme Court on January 24, 2013. Nationwide filed its memorandum in opposition to plaintiffs’ petition for jurisdiction to the Ohio Supreme Court on February 27, 2013. The Ohio Supreme Court denied plaintiffs’ petition for review of the decision of the Court of Appeals on April 24, 2013. Plaintiffs’ time to file a petition for writ of certiorari to the U.S. Supreme Court has expired, concluding this matter.

In 2012, the Plaintiff, Debtor in Possession Lehman Brothers Special Financing, Inc., filed a class action in the United States Bankruptcy Court for the Southern District of New York seeking the recovery of nearly $3.0 billion in assets from all the named defendants including NLIC and NMIC. This litigation arises from two collateralized debt obligation transactions, 801 Grand and Alta, which resulted in payments to NLIC and NMIC after the Plaintiff and its parent company, Lehman Brothers Holding, Inc. filed for bankruptcy in 2008. This triggered an early termination of the above transactions. The Plaintiff seeks to have sums returned to the bankruptcy estate in addition to prejudgment interest and costs. The case is currently stayed. In 2013, Plaintiff sent correspondence to all defendants inviting settlement discussions and has served NMIC and NLIC with a “SPV Derivatives ADR Notice,” formally starting the Alternative Dispute Resolution process. NMIC and NLIC have responded, and are currently taking part in the ADR process. Mediation was scheduled for and proceeded on December 13, 2013, but the parties reached an impasse. On January 10, 2014, Lehman filed another motion to extend the stay for a final four month period. After a hearing, the court extended the stay to the later of (a) May 20, 2014 or (b) 30 days after the court enters a scheduling order governing the Distributed Action. The parties are negotiating the proposed scheduling order for the conduct of the Distributed Action litigation, which will be finalized by March 24, 2014.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

Tax Matters

The Company’s federal income tax returns are routinely audited by the IRS. The Company has established tax reserves as described in Note 2. The Company believes its tax reserves reasonably provide for potential assessments that may result from IRS examinations and other tax-related matters for all open tax years.

Indemnifications

In the normal course of business, the Company provides standard indemnifications to contractual counterparties. The types of indemnifications typically provided include breaches of representations and warranties, taxes and certain other liabilities, such as third party lawsuits. The indemnification clauses are often standard contractual terms and are entered into in the normal course of business based on an assessment that the risk of loss would be remote. The terms of the indemnifications vary in duration and nature. In many cases, the maximum obligation is not explicitly stated, and the contingencies triggering the obligation to indemnify have not occurred and are not expected to occur. Consequently, the maximum amount of the obligation under such indemnifications is not determinable. Historically, the Company has not made any material payments pursuant to these obligations.

(17)	Reinsurance

The following table summarizes the effects of reinsurance on life, accident and health insurance in force and premiums for the years ended:

(in millions)	December 31, 2013	December 31, 2012	December 31, 2011
Premiums
Direct	$1,015	$890	$832
Assumed from other companies	—	—	—
Ceded to other companies	(291)	(255)	(301)

Net	$724	$635	$531

Life, accident and health insurance in force
Direct	$228,095	$216,002	$209,732
Assumed from other companies	6	5	5
Ceded to other companies	(58,310)	(59,895)	(60,499)

Net	$169,791	$156,112	$149,238

Total amounts recoverable under reinsurance contracts totaled $675 million, $684 million and $704 million as of December 31, 2013, 2012 and 2011, respectively.

(18)	Segment Information

Management views the Company’s business primarily based on its underlying products and uses this basis to define its four reportable segments: Individual Products and Solutions-Annuity (formerly named Individual Investments), Retirement Plans, Individual Products and Solutions-Life and NBSG (formerly named Individual Protection) and Corporate and Other.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

The primary segment profitability measure that management uses is a non-GAAP financial measure called pre-tax operating earnings (loss), which is calculated by adjusting income before federal income taxes to exclude: (1) net realized investment gains and losses, except for operating items (trading portfolio realized gains and losses, trading portfolio valuation changes and net realized gains and losses related to hedges on GMDB contracts); (2) the adjustment to amortization of DAC and other related to net realized investment gains and losses; and (3) net losses attributable to noncontrolling interest.

Due to a change in the manner in which we view our reportable segments, certain prior period amounts have been restated.

Individual Products and Solutions-Annuity

The Individual Products & Solutions-Annuity segment consists of individual annuity products marketed under the Nationwide DestinationSM and other Nationwide-specific or private label brands. Deferred annuity contracts provide the customer with tax-deferred accumulation of savings and flexible payout options including lump sum, systematic withdrawal or a stream of payments for life. In addition, deferred variable annuity contracts provide the customer with access to a wide range of investment options and asset protection features, while deferred fixed annuity contracts generate a return for the customer at a specified interest rate fixed for prescribed periods. Immediate annuities differ from deferred annuities in that the initial premium is exchanged for a stream of income for a certain period or for the owner’s lifetime without future access to the original investment. The majority of assets and recent sales for the Individual Products & Solutions-Annuity segment consist of deferred variable annuities.

Retirement Plans

The Retirement Plans segment is comprised of the Company’s private and public sector retirement plans businesses. The private sector primarily includes Internal Revenue Code (“IRC”) Section 401 fixed and variable group annuity business, and the public sector primarily includes IRC Section 457 and Section 401(a) business in the form of full-service arrangements that provide plan administration and fixed and variable group annuities as well as administration-only business. The Retirement Plan segment also includes managed account services and stable value wrap products.

Individual Products and Solutions-Life and NBSG

The Individual Products & Solutions-Life and NBSG segment consists of life insurance products, including individual variable universal life, COLI and BOLI products; traditional life insurance products; fixed universal life insurance products; and indexed universal life products. Life insurance products provide a death benefit and generally allow the customer to build cash value on a tax-advantaged basis.

Corporate and Other

The Corporate and Other segment includes non-operating realized gains and losses and related amortization, including mark-to-market adjustments on embedded derivatives, net of economic hedges, related to products with living benefits included in the Individual Products & Solutions-Annuity segment and other revenues and expenses not allocated to other segments.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

The following tables summarize the Company’s business segment operating results for the years ended:

(in millions)	Individual Products and Solutions- Annuity	Retirement Plans	Individual Products and Solutions-Life and NBSG	Corporate and Other	Total
December 31, 2013
Revenues:
Policy charges	$1,021	$101	$727	$—	$1,849
Premiums	416	—	282	26	724
Net investment income	546	743	544	16	1,849
Non-operating net realized investment gains, net of other-than-temporary impairment losses[1]	—	—	—	791	791
Other revenues[2]	(109)	—	—	13	(96)

Total revenues	$1,874	$844	$1,553	$846	$5,117

Benefits and expenses:
Interest credited to policyholder accounts	$377	$473	$213	$4	$1,067
Benefits and claims	688	—	636	30	1,354
Policyholder dividends	—	—	61	(2)	59
Amortization of DAC	185	(2)	125	66	374
Other expenses, net of deferrals	303	151	284	184	922

Total benefits and expenses	$1,553	$622	$1,319	$282	$3,776

Income before federal income taxes and noncontrolling interests	$321	$222	$234	$564	$1,341

Less: non-operating net realized investment gains, net of other-than-temporary impairment losses[1]	—	—	—	(791)
Less: adjustment to amortization of DAC and other related to net realized investment gains and losses	—	—	—	70
Less: net loss attributable to noncontrolling interest	—	—	—	82

Pre-tax operating earnings (loss)	$321	$222	$234	$(75)

Assets as of year end	$68,805	$29,904	$27,183	$7,553	$133,445

[1]	Excluding operating items (trading portfolio realized gains and losses, trading portfolio valuation changes and net realized gains and losses related to hedges on GMDB contracts).
[2]	Includes operating items discussed above.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(in millions)	Individual Products and Solutions- Annuity	Retirement Plans	Individual Products and Solutions-Life and NBSG	Corporate and Other	Total
December 31, 2012
Revenues:
Policy charges	$899	$94	$677	$—	$1,670
Premiums	334	—	274	27	635
Net investment income	551	736	534	4	1,825
Non-operating net realized investment gains, net of other-than-temporary impairment losses[1]	—	—	—	428	428
Other revenues[2]	(124)	—	—	22	(102)

Total revenues	$1,660	$830	$1,485	$481	$4,456

Benefits and expenses:
Interest credited to policyholder accounts	$375	$457	$199	$7	$1,038
Benefits and claims	595	—	589	43	1,227
Policyholder dividends	—	—	57	(3)	54
Amortization of DAC	185	14	150	226	575
Other expenses, net of deferrals	285	163	250	165	863

Total benefits and expenses	$1,440	$634	$1,245	$438	$3,757

Income before federal income taxes and noncontrolling interests	$220	$196	$240	$43	$699

Less: non-operating net realized investment gains, net of other-than-temporary impairment losses[1]	—	—	—	(428)
Less: adjustment to amortization of DAC and other related to net realized investment gains and losses	—	—	—	243
Less: net loss attributable to noncontrolling interest	—	—	—	61

Pre-tax operating earnings (loss)	$220	$196	$240	$(81)

Assets as of year end	$58,707	$27,842	$25,301	$8,320	$120,170

[1]	Excluding operating items (trading portfolio realized gains and losses, trading portfolio valuation changes and net realized gains and losses related to hedges on GMDB contracts).
[2]	Includes operating items discussed above.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2013, 2012 and 2011

(in millions)	Individual Products and Solutions- Annuity	Retirement Plans	Individual Products and Solutions-Life and NBSG	Corporate and Other	Total
December 31, 2011[3]
Revenues:
Policy charges	$781	$96	$629	$—	$1,506
Premiums	234	—	272	25	531
Net investment income	527	715	531	71	1,844
Non-operating net realized investment losses, net of other-than-temporary impairment losses[1]	—	—	—	(1,613)	(1,613)
Other revenues[2]	(59)	—	—	(1)	(60)

Total revenues	$1,483	$811	$1,432	$(1,518)	$2,208

Benefits and expenses:
Interest credited to policyholder accounts	$374	$441	$198	$20	$1,033
Benefits and claims	476	—	577	9	1,062
Policyholder dividends	—	—	67	—	67
Amortization of DAC	80	11	75	(101)	65
Other expenses, net of deferrals	269	166	235	160	830

Total benefits and expenses	$1,199	$618	$1,152	$88	$3,057

Income (loss) before federal income taxes and noncontrolling interests	$284	$193	$280	$(1,606)	$(849)

Less: non-operating net realized investment losses, net of other-than-temporary impairment losses[1]	—	—	—	1,613
Less: adjustment to amortization of DAC and other related to net realized investment gains and losses	—	—	—	(115)
Less: net loss attributable to noncontrolling interest	—	—	—	56

Pre-tax operating earnings (loss)	$284	$193	$280	$(52)

Assets as of year end	$57,741	$25,114	$22,503	$6,628	$111,986

[1]	Excluding operating items (trading portfolio realized gains and losses, trading portfolio valuation changes and net realized gains and losses related to hedges on GMDB contracts).
[2]	Includes operating items discussed above.
[3]	The balances reflect a change in accounting principle, as described in Note 2.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Schedule I Consolidated Summary of Investments – Other Than Investments in Related Parties

As of December 31, 2013 (in millions)

Column A	Column B	Column C	Column D
Type of investment	Cost	Fair value	Amount at which shown in the consolidated balance sheet
Fixed maturity securities, available-for-sale:
Bonds:
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$484	$561	$561
Obligations of states, political subdivisions and foreign governments	1,892	1,963	1,963
Public utilities	2,616	2,759	2,759
All other corporate, mortgage-backed and asset-backed securities	26,010	26,966	26,966

Total fixed maturity securities, available-for-sale	$31,002	$32,249	$32,249

Equity securities, available-for-sale:
Common stocks:
Industrial, miscellaneous and all other	$6	$14	$14
Nonredeemable preferred stocks	—	10	10

Total equity securities, available-for-sale	$6	$24	$24

Trading assets	30	31	31
Mortgage loans, net of allowance	6,376		6,341	[1]
Policy loans	987		987
Other investments	712		712
Short-term investments	411		411

Total investments	$39,524		$40,755

[1]	Difference from Column B primarily is attributable to valuation allowances due to impairments on mortgage loans (see Note 6 to the audited consolidated financial statements).

See accompanying notes to consolidated financial statements and report of independent registered public accounting firm.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Schedule III Supplementary Insurance Information

As of December 31, 2013, 2012 and 2011 and for each of the years then ended (in millions)

Column A	Column B	Column C	Column D	Column E	Column F
Year: Segment	Deferred policy acquisition costs[3]	Future policy benefits, losses, claims and loss expenses	Unearned premiums[1]	Other policy claims and benefits payable[1]	Premium revenue
2013
IPS - Annuity	$2,214	$10,985			$416
Retirement Plans	179	14,313			—
IPS - Life and NBSG	1,557	10,068			282
Corporate and Other	(172)	1,399			26

Total	$3,778	$36,765			$724

2012
IPS - Annuity	$2,110	$12,214			$334
Retirement Plans	168	13,628			—
IPS - Life and NBSG	1,442	9,564			301
Corporate and Other	(471)	748			—

Total	$3,249	$36,154			$635

2011
IPS - Annuity	$2,232	$12,550			$234
Retirement Plans	172	12,638			—
IPS - Life and NBSG	1,421	9,338			297
Corporate and Other	(338)	726			—

Total	$3,487	$35,252			$531

Column A	Column G	Column H	Column I	Column J	Column K
Year: Segment	Net investment income[2]	Benefits, claims, losses and settlement expenses	Amortization of deferred policy acquisition costs[3]	Other operating expenses[2,3]	Premiums written
2013
IPS - Annuity	$546	$1,065	$185	$303
Retirement Plans	743	473	(2)	151
IPS - Life and NBSG	544	910	125	284
Corporate and Other	16	32	66	184

Total	$1,849	$2,480	$374	$922

2012
IPS - Annuity	$551	$970	$185	$285
Retirement Plans	736	457	14	163
IPS - Life and NBSG	536	868	150	255
Corporate and Other	2	24	226	160

Total	$1,825	$2,319	$575	$863

2011
IPS - Annuity	$527	$850	$80	$269
Retirement Plans	715	441	11	166
IPS - Life and NBSG	533	863	75	238
Corporate and Other	69	8	(101)	157

Total	$1,844	$2,162	$65	$830

[1]	Unearned premiums and other policy claims and benefits payable are included in Column C amounts.
[2]	Allocations of net investment income and certain operating expenses are based on numerous assumptions and estimates, and reported segment operating results would change if different methods were applied.
[3]	The 2011 balances reflect a change in accounting principle, as described in Note 2.

See accompanying notes to consolidated financial statements and report of independent registered public accounting firm.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Schedule IV Reinsurance

As of December 31, 2013, 2012 and 2011 and for each of the years then ended (in millions)

Column A	Column B	Column C	Column D	Column E	Column F
	Gross amount	Ceded to other companies	Assumed from other companies	Net amount	Percentage of amount assumed to net
2013

Life, accident and health insurance in force	$228,095	$(58,310)	$6	$169,791	—

Premiums:
Life insurance[1]	$783	$(59)	$—	$724	—
Accident and health insurance	232	(232)	—	—	—

Total	$1,015	$(291)	$—	$724	—

2012

Life, accident and health insurance in force	$216,002	$(59,895)	$5	$156,112	—

Premiums:
Life insurance[1]	$701	$(66)	$—	$635	—
Accident and health insurance	189	(189)	—	—	—

Total	$890	$(255)	$—	$635	—

2011

Life, accident and health insurance in force	$209,732	$(60,499)	$5	$149,238	—

Premiums:
Life insurance[1]	$596	$(65)	$—	$531	—
Accident and health insurance	236	(236)	—	—	—

Total	$832	$(301)	$—	$531	—

[1]	Primarily represents premiums from traditional life insurance and life-contingent immediate annuities and excludes deposits on investment and universal life insurance products.

See accompanying notes to consolidated financial statements and report of independent registered public accounting firm.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Schedule V Valuation and Qualifying Accounts

Years ended December 31, 2013, 2012 and 2011 (in millions)

Column A	Column B	Column C		Column D	Column E
Description	Balance at beginning of period	Charged to costs and expenses	Charged to other accounts	Deductions[1]	Balance at end of period
2013
Valuation allowances - mortgage loans	$44	$(4)	$—	$5	$35

2012
Valuation allowances - mortgage loans	$60	$1	$—	$17	$44

2011
Valuation allowances - mortgage loans	$96	$25	$—	$61	$60

[1]	Amounts generally represent payoffs, sales and recoveries.

See accompanying notes to consolidated financial statements and report of independent registered public accounting firm.